As filed with the Securities and Exchange Commission on February 9, 2000
                                                   Registration No. 333-91549
--------------------------------------------------------------------------------



                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                Amendment No. 2
                                      to
                                    FORM S-1

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              PORT FINANCIAL CORP.
             (exact name of registrant as specified in its charter)

       Massachusetts                       6035              Application Pending
(state or other jurisdiction of     (Primary Standard)           (IRS Employer
incorporation or organization)  Classification Code Number)  Identification No.)


                            c/o Cambridgeport Bank
                           689 Massachusetts Avenue
                        Cambridge, Massachusetts 02139
                                (617) 661-4900
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                                ---------------

                                James B. Keegan
                     President and Chief Executive Officer
                              Cambridgeport Bank
                           689 Massachusetts Avenue
                        Cambridge, Massachusetts 02139
                                (617) 349-8010
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

                                ---------------

                                  Copies to:
                           Richard A. Schaberg, Esq.
                            Thacher Proffitt & Wood
                     1700 Pennsylvania Ave, N.W., Ste. 800
                            Washington, D.C.  20006
                                (202) 347-8400



Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box / X /
                               ---

                        CALCULATION OF REGISTRATION FEE

==================================================================================================================================
  Title of each Class of         Amount to be           Proposed Maximum               Proposed Maximum              Amount of
Securities to be Registered      Registered(1)     Offering Price Per Share(2)     Aggregate Offering Price(2)    Registration Fee
---------------------------      -------------     ---------------------------     ---------------------------    ----------------
      Common Stock                 10,580,000                 $10.00                      $105,800,000               $33,088.95(3)
     $.01 par Value
==================================================================================================================================

(1) Includes the maximum number of shares that may be issued in connection with this offering.
(2) Estimated solely for the purpose of calculating the registration fee.

(3) Previously Paid.

The Registrant hereby amends this Registration on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

                              Port Financial Corp.

Cross Reference Sheet showing location in the Prospectus of information required by Items of Form S-1:

Registration Statement Item and Caption           Location or Headings in Prospectus
------------------------------------------------  ----------------------------------------------------------------------
1.  Forepart of the Registration Statement and    Outside Front Cover Page
    Outside Front Cover Page of Prospectus

2.  Inside Front and Outside Back Cover           Inside Front and Outside Back Cover Pages
    Pages of Prospectus

3.  Summary Information and Risk Factors          Summary; Risk Factors

4.  Use of Proceeds                               Summary--How We Intend to Use the Proceeds We Raise from the
                                                  Offering; How We Intend to Use the Proceeds from the Offering

5.  Determination of Offering Price               Summary---How We Determined the Offering Range and the $10.00
                                                  Price Per Share; The Conversion and the Offering--How We
                                                  Determined the Offering Range and the $10.00 Price Per Share

6.  Dilution                                      Not Applicable

7.  Selling Security Holders                      Not Applicable

8.  Plan of Distribution                          Summary--Persons Who May Order Stock in the Offering; The
                                                  Conversion and the Offering--Subscription Offering and Subscription
                                                  Rights, Direct Community Offering and Syndicated Community
                                                  Offering

9.  Description of Securities to be Registered    Description of Capital Stock of Port Financial Corp.

10. Interests of Named Experts and Counsel        Not Applicable

11. Information with Respect to the Registrant    Outside Front Cover Page; Summary--The Companies; Summary--
                                                  Our Directors, Officers and Employees Will Have Additional
                                                  Compensation and Benefit Programs After the Conversion; Selected
                                                  Consolidated Financial and Other Data; Cambridgeport Bank; Port
                                                  Financial Corp.; Our Policy Regarding Dividends; Market for the
                                                  Common Stock; Regulatory Capital Compliance; Capitalization; Pro
                                                  Forma Data; Cambridgeport Mutual Holding Company Consolidated
                                                  Statements of Operations; Management's Discussion and Analysis of
                                                  Financial Condition and Results of Operations; Business of
                                                  Cambridgeport Bank; Business of Port Financial Corp.; Regulation
                                                  of Cambridgeport Bank and Port Financial Corp; Federal Banking
                                                  Regulation; Management; Executive Officers; The Conversion and
                                                  the Offering; Restrictions on Acquisition of Port Financial Corp. and
                                                  Cambridgeport Bank; Description of Capital Stock of Port Financial
                                                  Corp.; Financial Statements

12. Disclosure of Commission Position on          Not Applicable
    Indemnification for Securities Act
    Liabilities

PROSPECTUS
[LOGO]

                                                            PORT FINANCIAL CORP.
                                 Proposed Holding Company for Cambridgeport Bank
                                         Up to 10,580,000 Shares of Common Stock


Port Financial Corp. is a Massachusetts corporation that is offering shares of its common stock in connection with the conversion of Cambridgeport Mutual Holding Company to a stock holding company which will own all of the outstanding stock of Cambridgeport Bank. We have applied to have the common stock of Port Financial Corp. quoted on the Nasdaq National Market System under the symbol "PORT."

         ____________________________________________________________

                             TERMS OF THE OFFERING

                            Price: $10.00 per share

                                                                 Minimum       Maximum
                                                               -----------   ------------
Number of shares...........................................      6,800,000       9,200,000
Underwriting commissions and expenses......................    $ 1,055,000   $   1,055,000
Net proceeds to Port Financial Corp........................    $65,732,000   $  89,732,000
Net proceeds per share to Port Financial Corp..............    $      9.67   $        9.75


   We may sell up to 10,580,000 shares because of regulatory considerations or changes in market or economic conditions without the resolicitation of subscribers.

         ____________________________________________________________

                 This investment involves a degree of risk,
                  including the possible loss of principal.
              Please read the Risk Factors beginning on page [_].

These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Depositors Insurance Fund or any other governmental agency.

None of the Securities and Exchange Commission, the Federal Deposit Insurance Corporation, the Commissioner of Banks of the Commonwealth of Massachusetts nor any state securities regulator has approved or disapproved these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

We are offering the common stock on a best efforts basis, subject to certain conditions. The minimum number of shares that you may purchase is 25 shares. Funds received prior to the completion of the offering will be held in an account at Cambridgeport Bank which will bear interest at our savings passbook rate. This offering is expected to terminate on [_], 2000.

                                Ryan, Beck & Co.
                                   [_], 2000

                  [MAP OF CAMBRIDGEPORT BANK BRANCH OFFICES]

                               TABLE OF CONTENTS

                                                                                                    Page
                                                                                                    ----
Summary ........................................................................................       1
Risk Factors ...................................................................................      10
Forward Looking Statements .....................................................................      14
Selected Consolidated Financial and Other Data .................................................      15
Recent Developments.............................................................................      17
Cambridgeport Bank .............................................................................      22
Port Financial Corp. ...........................................................................      22
How We Intend to Use the Proceeds from the Offering ............................................      23
Our Policy Regarding Dividends .................................................................      24
Market for the Common Stock ....................................................................      25
Regulatory Capital Compliance ..................................................................      26
Capitalization .................................................................................      27
Pro Forma Data .................................................................................      28
Cambridgeport Mutual Holding Company Consolidated Statements of Operations .....................      34
Management's Discussion and Analysis of Financial Condition and Results of Operations ..........      35
Business of Cambridgeport Bank .................................................................      58
Business of Port Financial Corp. ...............................................................      91
Regulation of Cambridgeport Bank and Port Financial Corp. ......................................      92
Taxation .......................................................................................     108
Management .....................................................................................     110
The Conversion and the Offering ................................................................     124
Restrictions on Acquisition of Port Financial Corp. and Cambridgeport Bank .....................     143
Description of Capital Stock of Port Financial Corp. ...........................................     148
Legal and Tax Opinions .........................................................................     150
Experts ........................................................................................     160
Registration Requirements ......................................................................     151
Where You Can Find Additional Information ......................................................     151
Index to Financial Statements ..................................................................     F-1

                     [THIS PAGE INTENTIONALLY LEFT BLANK]

                                   SUMMARY

     You should read this entire document carefully, including the consolidated financial statements and the notes to the consolidated financial statements.


Our Conversion and Stock Offering

     Cambridgeport Mutual Holding Company is converting to a stock holding company, Port Financial Corp., which will own all of the stock of Cambridgeport Bank after the conversion. As part of the conversion, Port Financial Corp. is offering shares of its common stock in a subscription offering on a priority basis to qualifying depositors, tax-qualified employee benefit plans such as an employee stock ownership plan (ESOP), and employees, officers, directors, trustees and corporators of Cambridgeport Bank or Cambridgeport Mutual Holding Company (Management). Any remaining stock not subscribed for in the subscription offering will be offered in a community offering with preference given to natural persons residing in our local community which consists of the cities and towns of Cambridge, Arlington, Bedford, Belmont, Boston, Braintree, Brookline, Burlington, Canton, Dedham, Dover, Framingham, Lexington, Lincoln, Medford, Milton, Natick, Needham, Newton, Norwood, Quincy, Randolph, Sherbourne, Somerville, Stoneham, Walpole, Waltham, Watertown, Wayland, Wellesley, Weston, Westwood, Weymouth, Winchester and Woburn, and possibly to the general public.


The Companies

Cambridgeport Bank

     We are a Massachusetts-chartered stock savings bank that is currently a wholly owned subsidiary of Cambridgeport Mutual Holding Company, a Massachusetts-chartered mutual holding company. We were formed in 1853 and reorganized into a mutual holding company structure without a stock offering in 1994. Our mission in to be a profitable community-oriented provider of banking products and services to individuals and businesses, including residential and commercial mortgages, consumer loans, commercial loans, and a variety of deposit instruments. We operate through ten full service banking offices located in the cities and towns in and around Cambridge, Massachusetts. Six of these banking offices are located in Middlesex County and four are located in Norfolk County. In addition, we operate a Telebanking Center located in Cambridge, Massachusetts to service loan and deposit customers, including opening checking and deposit accounts and accepting loan applications.

Cambridgeport Mutual Holding Company

     Cambridgeport Mutual Holding Company is a Massachusetts-chartered mutual holding company formed in 1994 in connection with Cambridgeport Bank's reorganization. Cambridgeport Mutual Holding Company is governed by its Board of Corporators and its Board of Trustees. On a consolidated basis at September 30, 1999, Cambridgeport Mutual Holding Company had unaudited total assets of approximately $721.8 million and deposits and retained earnings of approximately $596.1 million and $78.6 million, respectively. Under the conversion, Cambridgeport Mutual Holding Company will convert to stock form and be renamed Port Financial Corp.


Port Financial Corp.

     Port Financial Corp. will be the stock holding company for Cambridgeport Bank after the conversion. Port Financial Corp. has not engaged in any business to date.

The following are highlights of Cambridgeport Bank's operating strategy:

     .    Community Banking and Customer Service

     We are a service-oriented bank providing retail and business customers with value driven products and services designed to create long term, profitable relationships. Our focus is to develop core banking relationships by securing checking accounts and then to provide customers appropriate loan and other services from among a full array of banking products. In this regard, we offer residential mortgage loans, commercial real estate loans and business banking loans and services to customers throughout eastern Massachusetts.

     .    Residential Lending

     Our strategy is to offer customers a broad range of mortgage products including adjustable and fixed rate loans and "jumbo" loan products, which are loans with balances that exceed Federal National Association (Fannie Mae) guidelines. Our Telebanking Center is equipped with a special toll free number for loan customers and handles information requests and accepts mortgage applications over the telephone. We also offer home equity lines of credit to complement our mortgage services.

     .    Commercial Real Estate Lending

     Beginning in 1994, we developed an expertise in commercial real estate lending throughout the Boston metropolitan area as a means to increase the yield on our loan portfolio and diversify our assets. Currently the commercial real estate portfolio represents a significant portion of our lending activity.

     .    Business Banking

     We plan to increase our emphasis on business banking and to utilize our existing branch franchise to provide expanded commercial deposit products and services to business customers. Our service-oriented relationship banking philosophy is targeted to capture business customers disenfranchised by recent bank mergers. We currently offer traditional lending products such as lines of credit and term loans and we will be expanding our services in 2000 by introducing cash management services, sweep accounts and business banking using the internet, which will benefit our customers and increase our non-interest income.

     .    Business Diversification Strategies

     We plan to become a broader provider of financial services, enhancing our ability to attract and retain both retail and commercial customers and diversifying our income stream. We intend to increase both our customer base and our share of customers' financial services business by offering a diverse range of products and services that formerly were offered only by insurance companies and securities brokerage firms.

     .    Expanded Delivery Systems

     To serve our existing customers better and to complement our expanded product line and presence in the business banking market, we will increase the channels through which we deliver products and services. The increased use of alternative delivery channels has simplified and reduced the costs of financial transactions for consumers, businesses and financial institutions. In addition to conducting financial transactions at branch offices, customers are increasingly using ATMs and online banking. In response to these trends, we offer 24 hour telebanking services which provide our customers with continuous access to their accounts through the use of a touch tone telephone. We plan to introduce home and business internet banking products which will give our retail and business customers access to their accounts and the ability to conduct account transactions such as online bill payment and electronic funds transfers.

     .    Asset Quality

     We have a commitment to conservative loan underwriting policies and investing in high grade assets. As a result of such practices and a relatively stable economy, at September 30, 1999, we had $507,000 in non-performing assets, or loans with principal payments 90 days past due.

     .    Interest Rate Strategy

     We seek to maintain an acceptable balance between maximizing potential yield and limiting exposure to changing interest rates. To reduce the risk that our earnings will be impacted if interest rates change, we:

          . sell most of our fixed rate one- to four-family mortgage loans rather than retain them in our loan portfolio;

          . emphasize investments with adjustable rates and/or short and intermediate-term maturities of less than ten years;

          . structure most of our commercial real estate loans with adjustable rates; and

          . offer home equity credit lines with variable rates indexed to the prime rate.


Reasons for the Conversion

     The conversion is intended to provide an additional source of capital not available to us as a mutual institution. Funds raised in the offering will allow Cambridgeport Bank to serve better the needs of our local community through:

     .    increased lending
          especially to support the growth of business banking;

     .    opportunistic branch expansion;

     .    diversifying the products that we offer;

     . increasing delivery systems, including the introduction of internet banking; and

     . marketing to customers disenfranchised by recent consolidations in the local banking market.

     The conversion is also intended to provide an additional source of capital to Port Financial Corp. in order to allow it to:

     . finance acquisitions of other financial institutions or other businesses related to banking;

     .    pay dividends to stockholders; and

     .    repurchase shares of our common stock.

     Additionally, after the conversion, Port Financial Corp. will have the ability to issue additional shares of common stock to raise capital or to support mergers or acquisitions, although no additional capital issuance and no mergers or acquisitions are planned or contemplated at the present time. In addition, stock ownership by officers and other employees, through stock-based benefit plans, has proven to be an effective performance incentive and an effective means of attracting and retaining qualified personnel. We also believe that the conversion will provide local customers and other residents with an opportunity to become equity owners of Port Financial Corp., and thereby participate in possible stock price appreciation and cash dividends. This is consistent with our objective of being a locally-owned financial institution. We believe that, through expanded local stock ownership, current customers and non-customers who purchase common stock will seek to enhance the financial success of Cambridgeport Bank through consolidation of their banking business and increased referrals to Cambridgeport Bank.

     After considering the advantages and risks of the conversion, as well as applicable fiduciary duties, the Board of Trustees of Cambridgeport Mutual Holding Company and the Board of Directors of Cambridgeport Bank unanimously approved the conversion as being in the best interests of Cambridgeport Bank and Cambridgeport Mutual Holding Company, our depositors and the communities that we serve.


Terms of the Offering

     We are offering between 6,800,000 and 9,200,000 shares of common stock of Port Financial Corp. to qualifying depositors, to tax-qualified employee plans, to employees, officers, directors, trustees and corporators of Cambridgeport Bank or Cambridgeport Mutual Holding Company, and possibly to the public. The maximum number of shares that we sell in the offering may increase by 15% to 10,580,000 shares as a result of regulatory considerations or changes in financial markets. Unless the number of shares to be issued is increased to more than 10,580,000 or decreased below 6,800,000 you will not have the opportunity to change or cancel your stock order. The offering price is $10.00 per share. Ryan, Beck & Co., Inc., our financial and marketing advisor in connection with the conversion, will use its best efforts to assist us in selling our stock.

Persons Who May Order Stock in the Offering

     We are offering the shares of common stock of Port Financial Corp. in what we call a "subscription offering" in the order of priority listed below:

     (1) Depositors with accounts at Cambridgeport Bank with aggregate balances of at least $50 on July 31, 1998;

     (2) Depositors with accounts at Cambridgeport Bank with aggregate balances of at least $50 on September 30, 1999;

     (3)  The tax-qualified employee plans of Cambridgeport Bank
          (including the ESOP), which will provide retirement benefits to our employees; and

     (4) Employees, officers, directors, trustees and corporators of Cambridgeport Bank or Cambridgeport Mutual Holding Company at the time of the offering who do not already have subscription rights in the above priorities.

     The shares of common stock not purchased in the subscription offering will be offered in what we call a "direct community offering," on a priority basis, with preference to the natural persons residing within our Community Reinvestment Act assessment area which consist of cities and towns of Cambridge, Arlington, Bedford, Belmont, Boston, Braintree, Brookline, Burlington, Canton, Dedham, Dover, Framingham, Lexington, Lincoln, Medford, Milton, Natick, Needham, Newton, Norwood, Quincy, Randolph, Sherbourne, Somerville, Stoneham, Walpole, Waltham, Watertown, Wayland, Wellesley, Weston, Westwood, Weymouth, Winchester and Woburn. Shares may also be offered to the general public. We also may offer shares of common stock not purchased in the subscription offering or the direct community offering to the public in a "syndicated community offering." We have the right to accept or reject orders received in the direct community offering and the syndicated community offering at our sole discretion.


How We Determined the Offering Range and the $10.00 Price Per Share

     The offering range is based on an independent appraisal of the common stock to be offered. RP Financial, LC., an appraisal firm experienced in appraisals of banks and financial institutions, has estimated as of January 7, 2000 that the market value of the common stock to be between $68,000,000 and $92,000,000.
This results in an offering of between 6,800,000 and 9,200,000 shares of common stock at an offering price of $10.00 per share. RP Financial's estimate of our market value was based in part upon our financial condition and results of operations and the effect of the additional capital raised in this offering. RP Financial's independent appraisal will be updated before we complete our conversion.

     The $10.00 price per share was selected primarily because $10.00 is the price per share most commonly used in stock offerings involving conversions of savings institutions. See "Pro Forma Data."


Limits on Your Purchase of the Common Stock

     Your orders for common stock will be limited in the following ways:

     (1)  the minimum order is 25 shares or $250;

     (2) in the subscription offering, the maximum amount that an individual may purchase is $250,000;

     (3) in the direct community offering and in the syndicated community offering, the maximum amount that an individual may purchase is $250,000;

     (4) in all categories of the offering combined, the total amount that an individual may purchase, acting together with others, is $1,000,000; and

     (5) if we receive orders for a greater number of shares than we are offering, then we will allocate the available shares that we issue based upon deposit balances. This may result in your receiving a smaller number of shares than you ordered. See "The Conversion and The Offering."

We may increase the $250,000 and $1,000,000 purchase limitations at anytime. The ESOP is authorized to purchase up to 8% of the shares issued without regard to these purchase limitations. For additional information on these purchase limitations see "The Conversion and The Offering - Limitations on Common Stock Purchases."


How You May Pay for Your Shares

     In the subscription offering and the direct community offering you may pay for your shares only by:

     (1)  personal check, bank check or money order; or

     (2) authorizing us to withdraw money from your non-check writing deposit accounts maintained with Cambridgeport Bank.

You May Not Sell or Transfer Your Subscription Rights

     If you order stock in the subscription offering, you will be required to state that you are purchasing the stock for yourself and that you have no agreement or understanding to sell or transfer your subscription rights. We intend to take legal action, including reporting persons to federal or state regulatory agencies, against anyone who we believe sells or gives away their subscription rights. We will not accept your order if we have reason to believe that you sold or transferred your subscription rights.


Deadline for Orders of Common Stock

     If you wish to purchase shares, a properly completed stock order form, together with payment for the shares, must be received by the Stock Information Center or our main office no later than 10:00 a.m., Massachusetts time, on
[    ], 2000, unless we extend this deadline. You must submit your order forms by mail, overnight courier or by dropping off your order at our stock information center at our main office.


Termination of the Offering

     The subscription offering will terminate at 10:00 a.m., Massachusetts time,
on [    ], 2000. We expect that the community offering will terminate at the same time. We may extend this expiration date without notice to you, until
[    ], 2000, unless regulators approve a later date. If the subscription
offering and/or community offering is extended beyond [    ], 2000, we will be
required to resolicit subscriptions before proceeding with the offering. All
further extensions, in the aggregate, may not last beyond [    ].


Steps We May Take If We Do Not Receive Orders for the Minimum Number of Shares

     If we do not receive orders for at least 6,800,000 shares of common stock, we may take several steps in order to sell the minimum number of shares in the offering range. Specifically, we may increase the $250,000 and $1,000,000 purchase limitations to a maximum of $4,600,000, which is 5% of the maximum of the offering range. In addition, we may seek regulatory approval to extend the
offering beyond the [    ], 2000 expiration date, provided that any such
extension will require us to resolicit subscriptions received in the offering. See "The Conversion and The Offering - Limitations on Common Stock Purchases."


Market for the Common Stock

     We have applied to have the common stock of Port Financial Corp. quoted on the Nasdaq National Market System under the symbol "PORT". Ryan, Beck & Co. intends to make a market in the common stock but it is under no obligation to do so. See "Market for Common Stock."

How We Intend to Use the Proceeds We Raise from the Offering

     Assuming we sell 9,200,000 shares in the offering, we intend to distribute the net proceeds from the offering as follows:

     .    $44,866,000 will be contributed to Cambridgeport Bank;

     . $7,360,000 will be loaned to the ESOP to fund its purchase of common stock; and

     .    $37,506,000 will be retained by Port Financial Corp.

     Port Financial Corp. intends to use the net proceeds retained from the offering to invest in securities, to finance the possible acquisition of other financial institutions and other businesses that are related to banking, to pay dividends, to repurchase common stock or for other general corporate purposes. The Bank may use the proceeds it receives for the expansion of its lending activities, especially to support the emphasis of business banking; opportunistic branch expansion; expanding delivery systems, including the introduction of internet banking; and capitalization on opportunities to serve customers disenfranchised by recent consolidations in the local banking market.


Our Policy Regarding Dividends

     Although no decision has been made yet regarding the payment of dividends, we will consider a policy of paying quarterly cash dividends on the common stock beginning in the first full quarter after we complete the conversion. We do not guarantee that we will pay dividends, or that we will not reduce or eliminate dividends in future periods.


Our Directors, Officers and Employees Will Have Additional
Compensation and Benefit Programs After the Conversion

     We are adding new benefit plans for our officers and employees at no cost to them, including an Employee Stock Ownership Plan [ESOP], an ESOP Restoration Plan and a Long-Term Incentive Plan. We also plan to add a stock option plan and management recognition plan after the conversion. These new benefit plans and the employment agreements, change of control agreements and directors' emeritus consultation plan already in place may increase our future costs of compensating our directors and employees, thereby reducing our earnings. Additionally, stockholders will experience a reduction in ownership interest if newly issued shares are used to fund stock options and restricted stock awards. See "Risk Factors--The implementation of stock-based benefits will increase our future compensation expense, reduce our earning and cause dilution" and "Management--Employment Agreements,--Change of Control Agreements,--Benefit Plans, and --Future Stock Benefit Plans."




How You May Obtain Additional Information Regarding the Conversion and Offering

     If you have any questions regarding the offering or the conversion, please
call the Stock Information Center at [    ], Monday through Friday between
9:00 a.m. and 4:00 p.m., Massachusetts time.

                                 RISK FACTORS


--------------------------------------------------------------------------------
 You should consider carefully the following risk factors before deciding whether to invest in our common stock.
--------------------------------------------------------------------------------


After the conversion our return on average equity will be low compared to other companies. This could hurt the price of our common stock.

     We will not be able to deploy the increased capital from this offering into high-yielding earning assets immediately. Our ability to leverage our new capital profitably will be significantly affected by industry competition for loans and deposits. Initially, we intend to invest the net proceeds in short-term investments and mortgage-backed securities, which generally have lower yields than loans. This will reduce our return on average equity to a level that will be lower than our historical ratios. For the nine months ended September 30, 1999, our return on average equity was 6.45%. Until we can leverage our increased capital and increase interest earning assets, we expect our return on equity to be below the industry average, which may negatively impact the value of our stock.


Because we intend to pursue conservative and locally-based business goals, our earnings may not increase significantly, which could negatively affect the price of your stock.


     On a post-conversion basis, Cambridgeport Bank intends to continue to serve the financial needs of the local community and to remain an independent, locally-based institution pursuing safe operations and conservative lending and investment strategies. We are going to continue to lend primarily in eastern Massachusetts after our conversion. We also will not lower credit standards even though our capital base will be larger. For these reasons, our future earnings may not increase significantly. If your investment goals are to invest in companies with high earnings growth, you may find that we may not suit your investment objectives.


If recent stock market volatility continues, the price of your stock may be negatively affected.

     Publicly traded stocks, including stocks of financial institutions, have recently experienced substantial market price volatility. These market fluctuations may be unrelated to the operating performance of particular companies whose shares are traded. In several cases, common stock issued by recently converted financial institutions has traded at a price that is below the price at which such shares were sold in the initial offerings of those companies. The purchase price of our common stock in the offering is based on the independent appraisal by RP Financial. After our shares begin trading, the trading price of our common stock will be determined by the marketplace, and may be influenced by many factors, including prevailing interest rates, investor perceptions of Port Financial Corp. and general industry and economic conditions. Due to possible continued market volatility, we cannot assure you that, following the conversion, the trading price of our common stock will be at or above the $10.00 per share initial offering price.

     Also, because Port Financial Corp. has never issued stock, there is no current trading market for the common stock. Consequently, Port Financial Corp. cannot assure or guarantee that an active trading market for the common stock will develop or that, if developed, will continue. An active and orderly trading market will depend on the existence and individual decisions of willing buyers and sellers at any given time over which neither Port Financial Corp. nor any market maker will have any control. If an active trading market does not develop or is sporadic, this may hurt the market value of the common stock and make it difficult to buy or sell shares on short notice.


Because transactions that you would like may be prevented by provisions in our charter documents and other laws and regulations you may not be able to profit from sale or merger of Port Financial Corp.

     Provisions of our articles of organization and bylaws and applicable provisions of Massachusetts and Federal law and regulations may delay, inhibit or prevent an organization or person from gaining control of Port Financial Corp. through a tender offer, business combination, proxy contest or some other method even though some of our stockholders might believe a change in control is desirable. See "Description of Capital Securities -" "-Special Charter and Massachusetts Corporate Law Provisions" and "Regulation of Cambridgeport Bank and Port Financial Corp."


A decrease in demand for mortgage, commercial and consumer loans may lower our profitability.

     Making loans is our primary business and primary source of profits. If customer demand for loans decreases, our profits may decrease because our alternative investments earn less revenue for us than real estate, commercial and consumer loans. Customer demand for loans could be reduced by a weaker economy, an increase in unemployment, a decrease in real estate values, an increase in interest rates or increased competition from other institutions.


Because of our emphasis on commercial real estate lending, downturns in the real estate market or economy will adversely impact our profits.

     Loans secured by commercial real estate properties generally involve a higher degree of risk than the residential mortgages. Because payments on loans secured by commercial real estate properties are often dependent on the successful operation or management of the properties, repayment of such loans may be subject to a greater extent, to adverse conditions in the real estate market or the economy. Commercial real estate loans may also involve relatively large loan balances to single borrowers or groups of related borrowers. A downturn in the real estate market or the economy could adversely impact the value of properties secured by the loan as the future cash flow of the affected properties. As of September 30, 1999, we had $200.4 million in commercial real estate loans in our portfolio. Our emphasis on commercial real estate loans could therefore adversely affect our profits.

Our increased commercial business activities may adversely impact earnings and asset quality.

     Our future will depend on the success of our efforts to diversify our loan portfolio through the expansion of commercial banking, the related development of new products, and expansion of delivery systems. The success of our efforts to increase commercial loan originations and successfully market commercial products will depend on market conditions in our primary market area and will require a significant investment in administrative infrastructure of our business banking and personnel to staff the department. Commercial business loans involve a higher degree of risk that loans will not be repaid than loans secured by residential and commercial real estate because repayment is generally dependent upon the successful operation of the borrower's business. As the volume of commercial business loans in our loan portfolio increases, the corresponding risks and potential for losses from these activities may also increase.


Because our loans are concentrated in a small geographic area, downturns in the economy or real estate market in our market area will adversely impact our profits.

     Our loan portfolio is secured primarily by real estate located in the Massachusetts counties of Middlesex, Suffolk and Norfolk. Accordingly, the asset quality of our loan portfolio depends upon the economy and unemployment rate in this area. A downturn in the economy or the real estate market in our primary lending area would likely adversely affect our operations and profitability.


Changing interest rates may adversely affect our profits.

     To be profitable, we must earn more interest on loans and investments than the interest we pay on deposits and borrowings. We use both net interest income simulation and gap analysis to measure our interest rate risk. Both of those models indicate that, if interest rates rise, the interest we pay on interest-bearing liabilities, such as deposits and borrowings, would increase more quickly than interest earned on interest-earning assets, such as loans and investment securities. This would reduce our net income in the short-term. In addition, rising interest rates may hurt our income because they may reduce the demand for loans and the value of our investment securities and make it more difficult for our borrowers to repay their loans. If interest rates decline, however, our loans may be refinanced at lower rates or paid and our investments may be prepaid earlier than expected, which may also lower our income. Interest rates will continue to fluctuate, and we cannot predict future Federal Reserve Board actions or other factors that will cause rates to change.

We have broad discretion in allocating the proceeds of the offering. Our failure to effectively apply the proceeds of the offering could hurt our profits.

     We intend to contribute approximately $44.9 million of the $89.7 million in net proceeds (assuming the sale of 9,200,000 shares in the offering) to Cambridgeport Bank, which will use the proceeds to support increased lending, opportunistic branch expansion, diversification of products, and the expansion of delivery systems. In addition, Port Financial Corp. plans to use the proceeds to invest in securities, to finance the possible acquisition of other financial institutions or other businesses related to banking, to repurchase common stock or to pay dividends and for other general corporate purposes. We have not allocated specific amounts of proceeds for these purposes, and we will have significant flexibility in determining the amounts of net proceeds we apply to different uses and the timing of such applications. Our failure to apply these funds effectively could hurt our profits.


The implementation of stock-based benefits will increase our future compensation expense, reduce our earnings, and cause dilution.

     We intend to adopt a stock option plan that will provide for granting to our eligible officers, employees, and directors options to purchase common stock of up to 10% of the common stock sold in the offering, to adopt a management recognition plan that will provide for awards of common stock to eligible employees, officers and directors of up to 4% of the common stock sold in the offering, and an ESOP which intends to purchase in the offering up to 8% of the stock sold, for allocation to employees as a retirement benefit. These plans will increase our future costs of compensating our directors and employees, thereby reducing our earnings. Additionally, stockholders will experience a reduction in ownership interest in the event newly issued shares are used to fund stock options and restricted stock awards.


Because banking reform legislation may increase competition, it may reduce our earnings.

     On November 12, 1999, President Clinton signed into law the Gramm-Leach-Bliley Financial Services Modernization Act of 1999, federal legislation intended to modernize the financial services industry by establishing a comprehensive framework to permit affiliations among commercial banks, insurance companies, securities firms and other financial service providers. As a result of the legislation, bank holding companies will be permitted to engage in a wider variety of financial activities than permitted under prior law, particularly with respect to insurance and securities activities. In addition, in a change from prior law, bank holding companies will be in a position to be owned, controlled or acquired by any company engaged in financially-related activities. However, to the extent that it permits banks, securities firms and insurance companies to affiliate, the financial services industry may experience further consolidation. Although we plan to diversify and expand the products and services that we offer, this additional consolidation could result in a growing number of larger financial institutions that offer a wider variety of financial services than we are able to offer. This could adversely impact our ability to retain and attract customers that prefer to obtain all of their financial services from one provider. This would adversely impact our profitability.

                          Forward Looking Statements

     This prospectus contains "forward-looking statements" which may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated" and "potential." Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, general and local economic conditions, changes in interest rates, deposit flows, demand for mortgages and other loans, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services.

                SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

     The summary information presented below at or for each of the years presented is derived in part from the consolidated financial statements of Cambridgeport Mutual Holding Company. The following information is only a summary, and you should read it in conjunction with our consolidated financial statements and notes beginning on page F-1.

                                                  At September 30,                   At December 31,
                                                ------------------  ---------------------------------------------------
                                                  1999      1998      1998       1997      1996      1995       1994
                                                --------  --------  --------  ---------  --------  ---------  ---------
                                                   (unaudited)             (In thousands)
Selected Financial Data:
 Total assets.................................  $721,813  $686,460  $678,087   $619,368  $574,817   $508,558   $470,337
 Loans, net(1)................................   537,901   473,719   496,390    419,187   306,321    272,968    235,109
 Investment securities available for sale(2)..   140,286   154,955   150,642    164,617   215,369    164,792    167,559
 Investments securities held to maturity......         -         -         -          -         -          -     22,517
 Deposits.....................................   596,137   579,842   568,075    520,357   502,698    425,199    400,289
 Federal Home Loan Bank advances..............    41,431    24,824    27,066     21,604       720     11,720      7,045
 Total retained earnings......................    78,578    75,679    76,088     71,072    66,845     64,552     58,206
 Allowance for possible loan losses...........     7,297     6,061     6,633      4,907     4,269      4,074      4,130
 Non-performing assets........................       507       850       963        789       903      1,471      1,763

                                                For the Nine Months                For the Years Ended
                                                Ended September 30,                     December 31,
                                                ------------------- ---------------------------------------------------
                                                  1999       1998     1998       1997       1996      1995       1994
                                                --------  --------- --------  ----------  --------  --------  ---------
                                                    (unaudited)             (In thousands)
Selected Operating Data:
Interest and dividend income..................   $37,097   $36,292   $48,656    $43,961   $37,741    $35,413    $27,249
Interest expense..............................    18,944    19,358    25,880     23,554    21,038     18,733     12,562
                                                 -------   -------   -------    -------   -------    -------    -------
Net interest income...........................    18,153    16,934    22,776     20,407    16,703     16,640     14,687
Provision for possible loan losses............       562     1,183     1,760        600       450        100          -
                                                 -------   -------   -------    -------   -------    -------    -------
Net interest and dividend income after
 provision for loan losses....................    17,591    15,751    21,016     19,807    16,253     16,540     14,687
Total non-interest income.....................     2,131     2,651     3,571      3,176     3,220      3,506      1,502
Total non-interest expenses...................    14,289    13,631    18,042     17,638    16,199     13,945     13,656
                                                 -------   -------   -------    -------   -------    -------    -------
Income before provision for income
 taxes........................................     5,433     4,771     6,545      5,345     3,274      6,101      2,533
Provision for income taxes....................     1,826     1,707     2,357      1,679       787      2,101         31
                                                 -------   -------   -------    -------   -------    -------    -------
Net income....................................   $ 3,607   $ 3,064   $ 4,188    $ 3,666   $ 2,487    $ 4,000    $ 2,502
                                                 =======   =======   =======    =======   =======    =======    =======

___________

(1) Loans include loans held for sale and are shown net of deferred loan fees, allowance for loan loss and unadvanced loan funds.
(2) Includes Federal Home Loan Bank of Boston stock and Savings Bank Life Insurance stock.

                                            At or for the
                                          Nine Months Ended
                                            September 30,            At or for Years Ended December 31,
                                        --------------------  ------------------------------------------------
                                           1999       1998      1998      1997      1996      1995      1994
                                        ----------  --------  --------  --------  --------  --------  --------
                                              (unaudited)                      (In thousands)
Selected Financial Ratios and Other
 Data(3)

 Performance Ratios:
  Return on average assets...........       0.69%     0.63%     0.63%      0.61%    0.46%      0.82%    0.59%
  Return on average equity...........       6.45      5.85      5.93       5.50     3.89       6.62     4.31
  Average equity to average assets...      10.65     10.73     10.71      11.14    11.81      12.32    13.11
  Equity to total assets at end of
   period............................      10.89     11.02     11.22      11.47    11.63      12.69    12.38
  Average interest rate spread.......       2.90      2.85      2.94       2.91     2.58       2.86     3.01
  Net interest margin(4).............       3.57      3.58      3.56       3.52     3.19       3.50     3.44
  Average interest earning assets
   to average interest bearing
   liabilities.......................     115.18    115.26    115.32     115.04   115.03     111.24   112.26
  Total noninterest expense to
   average assets....................       2.72      2.79      2.73       2.95     2.99       2.78     3.14
  Efficiency ratio(5)................      70.44     69.81     68.64      77.17    83.72      72.59    81.58

 Regulatory Capital Ratios:
  Regulatory tier 1 leverage capital.      10.76     10.65     10.66      11.04    11.38      12.42    12.86
  Tier 1 risk-based capital..........      18.37     18.36     18.74      19.24    21.32      20.93    21.26
  Total risk-based capital...........      20.19     20.18     20.54      20.51    22.57      22.18    22.51

 Asset Quality Ratios:
  Non-performing loans as a percent
   of total loans....................       0.09      0.18      0.19       0.19     0.29       0.49     0.72
  Non-performing assets as a percent
   of total assets...................       0.07      0.03      0.14       0.13     0.16       0.29     0.37
  Allowance for loan losses as a
   percent of total loans............       1.34      1.26      1.32       1.16     1.37       1.47     1.72
  Allowance for loan losses as a
   percent of non-performing
   asssets...........................      1,439       713       689        622      473        277      234

  Number of:
  Full-service offices...............         10        10        10          9        8          6        5
  Telebanking Center.................          1         1         1          1        -          -        -
  Full-time equivalent employees.....        182       179       179        169      155        141      134

________________

(3) Asset Quality Ratios and Regulatory Capital Ratios are end of period ratios. Ratios for the period at or for the nine months ended September 30 are annualized.
(4) Net interest margin represents net interest income as a percentage of average interest earning assets.
(5) The efficiency ratio represents the ratio of operating expenses divided by the sum of net interest income and non-interest income less gain on sales of investments.

                              RECENT DEVELOPMENTS

     The summary information presented below at or for each of the periods presented is derived in part from the consolidated financial statements of Cambridgeport Mutual Holding Company. The following information is only a summary, and you should read it in conjunction with our consolidated financial statements and notes beginning on page F-1.


                                                At December 31,  At December 31,
                                             ------------------ -----------------
                                                     1999             1998
                                             ------------------ -----------------
                                                        (In thousands)
Selected Financial Data:
 Total assets .................................        $762,741         $678,087
 Loans, net(1) ................................         577,029          496,390
 Investment securities available for sale(2) ..         138,032          150,642
 Deposits .....................................         621,319          568,075
 Federal Home Loan Bank advances ..............          55,891           27,066
 Total retained earnings ......................          79,130           76,088
 Allowance for possible loan losses ...........           7,081            6,633
 Non-performing assets ........................             128              963


                                                                 For the Years Ended
                                                                     December 31,
                                                           ---------------------------------------
                                                                  1999                1998
                                                           -----------------   -------------------

Selected Operating Data:
 Interest and dividend income .................               $49,971               $48,656
 Interest expense .............................                25,706                25,880
                                                              -------               -------
 Net interest income ..........................                24,265                22,776
 Provision for possible loan losses ...........                   740                 1,760
                                                              -------               -------
 Net interest and dividend income after
   provision for loan losses ..................                23,525                21,016
 Total non-interest income ....................                 3,059                 3,571
 Total non-interest expenses ..................                19,620                18,042
                                                              -------               -------
 Income before provision for income
   taxes ......................................                 6,964                 6,545
 Provision for income taxes ...................                 2,190                 2,357
                                                              -------               -------
 Net income ...................................                 4,774                 4,188
                                                              =======               =======

-----------

(1) Loans include loans held for sale and are shown net of deferred loan fees, allowance for loan loss and unadvanced loan funds.
(2) Includes Federal Home Loan Bank of Boston stock and Savings Bank Life Insurance stock.

                                                                 At or for the Years Ended
                                                                      December 31,
                                                        -------------------------------------------
                                                                1999                 1998
                                                        ---------------------  --------------------

Selected Financial Ratios and Other Data(3)
Performance Ratios:
  Return on average assets ...........................           0.67%                0.63%
  Return on average equity ...........................           6.34                 5.93
  Average equity to average assets ...................          10.56                10.71
  Equity to total assets at end of period ............          10.37                11.22
  Average interest rate spread .......................           2.98                 2.94
  Net interest margin(4) .............................           3.53                 3.56
  Average interest earning assets to average
   interest bearing liabilities ......................         114.71               115.32
  Total noninterest expense to average
   assets ............................................           2.76                 2.73
  Efficiency ratio(5) ................................          71.81                68.64
Regulatory Capital Ratios:
  Regulatory tier 1 leverage capital .................          10.42                10.66
  Tier 1 risk-based capital ..........................          17.51                18.74
  Total risk-based capital ...........................          19.29                20.54
Asset Quality Ratios:
  Non-performing loans as a percent
   of total loans ....................................           0.02                 0.19
  Non-performing assets as a percent
   of total assets ...................................           0.02                 0.14
  Allowance for loan losses as a percent
   of total loans ....................................           1.21                 1.32
  Allowance for loan losses as a percent
   of non-performing assets ..........................          5,532                  689
Number of:
  Full-service offices ...............................             10                   20
  Telebanking Center .................................              1                    1
  Full-time equivalent employees .....................            193                  179

________________

(3) Asset Quality Ratios and Regulatory Capital Ratios are end of period ratios. Ratios for the period at or for the nine months ended December 31 are annualized.
(4) Net interest margin represents net interest income as a percentage of average interest earning assets.
(5) The efficiency ratio represents the ratio of operating expenses divided by the sum of net interest income and non-interest income less gain on sales of investments.

COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 1999 AND
DECEMBER 31, 1998


  Our consolidated total assets increased $84.6 million, or 12.5%, to $762.7 million at December 31, 1999 from $678.1 million at December 31, 1998. This increase was primarily the result of $81.0 million, or 16.2% growth, in loans.

  Loan growth included $50.4 million in residential mortgage loans, $25.3 million in commercial real estate and construction loans, and $5.9 million in home equity loans, offset by a $640,000 decline in consumer and other loans. This loan activity reflects our strategy to build loan relationships with property owners in our market area. It also reflects the strong local economic conditions that prevailed in our region during 1999.

The growth in total assets during the period was primarily funded by:

        .     deposit growth;

        .     reduction in investment and mortgage-backed securities;

        .     additional Federal Home Loan Bank borrowings; and

        .     growth in retained earnings.

     Total cash and investments decreased $4.0 million, 2.4%, to $162.6 million. This reduction is part of our strategy to shift assets from securities into higher yielding loan assets.

     Deposits rose $53.2 million, or 9.4%, to $621.3 million at December 31, 1999 compared with $568.1 million at December 31, 1998. Money market accounts and certificates of deposit represented $48.5 million, or 91.2%, of the growth in total deposits and totaled $490.7 million at December 31, 1999. Certificates of deposit increased $18.4 million, or 5.9%, to $328.4 million at December 31, 1999 from $310.0 million at December 31, 1998. Money market account balances grew $30.1 million, 22.8%, to $162.3 million at December 31, 1999. The growth in money market deposits reflects the continued success of our Treasury Index Account.

     Federal Home Loan Bank borrowings at December 31, 1999 were $28.8 million above the level at December 31, 1998. In June 1999, we borrowed $14.5 million from the Federal Home Loan Bank in order to fund the construction and acquisition of a new building. See "Properties" below. The remaining growth in Federal Home Loan Bank borrowings was to fund loan growth.

     Total equity increased $3.0 million, or 3.9%, to $79.1 million at December 31, 1999 from $76.1 million at December 31, 1998. $4.8 million in net income was partially offset by a decline of $1.7 million in the unrealized gain on available for sale securities net of related taxes.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 1999 AND DECEMBER 31, 1998


General

     Net income was $4.8 million for year ended December 31, 1999, an increase of $586,000, or 14.0%, compared with net income of $4.2 million for 1998. The increase in net income was attributable to a $1.5 million increase in net interest income and a $1.0 million decrease in the provision for loan losses. These were partially offset by a $512,000 decline in total non-interest income, an increase of $1.6 million in total non-interest expense and a $ 167,000 decrease in income tax expense.


Interest Income

     Total interest and dividend income increased $1.3 million, or 2.7%, to $50.0 million for 1999 compared with $48.7 million in 1998. Interest on loans rose $3.0 million, or 8%, to $40.4 million in 1999, from $37.4 million in 1998. This was primarily the result of the loan growth discussed above. Average loans outstanding during 1999 were $533.7 million compared with average loans outstanding of $462.6 million in 1998.

     Interest and dividends on investment securities and deposits held at other banks decreased $1.7 million to $9.6 million in 1999 from $11.3 million in 1998. Interest bearing investment securities balances averaged $156.3 million in 1999 and $181.2 million in 1998, which is the primary reason for the decline in interest income in this area.


Interest Expense

     Total interest expense for 1999 was $25.7 million, $174,000, or .7%, below 1998, despite a higher average balance of interest-bearing liabilities in 1999
of $600.0 million compared with $554.9 the year before.   This growth in
interest bearing liabilities was offset by a 38 basis point decrease in their average cost, to 4.28% in 1999 from 4.66% for 1998. This decrease reflects the lower interest rate environment that prevailed during 1999 compared to the 1998 period.

     Interest expense on deposits declined by $898,000, or 3.7%, to $23.4 million in 1999 compared with $24.3 million for the year before. The average balance of deposits rose to $589.1 million in 1999, from $555.7, but their average cost declined from 4.38% in 1998 to 3.98% in 1999.

     Interest expense on borrowed funds increased $724,000 as a result of an $15.2 million rise in the average balance of borrowings used to fund the building of new facilities and to fund loan growth.

Provision for Possible Loan Losses

     In 1999 we provided $740,000 for possible loan losses, compared to $1.8 million in 1998. The 1998 provision reflected not only the strong loan growth during that period, but also the higher number of large balance commercial real estate loans we booked during 1998 relative to prior periods. At the end of 1999 and 1998, the allowance for loan losses was $7.1 million and $6.6 million, or 1.21% and 1.32% of total loans outstanding.


     Future provisions for loan losses will continue to be based upon our assessment of the overall loan portfolio and its underlying collateral, the mix of loans within the portfolio, delinquency trends, economic conditions, current and prospective trends in real estate values, and other relevant factors. As we expand our commercial business lending, additional increases to the provision for possible loan losses are likely.


Non-interest Income

     Non-interest income includes service fees and charges for bank services, gains or losses from asset sales, and other income resulting from miscellaneous
transactions.   Total non-interest income $3.1 million for 1999 compared with
$3.6 million for the prior year. The 1998 figures includes gains on fixed-rate loan sales of $1.1 million. In 1999, as mortgage interest rates increased, fixed-rate loan applications declined, and loan sale gains declined to $599,000. We expect that the new administrative center building, described above, will be approximately 60% occupied by us, and 40% by companies that enter into long term lease agreements with us. In future periods we expect to receive non-interest income from these tenants.


Non-interest Expense

     Total non-interest expense in 1999 increased $1.6 million, or 8.9%, to $19.6 million compared with $18.0 million for the prior year. The 1999 figure includes a one-time charge of $578,000, reflecting a curtailment loss on a restructured executive non-qualified retirement plan. Salaries and employee benefits increased 7.2%, or $682,000 compared with 1998. This was attributable to: increased staffing levels in the areas of wealth management and business banking, periodic salary adjustments for existing staff, and increased personnel benefit costs.

     Advertising expense increased $233,000, or 25.8%, over the 1998 level, primarily related to promotions of our home equity loan products and our Treasury Index money market account. Professional services expense was $695,000 in 1999, an increase of $155,000 over 1998. This included $125,000 of fees paid in connection with leasing activity at our new building.

     Other non-interest expense of $3.0 million in 1999 included $193,224 of expenses related to the Y2K date change project. Y2K expenses in 1998 totaled $50,767.


Income Taxes

     Income tax expense was $2.2 million for 1999 compared to $2.4 million in 1998, resulting in effective tax rates of 31.5% and 36.0% for the respective periods. The lower effective tax rate in 1999 is primarily the result of increased utilization of qualified securities investment companies and non-taxable increases in cash surrender values of life insurance policies.

                              CAMBRIDGEPORT BANK

     Cambridgeport Bank is a Massachusetts-chartered stock savings bank, chartered in 1853. We are headquartered in Cambridge, Massachusetts, a suburb of Boston. Our deposits are insured by the FDIC up to applicable legal limits and by the Depositors Insurance Fund in excess of such amounts. We are examined and regulated by the Division of Banks of the Commonwealth of Massachusetts and the FDIC. Our executive offices are located at 689 Massachusetts Avenue, Cambridge, Massachusetts 02139 and our telephone number is (617) 661-4900.

     We are a community-oriented bank providing retail and business customers with value driven products and services to meet customer needs. We provide a wide variety of deposit products, residential mortgage loans, commercial real estate loans, commercial loans and consumer loans to our customers in the cities and towns around Cambridge, Massachusetts. Over the past five years, we have more than doubled our branch network from four full service bank offices to ten full service bank offices and one Telebanking Center. We have strategically located our branch offices in cities and towns with a strong base for real estate lending and deposit growth and where community bank competition has been reduced by a consolidating banking industry. Our branch expansion has increased our customer base and allowed us to increase our profitability by shifting our mix of assets more towards higher yielding loans relative to investment securities. As of September 30, 1999, approximately 75.6% of our total assets were invested in loans. These loans are funded primarily by core deposits with little reliance on borrowings. Our total deposits amounted to $596.1 million at September 30, 1999 while borrowings totaled $41.4 million on that date.

     Our branch expansion and broadened customer base has also enabled us to diversify our loan portfolio without sacrificing asset quality or capital strength. As of September 30, 1999, 36.7% of our loan portfolio consisted of commercial real estate loans and 10.9% consisted of home equity lines of credit. Non-performing assets were 0.07% of total assets while our tier 1 leverage capital ratio was 10.76% on that date. For further information on our operations and financial condition, see "Business of Cambridgeport Bank."


                             PORT FINANCIAL CORP.

     Port Financial Corp. will be a Massachusetts-chartered stock holding company. Port Financial Corp. has not engaged in any business to date and will serve as a holding company of Cambridgeport Bank following the conversion. Port Financial Corp. will be a registered bank holding company with the Federal Reserve Board. Port Financial Corp.'s executive offices are located at 689 Massachusetts Avenue, Cambridge, Massachusetts and its telephone number is (617) 661-4900.

              HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING

     The net proceeds will depend on the total number of shares of common stock sold in the offering, which in turn will depend on RP Financial's appraisal, regulatory and market considerations, and the expenses incurred in connection with the offering. Although we will not be able to determine the actual net proceeds from the sale of the common stock until we complete the offering, we estimate the net proceeds to be between $65.7 million and $89.7 million $103.5 million if the offering is increased 15%.

     Port Financial Corp. intends to distribute the net proceeds from the offering as follows:

                                                          Number of Shares Sold
                                                 ---------------------------------------
                                                   Minimum      Maximum    Super-Maximum
                                                  6,800,000    9,200,000     10,580,000
                                                 ---------------------------------------
                                                             (In thousands)
Offering proceeds..............................  $   68,000   $   92,000    $   105,800
Less: offering expenses........................       2,268        2,268          2,268
Net offering proceeds..........................      65,732       89,732        103,532
Less:
   Proceeds contributed to Cambridgeport Bank..      32,866       44,866         51,766
   Proceeds used for loan to ESOP..............       5,440        7,360          8,464
Proceeds contributed to Port Financial Corp....      27,426       37,506         43,302

     The net proceeds may vary because total expenses relating to the conversion may be more or less than our estimates. For example, our expenses would increase if a syndicated community offering is used to sell shares not purchased in the subscription offering and community offering. The net proceeds will also vary if the number of shares to be sold in the offering are adjusted to reflect a change in the estimated pro forma market value of Port Financial Corp. and Cambridgeport Bank or if our ESOP purchases shares in the open market at an average cost that is higher or lower than $10 per share. Payments for shares made through withdrawals from existing deposit accounts will not result in the receipt of new funds for investment by Cambridgeport Bank but will result in a reduction of Cambridgeport Bank's deposits and interest expense as funds are transferred from interest bearing certificates of deposit or other deposit accounts.

     Port Financial Corp. may use the proceeds it retains from the offering:

     . to finance possible acquisitions of financial institutions or other businesses related to banking;

     .  to pay dividends to stockholders;

     .  to repurchase shares of common stock issued in the conversion;

     .  to invest in securities; and

     .  for general corporate purposes.

     Cambridgeport Bank may use the proceeds it receives from the offering:

     .  to fund new loans;

     .  to establish or acquire new branches;

     .  to diversify products that we offer;

     . to increase delivery systems, including the introduction of internet banking;

     .  to invest in securities; and

     .  for general corporate purposes.

     Our ability to repurchase our common stock may be subject to regulatory restrictions. See "Management-Future Stock Benefit Plans."

                        OUR POLICY REGARDING DIVIDENDS

     Although no decision has been made yet regarding the payment of dividends, we will consider a policy of paying quarterly cash dividends on the common stock of Port Financial Corp., beginning in the first full fiscal quarter after completion of the conversion. The payment of dividends will be subject to the determination of our Board of Directors and will depend upon our debt and equity structure, earnings and financial condition, need for capital in connection with possible future acquisitions and other factors, including economic conditions, regulatory restrictions and tax considerations. We cannot guarantee that we will pay dividends to the amount and frequency of dividends, if declared.

     The only funds available for the payment of dividends on the capital stock of Port Financial Corp. will be cash and cash equivalents held by Port Financial Corp., dividends paid by Cambridgeport Bank to Port Financial Corp., and borrowings. Cambridgeport Bank will be prohibited from paying cash dividends to Port Financial Corp. to the extent that any such payment would reduce Cambridgeport Bank's capital below required capital levels or would impair the liquidation account to be established for the benefit of the Cambridgeport Bank's eligible account holders and supplemental eligible account holders at the time of the conversion. See "The Conversion and The Offering - Effects of the Conversion - Depositors' Rights If We Liquidate; Liquidation Account."

     If Port Financial Corp. issues preferred stock, the holders of the preferred stock may have dividend preferences over the holders of common stock.

     FDIC regulations limit Cambridgeport Bank's ability to pay dividends under certain circumstances. For example, Cambridgeport Bank could not pay dividends if it was not in compliance with applicable regulatory capital requirements. In addition, Massachusetts law provides that dividends may not be declared, credited or paid by Cambridgeport Bank so long as there is any impairment of capital stock. No dividend may be declared on Cambridgeport Bank's common stock for any period other than for which dividends are declared upon preferred stock, except as authorized by the Commissioner. The approval of the Commissioner is also required for Cambridgeport Bank to declare a dividend, if the total of all dividends declared by it in any calendar year shall exceed the total of its net profits for that year combined with its retained net profits of the preceding two years, less any required transfer to surplus or a fund for the retirement of any preferred stock.

                          MARKET FOR THE COMMON STOCK

     We have not previously issued common stock, so there is currently no established market for the common stock. We have applied to have our common stock quoted on the Nasdaq National Market under the symbol "PORT" after completion of the offering. Ryan, Beck & Co. has advised us that it intends to make a market in the common stock following the conversion, but is under no obligation to do so. We will encourage and assist additional market makers to make a market in our common stock.

     The development of an active trading market depends on the existence of willing buyers and sellers, the presence of which is not within our control, or any market maker. The number of active buyers and sellers of the common stock at any particular time may be limited. Under such circumstances, you could have difficulty selling your shares on short notice, and, therefore, you should not view the common stock as a short-term investment. We cannot assure you that an active trading market for the common stock will develop or that, if it develops, it will continue, nor can we assure you that if you purchase shares you will be able to sell them at or above $10.00 per share.

                         REGULATORY CAPITAL COMPLIANCE

     At September 30, 1999, we exceeded all regulatory capital requirements.
Set forth below is a summary of our capital computed under generally accepted accounting principles ("GAAP") and our compliance with regulatory capital standards at September 30, 1999, on a historical and pro forma basis. We have assumed that the indicated number of shares were sold as of September 30, 1999 and that Cambridgeport Bank received 50% of the net proceeds from the offering. For purposes of the table below, the amount expected to be loaned to the employee stock ownership plan and the cost of the shares expected to be acquired by the management recognition plan are deducted from pro forma regulatory capital. For a discussion of the capital requirements applicable to Cambridgeport Bank, see "Regulation of Cambridgeport Bank and Port Financial Corp. - Federal Banking Regulation - Capital Requirements."

                                             Pro Forma at September 30, 1999 Based Upon the Sale at $10.00 Per Share
                                -------------------------------------------------------------------------------------------------
                                                        6,800,00 Shares          8,000,000 Shares            9,200,000 Shares
                                   Historical at            Minimum of               Midpoint of                (Maximum of
                                 September 30, 1999           Range)                    Range)                     Range)
                                --------------------    --------------------      ---------------------   -----------------------
                                           Percent                 Percent                    Percent                  Percent
                                             of                       of                        of                        of
                                Amount     Assets(2)    Amount     Assets(2)      Amount      Assets(2)     Amount     Assets(2)
                                ------     ---------    -------    --------       ------      ---------     ------     ---------
                                                                                    (in thousands)
Capital and Retained Earnings
 under Generally Accepted
 Accounting Principles........  $78,578       10.89%    $103,284       13.74%     $107,844      14.24%    $112,404         14.73%
                                =======    ========     ========   =========      ========      =====     ========     =========

Tier 1 Leverage Capital(3)....   76,038       10.76      100,744       13.67       105,304      14.19      109,864         14.69
Requirement(4)................   28,266        4.00       29,472        4.00        29,693       4.00       29,913          4.00
                                -------    --------      -------       -----      --------      -----     --------     ---------
Excess........................   47,772        6.76       71,272        9.67        75,611      10.19       79,951         10.69
                                =======    ========      =======       =====      ========      =====     ========     =========

Tier 1 Risk-Based
 Capital(3)(5)................   76,038       18.37      100,744       23.99       105,304      25.01      109,864         26.03
Requirement...................   16,555        4.00       16,796        4.00        16,840       4.00       16,884          4.00
                                -------     -------      -------       -----      --------      -----     --------     ---------
Excess........................   59,483       14.37       83,948       19.99        88,464      21.01       92,980         22.03
                                =======     =======      =======       =====      ========      =====     ========     =========

Total Risk-Based
 Capital(3)(4)................   83,547       20.19      108,253       25.78       112,813      26.80      117,373         27.81
Requirement(4)................   33,110        8.00       33,592        8.00        33,680       8.00       33,769          8.00
                                -------     -------      -------       -----      --------      -----     --------     ---------
Excess........................  $50,437     $ 12.19%      74,661       17.78%     $ 79,133      18.80%    $ 83,604         19.81%
                                =======     =======      =======       =====      ========      =====     ========     =========

                                 10,580,000 Shares
                                (15% Above Maximum
                                   of Range) (1)
                                --------------------
                                           Percent
                                             of
                                Amount    Assets(2)
                                --------  ---------
Capital and Retained Earnings
 under Generally Accepted
 Accounting Principles........  $117,648      15.29%
                                ========      =====

Tier 1 Leverage Capital(3)....   115,108      15.26
Requirement(4)................    30,167       4.00
                                --------      -----
Excess........................    84,941      11.26
                                ========      =====

Tier 1 Risk-Based.............   115,108      28.19
Capital(3)(5)
Requirement...................    16,935       4.00
                                --------      -----
Excess........................    98,173      23.19
                                ========      =====

Total Risk-Based
 Capital(3)(4)................   122,617      28.96
Requirement(4)................    33,870       8.00
                                 -------      -----
Excess........................  $ 88,747      20.96%
                                ========      =====

---------------

(1) As adjusted to give effect to an increase in the number of share which could occur due to an increase in the estimated price range of up to 15% as a result of changes in market conditions or general financial and economic conditions following the commencement of the offering.
(2) Leverage capital levels are shown as a percentage of "total loss," and risk-based capital levels are calculated on the basis of a percentage of "risk-weighted assets," each as defined in the FDIC regulations.
(3) Pro forma capital levels assume receipt by Cambridgeport Bank of 50% of the net proceeds from the shares of common stock sold at minimum midpoint and maximum of the offerings range. These levels assume funding by Port Financial Corp. of the management recognition plan equal to 4% of common stock issued, including repayment of Port Financial Corp. loan to the employee stock ownership plan to enable the plan to purchase 8% of the common stock.
(4) The current leverage capital requirement for savings banks is 3% of total adjusted assets for savings banks that receive the highest supervisory ratings for safety and soundness and that are not experiencing or anticipating significant growth. The current leverage capital ratio applicable to all other savings banks is 4%.
(5) Assumes net proceeds are invested in assets that carry a 20% risk-weighting.

                                CAPITALIZATION

     The following table presents the historical deposits and consolidated capitalization of Cambridgeport Mutual Holding Company at September 30, 1999, and the pro forma capitalization of Port Financial Corp. after giving effect to the conversion, based upon the sale of the number of shares shown below and the other assumptions set forth under "Pro Forma Data." A change in the number of shares to be sold in the offering may affect materially the capitalization.




                                                                       Pro Forma Based Upon Sale at $10.00 Per Share
                                                        ----------------------------------------------------------------------------
                                                                                                                   10,580,000 Shares
                                      Historical        6,800,000 Shares   8,000,000 Shares    9,200,000 Shares      (15% Above
                                        as of               (Minimum           (Midpoint           (Maximum            Maximum of
                                  September 30, 1999        of Range)           of Range)          of Range)           Range) (1)
                                  ------------------    ----------------    ----------------    ---------------    -----------------
                                                                             (In thousands)
Deposits(2).......................          $596,137           $596,137           $596,137            $596,137            $596,137
Borrowings........................            41,431             41,431             41,431              41,431              41,431
                                            --------           --------           --------            --------            --------
Total deposits and borrowed
 funds............................           637,568            637,568            637,568             637,568             637,568
                                            ========           ========           ========            ========            ========
Stockholders' equity:
   Common stock, $0.01 par
     value, 30,000,000
     shares authorized; shares to
     be issued as reflected(3)....                 -                 68                 80                  92                 106
Preferred stock, $.01 par
     value, 5,000,000
     shares authorized; no shares
     to be issued.................                 -                  -                  -                   -                   -
 Additional paid-in capital)(3)...                 -             65,644             77,652              89,640             103,426
 Retained earnings(4).............            76,054             76,054             76,054              76,054              76,054
 Accumulated other
     comprehensive income (5).....             2,524              2,524              2,524               2,524               2,524
Less:
   Common stock acquired by
     ESOP(6)......................                 -             (5,440)            (6,400)             (7,360)             (8,464)
   Common stock acquired by
     management
     recognition plan(7)..........                 -             (2,720)            (3,200)             (3,680)             (4,232)
                                            --------           --------           --------            --------            --------
Total stockholders' equity........          $ 78,578           $136,150           $146,710            $157,270            $169,414
                                            ========           ========           ========            ========            ========

___________________

(1) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the offering of up to 15% as a result of regulatory considerations or changes in market or general financial and economic conditions following the commencement of the offering.
(2) Does not reflect withdrawals from deposit accounts for the purchase of common stock in the offering. Such withdrawals would reduce pro forma deposits by the amount of such withdrawals.
(3) Reflects the issuance of shares sold in the offering at a value of $10.00 per share. No effect has been given to the issuance of additional shares of common stock pursuant to Port Financial Corp.'s proposed stock option plan intended to be adopted by Port Financial Corp. and presented for approval of stockholders at a meeting of the stockholders to be held at least six months following completion of the offering.
(4) The retained earnings of Cambridgeport Bank will be substantially restricted after the offering.
(5) Represents the unrealized gain on securities classified as available-for-sale, net of related taxes.
(6) Assumes that 8% of the shares issued in connection with the offering will be purchased by the employee stock ownership plan at an average cost of $10 per share and that the funds used to acquire such shares will be borrowed from Port Financial Corp. The common stock acquired by the employee stock ownership plan is reflected as a reduction of stockholders' equity.
(7) Assumes that, subsequent to the offering, an amount equal to 4% of the shares of common stock issued in the offering is purchased by a management recognition plan through open market purchases. The proposed management recognition plan is intended to be adopted by Port Financial Corp. and presented for approval of stockholders at a meeting of stockholders to be held at least six months following completion of the offering. The common stock purchased by the management recognition plan is reflected as a reduction of stockholders' equity.

                                PRO FORMA DATA

     We can not determine the actual net proceeds from the sale of the common stock until the offering is completed. However, we estimate that net proceeds will be between $65.7 million and $89.7 million, or $103.5 million if the offering range is increased by 15%, based upon the following assumptions:

     .    we will sell all shares of common stock in the subscription offering;

     . we will pay Ryan, Beck & Co. fees and expenses of approximately $1,055,000; and

     . total expenses, excluding fees and expenses paid to Ryan, Beck & Co. will be approximately $1,213,000.

     We calculated the pro forma consolidated net income and stockholders' equity of Port Financial Corp. for the nine months ended September 30, 1999 and the year ended December 31, 1998, as if the common stock had been sold at the beginning of the year and the net proceeds had been invested at 5.18% and 4.52%, respectively. We chose these yields because they represent the yield on one-year U.S. Government securities at the corresponding period. In light of changes in interest rates in recent periods, we believe this rate more accurately reflects pro forma reinvestment rates than the arithmetic average method which assumes reinvestment of the net proceeds at a rate equal to the average of yield on interest earning assets and cost of deposits for these periods. We assumed a tax rate of 36.0% for both periods. This results in an annualized after-tax yield of 3.32% for the nine months ended September 30, 1999 and 2.89% for the year ended December 31, 1998.


     We calculated historical and pro forma per share amounts by dividing historical and pro forma amounts of consolidated net income and stockholders' equity by the indicated number of shares of common stock. We adjusted these figures to give effect to the shares purchased by the employee stock ownership plan. We computed per share amounts for each period as if the common stock was outstanding at the beginning of the periods, but we did not adjust per share historical or pro forma stockholders' equity to reflect the earnings on the estimated net proceeds. As discussed under "How We Intend to Use the Proceeds from the Offering," Port Financial Corp. intends to infuse Cambridgeport Bank with 50% of the net proceeds from the offering, make a loan to the employee stock ownership plan to fund the employee stock ownership plan's purchase of 8% of the common stock, and retain all of the rest of the proceeds at the holding company for capital needs that arise in the future.

     The following tables give effect to the restricted stock program or "management recognition plan", which we expect to adopt following the conversion and present to stockholders for approval at an annual or special meeting of stockholders to be held at least six months following the completion of the conversion. If the management recognition plan is approved by stockholders, the management recognition plan will acquire an amount of common stock equal to 4% of the shares of common stock sold in the offering, either through open market purchases or from authorized but unissued shares of common stock. In preparing the following tables we assumed that stockholder approval has been obtained and that the shares acquired by the management recognition plan are purchased in the open market $10.00 per share.

     The following tables do not give effect to:

     . the shares to be reserved for issuance under the stock option plan, which requires stockholder approval at a meeting following the conversion;

     . withdrawals from deposit accounts to purchase common stock in the conversion;

     .    Port Financial Corp.'s results of operations after the conversion; or

     .    changes in the market price of the common stock after the conversion.

     The following pro forma information may not represent the financial effects of the conversion at the date on which the conversion actually occurs and you should not use the table to indicate future results of operations. Pro forma stockholders' equity represents the difference between the stated amount of assets and liabilities of Port Financial Corp. computed in accordance with generally accepted accounting principles. We did not increase or decrease stockholders' equity to reflect the difference between the carrying value of loans and other assets and market value. Pro forma stockholders' equity is not intended to represent the fair market value of the common stock and may be different than amounts that would be available for distribution to stockholders if we liquidated.


                                                       At or for the Nine Months Ended September 30, 1999
                                                      -----------------------------------------------------
                                                                                                Maximum
                                                       Minimum      Midpoint      Maximum     As Adjusted
                                                      6,800,000    8,000,000     9,200,000     10,580,000
                                                        Shares       Shares       Shares          Shares
                                                      at $10.00    at $10.00     at $10.00      at $10.00
                                                      Per Share    Per Share     Per Share     Per Share(1)
                                                      ---------    ---------    -----------    ------------
                                                          (Dollars in thousands, except per share amounts)
Gross proceeds.....................................   $   68,000   $   80,000   $    92,000    $   105,800
Less expenses.......................................       2,268        2,268         2,268          2,268
Estimated net proceeds..............................      65,732       77,732        89,732        103,532
Less: Common stock purchased by ESOP(2).............      (5,440)      (6,400)       (7,360)        (8,464)
Less: Common stock purchased by MRP(3)..............      (2,720)      (3,200)       (3,680)        (4,232)
                                                      ----------   ----------   -----------    -----------
   Estimated net proceeds, as adjusted..............  $   57,572   $   68,132   $    78,692    $    90,836
                                                      ==========   ==========   ===========    ===========

For the 9 months ended September 30, 1999:
-----------------------------------------
Consolidated net income:
 Historical                                           $    3,607   $    3,607   $     3,607    $     3,607
 Pro forma income on net proceeds...................       1,431        1,694         1,957          2,259
 Pro forma ESOP adjustment(2).......................         (87)        (102)         (118)          (135)
 Pro forma MRP adjustment(3)........................        (261)        (307)         (353)          (406)
                                                      ----------   ----------   -----------    -----------
    Pro forma net income............................  $    4,690   $    4,892   $     5,093    $     5,325
                                                      ==========   ==========   ===========    ===========
Per share net income (reflects SOP 93-6):
 Historical.........................................  $     0.60   $     0.51   $      0.44    $      0.39
 Pro forma income on net proceeds...................        0.24         0.24          0.24           0.24
 Pro forma ESOP adjustment(2)(4)....................       (0.01)       (0.01)        (0.01)         (0.01)
 Pro forma MRP adjustment(3)........................       (0.04)       (0.04)        (0.04)         (0.04)
                                                      ----------   ----------   -----------    -----------
    Pro forma net income per share..................  $     0.79   $     0.70   $      0.63    $      0.58
                                                      ==========   ==========   ===========    ===========
Offering price as a ratio of pro forma net
 annualized income per share........................        9.49x        10.71x       11.90x        12.93x

At September 30, 1999
---------------------
Stockholders' equity:
 Historical.........................................  $   78,578   $   78,578   $    78,578    $    78,578
 Estimated net proceeds.............................      65,732       77,732        89,732        103,532
 Less: Common Stock acquired by ESOP(2).............     (54,440)      (6,400)       (7,360)        (8,464)
 Less: Common Stock acquired by MRP(3)..............      (2,720)      (3,200)       (3,680)        (4,232)
                                                      ----------   ----------   -----------    -----------
    Pro forma stockholders' equity                    $  136,150   $  146,710   $   157,270    $   169,414
                                                      ==========   ==========   ===========    ===========

Stockholders' equity per share(5):
 Historical........................................   $    11.56   $     9.82   $      8.54    $      7.43
 Estimated net proceeds............................         9.67         9.76          9.75           9.82
 Less: Common Stock acquired by ESOP(2)............        (0.80)       (0.80)        (0.80)         (0.80)
 Less: Common stock acquired by MRP(3).............        (0.40)       (0.40)        (0.40)         (0.40)
                                                      ----------   ----------   -----------    -----------
    Pro forma stockholders' equity per share.......   $    20.03   $    18.34   $     17.09    $     16.02
                                                      ==========   ==========   ===========    ===========
Offering price as a percentage of pro forma
 stockholders' equity per share....................        49.93%       54.53%        58.51%         62.42%
                                                      ==========   ==========   ===========    ===========

________________

(1) We reserve the right to issue up to a total of 10,580,000 shares at $10.00 per share, or 15% above the maximum of the offering range. Unless otherwise required by the regulators, subscribers will not be given the right to modify their subscriptions unless the aggregate purchase price of the common stock is increased to exceed $105.8 million (i.e., 15% above the maximum of the offering range.)

(2) Assumes 8% of the shares to be sold in the offering are purchased by the employee stock ownership plan under all circumstances, and that the funds used to purchase such shares are borrowed from Port Financial Corp. The approximate amount expected to be borrowed by the ESOP is reflected in this table as a reduction of capital. Although repayment of such debt will be secured solely by the shares purchased by the employee stock ownership plan, we expect to make discretionary contributions to the employee stock ownership plan in an amount at least equal to the principal and interest payments on the employee stock ownership plan debt. Pro forma net income has been adjusted to give effect to such contributions, based upon a fully amortizing debt with a thirty-year term. The provisions of SOP 93-6 have been applied for shares to be acquired by the employee stock ownership plan and for purposes of computing earnings per share.

(3) Assumes a number of issued and outstanding shares of common stock equal to 4% of the common stock to be sold in the offering will be purchased by the management recognition plan. Before the management recognition plan is implemented, it must be approved by the stockholders. The dollar amount of the common stock possibly to be purchased by the management recognition plan is based on $10.00 per share and represents unearned compensation and is reflected as a reduction of capital. Such amount does not reflect possible increases or decreases in the price per share after the offering. As we accrue compensation expenses to reflect the vesting of such shares over 5 years pursuant to the management recognition plan, the charge against capital will be reduced accordingly. In the event the shares issued under the management recognition plan consist of newly issued shares of common stock at the price per share in the offering, the per share financial condition and result of operations of Port Financial Corp. would be proportionately reduced and to the extent the interest of existing stockholders would be diluted by approximately 3.85%. For purposes of the preceding table, it was assumed that the number of unvested management recognition plan shares at September 30, 1999 was 272,000, 320,000, 368,000 and 423,200 for the minimum, midpoint, maximum, and 15% above the maximum of the offering range, respectively.

(4) Cambridgeport Bank intends to record compensation expense related to the employee stock option plan in accordance with SOP 93-6. As a result, to the extent the value of the common stock appreciates over time, compensation expense related to the employee stock ownership plan will increase. SOP 93-6 also changes the earnings per share computations for leveraged employee stock ownership plans to include as outstanding only shares that have been committed to be released to participants. For purposes of the preceding table, it was assumed that the number of employee stock ownership plan shares were committed to be released at September 30, 1999 was 13,600, 16,000, 18,400 and 21,160 for the minimum, midpoint, maximum and 15% above the maximum of the offering range, respectively.

(5) Stockholders' equity per share data is based upon 6,800,000, 8,000,000, 9,200,000 and 10,580,000 shares outstanding representing shares sold in the offering, and shares purchased by the ESOP and management recognition plan.


                                                      At or for the Year Ended December 31, 1998
                                                  -----------------------------------------------------
                                                                                            Maximum as
                                                     Minimum      Midpoint     Maximum       Adjusted
                                                    6,800,000    8,000,000     9,200,000   10,580,000
                                                     Shares       Shares       Shares        Shares
                                                    at $10.00    at $10.00    at $10.00    at $10.00
                                                    Per Share    Per Share    Per Share   Per Share(1)
                                                  ------------   ----------   ---------- --------------
                                                     (Dollars in thousands, except per share amounts)
Gross proceeds...................................   $   68,000   $   80,000   $    92,000   $   105,800
Less expenses....................................        2,268        2,268         2,268         2,268
 Estimated net proceeds..........................       65,732       77,732        89,732       103,532
 Less: Common stock purchased by ESOP(2).........       (5,440)      (6,400)       (7,360)       (8,464)
 Less: Common stock purchased by MRP(3)..........       (2,720)      (3,200)       (3,680)       (4,232)
                                                    ----------   ----------   -----------   -----------
   Estimated net proceeds, as adjusted...........   $   57,572   $   68,132   $    78,692   $    90,836
                                                    ==========   ==========   ===========   ===========

For the 12 months ended December 31, 1998
-----------------------------------------
 Historical......................................   $    4,188   $    4,188   $     4,188   $     4,188
 Pro forma income on net proceeds................        1,665        1,971         2,276         2,628
 Pro forma ESOP adjustment(2)....................         (116)        (137)         (157)         (181)
 Pro forma MRP adjustment(3).....................         (348)        (410)         (471)         (542)
                                                    ----------   ----------   -----------   -----------
   Pro forma net income..........................   $    5,389   $    5,612   $     5,836   $     6,093
                                                    ==========   ==========   ===========   ===========
Per share net income (reflects SOP 93-6)
 Historical......................................   $     0.70   $     0.59   $      0.52   $      0.45
 Pro forma income on net proceeds................         0.28         0.28          0.28          0.28
 Pro forma ESOP adjustment(2)(4).................        (0.02)       (0.02)        (0.02)        (0.02)
 Pro forma MRP adjustment(3).....................        (0.06)       (0.06)        (0.06)        (0.06)
                                                    ----------   ----------   -----------   -----------
   Pro forma net income per share................   $     0.90   $     0.79   $      0.72   $      0.65
                                                    ==========   ==========   ===========   ===========
Offering price as a ratio of pro forma net
   income per share..............................        11.11x       12.66x        13.89x        15.38x

At December 31, 1998
--------------------
Stockholders' equity:
 Historical......................................   $   76,088   $   76,088   $    76,088   $    76,088
 Estimated net proceeds..........................       65,732       77,732        89,732       103,532
   Less: Common stock acquired by ESOP(2)........       (5,440)      (6,400)       (7,360)       (8,464)
   Less: Common stock acquired by MRP(3).........       (2,720)      (3,200)       (3,680)       (4,232)
                                                    ----------   ----------   -----------   -----------
   Pro forma stockholders' equity................   $  133,660   $  144,220   $   154,780   $   166,924
                                                    ==========   ==========   ===========   ===========
Stockholders' equity per share (5):
 Historical......................................   $    11.19   $     9.51   $      8.27   $      7.19
Estimated net proceeds...........................         9.67         9.76          9.75          9.82
   Less: Common stock acquired by ESOP(2)........        (0.80)       (0.80)        (0.80)        (0.80)
   Less: Common stock acquired by MRP(3).........        (0.40)       (0.40)        (0.40)        (0.40)
                                                    ----------   ----------   -----------   -----------
   Pro forma stockholders' equity per share......   $    19.66   $    18.03   $     16.82   $     15.78
                                                    ==========   ==========   ===========   ===========
Offering price as a percentage of pro forma......        50.86%       55.46%        59.45%        63.37%
 stockholders' equity per share..................   ==========   ==========   ===========   ===========


__________________

(1) We reserve the right to issue up to a total of 10,580,500 shares at $10.00 per share, or 15% above the maximum of the Independent Valuation. Unless otherwise required by the regulators, subscribers will not be given the right to modify their subscriptions unless the aggregate purchase price of the common stock is increased to exceed $105.8 million (15% above the maximum of the Independent Valuation.)

(2) Assumes 8% of the shares to be sold in the offering are purchased by the employee stock ownership plan under all circumstances, and that the funds used to purchase such shares are borrowed from Port Financial Corp. The approximate amount expected to be borrowed by the ESOP is reflected in this table as a reduction of capital. Although repayment of such debt will be secured solely by the shares purchased by the employee stock ownership plan, we expect to make discretionary contributions to the employee stock ownership plan in an amount at least equal to the principal and interest payments on the employee stock ownership plan debt. Pro forma net income has been adjusted to give effect to such contributions, based upon a fully amortizing debt with a thirty-year term. The provisions of SOP 93-6 have been applied for shares to be acquired by the employee stock ownership plan and for purposes of computing earnings per share.

(3) Assumes a number of issued and outstanding shares of common stock equal to 4% of the common stock to be sold in the offering will be purchased by the management recognition plan. Before the management recognition plan is implemented, it must be approved by the stockholders. The dollar amount of the common stock possibly to be purchased by the management recognition plan is based on $10.00 per share and represents unearned compensation and is reflected as a reduction of capital. Such amount does not reflect possible increases or decreases in the price per share after the offering. As we accrue compensation expenses to reflect the vesting of such shares over 5 years pursuant to the management recognition plan, the charge against capital will be reduced accordingly. In the event the shares issued under the management recognition plan consist of newly issued shares of common stock at the price per share in the offering, the per share financial condition and result of operations of Port Financial Corp. would be proportionately reduced and to the extent the interest of existing stockholders would be diluted by approximately 3.85%. For purposes of the preceding table, it was assumed that the number of unvested management recognition plan shares at December 31, 1998 was 272,000, 320,000, 368,000 and 423,200 for the minimum, midpoint, maximum and 15% above the maximum of the offering range, respectively.

(4) Cambridgeport Bank intends to record compensation expense related to the employee stock ownership plan in accordance with SOP 93-6. As a result, to the extent the value of the common stock appreciates over time, compensation expense related to the employee stock ownership plan will increase. SOP 93-6 also changes the earnings per share computations for leveraged employee stock ownership plans to include as outstanding only shares that have been committed to be released to participants. For purposes of the preceding table, it was assumed that the number of employee stock ownership plan shares were committed to be released at December 31, 1998 was 18,133, 21,333, 24,533 and 28,213 for the minimum, midpoint, maximum and 15% above the maximum of the offering range, respectively.

(5) Stockholders' equity per share data is based upon 6,800,000, 8,000,000, 9,200,000 and 10,580,000 shares outstanding representing shares sold in the offering, and shares purchased by the ESOP and management recognition plan.

                     CAMBRIDGEPORT MUTUAL HOLDING COMPANY
                     CONSOLIDATED STATEMENTS OF OPERATIONS

     The Consolidated Statements of Operations of Cambridgeport Mutual Holding Company for the years ended December 31, 1998, 1997 and 1996 have been audited by Arthur Andersen LLP, independent public accountants and are included in this prospectus, along with their Auditors' Report on page F-2. The following consolidated statements of operations have been extracted from the audited consolidated statements of operations and should be read in conjunction with the Consolidated Financial Statements and accompanying Notes to Consolidated Financial Statements in this prospectus and "Management's Discussion and Analysis of the Financial Condition and Results of Operations" beginning on page 32 of this prospectus. The consolidated statements of operations for the nine month periods ended September 30, 1999 and 1998 are unaudited, but in the opinion of management, reflect all adjustments necessary for a fair presentation of the results for such periods. The results for the nine month period ended September 30, 1999 are not necessarily indicative of the results of Cambridgeport Mutual Holding Company for the entire year.

                                                For the Nine Months               For the Year Ended
                                                Ended September 30,                   December 31,
                                            -----------------------   -----------------------------------
                                              1999         1998          1998          1997        1996
                                            ---------    ----------   -----------  -----------   --------
                                                  (unaudited)                     (In thousands)
Interest and dividend income:
 Interest on loans......................     $29,886      $27,671       $37,374        $30,304    $23,630
 Interest and dividends on investment
   securities...........................       6,323        7,691        10,023         12,282     10,450

 Interest on other cash equivalents.....         593          564           787            574      2,744
 Interest on certificates of deposit....         295          366           472            801        917
                                            --------     --------     ---------        -------   --------
   Total interest and dividend income...      37,097       36,292        48,656         43,961     37,741
                                            --------     --------     ---------        -------   --------

Interest expense:
 Interest on deposits...................      17,361       18,197        24,318         22,732     20,184
 Interest on borrowed funds.............       1,583        1,161         1,562            822        854
                                            --------     --------     ---------        -------   --------
   Total interest expense...............      18,944       19,358        25,880         23,554     21,038
                                            --------     --------     ---------        -------   --------
   Net interest income..................      18,153       16,934        22,776         20,407     16,703

Provision for possible loan losses......         562        1,183         1,760            600        450
                                            --------     --------     ---------        -------   --------
   Net interest income after provision
       for possible loan losses.........      17,591       15,751        21,016         19,807     16,253
                                            --------     --------     ---------        -------   --------

Noninterest income:
 Customer service fees..................         622          495           726            623        621
 Net gain on sale of investment
   securities, net......................           -           60            61            727        575
 Gain on sale of loans, net.............         539          849         1,143            312        357
 Loan servicing fee income..............         309          518           656            995      1,173
 Increase in cash surrender value                 63          493           657            200          -
 Other income...........................         598          236           328            319        494
                                            --------     --------     ---------       --------   --------
   Total noninterest income.............       2,131        2,651         3,571          3,176      3,220
                                            --------     --------     ---------       --------   --------

Noninterest expenses:
 Salaries and employee benefits.........       7,076        7,140         9,489          9,111      7,589
 Occupancy and equipment expenses.......       2,526        2,615         3,507          3,590      3,215
Curtailment loss on nonqualified pension
   plan.................................         578            -             -              -          -
 Data processing service fees...........       1,072          971         1,279          1,198        689
 Advertising............................         890          735           903            843        914
 Other noninterest expenses.............       2,147        2,170         2,864          2,896      3,792
                                            --------     --------     ---------       --------   --------
   Total noninterest expenses...........      14,289       13,631        18,042         17,638     16,199
                                            --------     --------     ---------       --------   --------
Income before provision for income taxes       5,433        4,771         6,545          5,345      3,274
Provision for income taxes..............       1,826        1,707         2,357          1,679        787
                                            --------     --------     ---------       --------   --------
Net income                                   $ 3,607      $ 3,064       $ 4,188        $ 3,666    $ 2,487
                                            ========     ========     =========       ========   ========

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  ------------------------------------------------------------------------------
  This discussion and analysis reflects Cambridgeport Mutual Holding's financial statements and other relevant statistical data and is intended to enhance your understanding of our financial condition and results of operations. You should read the information in this section in conjunction with Cambridgeport Mutual Holding's Consolidated Financial Statements and accompanying Notes to Consolidated Financial Statements beginning on page F-1 of this prospectus, and the other statistical data provided in this prospectus. Unless otherwise indicated, the financial information presented in this section reflects the financial condition and operations of Cambridgeport Mutual Holding Company on a consolidated basis.
  ------------------------------------------------------------------------------

General

     Cambridgeport Mutual Holding Company's results of operations is comprised of earnings on investments and the net income recorded by its principal operating subsidiary, Cambridgeport Bank. Cambridgeport Bank's results of operations depend primarily on net interest income. Net interest income is the difference between the interest income we earn on our interest-earning assets and the interest we pay on interest-bearing liabilities. Our interest-earning assets consist primarily of residential mortgage loans including home equity loans, commercial mortgage loans, borrowings under home equity credit lines, consumer loans, mortgage-backed securities and investment securities. Interest-bearing liabilities consist primarily of certificates of deposit, savings and money market and NOW account deposits, and borrowings from the Federal Home Loan Bank of Boston. Our results of operations also depend on our provision for possible loan losses, non-interest income, and our non-interest expense. Non-interest expense includes salaries and employee benefits, occupancy expenses and other general and administrative expenses. Non-interest income includes service fees and charges.

     Our results of operations may also be affected significantly by economic and competitive conditions in our market area and elsewhere, including those conditions that influence market interest rates, government policies and the actions of regulatory authorities. Future changes in applicable laws, regulations or government policies may materially impact us. Furthermore, our lending activity is concentrated in loans secured by real estate located in the Boston metropolitan area.


Management Strategy

     Our primary management strategy has been to offer a variety of checking and savings deposit products, as well as residential and commercial mortgage loan products, in order to generate earnings and to expand our customer base in our primary market area of Middlesex and Norfolk counties in Massachusetts. We seek to provide high quality service to our customers while meeting their savings and borrowing needs. We try to limit our exposure to changes in interest rates by monitoring and managing our interest rate-sensitive assets and liabilities. To accomplish these strategies, we originate one- to four-family residential mortgage loans, home equity and consumer loans and commercial real estate mortgage loans, and we offer competitive rates to attract new deposits. We also attempt to cross sell additional services to our existing customers as a way of maintaining these deposit relationships. We train our employees not only in the technical aspects of their jobs, but also in how to provide outstanding quality service to customers. To facilitate our management of liquidity and interest rate risk, we purchase investment and mortgage-backed securities. In recent years, we have adopted a growth-oriented strategy that has focused on broadening our product lines and services, expanding delivery systems for our customers and extending our branch network. We believe that this business strategy is best for our long term success and viability, and complements our existing commitment to high quality customer service. In connection with our overall growth strategy, we seek to:

     . continue to focus on expanding our residential lending and retail banking franchise, and increasing the number of households served within our market area;

     . expand our commercial banking products and services for businesses, as a means to increase the yield on our loan portfolio, to attract lower cost transaction deposit accounts and increase non-interest income;

     . offer a variety of uninsured investment and insurance products and services as a means to compete for an increased share of our customers' financial service business; and

     . increase the use of alternative delivery channels, such as internet home banking and telebanking.

     Following the conversion, we intend to utilize proceeds from the offering to further the objectives of our growth-oriented strategy. We may also use the offering proceeds to acquire branches from other banks or to make other acquisitions. See "How We Intend to Use the Proceeds from the Offering."


Management of Interest Rate Risk

     As a financial institution, we incur risk from interest rate volatility. Fluctuations in interest rates will impact both our level of income and expense on a large portion of our assets and liabilities. Fluctuations in interest rates will also affect the market value of all interest earning assets.

     The primary goal of our interest rate management strategy is to limit fluctuations in net interest income as interest rates vary up or down. We seek to coordinate asset and liability decisions so that, under changing interest rate scenarios, our net interest income will remain within an acceptable range.

     Our lending activities have emphasized one-to four-family and commercial mortgage loans. Our primary source of funds has been deposits, consisting primarily of certificates of deposit, which have shorter terms to maturity than the loan portfolio, and transaction accounts. Occasionally, we have funded loan growth with Federal Home Loan Bank advances.

We have employed several strategies to manage the interest rate risk inherent in the asset/liability mix, including but not limited to:

     . Selling a majority of the 30 and 15 year fixed-rate mortgages we originate to the secondary market;

     . Maintaining the diversity of our existing loan portfolio through the origination of commercial real estate and consumer loans which typically have variable rates and shorter terms than residential mortgages; and

     . Emphasizing investments with short- and intermediate-term maturities of less than ten years, with the majority of maturities or rate resets currently under 5 years.

     The actual amount of time before loans are repaid can be significantly impacted by changes in market interest rates. Prepayment rates will also vary due to a number of other factors, including the regional economy in the area where the loans were originated, seasonal factors, demographic variables, the assumability of the loans, related refinancing opportunities and competition. We monitor interest rate sensitivity so that we can adjust our asset and liability mix in a timely manner and minimize the negative effects of changing rates.

     Net Interest Income Simulation. We use a simulation model to monitor interest rate risk. This model reports the net interest income at risk primarily under two different interest rate environments. Specifically, an analysis is performed of changes in net interest income assuming changes in interest rates, both up and down 200 basis points from current rates over the one year time period following the current financial statement. In addition, we periodically simulate other scenarios by increasing the assumed changes in interest rates both up and down 400 basis points, or extending the time period covered by the analysis. Our policy objective is to limit any reduction in net interest income over a one-year period to 10% from the current financial statement given a change in interest rates of up or down 200 basis points.

     The table below sets forth as of September 30, 2000 the estimated changes in net interest income that would result from a 200 basis point change in interest rates over the applicable twelve-month period.

                For the Twelve Months Ended September 30, 2000
                ----------------------------------------------
                            (Dollars in thousands)

              Changes in
            Interest Rates       Net Interest
            (Basis Points)          Income           % Change
            --------------       ------------        --------
                 200                  $23,440           -1.74%
                   0                   23,856               -
                -200                   23,866            0.04%

     Gap Analysis. In addition to net interest income simulation, we use gap analysis to monitor interest rate risk. We analyze the repricing characteristics of assets and liabilities by examining the extent to which such assets and liabilities are "interest rate sensitive". An asset or liability is deemed to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest bearing-liabilities maturing or repricing within that same time period.

     A gap is considered positive when the amount of interest-earnings assets maturing or repricing within a specific time period exceeds the amount of interest-bearing liabilities maturing or repricing within that specific time period. A gap is considered negative when the amount of interest-bearing liabilities maturing or repricing within a specific time period exceeds the amount of interest-earning assets maturing or repricing within the same period. During a period of rising interest rates, a financial institution with a negative gap position would be expected, absent the effects of other factors, to experience a greater increase in the costs of its liabilities relative to the yields of its assets. Thus, our net interest income would likely decrease. An institution with a positive gap position would be expected, absent the effect of other factors, to experience the opposite result. Conversely, during a period of declining interest rates, a negative gap would tend to result in an increase in net interest income. A positive gap would tend to reduce net interest income.

     At September 30, 1999, based on the assumptions below, our interest-bearing liabilities maturing or repricing within one year exceeded our interest-earning assets maturing or repricing within the same period by $130.2 million. This represented a negative cumulative one-year interest rate sensitivity gap of 18.8% of total interest earning assets and a ratio of cumulative interest-earning assets maturing or repricing within one year to cumulative interest-bearing liabilities maturing or repricing within one year of 65.8%. Our negative gap position could more adversely impact our net interest income in a rising rate environment than if we had a positive gap position. Our policy sets an objective of maintaining the one year cumulative gap between a negative 20% of total earning assets to a positive 20% of total earning assets.

     The following table presents the amounts of our interest-earning assets and interest-bearing liabilities outstanding at September 30, 1999, which we anticipate to reprice or mature in each of the future time periods shown.
Except as stated below, we determined the amounts of assets and liabilities shown which reprice or mature during a particular period in accordance with the earlier of the term to repricing or the contractual maturity of the asset or liability. The information presented in the following table is also based on the following assumptions:

     . We assume that various mortgage related products will prepay principal balances. Prepayment speeds will vary depending on the interest rate environment, mortgage product type, outstanding principal balances, average life to maturity and other factors. The residential mortgage portfolio is segregated based on these factors and prepayment speeds are calculated using analytical historical data from the Office of Thrift Supervision.

     . 10% of our commercial mortgages and home equity loans are assumed to prepay annually.

     . Federal agency securities with call options that we believed would be called were reported at the earlier of the next call date or contractual maturity date.

     . Higher earning savings accounts, money market accounts and the Treasury index accounts are reported in the three month category.

     The assumptions, as reflected in the last two items, are based on regulatory guidance, as modified by our historical analysis of deposit levels over during various changes in market rates. Deposit assumptions, prepayment rates and anticipated call dates can have a significant impact on the estimated interest sensitivity gap. While we believe that our assumptions are reasonable, they may not be indicative of actual future deposit activity, mortgage and mortgage-backed securities prepayments, and the actual timing of federal agency calls.

GAP Table

                                                      Amounts Maturing or Repricing as of September 30, 1999
                               -----------------------------------------------------------------------------------------------------
                               less than 3   3 to 6    6 months to
                                  months     months      1 year    1 to 2 years   2 to 3 years   3 to 5 years  * 5 yrs.     Total
                               -----------   --------- ----------- ------------   ------------   ------------  --------   ---------
                                                                     (Dollars in thousands)
Interest Earning Assets(1)
   Short term investments.....    $  6,577           -          -             -              -             -          -   $  6,577
   Certificates of Deposit....           -    $  2,778  $   2,284             -              -             -          -      5,062
   Investment securities(2)...      16,410       4,250      3,681     $   9,895       $ 14,436      $ 43,639   $  7,197     99,508
   Mortgage and assets
    backed securities(2)......       1,982       3,700     15,484         7,015          2,055         3,556      3,184     36,976
   Loans(3)...................      95,529      31,245     66,887        98,341         97,203       131,729     24,624    545,558
                               -----------   --------- ----------  ------------   ------------   -----------   --------   --------
     Total interest earning
      assets..................     120,498      41,973     88,336       115,251        113,694       178,924     35,005    693,681

Interest-Bearing Liabilities
   NOW accounts(4)............           -           -          -             -              -             -     42,880     42,880
   Regular savings accounts...           -           -          -             -              -             -     54,006     54,006
   Money market accounts(5)...     139,414           -          -             -              -             -      2,663    142,077
   Certificate of deposit
     accounts.................      55,573      44,664    118,293        94,519          9,165         2,569          -    324,783
   Borrowed funds.............       6,055      10,209      6,823           891            954         1,969     14,717     41,618
                               -----------   --------- ----------  ------------   ------------      --------   --------   --------
     Total interest
      bearing liabilities.....     201,042      54,873    125,116        95,410         10,119         4,538    114,266    605,364
Interest sensitivity gap......     (80,544)    (12,900)   (36,780)       19,841        103,575       174,386    (79,261)
Cumulative interest
 sensitivity gap..............     (80,544)    (93,444)  (130,224)     (110,383)        (6,808)      167,578     88,317
Cumulative interest
 sensitivity gap as a
 percent of total assets......      -11.16%     -12.95%    -18.04%       -15.29%         -0.94%        23.22%     12.24%

Cumulative interest
 sensitivity gap as a
 percent of total interest
 earning assets...............      -11.61%     -13.47%    -18.77%       -15.91%         -0.98%        24.16%     12.73%

Cumulative interest-earning
 assets as a percentage of
 cumulative interest-
 bearing liabilities..........       59.94%      63.49%     65.82%        76.83%         98.60%       134.12%    114.59%

_______________
(1) Interest earning assets are included in the period in which the balances are expected to be redeployed and/or repriced as a result of anticipated prepayments, scheduled rate adjustments and contractual maturities.
(2)  Debt securities are presented at amortized cost.
(3) For the purposes of the gap analysis, allowances for loan losses and deferred loan fees have been excluded.
(4) NOW accounts also include appreciation checking and are included in the over five year column.
(5) Treasury Index and Real Savings accounts are included in 3 months or less. Business investments accounts are in the over 5 year category.

* greater than

Average Balance Sheet and Analysis of Net Interest Income

     The following tables set forth information relating to our financial condition and net interest income at and for the nine months ended September 30, 1999 and 1998 and for the years ended December 31, 1998, 1997 and 1996, and reflect the average yield on assets and average cost of liabilities for the periods indicated. We derived the yields and costs by dividing income or expense by the average balance of interest-earning assets or interest-bearing liabilities, respectively, for the periods shown. We derived average balances from actual daily balances over the periods indicated. Interest income includes fees we earned from making changes in loan rates or terms, and fees we earned when commercial real estate loans were prepaid or refinanced.

                                   At September 30,                For the Nine Months Ended September 30,
                              ---------------------    ------------------------------------------------------------------------
                                        1999                           1999                                     1998
                              ---------------------    ---------------------------------------    -----------------------------
                                         Average                                 Average                               Average
                               Actual     Yield/       Average                    Yield/          Average               Yield/
                              Balance     Cost         Balance     Interest       Cost            Balance    Interest   Cost
                              ---------  -------       -------     --------      -------------    -------    --------  --------
Assets:                                                            (Dollars in thousands)
Interest earning assets:
 Short term investments(1)...  $  6,577     5.42%       $ 13,411    $   593       5.83%            $ 11,423   $   564     6.51%
 Certificates of deposit.....     5,062     7.30           5,525        295       7.14                7,050       366     6.94
 Investment securities(2)....   140,286     6.12         140,208      6,323       6.04              164,407     7,691     6.32
 Loans(3)....................   537,901     7.43         517,428     29,886       7.52              448,701    27,671     8.04
                               --------                 --------    -------                        --------   -------
  Total interest earning
   assets....................   689,826     7.15         676,572     37,097       7.19              631,581    36,292     7.56
                                                                    -------                                   -------
  Total non-interest
   earning assets............    31,987                   25,629                                     21,262
                               --------                 --------                                   --------
  Total assets...............  $721,813                 $702,201                                   $652,843
                               ========                 ========                                   ========

Liabilities and Equity:
Interest bearing Liabilities:
 NOW accounts................    42,880     1.38          39,618        417       1.41               35,545       414     1.56
 Savings accounts............    54,006     2.03          54,025        845       2.09               53,332       895     2.24
 Money market deposit
  accounts...................   142,077     4.06         138,831      3,955       3.81              118,976     3,573     4.02
 Certificate of deposit
  accounts...................   324,783     4.92         321,610     12,144       5.05              315,980    13,315     5.63
                               --------                 --------    -------                        --------   -------
  Total interest-bearing
  deposits...................   563,746     4.16         554,084     17,361       4.19              523,833    18,197     4.64
 Borrowed funds..............    41,618     6.09          36,883      1,583       5.66               25,250     1,161     6.15
                               --------                 --------    -------                        --------   -------
  Total interest-bearing
   liabilities...............   605,364     4.29         590,967     18,944       4.29              549,083    19,358     4.71
                                                                    -------                                   -------
 Noninterest-bearing
  deposits...................    32,391                   29,097                                     25,472
Other noninterest-bearing....     5,480                    5,883                                      5,684
  liabilities................  --------                 --------                                   --------

  Total noninterest bearing
   liabilities...............    37,871                   34,980                                     31,156

 Total liabilities...........   643,235                  625,947                                    580,239
 Total retained earnings.....    78,578                   76,254                                     72,604
                               --------                 --------                                   --------
 Total liabilities and
  retained earnings..........  $721,813                 $702,201                                   $652,843
                               ========                 ========                                   ========
Net interest income..........                                       $18,153                                   $16,934
                                                                    =======                                   =======
Net interest rate spread(4)..               2.86%                                 2.90%                                   2.85%
Net interest margin(5).......                                                     3.57%                                   3.58%
Ratio of interest-earning
 assets to average interest-
 bearing liabilities.........             114.53x                               115.18x                                 115.26x
                                                                                                       (footnotes on following page)

                                                              For the Years Ended December 31,
                                ------------------------------------------------------------------------------------------------
                                             1998                             1997                           1996
                                -----------------------------    ------------------------------  -------------------------------
                                                      Average                          Average                         Average
                                Average                Yield/     Average               Yield/    Average               Yield/
                                Balance    Interest     Cost      Balance   Interest     Cost     Balance   Interest     Cost
                                -------    --------   -------     -------   --------   -------    -------   --------   ---------
Assets:                                                               (Dollars in thousands)
Interest earning assets:
 Short term investments(1)....  $ 12,373    $   787     6.36%    $  8,026    $   574     7.15%   $ 53,923   $  2,744     5.09%
 Certificates of deposit......     6,736        472     7.01       12,480        801     6.42      14,265        917     6.43
 Investment securities(2).....   162,152     10,023     6.33      194,564     12,282     6.42     173,017     10,450     6.14
 Loans(3).....................   457,271     37,374     8.08      362,888     30,304     8.25     281,234     23,630     8.28
                                --------    -------              --------    -------             --------   --------
  Total interest earning
   assets.....................   638,532     48,656     7.60      577,958     43,961     7.59     522,439     37,741     7.20
                                            -------                          -------                        --------
  Total non-interest
   earning assets.............    21,658                           20,103                          19,125
                                --------                         --------                        --------
  Total assets................  $660,190                         $598,061                        $541,564
                                ========                         ========                        ========

Liabilities and Equity:
Interest bearing Liabilities:
 NOW accounts.................    36,323        559     1.54       32,898        568     1.73      29,933        529     1.77
 Savings accounts.............    53,283      1,194     2.24       56,688      1,298     2.29      59,748      1,368     2.29
 Money market deposit
  accounts....................   123,020      4,825     3.92       85,968      3,063     3.56      71,107      2,493     3.51
 Certificate of deposit
  accounts....................   316,937     17,740     5.60      314,360     17,803     5.66     279,771     15,794     5.65
                                --------    -------              --------    -------             --------   --------
  Total interest-bearing
   deposits...................   529,563     24,318     4.59      489,914     22,732     4.64     440,559     20,184     4.58
 Borrowed funds...............    25,352      1,562     6.16       13,609        822     6.04      14,859        854     5.75
                                --------    -------              --------    -------             --------   --------
  Total interest-bearing
   liabilities................   554,915     25,880     4.66      503,523     23,554     4.68     455,418     21,038     4.62

 Noninterest-bearing
  deposits....................    26,134                           20,330                          16,008
 Other noninterest-bearing
  liabilities.................     5,923                            5,403                           4,367
                                --------                         --------                        --------
  Total noninterest bearing
   liabilities................    32,057                           25,733                          20,375

 Total liabilities............   586,972                          529,256                         475,793
 Total retained earnings......    73,218                           68,805                          65,771
                                --------                         --------                        --------
 Total liabilities and
 retained earnings............  $660,190                         $598,061                        $541,564
                                ========                         ========                        ========
Net interest income...........              $22,776                          $20,407                        $ 16,703
                                            =======                          =======                        ========
Net interest rate spread(4)...                          2.94%                            2.91%                           2.58%
Net interest margin(5)........                          3.56%                            3.52%                           3.19%
Ratio of interest earning
 assets to interest bearing
 liabilities..................                        115.32x                          115.04x                         115.03x

_________________________

(1) Short term investments include federal funds sold.
(2) All investments securities are considered available for sale and carried at market value.
(3) Loans are net of deferred loan origination costs (fees), allowance for loan losses and unadvanced funds.
(4) Net interest rate spread represents the difference between the weighted average yield on interest earning assets and the weighted average cost of interest bearing liabilities.
(5) Net interest margin represents net interest income as a percentage of average interest earning assets.

          Rate/Volume Analysis. The following table shows how changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected our interest income and interest expense during the periods indicated. Information is provided in each category with respect to:

     (1) interest income changes attributable to changes in volume (changes in volume multiplied by prior rate);

     (2) interest income changes attributable to changes in rate (changes in rate multiplied by prior volume); and

     (3)  the net change.

     The changes attributable to the combined impact of volume and rate have been allocated proportionately to the changes due to volume and the changes due to rate.

                                     Nine Months Ended
                               September 30, 1999 Compared to   Year Ended December 31, 1998      Year Ended December 31, 1997
                                     Nine Months Ended             Compared to Year Ended            Compared to Year Ended
                                     September 30, 1998               December 31, 1997                 December 31, 1996
                                    Increase/(Decrease)              Increase/(Decrease)               Increase/(Decrease)
                             -------------------------------   ------------------------------    -------------------------------

                                     Due to                            Due to                            Due to
                             ---------------------             --------------------              --------------------
                              Volume        Rate       Net      Volume       Rate       Net        Volume      Rate       Net
                             --------     --------   -------   --------    --------   --------   ---------   --------   --------
                                                                       (In thousands)
Interest earning assets:
 Short term investments.....  $    71     $   (42)   $    29    $   268     $ (55)     $   213     $(4,137)    $1,967    $(2,170)
 Certificates of deposit....      (82)         11        (71)      (411)       82         (329)       (115)        (1)      (116)
 Investment securities......   (1,038)       (330)    (1,368)    (2,088)     (171)      (2,259)      1,337        495      1,832
 Loans......................    3,820      (1,605)     2,215      7,682      (612)       7,070       6,759        (85)     6,674
                              -------     -------    -------    -------     -----      -------     -------     ------    -------
  Total interest-earning
   assets...................  $ 2,771     $(1,966)   $   805    $ 5,451     $(756)     $ 4,695     $ 3,844     $2,376    $ 6,220
                              =======     =======    =======    =======     =====      =======     =======     ======    =======
Interest bearing
 liabilities:
 NOW accounts...............  $    19     $   (16)   $     3    $   164     $(173)     $    (9)    $    51     $  (12)   $    39
 Savings accounts...........       12         (62)       (50)       (76)      (28)        (104)        (70)         0        (70)
 Money market deposit
  accounts..................      556        (174)       382      1,427       335        1,762         534         36        570
 Certificates of deposit....      245      (1,416)    (1,171)       215      (278)         (63)      1,981         28      2,009
 Borrowed funds.............      508         (86)       422        723        17          740         (80)        48        (32)
                              -------     -------    -------    -------     -----      -------     -------     ------    -------
  Total interest bearing
   liabilities..............  $ 1,340     $(1,754)   $  (414)   $ 2,453     $(127)     $ 2,326     $ 2,416     $  100    $ 2,516
                              =======     =======    =======    =======     =====      =======     =======     ======    =======

Change in net interest
 income.....................  $ 1,431     $  (212)   $ 1,219    $ 2,998     $(629)     $ 2,369     $ 1,428     $2,276    $ 3,704
                              =======     =======    =======    =======     =====      =======     =======     ======    =======

Comparison of Financial Condition at September 30, 1999 And December 31, 1998

     Our consolidated total assets increased $43.7 million, or 6.4%, to $721.8 million at September 30, 1999 from $678.1 million at December 31, 1998. This increase was primarily the result of $42.1 million, or 8.4% growth, in loans.

The growth in total assets during the period was primarily funded by:

 .    deposit growth;
 .    reduction in investment and mortgage-backed securities;
 .    additional Federal Home Loan Bank borrowings; and
 .    growth in retained earnings.

     Total investment securities available for sale decreased $8.6 million, 5.9%, to $136.5 million. This reduction is part of our strategy to shift assets from securities into higher yielding loan assets.

     Deposits increased $28.0 million, or 4.9%, to $596.1 million at September 30, 1999 compared with $568.1 million at December 31, 1998. Interest-bearing deposits accounted for $26.5 million, or 94.3%, of the growth in total deposits and were $563.8 million at September 30, 1999. Of our interest-bearing deposits, certificates of deposit increased $14.8 million, or 4.8%, to $324.8 million at September 30, 1999 from $310.0 million at December 31, 1998. Deposits other than certificates of deposit grew $13.3 million, 5.1%, to $271.4 million at September 30, 1999. The growth in these deposit types reflects our strategy of emphasizing transaction accounts as the basis for building stable long-term relationships with our customers.

     Federal Home Loan Bank borrowings at September 30, 1999 were $14.4 million above the level at December 31, 1998. In June, 1999, we borrowed $14.5 million from the Federal Home Loan Bank in order to fund the construction and acquisition of a new building. See "Properties" below.

     Total equity increased $2.5 million, or 3.3%, to $78.6 million at September 30, 1999 from $76.1 million at December 31, 1998. $3.6 million in net income was partially offset by a decline of $1.1 million in the unrealized gain on available for sale securities.


Comparison of Operating Results for the Nine Months Ended September 30, 1999 and September, 30 1998

General

     Net income was $3.6 million for nine months ended September 30, 1999, an increase of $543,000, or 17.7%, compared with net income of $3.1 million for the 1998 period. The increase was attributable to a $1.2 million increase in net interest income and a $621,000 decrease in the provision for loan losses. These were partially offset by a $520,000 decline in total non-interest income, an increase of $658,000 in total non-interest expense and a $119,000 increase in income tax expense.

Interest Income

     Total interest and dividend income increased $805,000, or 2.2%, to $37.1 million for the 1999 period compared with $36.3 million in 1998. Interest on loans rose $2.2 million, or 8.0%, to $29.9 million from $27.7 million in the first nine months of 1998. Interest and dividends on investment securities available for sale decreased $1.4 million, to $6.3 million from $7.7 million in the 1998 period.

     The growth in interest income on loans was due in part to a $68.7 million, or 15.3%, increase in the average balance of total loans, which rose to $517.4 million for the 1999 period. This increase reflects our continued emphasis on residential one- to four-family mortgage and commercial mortgage loan originations, and favorable local economic conditions that contributed to active loan demand. The average balance of investment securities fell $24.2 million, or 14.7%, to $ 140.2 million for the 1999 period. This decrease reflects our ongoing strategy of using portions of maturing investment securities to fund growth in higher yielding residential and commercial real estate loans.

     Total interest-earning assets averaged $676.6 million for the nine months-ended September 30, 1999, up from $631.6 million in the comparable 1998 period, a 7.1% increase. The effect on interest income from the higher average interest-earning assets base was partially offset by a 37 basis point decline in the average yield to 7.19% for 1999 from 7.56% for 1998. The average yield on loans, net, fell 52 basis points to 7.52% for 1999 compared with 8.04% for the prior year. The average yield on investment securities, including mortgage-backed securities, declined 28 basis points to 6.04% for 1999 compared with 6.32% for 1998. The lower interest rate environment, particularly with respect to long-term interest rates, curve that prevailed during 1999 and 1998 resulted in the downward repricing of our interest rate-sensitive assets. In addition, the average yield on our loans was adversely affected by refinancing activity as borrowers sought lower rates.


Interest Expense

     Total interest expense for the nine months ended September 30, 1999 was $414,000, or 2.1%, below the 1998 period, despite a higher average balance of total interest-bearing liabilities in 1999 of $590.1 million compared with $549.1 million for the comparable 1998 period. The impact on interest expense from the rise in interest-bearing liabilities was offset by a 42 basis point decrease in their average cost, to 4.29% in 1999 from 4.71% for 1998. This decrease reflects the lower interest rate environment that prevailed during 1999 compared to the 1998 period.

     Interest expense on deposits declined $836,000, or 4.6%, to $17.4 million for the first nine months of 1999 compared with $18.2 million for the 1998 period. The average balance of certificates of deposits increased $5.6 million in 1999 but because of a 58 basis point decline in their average cost, interest expense on certificates of deposits declined $1.2 million in the 1999 period compared with 1998. Interest expense on money market balances increased $382,000, reflecting the $19.9 million rise in average money market account balances.

     Interest expense on borrowed funds increased $422,000, as a result of the $11.6 million rise in the average balance of borrowed funds.


Net Interest Income

     Net interest income for the nine months ended September 30, 1999 increased $1.2 million, or 7.2%, to $18.1 million compared with $16.9 million for 1998. The net interest rate spread-the difference between the average yield on average total interest-earning assets and the average cost of average total interest-bearing liabilities-increased 5 basis points to 2.90% for 1999 from 2.85% for the prior year. The net interest margin, which is net interest income divided by average total interest-earning assets, decreased one basis point to 3.57% for 1999.


Provision for Possible Loan Losses

     During the first nine months of 1999, we provided $562,000 for possible loan losses, compared to $1.18 million for the 1998 period. The 1998 provision reflected the significant growth in our commercial real estate and jumbo residential loans, mortgage loans with balances that exceed Fannie Mae guidelines portfolios. We also experienced an increase in the average size of the commercial real estate loans we made in 1998. In 1999 we have seen continued growth in both commercial real estate loans and jumbo residential mortgages, however the average size of new commercial real estate loans has declined from $1.25 million in 1998 to $925,000 in 1999.

     At September 30, 1999, the allowance for loan losses as a percentage of total loans was 1.34% compared with 1.26% at September 30, 1998.

     Future provisions for loan losses will continue to be based upon our assessment of the overall loan portfolio and its underlying collateral, the mix of loans within the portfolio, delinquency trends, economic conditions, current and prospective trends in real estate values, and other relevant factors. As we expand our commercial business lending, additional increases to the provision for possible loan losses are likely.


Non-interest Income

     Non-interest income includes service fees on deposit accounts, other service charges and net gains on sales of securities. Total non-interest income decreased $520,000, or 19.6%, to $2.1 million for 1999 compared with $2.6 million for the 1998 period. The 1998 figure includes gains on fixed rate loan sales of $849,000. In 1999, as mortgage interest rates increased, fixed rate loan applications declined, and sale gains decreased to $539,000 for the period. We expect that the new administrative center building, described above, will be approximately 60% occupied by us, and 40% by companies that enter into long term lease agreements with us. In future periods we expect to receive non-interest income from these tenants.

Non-interest Expense

     Total non-interest expense increased $658,000, or 4.8%, to $14.3 million during 1999 compared with $13.6 million for the prior year. The 1999 figure includes a one-time charge of $578,000, reflecting a curtailment loss on a restructured executive non-qualified retirement plan. Salaries and employee benefits, occupancy and equipment expense comprised 67.2% of total non-interest expense for 1999. Salaries and employee benefits decreased $64,000, or 0.9%, to $7.1 million for 1999 compared with $7.2 million for 1998, reflecting salary increases offset by a decrease in benefits expense.

     Our efficiency ratio determined by dividing non-interest expense by the sum of net interest income and non-interest income excluding gains on securities transactions was 70.44% for 1999 compared with 69.81% for the 1998 period. The ratio of non-interest expense to average assets was 2.0% for 1999 and 2.1% for 1998. In future periods our occupancy expense may increase because of the costs of our new administrative center. We expect that the increase in occupancy expense will be partially offset by rental income mentioned above. Annual operating expenses are expected to increase in the near term due to future product and service expansion and the increased costs of operating as a public company.


Income Taxes

     Income tax expense increased $119,000, or 7.0%, to $1.8 million for 1999 compared with $1.7 million for 1998, resulting in an effective tax rate of 33.6% for the nine months ended September 30, 1999 and 35.8% for the 1998 period. The effective tax rate also reflects the utilization of qualified securities investment companies to substantially reduce state income taxes.


Comparison of Financial Condition at December 31, 1998 and 1997

     Our total assets increased $58.7 million, or 9.5%, to $678.1 million at December 31, 1998 from $619.4 million at December 31, 1997. Loans increased $79.1 million, or 18.6%, to $503.5 million. Growth in commercial real estate loans totaled $45.0 million, and residential mortgage loan growth was $38.8 million. Partially offsetting loan growth was a decline in securities available for sale which fell $15.2 million to $145.0 million, and a decline in certificates of deposit that we held in other banks which totaled $12.1 million at December 31, 1998 and $5.9 million at December 31, 1997.

     Asset growth was funded primarily by an increase of $47.7 million in total deposits, to $568.1 million at December 31, 1998 compared with $520.4 million at December 31, 1997. We introduced a new "Treasury Index Account" in October, 1997. The Treasury Index Account is a money market savings account offering a rate that is based on the three month U.S. Treasury bill. The Treasury Index Account generated approximately $45.9 million in account balances during 1998.

     Our total equity increased $5.0 million, or 7.0%, to $76.1 million at December 31, 1998. Net income accounted for $4.2 million of that increase and the remainder was attributed to an $828,000 increase in unrealized gains on securities.


Comparison of Operating Results for the Years Ended December 31, 1998 and 1997

General

     Net income of $4.2 million for 1998 represents a $522,000, or 14.1%, increase from 1997's earnings of $3.7 million. This increase was due primarily to loan growth. At the same time, earnings on investment securities declined primarily because of the reduction in investment securities balances discussed above.


Interest Income

     Total interest income increased $4.7 million to $48.7 million for 1998 compared to $44.0 million for 1997. The average balance of interest earning assets increased $60.6 million, or 10.5%, and the yield on earning assets increased from 7.60% in 1997 to 7.59% for 1998.

     The previously mentioned growth in the loan portfolio, is the primary reason for the rise in interest income. Interest and fees on loans increased $7.1 million, or 23.4% to $37.4 million in 1998 from $30.3 million in 1997. Partially offsetting the increase was a $2.4 million reduction in interest income from securities and other investments caused primarily by a decline in average investment portfolio balances.

     We reduced the size of the investment portfolio as part of our strategy to redeploy assets into higher yielding loan products.


Interest Expense

     Interest expense increased $2.3 million, or 9.9%, to $25.9 million for 1998 compared with $23.6 million for 1997. The average balance of total interest-bearing deposits grew $39.6 million in 1998 to $529.6 million, while the average cost of our deposits fell 5 basis points to 4.59%. The combined effect of the deposit growth and the decrease in cost of funds produced a $1.6 million increase in interest expense for the year. The average balance of borrowed funds rose in 1998, by $11.7 million, and the average cost of the borrowings also rose by 12 basis points to 6.16% in 1998. These produced an increase in interest expense of approximately $740,000 compared with 1997.

Net Interest Income

     Net interest income for 1998 was $22.8 million as compared with $20.4 million for 1997. Net interest rate spread-the difference between the yield on average total interest-earning assets and the cost of average total interest-bearing liabilities-rose to 2.94% for 1998 from 2.91% for the prior year. Net interest margin--net interest income divided by average total interest-earning assets-increased to 3.56% for 1998 compared with 3.52% for 1997. The improvement in net interest income is primarily the result of the shift in our mix of assets from investment securities to higher yielding loans.


Provision for Possible Loan Losses

     During 1998, we provided $1.8 million for loan losses, compared to $600,000 in 1997. The higher provision in 1998 reflects the continued growth in our loan portfolio, and in particular the growth in commercial real estate loans and in "jumbo" residential mortgages. We consider these types of loans to contain more inherent risk than conventional residential mortgages that conform to Fannie Mae guidelines. The higher provision also reflects the fact that the average size of the commercial real estate loans we originated in 1998 was significantly higher than the average size of commercial real estate loans we originated in prior years. The average size of the new commercial loans was $1.25 million in 1998, 53% larger than the average commercial real estate loan in our portfolio at the end of 1997, which was $815,000.

     The allowance for loan losses at the end of 1998 was 1.32% of total loans compared with 1.16% at the end of the 1997. The increase in the coverage ratio reflects the change in loan portfolio composition described above.


Non-Interest Income

     Non-interest income increased to $3.6 million in 1998 compared with $3.2 million the year before. Loan fees declined from $995,000 in 1997 to $656,000 in 1998. The high level of residential mortgage refinancing reduced the balance of loans we had been servicing and the fees we earned from that servicing. Refinancing activity in 1998 also produced an increase in fixed rate mortgage applications. Because we sell fixed rate residential mortgage loans, primarily servicing released, the increased volume produced additional gains on loan sales compared to 1997. The loan sale gains rose from $300,000 in 1997 to $1.1 million in 1998.

     Service charges on deposit accounts increased from $623,000 in 1997 to $726,000 in 1998 primarily because we had more checking and NOW account customers.

     Securities gains were $61,000 in 1998, down from $727,000 in 1997.The gains in 1997 reflect primarily the sale of most of our common stock holdings.

     Total non-interest income in 1998 included a $457,000 increase in the cash surrender value of certain life insurance policies compared with 1997.

Non-Interest Expense

     Total non-interest expense increased $404,000, or 2.3%, to $18.0 million in 1998 compared with $17.6 million for the prior year. Salaries and employee benefits expense represented $378,000 of the increase. During 1998, we increased our staffing levels in order to handle the higher loan and deposit activity we were experiencing.


Income Taxes

     Income taxes increased $678,000 or 40.4% to $2.4 million from $1.7 million in 1997. The effective tax rate was 36.0% in 1998 and 31.4% in 1997. The 1997 tax rate was lower because we had held certain tax advantaged securities during 1997 which we no longer held in 1998. The effective tax rate also reflects the utilization of qualified securities investment companies to substantially reduce state income taxes.


Comparison of Financial Condition at December 31, 1997 and 1996

     Our total assets increased $44.6 million, or 7.75%, to $619.4 million at December 31, 1997 from $574.8 million at December 31, 1996.

     During 1997 we focused our asset generation activities on loan growth, using maturing short term investments, sales and maturities of investment securities deposit growth and FHLB borrowings as funding sources.

     At December 31, 1997, loans had increased $113.6 million to $424.4 million. Commercial real estate loans grew $52.8 million, residential mortgages grew $48.9 million and home equity credit line borrowings rose $14.1 million.

     We reduced balances of investment securities available for sale to $160.3 million, $51.6 million below the balance at the end of 1996. We also reduced short term investments by $11.8 million during 1997.

     Our deposits grew by $17.7 million to $520.4 million at December 31, 1997 compared with $502.7 million at December 31, 1996. We introduced a new the Treasury Index Account in October, 1997. The Treasury Index Account is a money market savings account offering a rate that is based on the three month US Treasury bill. The Treasury Index Account generated approximately $17.1 million in account balances by the end of 1997.

     We added $20.9 million in Federal Home Loan Bank borrowings during 1997. These were primarily fixed rate borrowings used to fund certain fixed rate loans.

     Our total equity increased $4.3 million to $71.1 million at December 31, 1997, from $66.8 million at December 31, 1996, due to $3.7 million of net income for 1997, and an increase of $561,000 in unrealized gains on securities available for sale.

Comparison of Operating Results for the Years Ended December 31, 1997 and 1996

General

     Net income was $3.7 million for 1997, up 48.0%, from 1996 earnings of $2.5 million. As described above, we shifted our asset mix during 1997 away from short term securities and investment securities into higher yielding loans, primarily residential and commercial real estate loans. We added an additional branch during the year, and completed preparations for our new Telebanking Center. The increased loan activity and new offices required us to raise staffing levels and other non-interest expenses.


Interest Income

     Total interest income increased $6.3 million to $44 million for 1997 compared to $37.7 million 1996. The average balance of earning assets increased $55.5 million and the average yield on earning assets increased from 7.20% for 1996 to 7.59% for 1997. This was primarily the result of the shift in our asset mix from investments into loans. Interest and fees on loans increased $6.7 million or 28.4% to $30.3 million in 1997 from $23.6 million in 1996.

     Interest and dividends on securities increased $1.8 million, or 17.1%, to $12.3 million for 1997 from $10.5 million for 1996. Despite the reduction in the average size of the investment portfolio, we benefitted from having purchased longer term securities in early 1997.


Interest Expense

     Interest expense on deposits increased $2.5 million or 12.4%, to $22.7 million for 1997 compared with $20.2 million for 1996. Although the weighted average cost of total deposits was 4.58% for 1996 and 4.64% for 1997. The average balance of deposits rose approximately $53.7 million from 1996 to 1997. Much of the deposit growth occurred in the latter half of 1996. The full effect of 1996 deposit growth was reflected in 1997 annual interest expense.


Net Interest Income

     Net interest income for 1997 was $20.4 million as compared with $16.7 million for 1996. The net interest rate spread increased 33 basis points to 2.91% for 1997 from 2.58% for the prior year. The net interest margin also increased 33 basis points to 3.52% for 1997 compared with 3.19% for 1996. The improvement in net interest income was largely the result of the shift into loans from lower yielding investments.

Provision for Possible Loan Losses

     During 1997, we provided $600,000 for loan losses, compared to $450,000 in 1996. The higher provision reflected primarily the growth in commercial real estate loans that occurred during the year. The allowance for loan losses at the end of 1997 was 1.16% of total loans compared with 1.37% at the end of 1996.


Non-Interest Income

     Total non-interest income decreased $44,000 to $3.18 million in 1997 from $3.22 million in 1996. The change included reductions in loan servicing fees and other income. Mortgage loan prepayments in 1997 reduced the volume of loans we serviced, for which we collect fees. As a result, the balance of serviced loans declined from $344.7 million in 1996 to $293.7 million in 1997, our loan servicing fees declined by $178,000. Other income included a $200,000 increase in the cash surrender value of life insurance policies in 1997. Security gains increased $152,000 in 1997 compared to the prior year. These gains resulted from the sale of common stock that we held in our investment portfolio.


Non-Interest Expense

     Total non-interest expense increased $1.4 million or 8.6%, to $17.6 million during 1997 compared with $16.2 million for the prior year. Salaries and employee benefits increased by $1.5 million as a result of additional hires and the introduction of a short term incentive program for officers. Other general and administrative expenses decreased by $496,000. Building, occupancy, and equipment expenses increased $375,000 or 11.7% to $3.6 million reflecting higher equipment depreciation costs and other costs related to the purchase of computer equipment, expansion of the branch network and the new Telebanking Center.


Income Taxes

     Income taxes increased $892,000 or 113.3% to $1,679,000 resulting in effective tax rates of 31.4% in 1997 and 24.0% in 1996, respectively. In 1996 we held auction rate preferred stock in our short term investment portfolio. These investments provided tax exempt income. In late 1996, we redeemed most of these investments and used the proceeds for loan growth.


Liquidity and Capital Resources

     The term "liquidity" refers to our ability to generate adequate amounts of cash to fund loan originations, loan purchases, deposit withdrawals and operating expenses. Our primary sources of liquidity are deposits, scheduled amortization and prepayments of loan principal and mortgage-backed securities, maturities and calls of investment securities and funds provided by our operations. We also can borrow funds from the Federal Home Loan Bank based on eligible collateral of loans and securities. Our maximum borrowing capacity from the Federal Home Loan Bank is approximately $300.0 million, net of borrowings that are already outstanding. In addition, we may enter into reverse repurchase agreements with approved broker-dealers. Reverse repurchase agreements are agreements that allow us to borrow money using our securities as collateral.

     At September 30, 1999, outstanding borrowings from Federal Home Loan Bank were $41.4 million, $14.4 million above the level at December 31, 1998. In June 1999, we borrowed $14.5 million from the Federal Home Loan Bank in order to fund the construction and acquisition of a new building. The Federal Home Loan Bank loan is to be repaid in equal monthly payments over 20 years. The rate is fixed at 6.19%.

     Loan repayment and maturing investment securities are a relatively predictable source of funds. However, deposit flows, calls of investment securities and prepayments of loans and mortgage-backed securities are strongly influenced by interest rates, general and local economic conditions and competition in the marketplace. These factors reduce the predictability of the timing of these sources of funds.

     Our primary investing activities are the origination of one- to four-family real estate, commercial real estate, commercial and consumer loans, and to the purchase of investment securities. During the first nine months of 1999, we originated loans of approximately $185.1 million, and the comparable period of 1998 we originated loans of approximately $239.4 million. Purchases of investment securities totaled $28.9 million for the first nine months of 1999 and $70.9 million for 1998. At September 30, 1999, Cambridgeport had loan commitments to borrowers of approximately $41.7 million, and available home equity and unadvanced lines of credit of approximately $131.4 million.

     Deposit flows are affected by the level of interest rates, by the interest rates and products offered by competitors and by other factors. Total deposits increased $28.1 million and $47.7 million during the first nine months of 1999 and 1998, respectively. Certificates of deposit accounts scheduled to mature within one year were $218.5 million at September 30, 1999. Based on our deposit retention experience and current pricing strategy, we anticipate that a significant portion of these certificates of deposit will remain on deposit. We monitor our liquidity position frequently and anticipate that we will have sufficient funds to meet our current funding commitments.

     At September 30, 1999, we exceeded each of the applicable regulatory capital requirements. Our leverage tier 1 capital was $76.0 million, or 18.37% of risk-weighed assets, and 10.76% of average assets. We had a risk-based total capital of $83.5 million and a risk-based capital ratio of 20.19%.

     Except for the construction of our new administrative center, for which we have already secured funding, and other costs associated with the new building such as furniture, we do not anticipate any other material capital expenditures during calendar year 2000. We do not have any balloon or other payments due on any long-term obligations or any off-balance sheet items other than the commitments and unused lines of credit noted above.

Financial Services Modernization Bill

     On November 12, 1999, President Clinton signed into law the Gramm-Leach-Bliley Financial Services Modernization Act of 1999, federal legislation intended to modernize the financial services industry by establishing a comprehensive framework to permit affiliations among commercial banks, insurance companies, securities firms and other financial service providers. Generally, the Act:

     . repeals the historical restrictions and eliminates many federal and state law barriers to affiliations among banks, securities firms, insurance companies and other financial service providers;

     . provides a uniform framework for the functional regulation of the activities of banks, savings institutions and their holding companies;

     . broadens the activities that may be conducted by national banks, banking subsidiaries of bank holding companies and their financial subsidiaries;

     . provides an enhanced framework for protecting the privacy of consumer information;

     . adopts a number of provisions related to the capitalization, membership, corporate governance and other measures designed to modernize the Federal Home Loan Bank system;

     . modifies the laws governing the implementation of the Community Reinvestment Act and

     . addresses a variety of other legal and regulatory issues affecting both day-to-day operations and long-term activities of financial institutions.

     Bank holding companies will be permitted to engage in a wider variety of financial activities than permitted under prior law, particularly with respect to insurance and securities activities. In addition, in a change from prior law, bank holding companies will be in a position to be owned, controlled or acquired by any company engaged in financially-related activities.

     We do not believe that the Act will have a material adverse effect on our operations in the near-term. However, to the extent that it permits banks, securities firms and insurance companies to affiliate, the financial services industry may experience further consolidation. This could result in a growing number of larger financial institutions that offer a wider variety of financial services than we currently offer and that can aggressively compete in the markets we currently serve.

Recent Accounting Pronouncements

     In October 1995, the Financial Accounting Standards Board ("FASB") issued a Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation." This Statement permits all entities to chose either a fair value based method or the Accounting Principles Board (the "APB") Opinion No. 25 intrinsic value based method of accounting for stock-based compensation arrangements. Entities electing to remain with the accounting under APB Opinion No. 25 must make pro forma disclosures of net income and earnings per share, as if the fair value based method of accounting had been applied.

     SFAS No. 123 was generally effective for transactions entered into in fiscal years that begin after December 15, 1995. It is anticipated that we will adopt APB Opinion No. 25 for the accounting of stock options and make pro forma disclosures required by this Statement.

     In February 1997, the FASB issued SFAS No. 128, "Earnings Per Share." This statement establishes standards for computing and presenting earnings per share and applies to entities with publicly held common stock or potential common stock. This Statement simplifies the standards for computing earnings per share previously found in Accounting Principles Board Opinion No. 15, "Earnings per Share," and makes them comparable to international earnings per share standards. It replaces the presentation of primary earnings per share with a presentation of basic earnings per share. It also requires dual presentation of basic and diluted earnings per share on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic earnings per share computation to the numerator and denominator of the diluted earnings per share computation. This Statement is effective for financial statements issued for periods ending after December 15, 1997, including interim periods; earlier application is not permitted.

     In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" which establishes standards for the way that public business enterprises report selected information about operating segments in annual financial statements. This Statement requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. This Statement supersedes FASB Statement No. 14, "Financial Reporting for Segments of a Business Enterprise." Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. This Statement was effective for financial statements for periods beginning after December 15, 1997 and has not had and is not expected to have a material impact on us.

     In February 1998, the FASB issued SFAS No. 132, "Employer's Disclosures about Pensions and Other Postretirement Benefits," effective for fiscal years beginning after December 15, 1997. The Statement revises employers' disclosures about pension and other postretirement plans. It does not change the measurement or recognition of those plans. The Statement standardizes the disclosure requirements for pensions and other postretirement benefits to the extent practical, requires additional information on changes in the benefits obligations and fair values of plan assets that will facilitate financial analysis, and eliminates disclosures that were previously required by generally accepted accounting principles. We adopted these disclosure requirements as of January 1, 1998.

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which was amended by SFAS No. 137, is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. This Statement standardizes the accounting for derivative instruments, including derivative instruments embedded in other contracts, by requiring that an entity recognize those items as assets or liabilities in the balance sheet and measure them at fair value. If certain conditions are met, an entity may elect to designate a derivative as follows: a hedge of the exposure or changes in the fair value of a recognized asset or liability, or of an unrecognized firm commitment that are attributable to a particular risk. A hedge of the exposure to variability in the cash flows of a recognized asset or liability, or of a forecasted transaction, that is attributable to a particular risk. Or, a hedge of the foreign currency exposure of an unrecognized firm commitment, an available-for-sale security, a forecasted transaction, or a net investment in a foreign operation. This Statement generally provides for matching the timing of the recognition of the gain or loss of the hedging instrument with the recognition of the changes in the fair value of the item being hedged. Depending on the type of hedge, such recognition will be in either net income or other comprehensive income. For a derivative not designated as a hedging instrument, changes in fair value are recognized in net income in the period of change. We will adopt SFAS No. 133 on January 1, 2001, and it is not expected to have a material impact on us.

     In October 1998, the FASB issued SFAS No. 134, "Accounting for Mortgage-Backed Securities Retained After the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise", which amends SFAS No. 65, "Accounting for Certain Mortgage Banking Activities". This statement requires that after the securitization of mortgage loans held for sale, an entity engaged in mortgage banking activities classify the resulting mortgage-backed securities or other retained interests based on its ability and intent to sell or hold those investments. The Bank's adoption of this statement on January 1, 1999, did not have a material impact on our financial position or results of operation.


Impact of Inflation and Changing Prices

     The Financial Statements and accompanying Notes of Cambridgeport Mutual Holding Company have been prepared in accordance with GAAP. GAAP generally requires the measurement of financial position and operating results in terms of historical dollars without consideration for changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of our operations. Unlike industrial companies, our assets and liabilities are primarily monetary in nature. As a result, changes in market interest rates have a greater impact on performance than do the effects of inflation.

                        BUSINESS OF CAMBRIDGEPORT BANK

General

     We are a Massachusetts-chartered stock savings bank that is currently a wholly owned subsidiary of Cambridgeport Mutual Holding Company, a Massachusetts-chartered mutual holding company. We were formed in 1853 and reorganized into a mutual holding company structure (without a stock offering) in 1994. Our mission is to be a profitable community-oriented provider of banking products and services to individuals and businesses, including residential and commercial mortgages, consumer loans, commercial loans, and a variety of deposit instruments. We operate through ten full service banking offices located in the cities and towns in and around Cambridge, Massachusetts. Six of these banking offices are located in Middlesex County and four are located in Norfolk County. In addition, we operate a Telebanking Center located in Cambridge, Massachusetts to service loan and deposit customers, including opening checking and deposit accounts and accepting loan applications.

     Our revenues are derived principally from interest on our loans and mortgage-backed securities and interest and dividends on our investment securities. Our primary sources of funds are deposits, scheduled amortization and prepayments of loan principal and mortgage-backed securities, maturities and calls of investment securities, funds provided by operations and borrowings. We also use borrowings from the Federal Home Loan Bank as a source of funds for loans, investments and other assets. See "-- Sources of Funds."

     The largest component of our expenses is the interest that we pay on deposits.


Business Strategy

The following are highlights of Cambridgeport Bank's operating strategy:

     .  Community Banking and Customer Service

     Since 1853, we have met the banking needs of Cambridge and its surrounding communities. We are a service-oriented bank providing retail and business customers with value driven products and services designed to create long term, profitable relationships. Our focus is to develop core banking relationships by securing checking accounts and then to provide customers appropriate loan and other services from among a full array of banking products. In this regard, we offer residential mortgage loans, commercial real estate loans and business banking loans and services to customers throughout eastern Massachusetts. With the recent mergers and consolidations of banks in our market, we believe that our community-oriented approach to banking may help us to increase our market share of retail consumers and business customers.

     .  Residential Lending

     Cambridgeport Bank emphasizes the origination of residential mortgage loans. At September 30, 1999, we had $276.9 million of residential mortgage loans, representing 50.8% of our total loan portfolio. Our strategy is to offer customers a broad range of mortgage products including adjustable and fixed rate loans and jumbo loan products. We utilize mortgage originators to call on real estate brokers and other key referral sources. In addition, our branch staff is trained to prequalify potential mortgage borrowers and actively refer new lending relationships to the mortgage department. Our Telebanking Center is equipped with a special toll free number for loan customers and handles information requests and accepts mortgage applications over the telephone.

     We also offer home equity lines of credit to complement our mortgage services. At September 30, 1999, we had $59.5 million of outstanding borrowings under home equity lines of credit representing 10.9% of our portfolio.

     .  Commercial Real Estate Lending

     Beginning in 1994, we developed an expertise in commercial real estate lending throughout the Boston metropolitan area as a means to increase the yield on our loan portfolio and diversify our assets. Currently the commercial real estate portfolio represents a significant portion of our lending activity. At September 30, 1999, there were 225 loans in the commercial real estate portfolio which totaled $200.4 million, or approximately 36.7% of our total loan portfolio. The average size of commercial real estate loans in our portfolio was approximately $891,000 Approximately 40% of our commercial real estate portfolio was secured by properties located in the City of Boston. Properties in Cambridge secured about 20% of the portfolio. The remainder was secured by properties located elsewhere in our market area.

     .  Business Banking

     We plan to increase our emphasis on business banking and to utilize our existing branch franchise to provide expanded commercial deposit products and services to business customers. Our service-oriented relationship banking philosophy is targeted to capture business customers disenfranchised by recent bank mergers. We have recently hired two senior commercial banking officers who have extensive experience in establishing commercial banking centers and generating and administering business banking for large Boston-based commercial banks. These senior officers will work to enhance our operational infrastructure and our loan production capabilities, so we can both expand relationships with current business customers and attract new relationships. We will also hire additional personnel to serve our business customers. We currently offer traditional lending products such as lines of credit and term loans and we will be expanding our services in 2000 by introducing cash management services, sweep accounts and business banking using the internet, which will benefit our customers and increase our non-interest income.

     .  Business Diversification Strategies

     We plan to become a broader provider of financial services, enhancing our ability to attract and retain both retail and commercial customers and diversifying our income stream. We intend to increase both our customer base and our share of customers' financial services business by offering a diverse range of products and services that formerly were offered only by insurance companies and securities brokerage firms. We will continue to offer various uninsured investment and insurance products, including fixed-rate and variable annuities and mutual funds, through a relationship with a third party broker-dealer that serves both retail and business customer needs for investment products. In addition, we intend to apply to the Commissioner of Banks for permission to conduct expanded insurance activities.

     .  Expanded Delivery Systems

     To serve our existing customers better and to complement our expanded product line and presence in the business banking market, we will increase the channels through which we deliver products and services. The increased use of alternative delivery channels has simplified and reduced the costs of financial transactions for consumers, businesses and financial institutions. In addition to conducting financial transactions at branch offices, customers are increasingly using ATMs and online banking. In response to these trends, we offer 24 hour telebanking services which provide our customers with continuous access to their accounts through the use of a touch tone telephone. We plan to introduce an internet home banking product which will give our customers access to their accounts and the ability to conduct account transactions such as online bill payment and electronic funds transfers. Business banking customers will also have access to an internet banking service tailored to their needs.

     .  Asset Quality

     We have a commitment to conservative loan underwriting policies and investing in high grade assets. As a result of such practices and a relatively stable economy, at September 30, 1999, we had $507,000 in non-performing assets and a ratio of allowance for possible loan losses to total loans of 1.34%.

     .  Interest Rate Strategy

     We seek to maintain an acceptable balance between maximizing potential yield and limiting exposure to changing interest rates. To reduce the risk that our earnings will be impacted if interest rates change, we:

     . sell most of our fixed rate one- to four-family mortgage loans rather than retain them in our loan portfolio;

     . emphasize investments with adjustable rates and/or short and intermediate-term maturities of less than ten years;

     . structure most of our commercial real estate loans with adjustable rates; and

     . offer home equity credit lines with variable rates indexed to the prime rate.

Market Area

     Consistent with large metropolitan areas in general, the economy in our market area is based on a mixture of service, manufacturing, wholesale/retail trade, and state and local government. The market area suffered a downturn in terms of economic activity and real estate values in the late 1980s and early 1990s-in lockstep with the national recession. However, more recently, the Boston economy has flourished in line with the national economic expansion and a resulting increase in demand for the products and services produced by the Boston economy, particularly with respect to the technology and financial services sectors. Maintaining operations in a large metropolitan area served as a benefit to us in periods of economic growth, while at the same time fosters significant competition for the financial services provided by us.

     Our primary market area is representative of the Boston metropolitan area, with employment primarily in services, wholesale/retail trade and manufacturing sectors. Our market area also has a high concentration of white collar professionals who work at the numerous colleges and universities, hospitals and medical care companies, financial services firms, and high technology companies located in the Boston metropolitan area. Service jobs represent the largest employment sector in both of the primary market counties, with jobs in wholesale/retail trade accounting for the second largest employment sector. The manufacturing industry, once the backbone of local economy, remains a notable employment sector in both Middlesex and Norfolk Counties. Manufacturing employment has experienced a decline in our primary market during the 1990s, reflecting the general trend of a shrinking manufacturing basis throughout the northeast. However, the number of manufacturing jobs increased in both Norfolk and Middlesex Counties during 1997. Population growth has facilitated job growth in most sectors of the local economy, with services, wholesale/retail trade, financial services and construction all reflecting strong job growth in our primary market area.

     We believe that the relative affluence of our market area and recent population and job growth provide significant opportunities for profitable household banking relationships. The median household and per capita income levels in Middlesex and Norfolk Counties, the primary two counties of our market area, were higher than the comparative medians for Massachusetts and the U.S. However, in comparison to the U.S. and Massachusetts, growth in household income was lower for Middlesex and Norfolk Counties from 1990 to 1999. Based on the projections of CACI, household income for both Middlesex and Norfolk Counties will increase over the next five years, but will continue to increase at a slower pace than the projected growth rates for Massachusetts and the U.S. Unemployment rates in Middlesex and Norfolk Counties are lower than comparative measures for Massachusetts and the U.S.


Competition

     We face intense competition both in making loans and attracting deposits. Eastern Massachusetts has a high concentration of financial institutions, many of which are branches of large money center and regional banks which have resulted from the consolidation of the banking industry in Massachusetts and surrounding states. Some of these competitors have greater resources than we do and may offer services that we do not provide.

     Our competition for loans comes principally from commercial banks, savings institutions, mortgage banking firms, credit unions, finance companies, mutual funds, insurance companies and brokerage and investment banking firms. Our most direct competition for deposits has historically come from commercial banks, savings banks, savings and loan associations and credit unions. We face additional competition for deposits from short-term money market funds and other corporate and government securities funds and from brokerage firms and insurance companies.


Lending Activities

     Loan Portfolio Composition. Our loan portfolio consists of one- to four-family residential first mortgage loans, commercial real estate loans, consumer loans and commercial loans.

     At September 30, 1999, we had total loans of $545.6 million, of which $276.9 million were residential mortgage loans. Outstanding advances under home equity credit lines totaled $59.5 million. Loans secured by mortgages on commercial real estate totaled $200.4 million. The remaining portion of our loan portfolio at September 30, 1999 consisted of consumer loans totaling $6.6 million and commercial loans of $1.2 million.

     Our loans are subject to federal and state law and regulations. The interest rates we charge on loans are affected principally by the demand for loans, the supply of money available for lending purposes and the interest rates offered by our competitors. These factors are, in turn, affected by general and local economic conditions, monetary policies of the federal government, including the Federal Reserve Board, legislative tax policies and governmental budgetary matters.

     The following table presents the composition of our loan portfolio in dollar amounts and in percentages of the total portfolio at the dates indicated.

                                   For the Nine Months
                                   Ended September 30,                                                 At December 31,
                                   ------------------------------------------------------------------------------------------------
                                          1999                 1998                   1997                 1996                1995
                                   ------------------    ------------------    ------------------    ------------------   ---------
                                              Percent               Percent               Percent              Percent
                                                of                    of                    of                   of
                                    Amount     Total      Amount     Total      Amount     Total      Amount    Total       Amount
                                   --------   -------    --------   -------    --------   -------    --------  --------    --------
                                                                   (Dollars in thousands)
Real estate loans:
 Residential(1)................    $276,921    50.76%    $246,917    49.04%    $208,124    49.04%    $159,271    51.24%    $156,031
 Home equity lines of
  credit.......................      59,471    10.90       56,502    11.22       60,875    14.34       46,745    15.04       39,386
 Commercial....................     200,379    36.73      189,275    37.59      144,292    34.00       91,528    29.45       69,732
 Construction..................         991     0.18        2,741     0.55        1,940     0.46        2,692     0.86          988
                                   --------   ------     --------   ------     --------   ------     --------   ------     --------
  Total real estate loans......     537,762    98.57      495,435    98.40      415,231    97.84      300,236    96.59      266,137
                                   --------   ------     --------   ------     --------   ------     --------   ------     --------

Other loans:
 Commercial....................       1,203     0.22          724     0.15          581     0.14          807     0.26          775
 Consumer......................       6,593     1.21        7,310     1.45        8,576     2.02        9,787     3.15       10,451
                                   --------   ------     --------   ------     --------   ------     --------   ------     --------
  Total other loans............       7,796     1.43        8,034     1.60        9,157     2.16       10,594     3.41       11,226
                                   --------   ------     --------   ------     --------   ------     --------   ------     --------

Total loans....................     545,558   100.00      503,469   100.00      424,388   100.00      310,830   100.00      277,363

Less:
 Net deferred loan fees........         360                   446                   294                   240                   321
 Allowance for loan losses.....       7,297                 6,633                 4,907                 4,269                 4,074
                                   --------              --------              --------              --------              --------
Total loans, net...............    $537,901              $496,390              $419,187              $306,321              $272,968
                                   ========              ========              ========              ========              ========

                                     -------      ----------------------
                                                          1994
                                     -------      ----------------------
                                     Percent
                                       of                     Percent of
                                      Total        Amount       Total
                                     -------      --------    ----------
Real estate loans:
 Residential(1)................       56.26%      $134,463      56.13%
 Home equity lines of..........       14.20         37,696      15.73
 credit
Commercial.....................       25.14         48,087      20.07
Construction...................        0.35              0       0.00
                                     ------       --------     ------
  Total real estate loans......       95.95        220,246      91.93
                                     ------       --------     ------

Other loans:
 Commercial....................        0.28          1,262       0.53
 Consumer......................        3.77         18,063       7.54
                                     ------     ----------     ------
  Total other loans............        4.05         19,325       8.07
                                     ------     ----------     ------

Total loans....................      100.00        239,571     100.00

Less:
 Net deferred loan fees........                        332
 Allowance for loan losses.....                      4,130
                                                  --------
Total loans, net...............                   $235,109
                                                  ========

_____________________

(1) Includes loans held for sale.

     Loan Maturity and Repricing. The following table shows the repricing dates or contractual maturity dates as of September 30, 1999. The table does not reflect prepayments or scheduled principal amortization.

                                                                At September 30, 1999
                                 ------------------------------------------------------------------------------------
                                                   Home
                                                  Equity
                                 Residential      Line of   Commercial
                                    Loans          Credit   Real Estate    Construction  Commercial  Consumer   Totals
                                 ------------    ---------  -----------    ------------  ----------  --------  --------
                                                                          (In thousands)
Amounts due:
Within one year................     $ 24,719     $ 59,471     $  5,574       $   991       $  399    $ 5,406   $ 96,560

After one year:
    One to three years.........       52,451            -       85,659             -          221      1,050    139,381
    Three to five years........      120,825            -       83,769             -          583        137    205,314
    Five to ten years..........       65,669            -       24,911             -            -          -     90,580
    Ten to twenty years........        9,047            -          466             -            -          -      9,513
    Over twenty years..........        4,210            -            -             -            -          -      4,210
                                    --------     --------     --------       -------       ------    -------   --------
Total due after one year.......      252,202            -      194,805             -          804      1,187    448,998
                                    --------     --------     --------       -------       ------    -------   --------

Total amount due:                   $276,921     $ 59,471     $200,379       $   991       $1,203    $ 6,593   $545,558
                                    ========     ========     ========       =======       ======    =======   ========

Less:
Net deferred loan origination                                                                                       360
  costs........................
Allowance for loan losses......                                                                                   7,297
                                                                                                               --------

  Loans, net...................                                                                                $537,901
                                                                                                               ========

     The following table presents, as of September 30, 1999, the dollar amount of all loans contractually due or scheduled to reprice after September 30, 2000 and whether such loans have fixed interest rates or adjustable interest rates.



                                     Due After September 30, 2000
                                 -------------------------------------
                                 Fixed        Adjustable         Total
                                 -----        ----------         -----
                                            (In thousands)
Real Estate Loans
 Residential..................   $39,711      $ 212,491       $ 252,202
 Home equity lines of credit..         -              -               -
 Commercial real estate.......    24,357        170,448         194,805
 Construction.................         -              -               -
                                 -------      ---------       ---------
   Total real estate loans....    64,068        382,939         447,007
                                 -------      ---------       ---------

OTHER LOANS
 Commercial...................       804              -             804
 Consumer.....................     1,187              -           1,187
                                 -------      ---------       ---------
   Total other loans..........     1,991              -           1,991
                                 -------      ---------       ---------

Total loans...................   $66,059      $ 382,939       $ 448,998
                                 =======      =========       =========

     The following table presents our loan originations, sales and principal payments for the periods indicated.


                                                           For the Nine Months
                                                           Ended September 30,        For the Years Ended December 31,
                                                           -------------------        --------------------------------
                                                             1999        1998        1998         1997        1996
                                                           ------        ----        ----         ----        ----
                                                                                   (In thousands)
Loans(1):
 Balance outstanding at beginning of period.............  $ 503,023   $ 424,094    $ 424,094   $ 310,590    $277,042

Originations:
 Mortgage loans:
  Residential...........................................    111,675     133,729      201,371     109,593      65,408
  Commercial............................................     32,585      60,405       71,744      60,397      32,586
  Home equity lines of credit...........................     35,620      38,901       49,089      49,873      29,908
                                                          ---------   ---------    ---------   ---------    --------
   Total mortgage originations..........................    179,880     233,035      322,204     219,863     127,902
 Commercial loans.......................................        921         246          689         315         274
 Consumer loans.........................................      4,343       6,135        7,644       5,865       4,873
                                                          ---------   ---------    ---------   ---------    --------
   Total originations...................................    185,144     239,416      330,537     226,043     133,049

Less:
 Principal repayments, unadvanced funds and other,         (103,116)   (116,141)    (162,796)    (84,086)    (71,964)
  net...................................................
 Loan securitizations...................................          -      (1,584)      (1,584)       (696)     (5,295)
 Sale of residential mortgage loans, principal balance..    (39,765)    (65,501)     (86,499)    (26,992)    (21,333)
 Sale of student loans..................................       (163)       (304)        (533)       (695)       (531)
 Loan charge-offs.......................................        (11)        (36)         (44)        (16)       (259)
 Change in deferred fees................................         86        (164)        (152)        (54)         81
 Transfers to foreclosed real estate....................          -           -            -           -        (200)
                                                          ---------   ---------    ---------   ---------    --------
   Total deductions.....................................   (142,969)   (183,730)    (251,608)   (112,539)    (99,501)
 Net loan activity......................................     42,175      55,686       78,929     113,504      33,548
                                                          ---------   ---------    ---------   ---------    --------
  Ending balance........................................  $ 545,198   $ 479,780    $ 503,023   $ 424,094    $310,590
                                                          =========   =========    =========   =========    ========

------------------
(1)  Includes loans held for sale.

     Residential Mortgage Loans and Originations. We emphasize the origination of first and second mortgages secured by one- to four-family properties primarily within eastern Massachusetts. As of September 30, 1999, loans on residential properties accounted for 50.8% of our total loan portfolio.

     Our mortgage origination strategy is to offer a broad array of products to meet customer needs. These products include adjustable rate loans which are held in our portfolio, fixed rate loans sold to investors with servicing released for fee income, and fixed rate loans sold to the secondary market where we retain the servicing rights. During 1998, we introduced a "mini-mortgage" product to take advantage of the high volume of mortgage refinancings. Mini-mortgages are loans with fixed terms of up to 15 years and loan amounts up to $250,000. Mini-mortgages are first position mortgages with loan to value ratios under 70% and which we hold in our portfolio.

     Our originations of all types of residential first mortgages amounted to $111.7 million in the first nine months of 1999, $201.4 million in 1998, $109.6 million in 1997, and $65.4 million in 1996. Due to the low interest rate environment, a significant portion of loans originated in 1998 and 1999 were refinances, including refinances of our existing portfolio loans and loans in our servicing portfolio. The average size of our residential mortgage loans originated in 1999 was $138,454.

     We utilize a variety of strategies to originate new mortgage loans including third party alliances with mortgage lenders, dedicated mortgage originators, branch referrals, Telebanking mortgage specialists and targeted advertising. Our mortgage originators develop referrals from real estate brokers, attorneys, past customers and other key referral sources. Originators are also assigned a branch in order to process mortgage referrals made by our branch staff. In addition, we market our mortgage capabilities in appropriate media highlighting our toll-free Telebanking number. Our Telebanking Center has a specialized loan staff which handle mortgage inquiries and preapprovals, and are equipped to take telephone applications for mortgages as well as home equity products.

     We have invested in automated mortgage origination software allowing us to take applications via a personal computer at a customer's home or office. In addition, our software interfaces with Fannie Mae's automated underwriting software allowing us to make loan decisions quickly and often reducing the documentation required from the borrower. We believe our investment in automation makes the mortgage loan process efficient and fast, thereby improving the quality of service to our customers.

     We offer a variety of mortgage products to allow customers to select the best product for their needs. A description of the products and underwriting guidelines are highlighted below:

     Adjustable Rate Mortgage Loans. We offer a variety of adjustable rate mortgage (ARM) products that initially adjust after one, three, five, seven or ten years. After the initial term, ARM loans generally adjust on an annual basis at a fixed spread over the monthly average yield on United States Treasury securities. The adjusted rates are based on a constant maturity of one year (constant treasury maturity index). The interest rate adjustments are generally subject to a maximum increase of 2% per adjustment period and the aggregate adjustment is generally subject to a maximum increase of 6% over the life of the loan. The initial interest rates on our ARM loans are frequently below the interest rate that we determine by a fixed spread above the monthly constant treasury maturity index. We originated $66.4 million in one- to four-family ARM loans in the first nine months of 1999. At September 30, 1999, 85.6% of our residential mortgage loans in our portfolio were ARM loans.

     Generally, we offer ARM loans in amounts up to $1.0 million depending on the loan-to-value ratio and the type of property. The loan-to-value ratio is the loan amount divided by the lower of (a) the appraised value of the property or
(b) the purchase price of the property. The loan-to-value ratio is commonly used by financial institutions as one measure of potential exposure to risk.

     Loans on owner occupied one- to four-family homes of up to $450,000 are generally subject to a maximum loan to value ratio of 80%. However, we may make loans with loan to value ratios above 80% if the borrower obtains private mortgage insurance. All loans above $500,000 require two outside appraisals and the lower value is used to determine the loan to value ratio. On loan amounts between $450,000 and $650,000, our maximum loan to value ratio accepted is 75%. For loans between $650,000 and $850,000, our maximum loan to value ratio accepted is 70%. For loan amounts over $850,000, the maximum loan to value ratio accepted is 60%. As of September 30, 1999, the average loan size of our one- to four-family mortgage loans held in portfolio was $174,824.

     All ARM loans are underwritten using specifications set by Fannie Mae. Generally, our ARM loans with loan balances below the Fannie Mae maximum loan standard ($240,000 for a single-family property) are conforming loans maintained in our portfolio. Jumbo loans (amounts above the secondary market conforming standards) are considered non-conforming but may be saleable to other investors. As of September 30, 1999, we had approximately $120.4 million in ARM loans in portfolio with balances above the Fannie Mae maximum loan amount standard of $240,000.

     Fixed Rate Mortgages Sold Servicing Released. We offer a variety of fixed-rate products that we sell to investors on a servicing released basis. These loans are underwritten to the investors' standards and are sold to the investor after the loan closes. Gains on sales of residential loans amounted to $534,000 of our noninterest income for the first nine months of 1999.

     Fixed Rate Mortgages Sold with Servicing Retained. We are an approved seller/servicer for both Fannie Mae and the Federal Home Loan Mortgage Corp. (Freddie Mac). Our fixed rate loans are underwritten to comply with Fannie Mae/Freddie Mac standards for sale to these investors.

     Mini-Mortgages. During 1998, we introduced a mini-mortgage product targeted at borrowers whose loan balances are $250,000 or less and properties with loan to value ratios under 70% in order to take advantage of the large volume of mortgage refinancings. The property value is determined by use of a property tax assessment or an appraisal. These loans use a simplified loan application similar to fixed-rate home equity loans and have lower fees than a conventional mortgage. Applications are reviewed as if they were fixed-rate home equity loans where income and asset information is verified and credit reports are evaluated to ensure credit quality. Borrowers are also evaluated based on debt to income ratios as outlined in our underwriting policy similar to our mortgage underwriting guidelines. Terms are fixed for 10 to 15 years fully amortizing. The rates charged on mini-mortgages are generally higher than conventional fixed rate mortgage loans. As of September 30, 1999 mini-mortgages in our portfolio amounted to $27.1 million or 9.8% of total residential mortgage loans.

     In addition to our standard mortgage products, we offer mortgage programs designed to address the credit needs of low- to moderate-income home mortgage applicants, first-time home buyers and low- to moderate-income home improvement loan applicants. We define low- to moderate-income applicants as borrowers residing in low- to moderate-income census tracts or households with income not greater than 80% of the median income in the county where the subject property is located. Among the features of the low- to moderate-income home mortgage and first-time home buyer's programs are reduced rates, lower down payments, reduced fees and closing costs, and generally less restrictive requirements for qualification compared to our traditional one- to four-family mortgage loans. For instance, some of these programs currently provide for loans with up to 95% loans-to-value ratios and rates which are 25 to 75 basis points lower than our traditional mortgage loans. During the first nine months of 1999, we originated $14.0 million in mortgage loans to home buyers under these programs.

     Fixed Rate Home Equity Loans and Second Mortgages. We offer fixed rate home equity loans and second mortgages in amounts up to $250,000 secured by owner occupied one- to four-family residences. The maximum term offered is 10 years. At September 30, 1999, these loans totaled $4.1 million or 1.5% of our residential mortgage portfolio. Generally, fixed rate home equity loans have higher rates of interest than conventional mortgages. The underwriting terms are similar to those used to originate first mortgages.

     Home Equity Credit Lines. We offer home equity lines of credit as a complement to our one- to four-family lending activities. We believe that offering home equity credit lines helps to expand and create stronger ties to our existing customer base by increasing the number of customer relationships and providing cross-marketing opportunities. Home equity credit lines provide adjustable-rate loans secured by a first or second mortgage on owner-occupied one- to four-family residences located primarily in eastern Massachusetts. As of September 30, 1999, 82.3% of our home equity credit lines were secured by first mortgages. Home equity credit lines enable customers to borrow at rates tied to the prime rate as reported in The Wall Street Journal. Generally, the maximum home equity credit line we offer is $250,000. The underwriting standards applicable to home equity credit lines generally are the same as one-to four-family first mortgage loans, except that the combined loan-to-value ratio, including the balance of the first mortgage, cannot exceed 80% of the appraised or tax assessed value of the property. Generally, our home equity credit lines have a ten-year advance period and repayment period and are renewable in five-year increments.

     Commercial Real Estate Loans. We originate commercial real estate loans secured by properties located primarily in the Boston metropolitan area. We generally make loans on existing properties that have identifiable cash flows. In underwriting commercial real estate loans, we consider not only the property's historic cash flow, but also its current and projected occupancy, location and physical condition. We generally lend up to a maximum loan-to-value ratio of 80% on commercial properties and require a minimum debt coverage ratio of 1.25%. At September 30, 1999, we had 225 loans in our commercial real estate portfolio. The average loan size was approximately $891,000. Approximately 40% of our $200.4 million commercial real estate portfolio was secured by property located in the City of Boston (Suffolk County) and 20% was secured by property in Cambridge. The remainder was secured by property located elsewhere in our market area. Our largest loan is a commercial real estate loan with an outstanding balance of $5.5 million at September 30, 1999 which was secured by a commercial property located in Belmont, Massachusetts.

     As of September 30, 1999, our commercial real estate portfolio was collateralized by a variety of property types with loan to value ratios at origination, as shown below:

                                                           Percentage of
                                                        Commercial Real Estate     Weighted Average Loan
                                       Loan Balance          Portfolio             to Value at Origination
                                       ------------     ----------------------     -----------------------
                                                          (Dollars in thousands)
Multi-Unit Residential (5+ units)         $ 85,924                42.9%                    59.0%
Mixed Use - Office/Retail                   42,510                21.2                     60.0
Office Buildings                            26,234                13.1                     62.0
Retail                                      20,541                10.3                     56.8
Mixed Use - Residential/Commercial           9,028                 4.5                     57.2
Other                                       16,142                 8.0                     53.3
                                          --------               -----
Total                                     $200,379               100.0%                    58.8%
                                          ========               =====

     Commercial real estate lending involves additional risks compared with one- to four-family residential lending. Payments on loans secured by commercial real estate properties often depend on the successful management of the properties, on the amount of rent from the properties, or on the level of expenses needed to maintain the properties. Repayment of such loans may therefore be adversely affected by conditions in the real estate market or the general economy. Also, commercial real estate loans typically involve large loan balances to single borrowers or groups of related borrowers. In order to mitigate this risk, we monitor our loan concentration and our loan policies generally limit the amount of loans to a single borrower or group of borrowers. We also utilize the services of an outside consultant to conduct on-site credit quality reviews of the commercial loan portfolio.

     Because of increased risks associated with commercial real estate loans, our commercial real estate loans generally have higher rates and shorter maturities than residential mortgage loans. We usually offer commercial real estate loans at adjustable rates tied to the prime rate or to yields on U.S. Treasury securities. The terms of such loans generally do not exceed 25 years.

     We closely monitor the performance of our commercial real estate portfolio. We maintain an internal risk rating system that classifies each loan into one of the following eight categories:

          1. Nominal Risk for our best rated credits
          2. Very Satisfactory
          3. Satisfactory

          4. Generally Satisfactory
          5. Close Monitoring
          6. Substandard
          7. Doubtful
          8. Loss

At September 30, 1999, all commercial real estate loans were rated Generally Satisfactory or better. No commercial real estate loans had outstanding delinquent payments as of that date.

     Commercial Loans. We make loans to businesses in our market area. While the number and amount of business loans is small in relation to our total portfolio, we intend to significantly expand our business lending activities in the future.

     Commercial loans generally are limited to terms of five years or less. Substantially all have variable interest rates tied to the prime rate. Whenever possible, we collateralize these loans with a lien on commercial real estate, or alternatively, with a lien on business assets and equipment. We also generally require the personal guarantee of the business owner. Interest rates on commercial loans generally have higher yields than residential or commercial real estate loans.

     Commercial loans are generally considered to involve a higher degree of risk than residential or commercial real estate loans because the collateral may be in the form of intangible assets and/or inventory subject to market obsolescence. Commercial loans may also involve relatively large loan balances to single borrowers or groups of related borrowers, with the repayment of such loans typically dependent on the successful operation and income stream of the borrower. Such risks can be significantly affected by economic conditions. In addition, business lending generally requires substantially greater oversight efforts by our staff compared to residential or commercial real estate lending. In this regard, we have recently hired two senior commercial banking officers who have extensive experience in business banking at large Boston based commercial banks who will work to enhance our operational infrastructure and our loan production capabilities as well as introduce new underwriting techniques for commercial loans which will enable us to approve such loans more quickly and to assess more accurately the credit risk associated with such lending.

     Consumer Loans. We offer a variety of consumer loans to retail customers in the communities we serve in order to increase the yield on our loan portfolio. Examples of our consumer loans include:

     .    education loans;
     .    new and used automobile loans;
     .    secured passbook loans;
     .    credit lines tied to deposit accounts to provide overdraft protection; and
     .    unsecured personal loans.

     At September 30, 1999, the consumer loan portfolio totaled $6.6 million or 1.21% of total loans.

    Consumer loans are generally originated at higher interest rates than residential and commercial mortgage loans but they also generally tend to have a higher credit risk than residential loans because they are usually unsecured or secured by rapidly depreciable assets. Despite these risks, our level of consumer loan delinquencies generally has been low. No assurance can be given, however, that our delinquency rate on consumer loans will continue to remain low in the future, or that we will not incur future losses on these activities.

     Education loans currently represent the largest portion of our consumer loan portfolio, $4.0 million, 60.7% of total consumer loans at September 30, 1999. There are two types of education loans in our portfolio. First, we have $3.4 million, as of September 30, 1999, of loans guaranteed by The Education Resources Institute, Inc. The Education Resources Institute is a tax exempt corporation whose principal service is to function as a guarantor of student loans disbursed by participating lending institutions. In its capacity as guarantor, The Education Resources Institute is required to reimburse us for unpaid principal and interest on qualifying defaulted loans. The Education Resources Institute is subject to various regulatory requirements administered by state banking agencies, including the Massachusetts Division of Banks. Until 1995, we made education loans with The Education Resources Institute guarantees. In February, 1995, we discontinued this program. The $3.4 million represents the remaining balance of the The Education Resources Institute-guaranteed loans that had been made prior to that date. The balances of our The Education Resources Institute-guaranteed portfolio at the end of 1998, 1997, and 1996 were $4.1 million, $5.1 million and $6.0 million respectively. The Education Resources Institute-guaranteed education loans have also represented a significant portion of our total loan delinquencies. At September 30, 1999, $475,000 of loans The Education Resources Institute-guaranteed loans were more than 90 days delinquent. See "Allowance for Loan Losses".

    The other portion of our education loan portfolio consists of loans guaranteed by Student Loan Marketing Association, Inc. (Sallie Mae). This amounted to $600,000 at September 30, 1999. Under a program sponsored by Sallie Mae, we originate and disburse funds to students for educational expenses while they are in school. Prior to the loan entering full repayment, we sell the loans to Sallie Mae. We originated total student loans of $200,000 during the first nine months of 1999.

     We make loans for automobiles, both new and used, directly to the borrowers. The required repayment schedule of our automobile loans is generally limited to five years. The other terms of these loans vary depending on the age and condition of the collateral. We obtain a title lien on the vehicle and we require collision insurance policies on all auto loans. At September 30, 1999, our automobile loans totaled $600,000.

     We make loans for up to 90.0% of the amount of a borrower's savings account or certificate of deposit balance. These passbook loans totaled $1.5 million at September 30, 1999.

     Loan Approval Procedures and Authority. Our lending policies provide that our residential mortgage and home equity underwriting departments may review and approve one- to four-family mortgage loans and home equity loans and lines up to prescribed limits as follows:

          . Residential mortgage loans up to but not exceeding $500,000 that meet underwriting standards set forth in our policies;

          . Mini mortgage loans up to $250,000 that meet our underwriting standards;

          . Home equity loans or lines for owner occupied one to four properties up to $250,000 that conform to our underwriting guidelines; and

          . Home equity loans or lines up to $100,000 for vacation and non owner occupied properties.

     All loan applications that exceed the above mentioned amounts or have exceptions to our policies require approval of either the Executive Committee of the Board of Directors or approval of the Credit Committee.

     The following generally describes our current lending procedures for residential mortgages and home equity lines and loans. Upon receipt of a completed loan application from a prospective borrower, we order a credit report and verify other information. If necessary, we obtain additional financial or credit related information. We require an appraisal for all mortgage loans, except for home equity loans or lines and mini-mortgages where tax assessed values may be used to determine the loan to value ratio. Appraisals are performed by a licensed or certified third-party appraisal firms and are reviewed by our lending department. We require title insurance on all mortgage loans, except for home equity lines and loans and mini-mortgages that do not exceed $250,000. For these loans, we require evidence of previous title insurance.

     We require borrowers to obtain hazard insurance and we may require borrowers to obtain flood insurance prior to closing. For properties with a private sewage disposal system, we also require evidence of compliance with applicable law on residential mortgage loans, except mini-mortgages. Further, we require borrowers to advance funds on a monthly basis together with each payment of principal and interest to a mortgage escrow account from which we make disbursements for items such as real estate taxes, flood insurance and private mortgage insurance premiums, if required.

     Commercial real estate loans are approved through the Bank's Credit Committee process. The Credit Committee consists of the President, the Executive Vice President, the Chief Financial Officer, certain other senior lending and credit officers, as well as a non-management member of the Board of Directors. The Credit Committee has authority to approve individual loans and modifications up to $3.0 million, provided they are not part of a relationship that exceeds $6.0 million. Any loan exceeding $3.0 million or any loan in a relationship greater than $6.0 million requires approval by both the Credit Committee and the Executive Committee of the Board of Directors.

     On an exception basis, commercial real estate loans less than $250,000 may be approved outside the Committee process with the dual signatures including the President, Chief Financial Officer or Senior Vice-President, Commercial Lending, and the Vice-President Loan Officer. These loans must also be ratified at the next Executive Committee meeting.

     The Credit Committee meeting minutes detail all approved loans and are reviewed at least monthly by the Executive Committee and monthly by the Board of Directors.

Asset Quality

     One of our key operating objectives has been and continues to be the achievement of a high level of asset quality. We maintain a large proportion of loans secured by residential one- to four-family properties and commercial properties, we set sound credit standards for new loan originations and we follow careful loan administration procedures. These practices and relatively favorable economic and real estate market conditions have resulted in historically low delinquency ratios and, in recent years, a low level of non-performing assets. These factors have helped strengthen our financial condition.

     Delinquent Loans and Foreclosed Assets. Our policies require that management continuously monitor the status of the loan portfolio and report to the Board of Directors on a monthly basis. These reports include information on delinquent loans and foreclosed real estate, as well as our actions and plans to cure the delinquent status of the loans and to dispose of the foreclosed property.

     The following table presents information regarding non-accrual mortgage and consumer and other loans, accruing loans delinquent 90 days or more, and foreclosed real estate as of the dates indicated.

     Cambridgeport Bank had non-performing assets of $507,000 and $963,000 at September 30, 1999 and December 31, 1998, respectively.

     The following table presents information regarding non-accrual mortgage and consumer and other loans, accruing loans delinquent 90 days or more, and foreclosed real estate as of the dates indicated. At September 30, 1999 and December 31, 1998, 1997, and 1996, we had $32,000, $290,000, $215,000, and
$212,000, respectively, of non-accrual loans. If all non-accrual loans had been performing in accordance with their original terms and had been outstanding from the earlier of the beginning of the period or origination, we would have recorded interest income on these loans of approximately $20,000 for the nine month period in 1998. In 1999, there would have been no impact.

                                              At September 30,               At December 31,
                                              ----------------   ----------------------------------------
                                                   1999          1998     1997     1996     1995     1994
                                              ----------------   ----     ----     ----     ----     ----
                                                                       (In thousands)
Non-accrual real estate loans
  Residential...............................         $  32     $  290   $  201   $  212   $  667   $  916
  Home equity lines of credit...............             -          -       14        -       51        -
  Commercial real estate....................             -          -        -        -      104      124
  Construction and loans....................             -          -        -        -        -        -
                                                     -----     ------   ------   ------   ------   ------

 Total non-accrual real estate loans........            32        290      215      212      822    1,040
                                                     =====     ======   ======   ======   ======   ======

Other loans:
  Commercial................................             -          -        -        -        -        -
  Consumer..................................             -          -        -        -        -        -
                                                         -          -        -        -        -        -
                                                     -----     ------   ------   ------   ------   ------
Total non-accrual consumer and other loans..             -          -        -        -        -        -
                                                     =====     ======   ======   ======   ======   ======

Accruing loans delinquent 90 days or more...           475        673      574      597      544      680
                                                     =====     ======   ======   ======   ======   ======

Total non-performing loans..................           507        963      789      809    1,366    1,720
                                                     =====     ======   ======   ======   ======   ======

Foreclosed real estate, net.................             -          -        -       94      105       43
                                                     =====     ======   ======   ======   ======   ======

Total non-performing assets                            507        963      789      903    1,471    1,763
                                                     =====     ======   ======   ======   ======   ======

Non-performing loans to total loans.........          0.09%      0.19%    0.19%    0.29%    0.49%    0.72%
                                                     =====     ======   ======   ======   ======   ======

Non-performing assets to total assets.......          0.07%      0.14%    0.13%    0.16%    0.29%    0.37%
                                                     =====     ======   ======   ======   ======   ======


Non-performing assets totaled $507,000 at September 30, 1999, including $475,000 of delinquent student loans. The non-performing asset totals at December 31, 1998 and 1997 were $963,000, and $789,000 respectively. Of these totals, $672,000 and $564,000 respectively represented student loans.

     Our non-accrual policy distinguishes between several different loan types. For student loans guaranteed by The Education Resources Institute and first mortgage loans insured or guaranteed by the FHA or VA, we continue to accrue interest even if the principal and interest payments are more than 90 days past due. For commercial, commercial real estate, construction, and land loans, we stop accruing income when interest or principal payments are 90 days in arrears. We may stop accruing income on such loans earlier than 90 days when we consider the timely collectibility of interest or principal to be doubtful. For residential mortgage loans, home equities, and consumer loans, we may continue to accrue interest income beyond 90 days if the loan is well secured and we determine that the ultimate collection of all principal and interest is not in doubt.

     When we designate nonaccrual loans, we reverse all outstanding interest that we had previously credited. If we receive a payment on a non-accrual loan, we may recognize that payment as interest income, if we determine that the ultimate collectibility of principal is no longer in doubt. However, such loans would remain on non-accrual status. We return a nonaccrual loan to accrual status when the borrower has made all past due payments and we determine that ultimate collection of principal is no longer in doubt.

     We define impaired loans as all non-accrual commercial real estate and commercial loans. Impaired loans are individually assessed to determine whether the carrying value exceeds the fair value of the collateral or the present value of the cash flow produced by the underlying collateral. Smaller balance homogeneous loans, such as residential mortgage loans and consumer loans, are collectively evaluated for impairment. We had no loans classified as impaired at September 30, 1999. At December 31, 1998 and 1997, impaired loans totaled $290,000 and $215,000, respectively. At the end of 1996, impaired loans total was $993,000, consisting of about $426,000 in commercial real estate loans and the remainder in residential mortgages. At September 30, 1999 and December 31, 1998, 1997, and 1996, we had no loans classified at troubled debt restructuring, as defined in SFAS No. 15.

     Foreclosed real estate consists of property we have acquired through foreclosure or deed in lieu of foreclosure. Foreclosed real estate properties are initially recorded at the lower of the recorded investment in the loan or fair value. Thereafter, we carry foreclosed real estate at fair value less estimated selling costs. As of September 30, 1999, we had no foreclosed real estate.

     Allowance for Loan Losses. The following table presents the activity in our allowance for loan losses and other ratios at or for the dates indicated.

                                                At or for Nine months
                                                ended September 30,                  At or for Years Ended December 31,
                                                ---------------------      ----------------------------------------------------
                                                  1999         1998        1998        1997        1996        1995        1994
                                                ------         ------      ----        ----        ----        ----        ----
                                                                             (Dollars in thousands)
Balance at beginning of period...............    $  6,633    $  4,907    $  4,907    $  4,269    $  4,074    $  4,130    $  4,170

Charge-offs:
   Residential...............................           -           -           -           -        (136)       (160)       (186)
   Commercial real estate....................           -           -           -           -         (93)          -           -
   Home equity lines of credit...............           -           -           -           -           -           -         (29)
   Commercial................................           -           -           -           -           -           -           -
   Consumer..................................         (11)        (36)        (44)        (16)        (30)         (3)        (32)
                                                 --------    --------    --------    --------    --------    --------    --------
       Total charge-offs.....................         (11)        (36)        (44)        (16)       (259)       (163)       (247)
                                                 --------    --------    --------    --------    --------    --------    --------

Recoveries:
   Residential...............................           5           2           2          27           -           3          41
   Commercial real estate....................         106           3           3          27           -           -         148
   Construction..............................           -           -           -           -           -           3           -
   Commercial loans..........................           -           -           -           -           -           -           7
   Other consumer loans......................           2           2           5           -           4           1          11
                                                 --------    --------    --------    --------    --------    --------    --------
       Total recoveries......................         113           7          10          54           4           7         207
                                                 --------    --------    --------    --------    --------    --------    --------

Net (charge-offs) recoveries.................         102         (29)        (34)         38        (255)       (156)        (40)

Provision for possible loan losses...........         562       1,183       1,760         600         450         100           -
                                                 --------    --------    --------    --------    --------    --------    --------

Balance at end of period.....................    $  7,297    $  6,061    $  6,633    $  4,907    $  4,269    $  4,074    $  4,130
                                                 ========    ========    ========    ========    ========    ========    ========

Total loans receivable(1)....................    $543,465    $476,245    $498,194    $420,611    $306,388    $272,758    $235,498
                                                 ========    ========    ========    ========    ========    ========    ========

Average loans outstanding....................    $523,761    $453,891    $462,528    $367,471    $285,406    $250,594    $217,704
                                                 ========    ========    ========    ========    ========    ========    ========

   Allowance for loan losses as a                    1.34%       1.27%       1.33%       1.17%       1.39%       1.49%       1.75%
       percent of total loans                    ========    ========    ========    ========    ========    ========    ========
       receivable(1).........................

   Net loans (charged off) recovered                 0.02%      (0.01)%     (0.01)%      0.01%      (0.09)%     (0.06)%     (0.02)%
           as a percent of average loans         ========    ========    ========    ========    ========    ========    ========
           outstanding.......................

_______________

(1)  Does not include loans held for sale or passbook loans or deferred fees.

     Our evaluation of the loan portfolio includes the review of all loans on which the collection of principal might be at risk. We consider the following factors as part of this evaluation: our historical loan loss experience, known and inherent risks in the loan portfolio, increases in categories with higher loss potential such as commercial real estate loans and jumbo loans, the estimated value of the underlying collateral and current economic and market trends. There may be other factors that may warrant our consideration in maintaining the allowance at a level sufficient to cover probable losses. Although we believe that we have established and maintained the allowance for loan losses at adequate levels, future additions may be necessary if economic, real estate and other conditions differ substantially from the current operating environment.

     In addition, various regulatory agencies, as an integral part of their examination process, periodically review our loan and foreclosed real estate portfolios and the related allowance for loan losses and valuation allowance for foreclosed real estate. These agencies, including the FDIC and the Massachusetts Division of Banks, may require us to increase the allowance for loan losses or the valuation allowance for foreclosed real estate based on their judgments of information available to them at the time of their examination, thereby adversely affecting our results of operations.

     For the nine months ended September 30, 1999, we increased our allowance for loan losses through a $562,000 provision for loan losses based on our evaluation of the items discussed above. We believe that the current allowance for loan losses accurately reflects the level of risk in the current loan portfolio. To determine the adequacy of the allowance, we look at historical trends in the growth and composition of our loan portfolio, among other factors. The most significant trend over the last five years is the growth in our commercial real estate loan portfolio, which has risen from $48.1 million at the end of 1994 to $200.4 million at September 30, 1999.

     We believe that, despite using prudent underwriting standards, commercial real estate loans contain higher loss potential than one- to four-family residential mortgages.

     See "Management's Discussion and Analysis of Financial Condition and Results of Operations-for the Nine Months Ended September 30, 1999 and 1998 and the Years Ended December 31, 1998, 1997 and 1996-Provision for Loan Losses."

     Allocation of Allowance for Loan Losses. The following tables set forth the allowance for loan losses allocated by loan category, the total loan balances by category, and the percent of loans in each category to total loans indicated.


                                                                        At September 30,
                                        -------------------------------------------------------------------------------
                                                        1999                                       1998
                                        --------------------------------------     ------------------------------------
                                                                    Percent of                               Percent of
                                                                    loans in                                 loans in
                                                       Loan           Each                       Loan          Each
                                                     Balances      Category to                 Balances     Category to
                                                        by            Total                       by           Total
Loan Category                           Amount       Category         Loans        Amount      Category        Loans
-------------                           -------      --------      -----------     ------      --------     -----------
Real estate - mortgage:
 Residential(1).......................  $2,191       $334,856        61.62%        $1,917       $280,385        58.87%
 Commercial...........................   2,833        202,380        37.24          2,647        189,043        39.69
Commercial loans......................      18          1,204         0.22              7            488         0.11
Consumer loans(2).....................      55          5,025         0.92             70          6,329         1.33
Unallocated...........................   2,200              -            -          1,420              -            -
                                        ------       --------       ------         ------       --------      -------
 Total allowance for loan losses......  $7,297       $543,465       100.00%        $6,061       $476,245       100.00%
                                        ======       ========       ======         ======       ========      =======

                                                                         At December 31,
                                        -------------------------------------------------------------------------------
                                                       1998                                      1997
                                        --------------------------------------     ------------------------------------
                                                                   Percent of                               Percent of
                                                                    loans in                                 loans in
                                                       Loan           Each                       Loan          Each
                                                     Balances      Category to                 Balances     Category to
                                                       by            Total                        by           Total
Loan Category                           Amount       Category         Loans        Amount      Category        Loans
-------------                           ------       --------      -----------     ------      --------     -----------
Real estate - mortgage:
 Residential(1).......................   $2,014      $298,485         59.91%        $1,780      $266,075      63.26%
 Commercial...........................    2,703       193,046         38.75          1,908       146,806      34.90
Commercial loans......................       11           724          0.15              9           581       0.14
Consumer loans(2).....................       65         5,939          1.19             79         7,149       1.70
Unallocated...........................    1,840             -             -          1,131             -          -
                                         ------      --------        ------         ------      --------     ------
 Total allowance for loan losses......   $6,633      $498,194        100.00%        $4,907      $420,611     100.00%
                                         ======      ========        ======         ======      ========     ======

                                                                           At December 31,
                              ----------------------------------------------------------------------------------------------------
                                             1996                              1995                            1994
                              ----------------------------------  --------------------------------   -----------------------------
                                                    Percent of                         Percent of                      Percent of
                                                     loans in                           loans in                        loans in
                                           Loan        Each                   Loan        Each                 Loan       Each
                                         Balances   Category to             Balances   Category to           Balances  Category to
                                           by          Total                    by        Total                  by       Total
Loan Category                 Amount     Category      Loans      Amount    Category      Loans      Amount  Category     Loans
-------------                 ------     --------   -----------   ------    --------   -----------   ------  --------  -----------
Real estate - mortgage:
 Residential(1).............   $1,515   $203,053      66.27%      $1,488     $191,254     70.12%     $1,332   $168,917    71.73%
 Commercial.................    1,225     94,220      30.75          943       70,720     25.93         693     48,656    20.66
Commercial loans............       12        807       0.27           12          775      0.28          19      1,262     0.53
Consumer loans(2)...........       90      8,308       2.71          116       10,009      3.67         171     16,663     7.08
Unallocated.................    1,427          -          -        1,515            -         -       1,915          -        -
                               ------   --------     ------       ------     --------    ------      ------   --------   ------
 Total allowance for loan
  losses....................   $4,269   $306,388     100.00%      $4,074     $272,758    100.00%     $4,130   $235,498   100.00%
                               ======   ========     ======       ======     ========    ======      ======   ========   ======

_________________________
(1)  Includes home equity lines of credit, excludes loans held for sale.
(2)  Excluded passbook loans.

Investment Activities

     The Board of Directors reviews and approves our investment policy on an annual basis. The President, Chief Financial Officer and Investment Officer, as authorized by the Board, implement this policy based on the established guidelines within the written policy, and other established guidelines, including those set periodically by the Asset Liability Management Committee.

     Our investment policy is designed primarily to manage the interest rate sensitivity of our assets and liabilities, to generate a favorable return without incurring undue interest rate and credit risk, to complement our lending activities and to provide and maintain liquidity within the range established by policy. In determining our investment strategies, we consider our interest rate sensitivity or "gap" position, yield, credit risk factors, maturity and amortization schedules, and other characteristics of the securities to be held.

     Massachusetts chartered savings banks have authority to invest in various types of assets, including U.S. Treasury obligations, securities of various federal agencies, mortgage-backed securities, certain certificates of deposit of insured financial institutions, repurchase agreements, overnight and short term loans to other banks, corporate debt instruments, and equity securities.


Liquidity

     We calculate liquidity by taking the total of:

          .    our cash;
          .    cash we have in other banks;
          .    our money market investments;
          .    U.S. Government Securities;
          .    Mortgage backed securities guaranteed by the U.S. Government or
               Agencies;
          .    Securities with remaining maturities of less than thirty days;

and subtracting a percentage of maturing CDs and other short term liabilities.

     Our policies provide that we shall attempt to maintain liquidity at 7% to 20% of total assets. At September 30, 1999 our liquidity ratio was 9.1% of total assets.


Investment Portfolio

     Securities can be classified as trading, held to maturity, or available for sale at the date of purchase. All of our securities are currently classified as "available for sale." The weighted average annualized yield of the portfolio is 6.12% as of September 30, 1999. We believe the credit quality of the portfolio is high, with 75% of the portfolio invested in U.S. Government, U.S. Agency, or U.S. Agency guaranteed mortgage backed securities. Our mortgage backed security portfolio is comprised predominately of adjustable rate securities in addition to 5-year and 7-year balloon securities. Balloon securities are so named because the entire principal balance is due prior to completing the normal 30 year amortization of the underlying mortgages. The remainder of our portfolio, approximately 25%, is invested in corporate bonds with maturities of less than five years. Corporate Bonds must be rated investment grade according to policy guidelines. The amortized cost of the securities that will mature or reprice within five years is $96.8 million or 75.1%. For information - Carrying Values, Yields and Maturities."

     Finally, we own stock of the Federal Home Loan Bank, common stock of a local financial institution and other equity securities also classified as available for sale.

     Investment Portfolio. The following table sets forth the composition of our investment securities portfolio at the dates indicated.


                                      At September 30,                             At December 31,
                                    ---------------------   ---------------------------------------------------------------------
                                            1999                    1998                     1997                  1996
                                    ---------------------   --------------------    ---------------------   ---------------------
                                    Amortized     Market    Amortized     Market    Amortized     Market    Amortized     Market
                                       Cost       Value        Cost       Value        Cost       Value        Cost       Value
                                    ---------   ---------   ---------    --------   ---------    --------   ---------    --------
                                                                                                (Dollars in thousands)
Investment securities:
U.S. Government securities.......   $  2,974    $  2,973    $      -    $      -    $  2,004    $  2,008    $ 70,596    $ 70,527
 Federal agency securities.......     56,970      55,845      55,516      55,734      53,060      53,262      28,633      28,645
 Other debt securities...........     31,918      31,892      34,156      34,419      43,037      43,218      57,176      57,222
                                   ---------   ---------   ---------   ---------   ---------   ---------   ---------   ---------
   Total investment
      securities.................     91,862      90,710      89,672      90,153      98,101      98,488     156,405     156,394
                                   ---------   ---------   ---------   ---------   ---------   ---------   ---------   ---------

 Mortgage-backed and
   mortgage-related securities:
 Ginnie Mae......................     14,235      14,118      18,890      18,836      16,762      16,796      11,764      11,697
 Fannie Mae......................     11,394      11,342      16,516      16,755      17,298      17,391      16,626      16,771
 Freddie Mac.....................     11,347      11,339      12,773      13,004      19,289      19,388      16,934      16,871
 Other...........................          -           -         116         117         766         768       1,323       1,326
                                   ---------   ---------   ---------   ---------   ---------   ---------   ---------   ---------
   Total mortgage-backed and
    mortgage-related
     securities..................     36,976      36,799      48,295      48,712      54,115      54,343      46,647      46,665
                                   ---------   ---------   ---------   ---------   ---------   ---------   ---------   ---------

Asset-backed securities..........          -           -           -           -           -           -         778         781

Marketable equity
   securities....................      1,260       6,391       1,262       5,964       3,069       6,790       3,048       6,533

SBLI stock.......................      1,934       1,934       1,934       1,934       1,934       1,934       1,934       1,934

Federal Home Loan Bank
   stock.........................      4,452       4,452       3,879       3,879       3,062       3,062       3,062       3,062
                                   ---------   ---------   ---------   ---------   ---------   ---------   ---------   ---------
   Total investment
     securities..................   $136,484    $140,286    $145,042    $150,642    $160,281    $164,617    $211,874    $215,369
                                   =========   =========   =========   =========   =========   =========   =========   =========

                                                  At December 31,
                                   ----------------------------------------------
                                             1995                    1994
                                   -----------------------   --------------------
                                   Amortized      Market     Amortized    Market
                                      Cost         Value        Cost      Value
                                   ---------     ---------   --------    --------
Investment securities:
U.S. Government securities.......  $      -      $      -    $ 57,386    $ 56,694
 Federal agency securities.......    43,059        43,609      23,650      23,679
 Other debt securities...........    26,598        26,796      73,022      71,954
                                   --------      --------    --------    --------
   Total investment
     securities..................    69,657        70,405     154,058     152,327
                                   --------      --------    --------    --------
 Mortgage-backed and
   mortgage-related securities:
 Ginnie Mae......................     2,310         2,307       2,003       1,803
 Fannie Mae......................    27,089        27,414       4,869       4,776
 Freddie Mac.....................    41,649        41,622      15,645      15,332
 Other...........................       989         1,002       1,311       1,252
                                   --------      --------    --------    --------
   Total mortgage-backed and
    mortgage-related
    securities...................    72,037        72,345      23,828      23,163
                                   --------      --------    --------    --------

Asset-backed securities..........     1,092         1,111           -           -

Marketable equity
   securities....................    14,008        16,685       7,760       9,734

SBLI stock.......................     1,934         1,934       1,934       1,934

Federal Home Loan Bank
   stock.........................     2,312         2,312       2,312       2,312
                                   --------      --------    --------    --------
   Total investment
     securities..................  $161,040      $164,792    $189,892    $189,470
                                   ========      ========    ========    ========

     Mortgage-Backed Securities and Mortgage-Related Securities. The following table sets for the amortized cost and fair value of our mortgage-backed and mortgage-related securities, which are classified as available for sale or held to maturity as of the dates indicated. Since 1994, all mortgage-backed and mortgage-related securities have been classified as available for sale.

                                       At September 30,                                  At December 31,
                               ---------------------------------------------------------------------------------------------------
                                             1999                           1998                                1997
                               --------------------------------  -------------------------------   -------------------------------
                                           Percent                           Percent                           Percent
                               Amortized      of       Market    Amortized      of       Market    Amortized      of       Market
                                 Cost      Total(1)     Value      Cost      Total(1)     Value      Cost      Total(1)     Value
                               ---------   --------   ---------  ---------   --------   --------   ---------   --------   --------
Mortgage-backed and
 mortgage-related securities
 available for sale........
Ginnie Mae.................     $14,235      38.50%   $14,118    $18,890       39.11%   $18,836    $16,762      30.97%      $16,796
 Fannie Mae................      11,394      30.81     11,342     16,516       34.20     16,755     17,298      31.97        17,391
 Freddie Mac...............      11,347      30.69     11,339     12,773       26.45     13,004     19,289      35.64        19,388
 Other.....................           -       0.00          -        116        0.24        117        766       1.42           768
                                -------    -------    -------    -------     -------    -------    -------    -------       -------
    Total mortgage-backed
     and mortgage related
     securities............     $36,976     100.00%   $36,799    $48,295      100.00%   $48,712    $54,115     100.00%      $54,343
                                =======    =======    =======    =======     =======    =======    =======    =======       =======

                                                                      At December 31,
                               ---------------------------------------------------------------------------------------------------
                                          1996                             1995                                 1994
                               -------------------------------   -------------------------------   -------------------------------
                                           Percent                           Percent                           Percent
                               Amortized      of       Market    Amortized      of       Market    Amortized      of       Market
                                 Cost      Total(1)     Value      Cost      Total(1)     Value      Cost      Total(1)    Value
                               ---------   -------    --------   ---------   --------   --------   ---------   --------   --------
Mortgage-backed and
 mortgage-related securities
   available for sale........
Ginnie Mae...................   $11,764     25.22%     $11,697    $ 2,310       3.21%    $ 2,307          -       0.00%    $     -
 Fannie Mae..................    16,626     35.64       16,771     27,089      37.60      27,414          -       0.00           -
 Freddie Mac.................    16,934     36.30       16,871     41,649      57.82      41,622          -       0.00           -
 Other.......................     1,323      2.84        1,326        989       1.37       1,002      1,311     100.00       1,252
                                -------   -------      -------    -------    -------     -------      -----    -------     -------
    Total mortgage-backed
     and mortgage- related
     securities..............   $46,647    100.00%     $46,665    $72,037     100.00%    $72,345      1,311     100.00%    $ 1,252
                                ========  =======      =======    =======    =======     =======      =====    =======     =======

                                                  At December 31,
                                         ---------------------------------
                                                      1994
                                         ---------------------------------
                                                      Percent
                                         Amortized       of        Market
                                           Cost       Total(1)     Value
                                         ---------    --------     ------
Mortgage-backed and mortgage-
  related securities held to maturity..
 Ginnie Mae............................     2,003        8.90%       1,803
 Fannie Mae............................     4,869       21.62%       4,776
 Freddie Mac...........................    15,645       69.48%      15,332
 Other.................................         -        0.00%           -
                                           ------     -------       ------
  Total mortgage-backed and
      mortgage related securities......    22,517      100.00%      21,911
                                           ======     =======       ======

     Investment Portfolio Maturities. The composition and maturities of the Investment securities portfolio (debt securities) and the mortgage-backed securities portfolio at September 30, 1999 are summarized in the following table. Maturities are based on the final contractual payment dates, and do not reflect the impact of prepayments or redemptions that may occur.


                                                          More than One Year    More than Five Years
                                      One year or Less    through Five Years    through Ten Years    More than Ten Years
                                   --------------------- --------------------- --------------------- ---------------------
                                               Weighted              Weighted              Weighted              Weighted
                                    Amortized   Average   Amortized   Average   Amortized   Average   Amortized   Average
                                      Cost       Yield      Cost       Yield      Cost       Yield      Cost       Yield
                                   ---------- ---------- ---------- ---------- ---------- ---------- ---------- ----------
                                                                                     (Dollars in thousands)
Investment securities available
   for sale:
   U.S. Government securities......   $ 2,974      4.51%    $     -      0.00%     $   -       0.00%    $     -      0.00%
   Federal agency securities.......     2,984      4.83      48,974      5.95       5,012      7.08           -      0.00
   Other debt securities...........     9,962      6.10      21,956      6.24           -      0.00           -      0.00
                                      -------               -------                ------               -------
      Total investment securities..    15,920      5.56      70,930      6.04       5,012      7.08           -      0.00
                                      -------               -------                ------               -------

   Mortgage-backed securities
   available for sale:
     Ginnie Mae....................         -      0.00           -      0.00           -      0.00      14,235      5.84
     Fannie Mae....................       301      6.51       7,257      6.41         801      7.34       3,035      6.31
     Freddie Mae...................        61      7.00       2,325      6.03       1,206      7.09       7,755      6.76
                                      -------               -------                ------               -------
   Total mortgage-back securities..       362      6.59       9,582      6.32       2,007      7.19      25,025      6.19
                                      -------               -------                ------               -------

    Total..........................   $16,282      5.59     $80,512      6.07      $7,019      7.11     $25,025      6.19
                                      =======               =======                ======               =======

                                           Total Securities
                                   --------------------------------
                                                          Weighted
                                    Amortized   Market     Average
                                      Cost      Value       Yield
                                   ---------- ---------- ----------
Investment securities available
   for sale:
   U.S. Government securities......
   Federal agency securities.......  $  2,974   $  2,973    4.51%
   Other debt securities...........
                                       56,970     55,845    5.99
      Total investment securities..
                                       31,918     31,892    6.20
                                     --------   --------
   Mortgage-backed securities          91,862     90,710    6.01
   available for sale:               --------   --------
     Ginnie Mae....................
     Fannie Mae....................
     Freddie Mae...................

   Total mortgage-back securities..    14,235     14,118    5.84
                                       11,394     11,342    6.45
                                       11,347     11,339    6.65
    Total..........................  --------   --------
   Total mortgage-back                 36,976     36,799    6.28
    securities.....................  --------   --------

    Total..........................  $128,838   $127,509    6.09
                                     ========   ========

Sources of Funds

     Deposits, scheduled amortization and prepayments of loan principal and mortgage-backed securities, maturities and calls of investments securities and funds provided by operations are our primary sources of funds for use in lending, investing and for other general purposes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     Deposits. We offer a variety of deposit products to meet the needs of retail and business customers. We currently offer non-interest bearing demand accounts, interest bearing demand accounts (NOWs), savings passbook and statement accounts, money market accounts and certificates of deposits.

     Deposit products are developed to meet the needs of our market. For instance, we introduced the Treasury Index Account in October, 1987 to capture investment dollars of consumers and businesses. The Treasury Index Account is a savings account where the rate offered on monthly average balances over $25,000 is based on the three month U.S. Treasury bill rate. Currently, the Treasury Index Account can only be opened by customers who maintain a personal interest bearing checking account or business demand deposit account. We also offer a Kids Bank Club savings passbook account targeted at children under 13 years of age in an effort to teach children the value of saving money at an early age.

     We offer other specially packaged deposit products to encourage broad relationships. Our Appreciation Now account requires a minimum of $10,000 in various deposit accounts to waive monthly maintenance charges and offers customers premium rates on selected certificate of deposit accounts. We waive monthly maintenance fees on our Real Checking Account (an interest bearing checking account) if mortgage or home equity loan payments are automatically deducted from the Real account. These and other products have enabled us to develop multiple account relationships with customers.

     Our deposit flows are influenced by a number of factors including: general and local economic conditions, the perceived strength of the stock and stock mutual fund market, prevailing interest rates and competition. Our deposits are primarily obtained from areas surrounding our offices. To attract and retain deposits, we utilize a strategy that incorporates competitive pricing with high quality service and the development of long term relationships. We determine our deposit rates by evaluating our competition's pricing, the cost of Federal Home Loan Bank borrowings, rates on U.S. Treasury securities and other related funds.

     As of September 30, 1999, demand deposits, NOW deposits, savings, and money market accounts represented 45.5% of total deposits. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-Analysis of Net Interest Income" for information relating to the average balances and costs of our deposit accounts for the years ended December 31, 1998, 1997, and 1996.

     Deposit Distribution Weighted Average. The following table sets for the distribution of our deposit accounts, by account type, at the dates indicated.


                                                                                           At December 31,
                                                                     -------------------------------------------------------------
                                         For the Nine Months Ended
                                             September 30, 1999                   1998                             1997
                                        ---------------------------- ------------------------------- -----------------------------
                                                            Weighed                         Weighed                       Weighed
                                                            Average                         Average                       Average
                                          Amount   Percent   Rates     Amount    Percent     Rates     Amount    Percent   Rates
                                        ---------- ------- --------- ----------- -------   --------- ----------- ------- ---------
                                                                                        (Dollars in thousands)
Demand deposits (1)...................   $ 32,294     5.42%   0.00%    $ 30,742     5.42%     0.00%    $ 23,600     4.53%     0.00%
NOW deposits..........................     42,977     7.21    1.38       41,546     7.31      1.50       35,061     6.74      1.69
Savings deposits......................     54,006     9.06    2.03       53,560     9.43      2.18       54,281    10.43      2.28
Money market deposits.................    142,077    23.83    3.94      132,219    23.27      3.71       93,712    18.01      3.79
                                         --------  -------             --------  -------               --------   ------
     Total non-certificated accounts..    271,354    45.52    2.69      258,067    45.43      2.60      206,654    39.71      2.60

Certificate of deposit
     Due within 1 year................    218,530    36.66    4.78      252,594    44.46      5.33      203,194    39.05      5.58
     Over 1 year through 3 years......    103,684    17.39    5.20       54,615     9.61      5.43      105,126    20.20      5.94
     Over 3 years.....................      2,569     0.43    5.36        2,799     0.50      5.38        5,383     1.04      5.84
                                         --------  -------             --------  -------               --------   ------
          Total certificate accounts..    324,783    54.48    4.92      310,008    54.57      5.35      313,703    60.29      5.70
                                         --------  -------             --------  -------               --------   ------

Total.................................   $596,137   100.00%   3.90%    $568,075   100.00%     4.10%    $520,357   100.00%     4.46%
                                         ========  =======             ========  =======               ========   ======

                                                At December 31,
                                        -----------------------------

                                                      1996
                                        -----------------------------
                                                             Weighed
                                                             Average
                                          Amount    Percent   Rates
                                        ----------- ------- ---------
Demand deposits(1)....................   $ 20,020     3.99%     0.00%
NOW deposits..........................     32,918     6.55      1.79
Savings deposits......................     57,823    11.50      2.28
Money market deposits.................     79,738    15.86      3.59
                                         --------   ------
     Total non-certificated accounts..    190,499    37.90      2.52

Certificate of deposit
     Due within 1 year................    227,757    45.31      5.53
     Over 1 year through 3 years......     78,515    15.62      5.93
     Over 3 years.....................      5,927     1.17      6.00
                                         --------   ------
          Total certificate accounts..    312,199    62.10      5.64
                                         --------   ------
Total.................................   $502,698   100.00%     4.47%
                                         ========   ======

___________________
(1) Includes mortgagor's escrow payments.

     Deposit Flow. The following table summarizes the deposit activity of the Bank for the periods indicated.

                                             Nine Months Ended
                                               September 30,                At December 31,
                                            --------------------    --------------------------------
                                              1999        1998        1998        1997        1996
                                            --------    --------    --------    --------    --------
                                                            (Dollars in thousands)
Balance at beginning of period...........   $568,075    $520,357    $520,357    $502,698    $425,199
Net increase (decrease) before interest
 credited (1)............................     10,701      41,288      23,376      (5,081)     57,315
Interest credited........................     17,361      18,197      24,342      22,740      20,184
                                            --------    --------    --------    --------    --------
Balance at end of period.................   $596,137    $579,842    $568,075    $520,357    $502,698
                                            ========    ========    ========    ========    ========
   Total increase in deposit accounts....   $ 28,062    $ 59,485    $ 47,718    $ 17,659    $ 77,499
                                            ========    ========    ========    ========    ========
Percentage increase......................       4.94%      11.43%       9.17%       3.51%      18.23%

_______________
(1)  Includes mortgage escrow payments

     C.D. Maturities. At September 30, 1999, we had $59.8 million in certificates of deposits with balances of $100,000 and over maturing as follow:

                                                              Weighted
                                                              Average
           Maturity Period                  Amount             Rate
-------------------------------------- ----------------- -----------------
                                                 (In thousands)
Three months or less..................      $11,859             4.58%
Over three months through six months..       10,196             4.50%
Over six months through 12 months.....       18,984             5.02%
Over 12 months........................       18,797             5.24%
                                            -------
    Total.............................      $59,836             4.91%
                                            =======

     C.D. Balances by Rates. The following table sets forth, by interest rate ranges, information concerning our certificates of deposit at the dates indicates.

                                            At September 30, 1999
                  -----------------------------------------------------------------------------
                                              Period to Maturity
                  -----------------------------------------------------------------------------
                   Less than  One to Two      Two to      More than                 Percent of
                   One Year     Years      Three Years   Three Years      Total       Total
                  ---------- ------------ ------------- -------------   --------- -------------
                                           (Dollars in thousands)
4.00% and below     $  2,930   $       1   $              $       -     $   2,931       0.90%
4.01% to 5.00%       170,269      20,680          847           820       192,616      59.31%
5.01% to 6.00%        37,656      72,620        6,788         1,502       118,566      36.51%
6.01% to 7.00%         7,675       1,218        1,530           247        10,670       3.28%
7.01% and above            -           -            -             -             -       0.00%
                    --------   ---------   ----------     ---------     ---------     ------
    Total           $218,530   $  94,519   $    9,165     $   2,569     $ 324,783     100.00%
                    ========   =========   ==========     =========     =========     ======

     Borrowings. In addition to deposits, borrowings from the Federal Home Loan Bank provide an additional source of funds to finance our lending and investing activities.

     The following table sets forth information concerning balances and interest rates on the Bank's Federal Home Loan Bank advances at the dates and for the periods indicated.


                                              At or for The Nine
                                                Months Ended          At or For The Year Ended
                                                September 30,               December 31,
                                              ------------------     --------------------------
                                               1999       1998       1998       1997       1996
                                              -----       ----       ----       ----       ----
                                                            (Dollars in thousands)
Federal Home Loan Bank advances:
 Average balance outstanding...............   $36,674    $24,988    $25,097    $13,550    $14,859
 Maximum amount outstanding at any
  month-end during the period..............    44,525     31,902     31,902     35,810     22,252
 Balance outstanding at end of the period..    41,431     24,824     27,066     21,604        720
 Weighted average interest rate during
  the period...............................      5.64%      6.03%      6.13%      6.01%      5.75%
 Weighted average interest rate at
  end of period............................      6.08%      6.11%      6.04%      6.52%      6.80%

Properties

     We currently conduct our business through our executive and administrative offices, our ten full service banking offices and our Telebanking Center. We are in the process of building a new facility located at 1380 Soldiers Field Road, Brighton, MA. Occupancy of the building should occur by the end of the second quarter 2000. This facility will house certain administrative departments and all lending operations. The estimated cost is approximately $16.0 million of which approximately $14.0 million was borrowed from the Federal Home Loan Bank. As of September 30, 1999, the properties and leasehold improvements owned by us had an aggregate net book value of $6.9 million.

                                                       Year of Lease
                                                        or License        Deposits as of
          Location             Ownership  Year Opened  Expiration(1)   September 30, 1999
          --------             ---------  -----------  -------------   ------------------
                                                                        (In thousands)
Administrative/Main Office:
689 Massachusetts Avenue        Owned           N/A            -             $139,348
Cambridge, MA 02139

Branch Offices:
1751 Massachusetts Avenue       Leased         1978          2007            $139,641
Lexington, MA 02420

522 Main Street                 Leased         1980          2004            $ 74,709
Winchester, MA 01890

Harvard Square Office           Leased         1985          2003            $ 44,973
1290 Massachusetts Avenue
Cambridge, MA 02139

177 Linden Street               Leased         1994          2003            $ 49,822
Wellesley, MA 02482

1243 Centre Street              Leased         1995          2010            $ 50,539
Newton, MA 02459

133 Chapel Street               Leased         1995          2015            $ 42,050
Needham, MA 02492

Supermarket Offices:
101 Falls Boulevard            Licensed        1996          2011            $ 12,533
Quincy, MA 02169

150 W. Central Street          Licensed        1997          2012            $  9,631
Natick, MA 01760

338 Washington Street          Licensed        1997          2012            $  4,706
Westwood, MA 02090

                                                       Year of Lease
                                                        or License        Deposits as of
          Location             Ownership  Year Opened  Expiration(1)   September 30, 1999
          --------             ---------  -----------  -------------   ------------------
                                                                        (In thousands)
Residential Mortgage Center     Leased       1998           2003               N/A
2150 Washington Street
Newton, MA 02462

Telebanking Center              Leased       1997           2000            $ 28,185
100 Cambridge Park Drive
Cambridge, MA 02140

______________________________
(1) Lease expiration dates assume all options to extend lease terms are exercised.


Legal Proceedings

     We are not involved in any pending legal proceeding other than routine legal proceedings occurring in the ordinary course of business. We believe that these routine legal proceedings, in the aggregate, are immaterial to our financial condition and results of operation.

Personnel

     As of September 30, 1999, we had 168 full-time employees and 34 part-time employees. The employees are not represented by a collective bargaining unit, and we consider our relationship with our employees to be excellent.

Subsidiary Activities

     Cambridgeport Bank and Brighton Investment Corp. are the subsidiaries of Cambridgeport Mutual Holding Company. Brighton Investment Corp. is a Massachusetts securities corporation formed in December 1999 to take advantage of the favorable Massachusetts tax treatment of securities corporations. After the conversion, Cambridgeport Bank and Brighton Investment Corp. will become subsidiaries of Port Financial Corp.

     Cambridgeport Bank currently has two principle subsidiaries: The Port Corporation and Temple Investment Corporation. The Port Corporation is currently inactive. Temple Investment Corporation, a Massachusetts securities corporation, engages in the investment of securities and was formed to take advantage of favorable state tax treatment of interest income from certain investment securities. Temple Investment Corporation owns the subsidiary Temple Realty Corp., and Temple Realty Corp. owns the subsidiary Temple Realty, LLC. Temple Realty, LLC. was formed to hold the land and the building of Cambridgeport Bank's new administrative center and will lease the real estate from the developer. After construction of the building is complete, Temple Realty, LLC. will purchase the real estate and will lease the improved property to Temple Realty Corp.

                       BUSINESS OF PORT FINANCIAL CORP.

     Port Financial Corp. has not engaged in any business to date. Upon completion of the conversion, Port Financial Corp. will own Cambridgeport Bank. Port Financial Corp. will retain up to 50% of the net proceeds from the offering. We will invest our initial capital as discussed in "How We Intend to Use the Proceeds from the Offering."

     Immediately after consummation of the conversion, it is expected that the only business activities of Port Financial Corp. will be to hold all of the outstanding common stock of Cambridgeport Bank, to fund a loan to the ESOP from the proceeds of capital raised in the offering, and to contribute 50% of the net proceeds from the offering to Cambridgeport Bank as additional capital. Port Financial Corp. may use the net proceeds retained by it to pay dividends to stockholders and to repurchase shares of its common stock. In the future, however, Port Financial Corp., as the holding company of Cambridgeport Bank, will be authorized to pursue other business activities permitted by applicable laws and regulations for such holding companies, which may include the issuance of additional shares of common stock to raise capital or to support mergers or acquisitions and borrowing funds for reinvestment in Cambridgeport Bank. There are no plans for any additional capital issuance, merger or acquisition, or other diversification of the activities of Port Financial Corp. at the present time.

     Our cash flow will depend upon earnings from the investment of the portion of net proceeds we retain and any dividends Port Financial Corp. receives from Cambridgeport Bank. Initially, Port Financial Corp. will neither own nor lease any property, but will instead use the premises, equipment and furniture of Cambridgeport Bank. At the present time, we intend to employ only persons who are officers of Cambridgeport Bank to serve as officers of Port Financial Corp. However, we will use the support staff of Cambridgeport Bank from time to time. These persons will not be separately compensated by Port Financial Corp. Port Financial Corp. will hire additional employees, as appropriate, to the extent it expands its business in the future. See "How We Intend to Use the Proceeds from the Offering."

                     REGULATION OF CAMBRIDGEPORT BANK AND
                             PORT FINANCIAL CORP.

General

     Port Financial Corp., as the bank holding company controlling Cambridgeport Bank, will be subject to the Bank Holding Company Act of 1956, as amended, and the rules and regulations of the Federal Reserve Board under the Bank Holding Company Act. Port Financial Corp. will also be subject to the provisions of the Massachusetts General Laws applicable to savings banks and other depository institutions and their holding companies (the Massachusetts banking laws) and the regulations of the Massachusetts Division of Banks under the Massachusetts banking laws applicable to bank holding companies. Port Financial Corp. will be required to file reports with, and otherwise comply with the rules and regulations of the Federal Reserve Board and the Division. Port Financial Corp. will be required to file reports with, and otherwise comply with, the rules and regulations of the Securities and Exchange Commission under the federal securities laws.

     Any change in such laws and regulations, whether by the Division, the FDIC, or the Federal Reserve Board, or through legislation, could have a material adverse impact on Port Financial Corp. and Cambridgeport Bank and their operations and stockholders.



Massachusetts Banking Regulation

     Activity Powers. Cambridgeport Bank derives its lending, investment and other activity powers primarily from the applicable provisions of the Massachusetts banking laws and its related regulations. Under these laws and regulations, savings banks, including Cambridgeport Bank, generally may invest in:

     .    real estate mortgages;

     .    consumer and commercial loans;

     . specific types of debt securities, including certain corporate debt securities and obligations of federal, state and local governments and agencies;

     .    certain types of corporate equity securities; and

     .    certain other assets.

A savings bank may also:

       . invest pursuant to a "leeway" power that permits investments not otherwise permitted by the Massachusetts banking laws. "Leeway" investments must comply with a number of limitations on the individual and aggregate amounts of "leeway" investments;

       .    exercise trust powers upon approval of the Division; and

       . exercise any power and engage in any activity permissible for national banks in accordance with regulations adopted by the Division with respect to such power or activity.

The exercise of these lending, investment and activity powers are limited by federal law and the related regulations. See "-- Federal Banking Regulation -- Activity Restrictions on State-Chartered Banks" below.

     Community Reinvestment Act. Cambridgeport Bank is also subject to provisions of the Massachusetts banking laws that, like the provisions of the federal Community Reinvestment Act, impose continuing and affirmative obligations upon a banking institution organized in Massachusetts to serve the credit needs of its local communities. The obligations of the Massachusetts Community Reinvestment Act are similar to those imposed by the federal Community Reinvestment Act with the exception of the assigned exam ratings. Massachusetts banking law provides for an additional exam rating of "high satisfactory" in addition to the federal Community Reinvestment Act ratings of "outstanding," "satisfactory," "needs to improve" and "substantial noncompliance." The Division has adopted regulations to implement the Massachusetts Community Reinvestment Act that are based on the federal Community Reinvestment Act. See "Federal Banking Regulation --Community Reinvestment Act." The Division is required to consider a bank's Massachusetts Community Reinvestment Act rating when reviewing the bank's application to engage in certain transactions, including mergers, asset purchases and the establishment of branch offices or automated teller machines, and provides that such assessment may serve as a basis for the denial of any such application. The Massachusetts Community Reinvestment Act requires the Division to assess a bank's compliance with the Massachusetts Community Reinvestment Act and to make such assessment available to the public. Cambridgeport Bank's latest Massachusetts Community Reinvestment Act rating, received by letter, dated July 8, 1999, from the Division was a rating of "satisfactory."

     Loans-to-One-Borrower Limitations. With specified exceptions, the total obligations of a single borrower to a Massachusetts chartered savings bank may not exceed 20% of the savings bank's retained earnings account. A savings bank may lend additional amounts up to 100% of the bank's retained earnings account if secured by collateral meeting the requirements of the Massachusetts banking laws. Cambridgeport Bank currently complies with applicable loans-to-one-borrower limitations.

     Loans to a Bank's Insiders. Provisions of the Massachusetts banking laws prohibit a savings bank from making a loan or otherwise extending credit to any of its officers and directors or trustees. The Massachusetts banking laws also prohibit any such officer, director or trustee from borrowing, otherwise becoming indebted, or becoming liable for a loan or other extension of credit by such bank to any other person except for any of the following loans or extensions of credit:

     . loan or extension of credit, secured or unsecured, to an officer of the bank in an amount not exceeding $20,000;

     . loan or extension of credit intended or secured for educational purposes to an officer of the bank in an amount not exceeding $75,000;

     . loan or extension of credit secured by a mortgage on residential real estate to be occupied in whole or in part by the officer to whom the loan or extension of credit is made, in an amount not exceeding $275,000;

     . loan or extension of credit to a director or trustee of the bank who is not also an officer of the bank in an amount permissible under the bank's loan-to-one borrower limit. See "Massachusetts Banking Regulation -- Loans-to-One Borrower Limitations" above.

     The loans listed above require approval of the majority of the members of the bank's executive committee, excluding any member involved in the loan or extension of credit. No such loan or extension of credit may be granted with an interest rate or other terms that are preferential in comparison to loans granted to persons not affiliated with the savings bank.

     Dividends. Under the Massachusetts banking laws, a stock savings bank may, subject to several limitations, declare and pay a dividend on its capital stock out of the bank's net profits. A dividend may not be declared, credited or paid by a stock savings bank so long as there is any impairment of capital stock. No dividend may be declared on the bank's common stock for any period other than for which dividends are declared upon preferred stock, except as authorized by the Commissioner. The approval of the Commissioner is also required for a stock savings bank to declare a dividend, if the total of all dividends declared by the savings bank in any calendar year shall exceed the total of its net profits for that year combined with its retained net profits of the preceding two years, less any required transfer to surplus or a fund for the retirement of any preferred stock.

In addition, federal law may also limit the amount of dividends that may be paid by Cambridgeport Bank. See "-- Federal Banking Regulation -- Prompt Corrective Action" below.

     Examination and Enforcement. The Division is required to periodically examine savings banks at least once every calendar year or at least once each 18 month period if the savings bank qualifies as well capitalized under the prompt corrective action provisions of the Federal Deposit Insurance Act. See "-- Federal Banking Regulation -- Prompt Corrective Action" below. The Division may also examine a savings bank whenever the Division deems an examination
expedient.   If the Division finds, after an inquiry, that any trustee, director or officer of a savings bank has, among other things, violated any law related to such bank or has conducted the business of such bank in an unsafe or unsound manner, the Division may take various actions that could result in the suspension or removal of such person as an officer, director or trustee of the savings bank. If the Division determines that, among other things, a savings bank has violated its charter or any Massachusetts law or is conducting its business in an unsafe or unsound manner or is in an unsafe or unsound condition to transact is banking business, the Division may take possession of the property and business of the savings bank and may, if the facts warrant, initiate the liquidation of the bank.

Federal Banking Regulation

     Capital Requirements. FDIC regulations require banks whose deposits are insured by the Bank Insurance Fund, such as Cambridgeport Bank, to maintain minimum levels of capital. The FDIC regulations define two tiers, or classes, of capital.

     Tier 1 capital is comprised of the sum of:

     . common stockholders' equity, excluding the unrealized appreciation or depreciation, net of tax, from available-for-sale securities;

     . non-cumulative perpetual preferred stock, including any related retained earnings; and

     .  minority interests in consolidated subsidiaries

minus all intangible assets (other than qualifying servicing rights), and any net unrealized loss on marketable equity securities.

     The components of Tier 2 capital currently include:

     .  cumulative perpetual preferred stock;

     . certain perpetual preferred stock for which the dividend rate may be reset periodically;

     .  mandatory convertible securities;

     .  subordinated debt;

     .  intermediate preferred stock; and

     .  allowance for possible loan losses.

Allowance for possible loan losses includible in Tier 2 capital is limited to a maximum of 1.25% of risk-weighted assets. Overall, the amount of Tier 2 capital that may be included in total capital can not exceed 100% of Tier 1 capital.

     The FDIC regulations establish a minimum leverage capital requirement for banks in the strongest financial and managerial condition, with a rating of 1 the highest examination rating of the FDIC for banks under the Uniform
Financial Institutions Rating System, of not less than a ratio of 3.0% of Tier 1 capital to total assets. For all other banks, the minimum leverage capital requirement is 4.0%, unless a higher leverage capital ratio is warranted by the particular circumstances or risk profile of the depository institution.

     The FDIC regulations also require that savings banks meet a risk-based capital standard. The risk-based capital standard requires the maintenance of a ratio of total capital (which is defined as the sum of Tier 1 capital and Tier 2 capital) to risk-weighted assets of at least 8% and a ratio of Tier 1 capital to risk-weighted assets of at least 4%. In determining the amount of risk-weighted assets, all assets, plus certain off balance sheet items, are multiplied by a risk-weight of 0% to 100%, based on the risks the FDIC believes are inherent in the type of asset or item.

     The federal banking agencies, including the FDIC, have also adopted regulations to require an assessment of an institution's exposure to declines in the economic value of a bank's capital due to changes in interest rates when assessing the bank's capital adequacy. Under such a risk assessment, examiners will evaluate a bank's capital for interest rate risk on a case-by-case basis, with consideration of both quantitative and qualitative factors. According to the agencies, applicable considerations include:

     .  the quality of the bank's interest rate risk management process;

     .  the overall financial condition of the bank; and

     .  the level of other risks at the bank for which capital is needed.

Institutions with significant interest rate risk may be required to hold additional capital. The agencies also issued a joint policy statement providing guidance on interest rate risk management, including a discussion of the critical factors affecting the agencies' evaluation of interest rate risk in connection with capital adequacy.

     The following table shows Cambridgeport Bank's leverage ratio, its Tier 1 risk-based capital ratio, and its total risk-based capital ratio, at September 30, 1999:

                                                             As of  September 30, 1999
                                      -----------------------------------------------------------------------
                                                   Percent      Pro                   Pro Forma
                                      Historical     of        Forma     Percent of    Capital     Percent of
                                       Capital    Assets/2/  Capital/1/  Assets/2/   Requirements  Assets/2/
                                      --------    ----------  ---------  ---------   ------------  ----------
                                                                  (In thousands)
Regulatory Tier 1 leverage capital..  $ 76,038        10.76    $ 105,304   14.19     $  29,693        4.00
Tier 1 risk-based capital...........    76,038        18.37      105,304   25.01        16,840        4.00
Total risk-based capital............    83,547        20.19      112,813   26.80        33,680        8.00

__________________

(1)  Assumes the sale of 8,000,000 share of common stock in the offering.

(2) For purposes of calculating Regulatory Tier 1 leverage capital, assets are based on adjusted total leverage assets. In calculating Tier 1 risk based capital and total risk-based capital, assets are based on total risk-weighted assets.

     As the table shows, Cambridgeport Bank exceeded the minimum capital adequacy requirements at the date indicated.

     Activity Restrictions on State-Chartered Banks. Section 24 of the Federal Deposit Insurance Act, as amended, which was added by the Federal Deposit Insurance Corporation Improvement Act of 1991 FDIC Improvement Act, generally limits the activities and investments of state-chartered FDIC insured banks and their subsidiaries to those permissible for federally chartered national banks and their subsidiaries, unless such activities and investments are specifically exempted by Section 24 or consented to by the FDIC.

     Section 24 provides an exception for investments by a bank in common and preferred stocks listed on a national securities exchange or the shares of registered investment companies if

     . the bank held such types of investments during the 14-month period from December 31, 1990 through November 26, 1991;

     . the state in which the bank is chartered permitted such investments as of December 31, 1991; and

     . the bank notifies the FDIC and obtains approval from the FDIC to make or retain such investments. Upon receiving such FDIC approval, an institution's investment in such equity securities will be subject to an aggregate limit up to the amount of its Tier 1 capital.

Cambridgeport Bank received approval from the FDIC to retain and acquire such equity investments subject to a maximum permissible investment equal to the lesser of 100% of Cambridgeport Bank's Tier 1 capital or the maximum permissible amount specified by the Massachusetts banking laws. Section 24 also provides an exception for majority owned subsidiaries of a bank, but Section 24 limits the activities of such subsidiaries are limited to those permissible for a national bank, permissible under Section 24 of the Federal Deposit Insurance Act and the related FDIC regulations, or as approved by the FDIC.

     Before making a new investment or engaging in a new activity which is not permissible for a national bank or otherwise permissible under Section 24 of the FDIC regulations, an insured bank must seek approval from the FDIC to make such investment or engage in such activity. The FDIC will not approve the activity unless the bank meets its minimum capital requirements and the FDIC determines that the activity does not present a significant risk to the FDIC insurance funds.

     Enforcement. The FDIC has extensive enforcement authority over insured savings banks, including Cambridgeport Bank. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease and desist orders and to remove directors and officers. In general, these enforcement actions may be initiated in response to violations of laws and regulations and to unsafe or unsound practices.

     The FDIC is required, with some exceptions, to appoint a receiver or conservator for an insured state bank if that bank is "critically undercapitalized." For this purpose, "critically undercapitalized" means having a ratio of tangible capital to total assets of less than 2%. The FDIC may also appoint a conservator or receiver for a state bank on the basis of the institution's financial condition or upon the occurrence of certain events, including:

     . insolvency, or when the assets of the bank are less than its liabilities to depositors and others;

     . substantial dissipation of assets or earnings through violations of law or unsafe or unsound practices;

     .    existence of an unsafe or unsound condition to transact business;

     . likelihood that the bank will be unable to meet the demands of its depositors or to pay its obligations in the normal course of business; and

     . insufficient capital, or the incurring or likely incurring of losses that will deplete substantially all of the institution's capital with no reasonable prospect of replenishment of capital without federal assistance.

     Deposit Insurance. Pursuant to FDIC Improvement Act, the FDIC established a system for setting deposit insurance premiums based upon the risks a particular bank or savings association posed to its deposit insurance funds. Under the risk-based deposit insurance assessment system, the FDIC assigns an institution to one of three capital categories based on the institution's financial information, as of the reporting period ending six months before the assessment period. The three capital categories are (1) well capitalized, (2) adequately capitalized and (3) undercapitalized. The FDIC also assigns an institution to one of three supervisory subcategories within each capital group. With respect to the capital ratios, institutions are classified as well capitalized, adequately capitalized or undercapitalized using ratios that are substantially similar to the prompt corrective action capital ratios discussed below. The FDIC also assigns an institution to supervisory subgroup based on a supervisory evaluation provided to the FDIC by the institution's primary federal regulator and information that the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance funds, which may include information provided by the institution's state supervisor.

     An institution's assessment rate depends on the capital category and supervisory category to which it is assigned. Under the final risk-based assessment system, there are nine assessment risk classifications or combinations of capital groups and supervisory subgroups, to which different assessment rates are applied. Assessment rates for deposit insurance currently range from 0 basis points to 27 basis points. The capital and supervisory subgroup to which an institution is assigned by the FDIC is confidential and may not be disclosed. A bank's rate of deposit insurance assessments will depend upon the category and subcategory to which the bank is assigned by the FDIC.
Any increase in insurance assessments could have an adverse effect on the earnings of insured institutions, including Cambridgeport Bank.

     Under the Deposit Insurance Funds Act of 1996, the assessment base for the payments on the bonds issued in the late 1980's by the Financing Corporation to recapitalize the now defunct Federal Savings and Loan Insurance Corporation was expanded to include, beginning January 1, 1997, the deposits of institutions insured by the Bank Insurance Fund, such as Cambridgeport Bank. Until December 31, 1999, or such earlier date on which the last savings association ceases to exist, the rate of assessment for Bank Insurance Fund-assessable deposits will be one-fifth of the rate imposed on deposits insured by the Savings Association Insurance Fund. The annual rate of assessments for the payments on the Financing Corporation bonds for the quarterly period beginning on January 1, 1999 was 0.0122% for Bank Insurance Fund-assessable deposits and 0.0610% for SAIF-assessable deposits.

     Under the Federal Deposit Insurance Act the FDIC may terminate the insurance of an institution's deposits upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC. The management of Cambridgeport Bank does not know of any practice, condition or violation that might lead to termination of deposit insurance.

     Transactions with Affiliates of Cambridgeport Bank. Transactions between an insured bank, such as Cambridgeport Bank, and any of its affiliates is governed by Sections 23A and 23B of the Federal Reserve Act. An affiliate of a bank is any company or entity that controls, is controlled by or is under common control with the bank. Currently, a subsidiary of a bank that is not also a depository institution is not treated as an affiliate of the bank for purposes of Sections 23A and 23B, but the Federal Reserve Board has proposed treating any subsidiary of a bank that is engaged in activities not permissible for bank holding companies under the Bank Holding Company Act of 1956, as amended, as an affiliate for purposes of Sections 23A and 23B. Sections 23A and 23B:

        . limit the extent to which the bank or its subsidiaries may engage in "covered transactions" with any one affiliate to an amount equal to 10% of such bank's capital stock and retained earnings, and limit on all such transactions with all affiliates to an amount equal to 20% of such capital stock and retained earnings; and

     . require that all such transactions be on terms that are consistent with safe and sound banking practices.

     The term "covered transaction" includes the making of loans, purchase of assets, issuance of guarantees and other similar types of transactions. Further, most loans by a bank to any of its affiliates must be secured by collateral in amounts ranging from 100 to 130 percent of the loan amounts. In addition, any covered transaction by a bank with an affiliate and any purchase of assets or services by a bank from an affiliate must be on terms that are substantially the same, or at least as favorable, to the bank as those that would be provided to a non-affiliate.

     Prohibitions Against Tying Arrangements. Banks are subject to the prohibitions of 12 U.S.C. (S) 1972 on certain tying arrangements. A depository institution is prohibited, subject to some exceptions, from extending credit to or offering any other service, or fixing or varying the consideration for such extension of credit or service, on the condition that the customer obtain some additional service from the institution or its affiliates or not obtain services of a competitor of the institution.

     Uniform Real Estate Lending Standards. Under the FDIC Improvement Act, the federal banking agencies adopted uniform regulations prescribing standards for extensions of credit that are secured by liens on interests in real estate or made for the purpose of financing the construction of a building or other improvements to real estate. Under the joint regulations adopted by the federal banking agencies, all insured depository institutions must adopt and maintain written policies that establish appropriate limits and standards for extensions of credit that are secured by liens or interests in real estate or are made for the purpose of financing permanent improvements to real estate. These policies must establish loan portfolio diversification standards, prudent underwriting standards, including loan-to-value limits, that are clear and measurable, loan administration procedures, and documentation, approval and reporting requirements. The real estate lending policies must reflect consideration of the Interagency Guidelines for Real Estate Lending Policies that have been adopted by the federal bank regulators.

     The Interagency Guidelines, among other things, require a depository institution to establish internal loan-to-value limits for real estate loans that are not in excess of the following supervisory limits:

     . for loans secured by raw land, the supervisory loan-to-value limit is 65% of the value of the collateral;

     . for land development loans or loans for the purpose of improving unimproved property prior to the erection of structures, the supervisory limit is 75%;

     . for loans for the construction of commercial, multi-family or other non-residential property, the supervisory limit is 80%;

     . for loans for the construction of one- to four-family properties, the supervisory limit is 85%; and

     . for loans secured by other improved property. For example, farmland, completed commercial property and other income-producing property including non-owner occupied, one- to four-family property, the limit is 85%.

Although no supervisory loan-to-value limit has been established for owner-occupied, one to four-family and home equity loans, the Interagency Guidelines state that for any such loan with a loan-to-value ratio that equals or exceeds 90% at origination, an institution should require appropriate credit enhancement in the form of either mortgage insurance or readily marketable collateral.

     Community Reinvestment Act. Under the Community Reinvestment Act, any insured depository institution, including Cambridgeport Bank, has a continuing and affirmative obligation consistent with its safe and sound operation to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The Community Reinvestment Act does not establish specific lending requirements or programs for financial institutions nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community. The Community Reinvestment Act requires the FDIC, in connection with its examination of a savings bank, to assess the depository institution's record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by such institution, including applications for additional branches and acquisitions.

     Among other things, the current Community Reinvestment Act regulations replace the prior process-based assessment factors with a new evaluation system that rates an institution based on its actual performance in meeting community needs. In particular, the current evaluation system focuses on three tests:

     . a lending test, to evaluate the institution's record of making loans in its service areas;

     . an investment test, to evaluate the institution's record of investing in community development projects, affordable housing, and programs benefitting low or moderate income individuals and businesses; and

     . a service test, to evaluate the institution's delivery of services through its branches, ATMs and other offices.

     The Community Reinvestment Act requires the FDIC to provide a written evaluation of an institution's Community Reinvestment Act performance utilizing a four-tiered descriptive rating system and requires public disclosure of an institution's Community Reinvestment Act rating. Cambridgeport Bank received a "satisfactory" rating in its Community Reinvestment Act examination conducted by the FDIC on October 27, 1997.

     Safety and Soundness Standards. Pursuant to the requirements of FDIC Improvement Act, as amended by the Riegle Community Development and Regulatory Improvement Act of 1994, each federal banking agency, including the FDIC, has adopted guidelines establishing general standards relating to internal controls, information and internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, asset quality, earnings, and compensation, fees and benefits. In general, the guidelines require, among other things, appropriate systems and practices to identify and manage the risks and exposures specified in the guidelines. The guidelines prohibit excessive compensation as an unsafe and unsound practice and describe compensation as excessive when the amounts paid are unreasonable or disproportionate to the services performed by an executive officer, employee, director, or principal stockholder.

     In addition, the FDIC adopted regulations to require a bank that is given notice by the FDIC that it is not satisfying any of such safety and soundness standards to submit a compliance plan to the FDIC. If, after being so notified, a bank fails to submit an acceptable compliance plan or fails in any material respect to implement an accepted compliance plan, the FDIC may issue an order directing corrective and other actions of the types to which a significantly undercapitalized institution is subject under the "prompt corrective action" provisions of FDIC Improvement Act. If a bank fails to comply with such an order, the FDIC may seek to enforce such an order in judicial proceedings and to impose civil monetary penalties.

     Prompt Corrective Action. FDIC Improvement Act also established a system of prompt corrective action to resolve the problems of undercapitalized institutions. The FDIC, as well as the other federal banking regulators, adopted regulations governing the supervisory actions that may be taken against undercapitalized institutions. The regulations establish five categories, consisting of "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized." The FDIC's regulations defines the five capital categories as follows:

    An institution will be treated as "well capitalized" if:

    .    its ratio of total capital to risk-weighted assets is at least 10%;

    .    its ratio of Tier 1 capital to risk-weighted assets is at least 6%; and

    . its ratio of Tier 1 capital to total assets is at least 5%, and it is not subject to any order or directive by the FDIC to meet a specific capital level.

    An institution will be treated as "adequately capitalized" if:

    .    its ratio of total capital to risk-weighted assets is at least 8%;

    .    its ratio of Tier 1 capital to risk-weighted assets is at least 4%; and

    . its ratio of Tier 1 capital to total assets is at least 4% (3% if the bank receives the highest rating under the Uniform Financial Institutions Rating System) and it is not a well-capitalized institution.

    An institution will be treated as "undercapitalized" if:

    .    its total risk-based capital is less than 8%;

    .    its Tier 1 risk-based-capital is less than 4%; or

    . its leverage ratio is less than 4% (or less than 3% if the institution is rated a composite "1" under the Uniform Financial Institutions Rating System).

    An institution will be treated as "significantly undercapitalized" if:

    .    its that has total risk-based capital is less than 6%;

    .    Tier 1 capital of less than 3%; or

    .    a leverage ratio that is less than 3%.

    An institution that has a tangible capital to assets ratio equal to or less than 2% would be deemed to be "critically undercapitalized."

     The severity of the action authorized or required to be taken under the prompt corrective action regulations increases as a bank's capital decreases within the three undercapitalized categories. All banks are prohibited from paying dividends or other capital distributions or paying management fees to any controlling person if, following such distribution, the bank would be undercapitalized. The FDIC is required to monitor closely the condition of an undercapitalized bank and to restrict the growth of its assets. An undercapitalized bank is required to file a capital restoration plan within 45 days of the date the bank receives notice that it is within any of the three undercapitalized categories, and the plan must be guaranteed by any parent holding company. The aggregate liability of a parent holding company is limited to the lesser of:

     . an amount equal to the five percent of the bank's total assets at the time it became "undercapitalized," and

     . the amount that is necessary (or would have been necessary) to bring the bank into compliance with all capital standards applicable with respect to such bank as of the time it fails to comply with the plan.

If a bank fails to submit an acceptable plan, it is treated as if it were "significantly undercapitalized." Banks that are significantly or critically undercapitalized are subject to a wider range of regulatory requirements and restrictions.

     The FDIC has a broad range of grounds under which it may appoint a receiver or conservator for an insured depositary bank. If one or more grounds exist for appointing a conservator or receiver for a bank, the FDIC may require the bank to issue additional debt or stock, sell assets, be acquired by a depository bank holding company or combine with another depository bank. Under FDIC Improvement Act, the FDIC is required to appoint a receiver or a conservator for a critically undercapitalized bank within 90 days after the bank becomes critically undercapitalized or to take such other action that would better achieve the purposes of the prompt corrective action provisions. Such alternative action can be renewed for successive 90-day periods. However, if the bank continues to be critically undercapitalized on average during the quarter that begins 270 days after it first became critically undercapitalized, a receiver must be appointed, unless the FDIC makes findings that the bank is viable.

     Loans to a Bank's Insiders. A bank's loans to its executive officers, directors, any owner of 10% or more of its stock (each, an "insider") and any entities affiliated with an insider are subject to the conditions and limitations imposed by Section 22(h) of the Federal Reserve Act and the Federal Reserve Board's Regulation O. Under these restrictions, the aggregate amount of the loans to any insider and any entities affiliated with such insider may not exceed the loans-to-one-borrower limit applicable to national banks, which is comparable to the loans-to-one-borrower limit applicable to Cambridgeport Bank's loans. See "Massachusetts Banking Regulation-- Loans-to-One Borrower Limitations." All loans by a bank to all insiders and their affiliates in the aggregate may not exceed the bank's unimpaired capital and unimpaired retained earnings. With some exceptions, loans to an executive officer, other than loans for the education of the officer's children and certain loans secured by the officer's residence, may not exceed the lesser of (1) $100,000 or (2) the greater of $25,000 or 2.5% of the bank's capital and unimpaired retained earnings. Regulation O also requires that any proposed loan to an insider or the insider's affiliates be approved in advance by a majority of the Board of Directors of the bank, with any interested director not participating in the voting, if such loan, when aggregated with any existing loans to that insider and that insider's affiliates, would exceed either (1) $500,000 or (2) the greater of $25,000 or 5% of the bank's unimpaired capital and retained earnings. Generally, such loans must be made on substantially the same terms as, and follow credit underwriting procedures that are not less stringent than, those that are prevailing at the time for comparable transactions with other persons. An exception is made for extensions of credit made pursuant to a benefit or compensation plan of a bank that is widely available to employees of the bank and that does not give any preference to insiders of the bank over other employees of the bank.

     In addition, provisions of the Bank Holding Company Act prohibit extensions of credit to a bank's insiders and their affiliates by any other institution that has a correspondent banking relationship with the bank, unless such extension of credit is on substantially the same terms as those prevailing at the time for comparable transactions with other persons and does not involve more than the normal risk of repayment or present other unfavorable features.

Federal Reserve System

     Under Federal Reserve Board regulations, Cambridgeport Bank is required to maintain non-interest-earning reserves against its transaction accounts. The Federal Reserve Board regulations generally require that reserves of 3% must be maintained against aggregate transaction accounts of $46.5 million or less (subject to adjustment by the Federal Reserve Board) and an initial reserve of $1.4 million plus 10%, subject to adjustment by the Federal Reserve Board between 8% and 14%, against that portion of total transaction accounts in excess of $46.5 million. The first $4.9 million of otherwise reservable balances, subject to adjustments by the Federal Reserve Board, are exempted from the reserve requirements. Cambridgeport Bank is in compliance with these requirements. Because required reserves must be maintained in the form of either vault cash, a non-interest-bearing account at a Federal Reserve Bank or a pass-through account as defined by the Federal Reserve Board, the effect of this reserve requirement is to reduce Cambridgeport Bank's interest-earning assets.

Holding Company Regulation

     Federal Regulation. After the conversion, Port Financial Corp. will be regulated as a bank holding company. Bank holding companies are subject to examination, regulation and periodic reporting under the Bank Holding Company Act, as administered by the Federal Reserve Board. The Federal Reserve Board has adopted capital adequacy guidelines for bank holding companies on a consolidated basis substantially similar to those of the FDIC for Cambridgeport Bank. As of December 31, 1998, Port Financial Corp.'s total capital and Tier 1 capital ratios for Port Financial Corp. would, on a pro forma basis, exceed these minimum capital requirements. See "Regulatory Capital Compliance."

     Regulations of the Federal Reserve Board provide that a bank holding company must serve as a source of strength to any of its subsidiary banks and must not conduct its activities in an unsafe or unsound manner. Under the prompt corrective action provisions of FDIC Improvement Act, a bank holding company parent of an undercapitalized subsidiary bank would be directed to guarantee, within limitations, the capital restoration plan that is required of such an undercapitalized bank. See "--Federal Banking Regulation -- Prompt Corrective Action" above. If the undercapitalized bank fails to file an acceptable capital restoration plan or fails to implement an accepted plan, the Federal Reserve Board may prohibit the bank holding company parent of the undercapitalized bank from paying any dividend or making any other form of capital distribution without the prior approval of the Federal Reserve Board.

     As a bank holding company, Port Financial Corp. will be required to obtain the prior approval of the Federal Reserve Board to acquire all, or substantially all, of the assets of any bank or bank holding company. Prior Federal Reserve Board approval will be required for Port Financial Corp. to acquire direct or indirect ownership or control of any voting securities of any bank or bank holding company if, after giving effect to such acquisition, it would, directly or indirectly, own or control more than 5% of any class of voting shares of such bank or bank holding company.

     A bank holding company is required to give the Federal Reserve Board prior written notice of any purchase or redemption of its outstanding equity securities if the gross consideration for the purchase or redemption, when combined with the net consideration paid for all such purchases or redemptions during the preceding 12 months, will be equal to 10% or more of the company's consolidated net worth. The Federal Reserve Board may disapprove such a purchase or redemption if it determines that the proposal would constitute an unsafe and unsound practice, or would violate any law, regulation, Federal Reserve Board order or directive, or any condition imposed by, or written agreement with, the Federal Reserve Board. Such notice and approval is not required for a bank holding company that would be treated as "well capitalized" under applicable regulations of the Federal Reserve Board, that has received a composite "1" or "2" rating at its most recent bank holding company inspection by the Federal Reserve Board, and that is not the subject of any unresolved supervisory issues.


     In addition, a bank holding company, which does not qualify as a financial holding company under the Gramm-Leach-Bliley Financial Services Modernization Act, is generally prohibited from engaging in, or acquiring direct or indirect control of any company engaged in non-banking activities. One of the principal exceptions to this prohibition is for activities found by the Federal Reserve Board to be so closely related to banking or managing or controlling banks as to be permissible. Some of the principal activities that the Federal Reserve Board has determined by regulation to be so closely related to banking as to be permissible are:

     .    making or servicing loans;

     .    performing certain data processing services;

     .    providing discount brokerage services;

     .    acting as fiduciary, investment or financial advisor;

     .    leasing personal or real property;

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

     . making investments in corporations or projects designed primarily to promote community welfare; and

     .    acquiring a savings and loan association.

Bank holding companies that do qualify as a financial holding company may engage in activities that are financial in nature or incidental to activities which are financial in nature. Bank holding companies may qualify to become a financial holding company if:

     .    each of its depository institution subsidiaries is "well capitalized,"

     .    each of its depository institution subsidiaries is "well-managed";

     . each of its depository institution subsidiaries has at least a "satisfactory" Community Reinvestment Act rating at its most recent examination;

     . and the bank holding company has filed a certification with the Federal Reserve Board that it elects to become a financial holding company.

     Under the Federal Deposit Insurance Act, depository institutions are liable to the FDIC for losses suffered or anticipated by the FDIC in connection with the default of a commonly controlled depository institution or any assistance provided by the FDIC to such an institution in danger of default. This law would potentially be applicable to Port Financial Corp. if it ever acquired as a separate subsidiary a depository institution in addition to Cambridgeport Bank.


Massachusetts Regulation.

     Under the Massachusetts banking laws, a company owning or controlling two or more banking institutions, including a savings bank, is regulated as a bank holding company. The term "company" is defined by the Massachusetts banking laws similarly to the definition of "company" under the Bank Holding Company Act. Each Massachusetts bank holding company must:

     . obtain the approval of the Massachusetts Board of Bank Incorporation before engaging in certain transactions, such as the acquisition of more than 5% of the voting stock of another banking institution; and

     . register, and file reports, with the Division and is subject to examination by the Division.

Port Financial Corp. will become a Massachusetts bank holding company if it acquires a second banking institution and holds and operates it separately from Cambridgeport Bank.

Acquisition of Port Financial Corp.

     Under federal law, no person may acquire control of Port Financial Corp. or Cambridgeport Bank without first obtaining, as summarized below, approval of such acquisition of control by the Federal Reserve Board.

     Federal Restrictions. Under the federal Change in Bank Control Act, any person (including a company), or group acting in concert, seeking to acquire 10% or more of the outstanding shares of Port Financial Corp.'s common stock will be required to submit prior notice to the Federal Reserve Board, unless the Federal Reserve Board has found that the acquisition of such shares will not result in a change in control of Port Financial Corp. Under the Bank Holding Company Act, the Federal Reserve Board has 60 days within which to act on such notices, taking into consideration certain factors, including the financial and managerial resources of the acquiror, the convenience and needs of the communities served by Port Financial Corp. and Cambridgeport Bank, and the anti-trust effects of the acquisition. Under the Bank Holding Company Act, any company would be required to obtain prior approval from the Federal Reserve Board before it may obtain "control," within the meaning of the Bank Holding Company Act, of Port Financial Corp. The term "control" is defined generally under the Bank Holding Company Act to mean the ownership or power to vote 25% more of any class of voting securities of an institution or the ability to control in any manner the election of a majority of the institution's directors.

     Massachusetts Restrictions. Under the Massachusetts banking laws, the prior approval of the Division is required before any person may acquire a Massachusetts bank holding company, such as Port Financial Corp. For this purpose, the term "person" is defined broadly to mean a natural person or a corporation, company, partnership, or other forms of organized entities. The term "acquire" is defined differently for an existing bank holding company and for other companies or persons. A bank holding company will be treated as "acquiring" a Massachusetts bank holding company if the bank holding company acquires more than 5% of any class of the voting shares of the bank holding company. Any other person will be treated as "acquiring" a Massachusetts bank holding company if it acquires ownership or control of more than 25% of any class of the voting shares of the bank holding company.

                                   TAXATION

Federal

     General. For federal income tax purposes, we report income on the basis of a taxable year ending December 31, using the accrual method of accounting, and we are generally subject to federal income taxation in the same manner as other corporations. Following the conversion, Cambridgeport Bank and Port Financial Corp. will constitute an affiliated group of corporations and, therefore, will be eligible to report their income on a consolidated basis. Cambridgeport Bank and Cambridgeport Mutual Holding Company are not currently under audit by the IRS.

     Distributions. To the extent that we (Cambridgeport Bank) make "non-dividend distributions" to stockholders, such distributions will be considered to result in distributions from our unrecaptured tax bad debt reserve as of December 31, 1987 (our "base year reserve"), to the extent thereof and then from our supplemental reserve for losses on loans, and an amount based on the amount distributed will be included in our income. Non-dividend distributions include distributions in excess of our current and accumulated earnings and profits, distributions in redemption of stock and distributions in partial or complete liquidation. Dividends paid out of our current or accumulated earnings and profits will not be included in our income.

     The amount of additional income created from a non-dividend distribution is equal to the lesser of our base year reserve and supplemental reserve for losses on loans or an amount that, when reduced by the tax attributable to the income, is equal to the amount of the distribution. Thus, in some situations, approximately one and one-half times the non-dividend distribution would be includible in gross income for federal income tax purposes, assuming a 34% federal corporate income tax rate. We do not intend to pay dividends that would result in the recapture of any portion of our bad debt reserves.

     Corporate Alternative Minimum Tax. The Internal Revenue Code of 1986, as amended, imposes a tax on alternative minimum taxable income at a rate of 20%. Only 90% of alternative minimum taxable income can be offset by net operating loss carryovers of which we currently have none. Alternative minimum taxable income is also adjusted by determining the tax treatment of certain items in a manner that negates the deferral of income resulting from the regular tax treatment of those items. We have not been subject to a tax on alternative minimum taxable income during the past five years.

     Elimination of Dividends. Port Financial Corp. may exclude from its income 100% of dividends received from Cambridgeport Bank as a member of the same affiliated group of corporations.

State

     We file Massachusetts Financial Institution income tax returns. Generally, the income of financial institutions in Massachusetts, which is calculated based on federal taxable income, subject to certain adjustments, is subject to Massachusetts tax. We are not currently under audit with respect to our Massachusetts income tax returns and our state tax returns have not been audited for the past five years.

     Port Financial Corp. will be required to file a Massachusetts income tax return and will generally be subject to a state income tax rate that is the same tax rate as the tax rate for financial institutions in Massachusetts. However, Brighton Investments Corp., a Massachusetts Security Corporation and a wholly owned subsidiary of Port Financial Corp., will be taxed at a rate that is currently lower than income tax rates for savings institutions in Massachusetts.

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

                                  MANAGEMENT


Shared Management Structure

     Port Financial Corp.'s directors and executive officers will be the same as Cambridgeport Bank's. Although it has no current plans to do so, Cambridgeport Bank may choose to appoint additional directors in the future. We expect that Port Financial Corp. and Cambridgeport Bank will continue to have common executive officers until there is a business reason to establish separate management structures.

     To date, Cambridgeport Bank has compensated its directors and executive officers for their services to the bank. Port Financial Corp. has not paid any additional compensation to these people for their additional services to the
holding company.   We expect to continue this practice in the case of executive officers after the conversion until we have a business reason to establish separate compensation programs. Until then, we expect Port Financial Corp. to reimburse Cambridgeport Bank for a part of the compensation paid to each executive officer that is proportionate to the amount of time which he or she devotes to performing services for Port Financial Corp.

Directors

     Composition of our Boards. We have nine directors. Each belongs to one of three classes with staggered three-year terms of office. Classes One, Two and Three have directors whose terms expire in 2001, 2002 and 2003. At each of the annual shareholder meetings of Port Financial Corp., the shareholders elect directors to fill the seats of the directors whose terms are expiring in that year and any vacant seats. Directors of Cambridgeport Bank are elected by Port Financial Corp. as its sole stockholder.

     Who Our Directors Are. The following table states our directors' names, their ages as of their birthdays in 1999, the years when they began serving as directors and the years when their current terms of office as directors will expire:

                                    Bank    Company
                                  Director  Director   Term
             Name           Age    Since     Since   Expires
             ----           ---    -----     -----   -------
    Paul R. Corcoran, Jr.    67     1972      2000     2002
    Daniel C. Crane, Esq.    49     1986      2000     2003
    Samuel C. Fleming        59     1993      2000     2001
    William Goldberg, Esq.   70     1977      2000     2002
    Robert D. Happ           59     1997      2000     2001
    James B. Keegan          58     1985      2000     2003
    Jane L. Lundquist        46     1999      2000     2001
    Joseph F. O'Connor       70     1979      2000     2002
    Rudolph R. Russo         72     1974      2000     2003

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

     Our Directors' Backgrounds. The business experience for the past five years of each of our directors is as follows:

     Paul R. Corcoran, Jr. is the owner and President of The Harvard Shop, Inc., a retail specialty store which sells college insignia merchandise. He has held the office of Clerk of Cambridgeport Bank since 1990.

     Daniel C. Crane, Esq. has served as Chief Bar Counsel for the Board of Bar Overseers of the Supreme Judicial Court of Massachusetts since September, 1999. Prior to this position, he was an attorney in private practice for over twenty years. He has served on the boards of directors of a number of charitable and professional organizations, including service as president of the Massachusetts Bar Association. He currently serves as Chair of the Audit Committee of the Bank, a position he has held for the last five years.

     Samuel C. Fleming has been the Board Chairman and Chief Executive Officer of Decision Resources, Inc., an international health care research and consulting company since 1990. From 1967 to 1990, Mr. Fleming held various positions at Arthur D. Little, Inc., most recently as Senior Vice President, Member of the Corporate Management Committee and Chairman of Arthur D. Little Decision Resources, which he founded in the mid-1970s. Mr. Fleming received a B.Ch.B. from Cornell University and an M.B.A. from Harvard Business School. In addition to Cambridgeport Bank, he serves as a Director of CareGroup, Inc. and as a Trustee of Cornell University and the Standish Ayer & Wood Investment Trust.

     William Goldberg, Esq. has been an attorney with the Goldberg Law Office in Cambridge, Massachusetts since 1954.

     Robert D. Happ is a director for Net Optix. He retired in June, 1994 from his position as Regional Managing Partner of KPMG Peat Marwick.

     James B. Keegan has served as the President and Chief Executive Officer of Cambridgeport Bank since 1984. Prior to this position, he was the Executive Vice President of the Bank for one year. Before joining Cambridgeport Bank, Mr. Keegan held positions in various financial institutions, including Rochester Savings Bank, First Pennsylvania Bank and New England Merchants National Bank. Mr. Keegan earned his undergraduate degree from Harvard College and his MBA from the Harvard Business School.

     Jane L. Lundquist has been the Executive Vice President of Cambridgeport Bank since 1996. Prior to this position, she served as the Senior Vice President from 1987 to 1996. As Executive Vice President, she is currently the Senior Officer of Cambridgeport Bank for the Consumer Banking Department, which includes mortgage lending, consumer lending, branch banking and telebanking. She also manages several administrative areas such as Human Resources, Marketing, Community Relations and Auditing (administrative reporting only). Prior to Cambridgeport Bank, Ms. Lundquist worked at Braxton Associates, a strategic management consulting firm, and at Arthur Andersen. Ms. Lundquist holds a business degree from the University of North Carolina and an MBA from the University of Virginia.

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

     Joseph F. O'Connor is Consultant to the Charles Stark Draper Laboratory, Inc., a nonprofit research company and Secretary of that corporation. He retired as Vice-President of Administration in 1994. He also serves as a director of the Delta Dental Corporation of Massachusetts, Inc., a nonprofit dental insurance company. He is also Chairman of the Board of Denta Quest Investment Corp., a wholly owned subsidiary of Delta Dental.

     Rudolph R. Russo has 50 years of experience in all phases of real estate including brokering, appraising, investing, developing and consulting. He also served as Chairman of the Board of Assessors for the City of Cambridge from 1969 to 1982. He has been involved with Cambridgeport Bank since 1977 and has been a director since 1994.

Meetings of the Board of Directors and Its Committees

     Our Boards of Directors meet on a monthly basis and may hold additional special meetings. During 1999, the Board of Directors of Cambridgeport Bank held 12 regular meetings and three special meetings. The Board of Directors of Port Financial Corp. did not meet in 1999.

     The Boards of Directors of Cambridgeport Bank and Port Financial Corp. maintain Executive, Audit, Compensation, Credit and Nominating Committees with identical compositions.

     The Executive Committees consist of Messrs. Keegan, Corcoran, Fleming, Goldberg, Lundquist and Russo, with Mr. Keegan serving as Chair. The Executive Committees meet as needed with the full power of the Board of Directors. The Executive Committee of Cambridgeport Bank met 22 times during 1999.

     The Audit Committees consist of Messrs. Crane, Happ and O'Connor, with Mr. Crane serving as Chair. These Committees review the annual audit prepared by the independent accountants, recommend the appointment of accountants and review the work of the internal auditors. The Audit Committee of Cambridgeport Bank met four times during 1999.

     The Compensation Committees consist of Messrs. Corcoran, Fleming, Happ, Keegan, O'Connor, and Ms. Lundquist with Mr. Corcoran serving as Chair. These Committees provide advice and recommendations to the Board in the areas of employee salaries and benefit programs. The Compensation Committee of Cambridgeport Bank met one time during 1999.

     The Credit Committees consist of Messrs. Russo and Keegan and Ms. Lundquist and certain officers of Cambridgeport Bank, with Mr. Keegan as the Chair. The Credit Committee of Cambridgeport Bank met 22 times during 1999.

     The Nominating Committees consist of Messrs. Crane, Fleming and Keegan, with Mr. Crane as the Chair. These Committees nominate individuals for election to the Board of Directors. The Nominating Committee of Cambridgeport Bank met one time during 1999.

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

Director Compensation

     Meeting Fees. Cambridgeport Bank's practice has been to pay a fee of $500 to each of its non-employee directors for attendance at each board meeting and each committee meeting and to pay each non-employee director an annual retainer
of $10,000. Cambridgeport Bank paid fees totaling $[        ] to its non-
employee directors for the year ended December 31, 1999.

     Effective as of the conversion, non-employee directors of Cambridgeport Bank will receive an annual retainer of $5,000 and non-employee directors of Port Financial Corp. will receive an annual retainer of $5,000. Directors of Cambridgeport Bank will receive a $500 fee for any board or committee meeting attended and, similarly, directors of Port Financial Corp. will receive a $500 fee for any board or committee meeting attended. However, only one board or committee meeting fee will be paid to a director for any joint meeting of the boards of Cambridgeport Bank and Port Financial Corp. or any joint meeting of any committees of the boards.

     Mr. Corcoran receives an additional annual retainer of $10,000 for his service as Clerk of Cambridgeport Bank. In addition, Cambridgeport Bank pays Mr. Russo $70 per hour for special assignments.

     Directors' Emeritus Consultation Plan. Directors of Port Financial Corp. who retire from service on the board of Port Financial Corp. within four years from the conversion may elect to participate in the Directors' Emeritus Consultation Plan by agreeing to provide consulting services to Port Financial
Corp. for a period of 12 to 36 months.   A retiring director who elects to
provide consulting services will receive a fee of $1,000 per month and will be designated as a director emeritus. A director emeritus will provide the consulting services agreed upon and may attend meetings of the board of Port Financial Corp., but will have no power or right to vote at such meetings.

EXECUTIVE OFFICERS

Executive Officers Who are Not Directors

Charles Jeffrey serves as Senior Vice President and Chief Financial Officer of Cambridgeport Bank, a position he has held since July of 1998. From 1994 to 1997, he served as President of the Massachusetts Division of Albank, FSB located in Ludlow, Massachusetts. His background also includes 15 years at Bank of America where he held positions in commercial lending, operations, and finance.

Executive Officer Compensation

     Summary Compensation Table. The following table provides information about the compensation paid for 1999 to the Bank's Chief Executive Officer and to the other most highly compensated executive officers whose annual salary and bonus for 1999 was at least $100,000.

                                              Annual Compensation
                                  ---------------------------------------------
         Name and                                            Other Annual           All Other
    Principal Position      Year  Salary ($)  Bonus ($)  Compensation ($)/(a)/  Compensation/(b)/
    ------------------      ----  ----------  --------   ---------------------  -----------------
James B. Keegan,
President and Chief         1999  331,602    120,000             --
Executive Officer
Jane L. Lundquist,          1999  216,009     90,000             --
Executive Vice-President
Charles Jeffrey,            1999  139,669     40,000
Senior Vice President and
Chief Financial Officer

_______________________

(a) Cambridgeport Bank provides its executive officers with non-cash benefits and perquisites, such as the use of employer-owned or leased automobiles. Management of the Bank believes that the aggregate value of these benefits for 1998 did not, in the case of any executive officer, exceed $50,000 or 10% of the aggregate salary and annual bonus reported for him or her in the Summary Compensation Table.

(b) Includes the following components: (1) employer matching contributions to the Cambridgeport Bank 401(k) Plan: Mr. Keegan, $3,754; Ms. Lundquist, $4,452; and Mr. Jeffrey $882; (2) the premium cost for group life insurance coverage provided by Cambridgeport Bank: Mr. Keegan, $2,124; Ms. Lundquist, $792; and Mr. Jeffrey, $1,248; and (3) the dollar value of the benefit of the premiums paid by Cambridgeport Bank under the executive's split-dollar life insurance arrangement: Mr. Keegan $[ ]; and Ms. Lundquist $[ ]. The full amount of the premiums paid by Cambridgeport Bank under the split-dollar life insurance arrangements will be refunded to it from the proceeds of the split-dollar life insurance policies.

Employment Agreements

     Port Financial Corp. and Cambridgeport Bank have jointly entered into employment agreements with Mr. Keegan to secure his services as President and Chief Executive Officer, and Ms. Lundquist to secure her services as Executive Vice President. For purposes of Port Financial Corp.'s obligations, the employment agreements have rolling three-year terms beginning November 1, 1999 which by decision of the executive or joint decision of Port Financial Corp. and Cambridgeport Bank may be converted to a fixed three-year term. For purposes of Cambridgeport Bank's obligations the employment agreements have fixed terms of three years beginning November 1, 1999 and may be renewed annually after a review of the executive's performance. These agreements provide for minimum annual salaries of $375,000 and $220,000, respectively, discretionary cash bonuses, and participation on generally applicable terms and conditions in other compensation and fringe benefit plans. They also guarantee customary corporate indemnification and errors and omissions insurance coverage throughout the employment term and for six years after termination.

     Port Financial Corp. and Cambridgeport Bank may terminate each executive's employment, and each executive may resign, at any time with or without cause. However, in the event of termination during the term without cause, they will owe the executive severance benefits generally equal to the value of the cash compensation and fringe benefits that the executive would have received if he had continued working for an additional three years. The same severance benefits would be payable if the executive resigns during the term following: a loss of title, office or membership on the board of directors; material reduction in duties, functions or responsibilities; involuntary relocation of the executive's principal place of employment to a location over 25 miles in distance from Cambridgeport Bank's principal office in Cambridge, Massachusetts and over 25 miles from the executive's principal residence; or other material breach of contract by Port Financial Corp. or Cambridgeport Bank which is not cured within 30 days. For 60 days after a change in control, each executive may resign for any reason and collect severance benefits as if he or she had been discharged without cause. The employment agreements also provide uninsured death and disability benefits.

     If Port Financial Corp. or Cambridgeport Bank experiences a change in ownership, a change in effective ownership or control or a change in the ownership of a substantial portion of their assets as contemplated by section 280G of the Internal Revenue Code, a portion of any severance payments under the employment agreements might constitute an "excess parachute payment" under current federal tax laws. Federal tax laws impose a 20% excise tax, payable by the executive, on excess parachute payments. Under the employment agreements, Cambridgeport Bank and Port Financial Corp. would reimburse the executive for the amount of this excise tax and would make an additional gross-up payment so that, after payment of the excise tax and all income and excise taxes imposed on the reimbursement and gross-up payments, the executive will retain approximately the same net-after tax amounts under the employment agreement that he or she would have retained if there were no 20% excise tax. The effect of this provision is that Cambridgeport Bank and Port Financial Corp., rather than the executive, bears the financial cost of the excise tax. Assuming a change in control occurred as of December 31, 1999 and payments become payable under the employment agreements on that date, approximately $2.9 million and $1.5 million would become payable to Mr. Keegan and Ms. Lundquist, respectively. Neither Port Financial Corp. nor Cambridgeport Bank could claim a federal income tax deduction for an excess parachute payment, excise tax reimbursement payment or gross-up payment.

Change of Control Agreements

     Cambridgeport Bank and Port Financial Corp. will jointly enter into two-year change of control agreements with Mr. Jeffrey and two non-executive officers. The term of these agreements is perpetual until Cambridgeport Bank gives notice of non-extension, at which time the term is fixed for two years.

     Generally, Cambridgeport Bank may terminate the employment of any officer covered by these agreements, with or without cause, at any time prior to a change of control without obligation for severance benefits. However, if Cambridgeport Bank or Port Financial Corp. signs a merger or other business combination agreement, or if a third party makes a tender offer or initiates a proxy contest, it could not terminate an officer's employment without cause without liability for severance benefits. The severance benefits would generally be equal to the value of the cash compensation and fringe benefits that the officer would have received if he or she had continued working for an additional two years. Cambridgeport Bank would pay the same severance benefits if the officer resigns after a change of control following a loss of title, office or membership on the Board of Directors, material reduction in duties, functions or responsibilities, involuntary relocation of his or her principal place of employment to a location over 25 miles from Cambridgeport Bank's principal office on the day before the change of control and over 25 miles from the officer's principal residence or other material breach of contract which is not cured within 30 days. These agreements also provide uninsured death and disability benefits.

     If Cambridgeport Bank or Port Financial Corp. experiences a change in ownership, a change in effective ownership or control or a change in the ownership of a substantial portion of their assets as contemplated by section 280G of the Internal Revenue Code, a portion of any severance payments under the change of control agreements might constitute an "excess parachute payment" under current federal tax laws. Any excess parachute payment would be subject to a federal excise tax payable by the officer and would be non-deductible by Cambridgeport Bank and Port Financial Corp. for federal income tax purposes.
The change of control agreements do not provide a tax indemnity.

     Similar change of control agreements providing severance benefits equal to one year's compensation and benefits will be entered into with for 21 non-executive officers of Cambridgeport Bank.




Benefit Plans

     Severance Pay Plan. This plan provides severance benefits to salaried employees with one year of service who are not parties to individual employment or change of control agreements and are discharged without cause due to a change of control. Severance benefits include two weeks' base salary for each year of service for officers and one week's base salary for each year of service for non-officer employees. The minimum severance benefit is twelve weeks' base salary for officers and two weeks' base salary for non-officers. The maximum severance benefit payable under the plan is 52 weeks' base salary. Employees entitled to severance also receive continued employer-paid life and health insurance coverage for up to one year after termination of employment as well as professional outplacement and job assistance services. These same benefits are available to an employee who resigns after a change of control following a material adverse change in title, position or responsibilities, involuntary relocation to a worksite requiring that the officer move his place of residence to avoid an unreasonable commute, a reduction in base salary of more than 20%, or assignment to duties, offices or working space involving unreasonable personal embarrassment.

     Pension Plans. Cambridgeport Bank has adopted the SBERA Pension Plan for its employees. The SBERA Pension Plan is a tax-qualified plan that covers substantially all employees who are age 21 and completed at least one year of service. The following table shows the estimated aggregate benefits payable under the SBERA Pension Plan upon retirement at age 65 with various years of service and average compensation combinations.

                                               Years of Service
                              ------------------------------------------------------
Average Compensation/(a)/        15         20         25        30(b)       35(b)
-------------------------        --         --         --        -----       ----
   $  100,000                 $ 17,274   $ 23,032   $ 28,790   $ 28,790    $  28,790
   $  120,000                   21,324     28,432     35,540     35,540       35,540
   $  140,000                   25,374     33,832     42,290     42,290       42,290
   $  160,000                   29,424     39,232     49,040     49,040       49,040
   $  200,000                   29,424     39,232     49,040     49,040       49,040
   $  400,000                   29,424     39,232     49,040     49,040       49,040
   $  600,000                   29,424     39,232     49,040     49,040       49,040

_______________________

(a) Average compensation is average base salary plus bonus, as reported in the "Salary" and "Bonus" columns of the Summary Compensation Table, for the highest three consecutive years during the participant's employment period. Tax laws impose a limit ($160,000 for individuals retiring in 1999) on the average compensation that may be counted in computing benefits under the SBERA Pension Plan.
(b) The SBERA Pension Plan does not count service in excess of 25 years in the benefit formula.

The benefits shown in the preceding table are annual benefits payable in the form of a single life annuity at age 65 and are not subject to any deduction for Social Security or other offset amounts. An additional benefit equal to 0.6% of Average Compensation is provided for each year of service credited prior to April 1, 2000. Mr. Keegan, Ms. Lundquist and Mr. Jeffrey have 17, 14 and 2 years of such prior service credit, respectively. At December 31, 1999, the estimated average compensation and years of service of the executive officers named in the Summary Compensation Table were: Mr. Keegan: $[ ], 17 years of service; Ms.
Lundquist: $[ ], 14 years of service; and Mr. Jeffrey [ ] years of service.

     Mr. Keegan and Ms. Lundquist also are entitled to retirement benefits under the Cambridgeport Bank 1999 Nonqualified Pension Plan. Under this plan, each executive is entitled to a monthly retirement benefit equal to the greater of 25% of his or her highest monthly salary or 75% of his or her highest monthly salary, reduced by his or her monthly retirement benefit under the SBERA Pension Plan and his or her monthly Social Security benefit. Under the plan, the executive's highest monthly salary is equal to the executive's average annual base salary for the three calendar years out of the five calendar years prior to retirement in which the executive's base salary is the highest, divided by twelve.

     401 (k) Plan. Cambridgeport Bank has adopted the SBERA 401(k) Plan, a tax-qualified defined contribution plan, for substantially all employees of Cambridgeport Bank who have attained age 21 and completed at least one year of service. Eligible employees may contribute from 1% to 15% of annual compensation to the plan on a pre-tax basis each year, subject to limitations of the Internal Revenue Code (for 1999 the limit was $10,000). Cambridgeport Bank makes a matching contribution to the plan equal to 50% of the first three percent of annual compensation contributed to the plan on a pre-tax basis by a participant. Effective January 1, 2000, the matching contribution made by Cambridgeport Bank will increase to 100% of the first three percent of a participant's annual compensation contributed to the plan on a pre-tax basis.

     This plan has an individual account for each participant's contributions and allows each participant to direct the investment of his or her account. One permitted investment is Port Financial Corp. common stock. The plan itself is not an eligible account holder in this initial stock offering. However, participants who are eligible account holders and supplemental eligible account holders may use their subscription rights to purchase stock for their plan accounts. This plan will purchase common stock for other participants in the initial offering, to the extent that shares are available. After the offering, the plan will purchase in open market transactions. Participants will direct the voting of shares purchased for their plan accounts.

     Officers' Deferred Compensation Plan. Cambridgeport Bank also maintains the Cambridgeport Bank Officers' Deferred Compensation Plan, a non-qualified plan, in order to provide restorative payments to certain executives whose employer matching contributions under the 401(k) Plan are limited by legal limitations applicable to tax-qualified plans. The Officers' Deferred Compensation Plan also offers eligible executives the opportunity to defer the receipt of a portion of their income in a manner that defers the taxation of such income.

     Employee Stock Ownership Plan. This plan is a tax-qualified plan that covers substantially all employees who have at least one year of service and have attained age 21 and will take effect at the completion of the conversion.

     Port Financial Corp. intends to lend this plan enough money to purchase 8% of the shares issued to investors. The plan may purchase all or part of these shares from Port Financial Corp. to the extent that shares are available after filling the subscriptions of eligible account holders. Alternatively, the plan may purchase all or part of these shares in private transactions or on the open market after completion of the conversion to the extent that shares are available for purchase on reasonable terms. We have not determined whether such funds would be available to the plan or that such purchase would be made directly from Port Financial Corp. in the offering, or after completion of the conversion. We expect to make such determination immediately prior to the expiration date for submitting orders in the offering. This determination would be made based on prevailing market conditions. For this reason, we cannot assure you that the employee stock ownership plan will purchase shares in the offering after the conversion, or that such purchases will occur during any particular time period or at any particular price.

     Although contributions to this plan will be discretionary, Cambridgeport Bank intends to contribute enough money each year to make the required principal and interest payments on the loan from Port Financial Corp. It is expected that this loan will be for a term of 30 years and will call for level annual payments of principal and interest. The plan will initially pledge the shares it purchases as collateral for the loan and hold them in a suspense account.

     The plan will not distribute the pledged shares right away. Instead, it will release a portion of the pledged shares annually. Assuming the plan repays its loan as scheduled over a 30-year term, we expect that 1/30th of the shares will be released annually in years 2000 through 2030. The plan will allocate the shares released each year among the accounts of participants in proportion to their compensation for the year. For example, if a participant's compensation for a year represents 1% of the total compensation of all participants for the year, the plan would allocate to that participant 1% of the shares released for the year. Participants direct the voting of shares allocated to their accounts. Shares in the suspense account will usually be voted in a way that mirrors the votes which participants cast for shares in their individual accounts.

     This plan may purchase additional shares in the future, and may do so using borrowed funds, cash dividends, periodic employer contributions or other cash flow.

     ESOP Restoration Plan. Port Financial Corp. has also established the ESOP Restoration Plan of Port Financial Corp. in order to provide restorative payments to executives who are prevented from receiving the full benefits contemplated by the ESOP's benefit formula. The restorative payments consist of payments in lieu of shares that cannot be allocated to participants under the ESOP due to the legal limitations imposed on tax-qualified plans and, in the case of participants who retire before the repayment in full of the ESOP's loan, payments in lieu of the shares that would have been allocated if employment had continued through the full term of the loan.

        Long-Term Incentive Plan. In connection with this offering, this plan was established to permit executives selected by the Compensation Committee to earn cash bonuses based on the achievement of objective, preestablished performance goals appropriate for a publicly-held company that are set for periods longer than one year. This plan is effective as of January 1, 2000. Under the plan the Compensation Committee grants participation units to selected employees each year. Each unit represents a dollar amount that will be paid at the end of a three-year performance period if specified performance targets are met. The Compensation Committee may establish lower unit values for performance that exceeds a minimum threshold but is below the target and higher unit values for performance that exceeds the target. Participation units granted in any plan year may be canceled and substituted with awards of restricted stock or stock options granted to the participant.

        Payments for participation units will be made as soon as practicable following the end of the relevant performance period. In general, a participant whose employment terminates prior to the payment for units for a performance period will forfeit his or her units. There is an exception, and payment will be made in the event death, disability, retirement or a change in control occurs after the end of a performance period but prior to the payment for units related to the performance period.

Future Stock Benefit Plans

     Stock Option Plan. We intend to implement a stock option plan for our directors and officers after the conversion. Applicable regulations prohibit us from implementing this plan until 6 months after the conversion. If we implement this plan within one year after the conversion, applicable regulations require that we first obtain the approval of the holders of a majority of the outstanding shares of Port Financial Corp. We have not decided whether we will implement this plan before or after the one-year anniversary of the conversion.

     We expect to adopt a stock option plan that will authorize the Compensation Committee to grant options to purchase up to 10% of the shares issued to investors over a period of 10 years. The Compensation Committee will decide which directors and officers will receive options and what the terms of those options will be. However, no stock option will permit its recipient to purchase shares at a price that is less than the fair market value of a share on the date the option is granted, and no option will have a term that is longer than 10 years. If we implement a stock option plan before the first anniversary of the conversion, applicable regulations will require that we observe the following restrictions:

     . We must limit the total number of shares that are optioned to outside directors to 30% of the shares authorized for the plan.

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

     . We must also limit the number of shares that are optioned to any one outside director to 5% of the shares authorized for the plan and the number of shares that are optioned to any executive officer to 25% of the shares that are authorized for the plan.

     . We must not permit the options to become vested at a more rapid rate than 20% per year beginning on the first anniversary of stockholder approval of the plan.

     . We must not permit accelerated vesting for any reason other than death or disability.

After the first anniversary of the conversion, we may amend the plan to change or remove these restrictions. If we adopt a stock option plan within one year after the conversion, we expect to amend the plan later to remove these restrictions and to provide for accelerated vesting in cases of retirement and change of control.

     We may obtain the shares needed for this plan by issuing additional shares or through stock repurchases.

     We expect the stock option plan will permit the Compensation Committee to grant either incentive stock options that qualify for special federal income tax treatment or non-qualified stock options that do not qualify for special treatment. Incentive stock options may be granted only to employees and will not create federal income tax consequences when they are granted. If they are exercised during employment or within three months after termination of employment, the exercise will not create federal income tax consequences either. When the shares acquired on exercise of an incentive stock option are resold, the seller must pay federal income taxes on the amount by which the sales price exceeds the purchase price. This amount will be taxed at capital gains rates if the sale occurs at least two years after the option was granted and at least one year after the option was exercised. Otherwise, it is taxed as ordinary income.

     Non-qualified stock options may be granted to either employees or non-employees such as directors, consultants and other service providers. Incentive stock options that are exercised more than three months after termination of employment are treated as non-qualified stock options. Non-qualified stock options will not create federal income tax consequences when they are granted. When they are exercised, federal income taxes must be paid on the amount by which the fair market value of the shares acquired by exercising the option exceeds the exercise price. When the shares acquired on exercise of a non-qualified stock option are resold, the seller must pay federal income taxes on the amount by which the sales price exceeds the purchase price plus the amount included in ordinary income when the option was exercised. This amount will be taxed at capital gains rates, which will vary depending upon the time that has elapsed since the exercise of the option.

     When a non-qualified stock option is exercised, Port Financial Corp. and Cambridgeport Bank may be allowed a federal income tax deduction for the same amount that the option holder includes in his or her ordinary income. When an incentive stock option is exercised, there is no

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

tax deduction unless the shares acquired are resold sooner than two years after the option was granted or one year after the option was exercised.

     Management Recognition Plan. We intend to implement a management recognition plan for our directors and officers after the conversion. Applicable regulations prohibit us from implementing this plan until 6 months after the conversion. If we implement this plan within one year after the conversion, the regulations require that we first obtain the approval of the holders of a majority of the outstanding shares of Port Financial Corp. We have not decided whether we will implement this plan before or after the one-year anniversary of the conversion.

     We expect to adopt a management recognition plan that will authorize the Compensation Committee to make restricted stock awards of up to 4% of the shares issued to investors. The Compensation Committee will decide which directors and officers will receive restricted stock and what the terms of those awards will be. If we implement a management recognition plan before the first anniversary of the conversion, applicable regulations will require that we observe the following restrictions:

     . We must limit the total number of shares that are awarded to outside directors to 30% of the shares authorized for the plan.

     . We must also limit the number of shares that are awarded to any one outside director to 5% of the shares authorized for the plan and the number of shares that are awarded to any executive officer to 25% of the shares that are authorized for the plan.

     . We must not permit the awards to become vested at a more rapid rate than 20% per year beginning on the first anniversary of stockholder approval of the plan.

     . We must not permit accelerated vesting for any reason other than death or disability.

After the first anniversary of the conversion, we may amend the plan to change or remove these restrictions. If we adopt a management recognition plan within one year after the conversion, we expect to amend the plan later to remove these restrictions and to provide for accelerated vesting in cases of retirement and change of control. We expect that any other amendment to this plan (whether adopted before or after the first anniversary of the plan's initial effective date) will be subject to stockholder approval if it would change the class of people eligible to receive benefits, change the price they must pay for stock which they acquire under the plan, or increase the number of shares available under the plan or increase the maximum amount of stock that may be acquired by any one person under the plan.

     We may obtain the shares needed for this plan by issuing additional shares or through stock repurchases.

     Restricted stock awards under this plan may feature employment restrictions that require continued employment for a period of time for the award to be vested. They may feature

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

restrictions that require the achievement of specified corporate or individual performance goals for the award to be vested. Or, they may feature a combination of employment and performance restrictions. Awards are not vested unless the specified employment restrictions and performance goals are met. However, pending vesting, the award recipient may have voting and dividend rights. When an award becomes vested, the recipient must include the current fair market value of the vested shares in his income for federal income tax purposes. Port Financial Corp. and Cambridgeport Bank may be allowed a federal income tax deduction in the same amount. Depending on the nature of the restrictions attached to the restricted stock award, Port Financial Corp. and Cambridgeport Bank may have to recognize a compensation expense for accounting purposes ratably over the vesting period or in a single charge when the performance conditions are satisfied.

Limitations on Federal Tax Deductions for Executive Officer Compensation

     As a private entity, Cambridgeport Bank has been subject to federal tax rules which permit it to claim a federal income tax deduction for a reasonable allowance for salaries or other compensation for personal services actually rendered. Following the conversion, federal tax laws may limit this deduction to $1 million each tax year for each executive officer named in the summary compensation table in Port Financial Corp.'s proxy statement for that year.
This limit will not apply to non-taxable compensation under various broad-based retirement and fringe benefit plans, to compensation that is paid in "qualified performance-based compensation" under applicable law or to compensation that is paid in satisfaction of commitments that arose before the conversion. Port Financial Corp. and Cambridgeport Bank expect that the Compensation Committee will take this deduction limitation into account with other relevant factors in establishing the compensation levels of their executive officers and in setting the terms of compensation programs. Currently, none of our executives officers receive annual compensation expected to exceed this limit. However, there is no assurance that all compensation paid to our executive officers will be deductible for federal income tax purposes. To the extent that compensation paid to any executive officer is not deductible, the net after-tax cost of providing the compensation will be higher and the net after-tax earnings of Port Financial Corp. and Cambridgeport Bank will be reduced.

Certain Transactions with Directors/Trustees and Executive Officers

     We do not make loans to our executive officers. However, we do make loans to our trustees/directors and non-executive officers. These loans bear interest at the same rate as loans offered to non-trustee/director borrowers and have the same underwriting terms that apply to non-trustee/director borrowers.

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

Proposed Purchases of Common Stock by Management

     The following table presents, for each of our directors and executive officers, the amount of stock they wish to purchase in the offering. We have assumed that a sufficient number of shares will be available to satisfy their subscriptions. The amounts include shares that may be purchased through individual retirement accounts and by associates of the directors and executive officers. Collectively our directors and executive officers expect to purchase a total of 112,000 shares, or approximately 1.22% of shares we sell in the offering (assuming the sale of 9,200,000 shares of common stock). These shares do not include shares expected to be issued under any stock benefit plans of Port Financial Corp. If all shares issuable under such stock benefit plans were issued to directors and executive officers of Port Financial Corp., directors and executive officers of Port Financial Corp. would own 2,136,000 shares, or 23.20% of the shares sold in the offering (assuming the sale of 9,200,000 shares of the common stock).

                                                                  Number            Percent of
                  Name                       Amount             of shares           Shares Sold
--------------------------------------    ---------------   ---------------       ---------------
Directors and Executive Officers:
Paul R. Corcoran, Jr.                       $    10,000             1,000               0.01%
Daniel C. Crane, Esq.                           100,000            10,000               0.11
Samuel C. Fleming                                50,000             5,000               0.05
William Goldberg, Esq.                          100,000            10,000               0.11
Robert D. Happ                                  100,000            10,000               0.11
Charles Jeffrey                                 100,000            10,000               0.11
James B. Keegan                                 250,000            25,000               0.27
Jane L. Lundquist                               110,000            11,000               0.12
Joseph F. O'Connor                              100,000            10,000               0.11
Rudolph R. Russo                                200,000            20,000               0.22
                                            -----------         ---------
Total to be purchased by directors and      $ 1,120,000           112,000              1.22%
 executive officers                         ===========         =========

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

                        THE CONVERSION AND THE OFFERING

--------------------------------------------------------------------------------
 The Board of Directors of Cambridgeport Bank and the Board of Trustees of Cambridgeport Mutual Holding Company have adopted and the Commissioner of the Division of Banks of the Commonwealth of Massachusetts and the Corporators of Cambridgeport Mutual Holding Company have approved the plan of conversion, subject to the satisfaction of certain conditions.

 Approval by the Commissioner does not constitute an endorsement of the conversion by the Commissioner.
--------------------------------------------------------------------------------

General

     On October 19, 1999, Cambridgeport Mutual Holding Company's Board of Trustees unanimously adopted the plan of conversion pursuant to which Cambridgeport Mutual Holding Company will convert to Port Financial Corp., a stock holding company. This conversion from mutual to stock form includes the offering by Port Financial Corp. of 100% of its shares to qualifying depositors of Cambridgeport Bank, tax qualified employee plans of Cambridgeport Bank and Management in a subscription offering and to certain other persons in a direct community offering and/or syndicated community offering. Under the terms of the plan of conversion, Port Financial Corp. will own all of the stock of Cambridgeport Bank. The conversion will be effected as described under "-Tax Aspects" or in any other manner that is permitted by the Division and the Federal Reserve Board and is consistent with the intent of the plan of conversion.

     Cambridgeport Mutual Holding Company has requested approval from the Federal Reserve Bank of Boston to become bank holding company and to acquire Cambridgeport Bank. The plan of conversion was approved by the Division, subject to, among other things, approval of the plan of conversion by the corporators of Cambridgeport Mutual Holding Company. Corporators are individuals that constitute a governing body for Massachusetts-chartered mutual savings banks and mutual holding companies. Under Massachusetts law, each mutual savings bank must have at least 25 corporators who generally are residents of the communities in which the savings bank conducts its business. Corporators serve for a term of ten years and, by law, are required to approve certain transactions of the mutual holding company, including any proposed conversion. Depositors do not have voting rights with respect to Massachusetts-chartered mutual savings banks.

     Cambridgeport Mutual Holding Company held a special meeting of corporators for this purpose on February 2, 2000. At such meeting, the plan of conversion was approved by an affirmative vote of a majority of Cambridgeport Mutual Holding Company's corporators and a majority of Cambridgeport Mutual Holding Company's independent corporators. An independent corporator is a person who is not an employee, officer, trustee or significant borrower of Cambridgeport Mutual Holding Company or Cambridgeport Bank.

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


     The aggregate price of the shares of common stock to be issued in the conversion will be within the offering range, subject to a 15% increase. The offering range has been established by the Board of Trustees to be between $68.0 million and $92.0 million and is based upon an independent appraisal of the estimated pro forma market value of the common stock of Port Financial Corp. The appraisal was prepared by RP Financial, a consulting firm experienced in the valuation and appraisal of banks and other financial institutions. All shares of common stock to be issued and sold pursuant to the conversion will be sold at the same price ($10.00) per share. The independent appraisal will be affirmed or, if necessary, updated at the termination of the offering. See "- How We Determined the Offering Range and the $10.00 Price Per Share" for additional information as to the determination of the estimated pro forma market value of the common stock.

--------------------------------------------------------------------------------
 The following is a brief summary of pertinent aspects of the conversion. A copy of the plan is available from Cambridgeport Bank upon request and is available for inspection at the offices of Cambridgeport Bank and at the Division of Banks. The plan is also filed as an exhibit to the Registration Statement of which this prospectus is a part, copies of which may be obtained from the SEC. See "Where You Can Find Additional Information."
--------------------------------------------------------------------------------

Reasons for the Conversion

     The conversion is intended to provide an additional source of capital not available to us as a mutual institution. Funds raised in the offering will allow Cambridgeport Bank to serve better the needs of our local community through:

     . increased lending (especially to support the growth of business banking);

     .    opportunistic branch expansion;

     .    diversifying the products that we offer;

     . increasing delivery systems, including the introduction of internet banking; and

     . marketing to customers disenfranchised by recent consolidations in the local banking market.

     The conversion is also intended to provide an additional source of capital to Port Financial Corp. in order to allow it to:

     . finance acquisitions of other financial institutions or other businesses related to banking;

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

     .    pay dividends to stockholders; and

     .    repurchase shares of our common stock.

     Additionally, after the conversion, Port Financial Corp. will have the ability to issue additional shares of common stock to raise capital or to support mergers or acquisitions, although no additional capital issuance and no mergers or acquisitions are planned or contemplated at the present time. In addition, stock ownership by officers and other employees, through stock-based benefit, has proven to be an effective performance incentive and an effective means of attracting and retaining qualified personnel. We also believe that the conversion will provide local customers and other residents with an opportunity to become equity owners of Port Financial Corp., and thereby participate in possible stock price appreciation and cash dividends. This is consistent with our objective of being a locally-owned financial institution. We believe that, through expanded local stock ownership, current customers and non-customers who purchase common stock will seek to enhance the financial success of Cambridgeport Bank through consolidation of their banking business and increased referrals to Cambridgeport Bank.

     The proceeds from the sale of common stock of Port Financial Corp. will be invested and used for leveraging in order to enhance our profitability and facilitate growth. Additionally, our stronger capital position after the offering will enhance operating flexibility, support desired expansion and provide a cushion for absorbing unanticipated losses. Cambridgeport Bank will receive approximately 50% of the net proceeds of the conversion as equity capital, to be used initially to invest in short-term investments and adjustable rate mortgage-backed securities, then later for making loans within our market area. Port Financial Corp. will also use a portion of the cash proceeds from the conversion to extend a loan to the ESOP, for use in purchasing shares of common stock issued pursuant to the conversion. The remainder of the proceeds will be retained by Port Financial Corp. to repurchase common stock, pay dividends to stockholders or for other general purposes. See "How We Intend to Use the Proceeds from the Offering" for a description of our intended use of proceeds.


     After considering the advantages and risks of the conversion, as well as applicable fiduciary duties, the Board of Trustees of Cambridgeport Mutual Holding Company unanimously approved the conversion as being in the best interests of Cambridgeport Mutual Holding Company, Cambridgeport Bank, our depositors and the communities that we serve. The plan of conversion was subsequently approved by the corporators of Cambridgeport Mutual Holding Company on February 2, 2000.

Effects of the Conversion

     General. Each depositor of Cambridgeport Bank has both a deposit account in Cambridgeport Bank and a pro rata ownership interest in the equity of Cambridgeport Mutual Holding Company based upon the balance in the depositor's account. This interest may only be realized in the event of a liquidation of Cambridgeport Mutual Holding Company. However, this ownership interest is tied to the depositor's account and has no tangible market value separate from the deposit account. Any depositor who opens a deposit account obtains a pro rata ownership interest in the equity of Cambridgeport Mutual Holding Company without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives the balance in the account but receives nothing for his or her ownership interest in the equity of Cambridgeport Mutual Holding Company, which is lost to the extent that the balance in the account is reduced. Consequently, depositors of Cambridgeport Bank have no way to realize the value of their ownership interest in Cambridgeport Mutual Holding Company, except in the unlikely event that Cambridgeport Mutual Holding Company is liquidated. If Cambridgeport Mutual Holding Company was liquidated, the depositors of record at that time would share pro rata in any residual retained earnings and reserves after other claims, including claims of depositors to the amounts of their deposits, are paid.

     When a mutual institution converts to stock form, permanent non-withdrawable capital stock is created to represent the ownership of the institution's equity and the former pro rata ownership of depositors is thereafter represented exclusively by their liquidation rights. This capital stock is separate and apart from deposit accounts and cannot be and is not insured by the FDIC or any other governmental agency. Certificates are issued to evidence ownership of the capital stock. The stock certificates are transferable, and, therefore, the stock may be sold or traded with no effect on any deposit account the seller may hold in the institution.

     Continuity. While the conversion is being accomplished, and after its completion, the routine business of Cambridgeport Bank of accepting deposits and making loans will continue without interruption. Cambridgeport Bank will continue to be subject to regulation by the Division and the FDIC. After the conversion, Cambridgeport Bank will continue to provide services for depositors and borrowers under current policies by its management and staff.

     The Board of Directors of Cambridgeport Bank currently consists of nine members, who also serve as trustees of Cambridgeport Mutual Holding Company. After the conversion, these nine directors will continue to serve on the Board of Directors of Cambridgeport Bank and will become the new Board of Directors of Port Financial Corp.

     There will be no change in our offices or staff as part of the conversion. The officers of Port Financial Corp. will be the current executive officers of Cambridgeport Bank. See "Management."

     Deposit Accounts and Loans. The conversion will not affect any deposit accounts or borrower relationships with Cambridgeport Bank. All deposit accounts in Cambridgeport Bank will continue to be insured up to the legal maximum by the Federal Deposit Insurance Corporation and the Depositors Insurance Fund of the Mutual Savings Central Fund, Inc. in the same manner as such deposit accounts were insured immediately before the conversion. The conversion will not change the interest rate or the maturity of deposits at Cambridgeport Bank.

     Furthermore, all loans of Cambridgeport Bank will retain the same status that they had prior to the conversion. The amount, interest rate, maturity and security for each loan will remain as they were contractually fixed prior to the conversion.

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

     Voting Rights of Depositors. After the conversion, direction of Cambridgeport Bank will continue to be under the control of the Board of Directors of Cambridgeport Bank. Port Financial Corp., as the holder of all of the outstanding common stock of Cambridgeport Bank, will have exclusive voting rights with respect to any matters concerning Cambridgeport Bank requiring stockholder approval, including the election of directors of Cambridgeport Bank.

     After the conversion, the holders of the common stock of Port Financial Corp. will have exclusive voting rights with respect to any matters concerning Port Financial Corp. These voting rights will be exclusive except to the extent Port Financial Corp. in the future issues additional common stock or preferred stock with voting rights. Each holder of common stock will be entitled to vote on any matters to be considered by Port Financial Corp.'s stockholders, including the election of directors of Port Financial Corp., subject to the restrictions and limitations set forth in Port Financial Corp.'s Articles of Organization discussed below.

     Depositors' Rights if We Liquidate. In the unlikely event of a complete liquidation of Cambridgeport Mutual Holding Company prior to the completion of the conversion, each depositor would receive a pro rata share of any assets of Cambridgeport Bank remaining after payment of expenses and satisfaction of claims of all creditors. Each depositor's pro rata share of such liquidating distribution would be in the same proportion as the value of such depositor's deposit account was to the total value of all deposit accounts in Cambridgeport Bank at the time of liquidation.

     Upon a complete liquidation of Port Financial Corp. after the conversion, all persons who had liquidation rights with respect to Cambridgeport Mutual Holding Company will continue to have such rights solely with respect to Port Financial Corp. However, except as described below, a depositor's claim would be solely for the amount of the balance in such depositor's deposit account plus accrued interest. Such depositor would not have an interest in the value or the assets of Port Financial Corp. above that amount. Instead, the holders of Port Financial Corp.'s common stock would be entitled to any assets remaining upon a liquidation of Port Financial Corp.

     Liquidation Rights. At the completion of the conversion, Port Financial Corp. will establish a liquidation account for the benefit of eligible account holders and supplemental eligible account holders who continue to maintain deposit accounts with Cambridgeport Bank following the conversion. The amount of the liquidation account will be equal to the net worth of Cambridgeport Mutual Holding Company as set forth in the most recent consolidated statement of financial condition contained in this prospectus. In the unlikely event of a complete liquidation of Port Financial Corp., and only in such event, each such account holder will be entitled to receive a liquidating distribution from the liquidation account in the amount of the then-adjusted account balances for such person's deposit accounts then held following all liquidation payments to creditors.

     The initial account balance for each eligible account holder and supplemental eligible account holder will be determined by multiplying the opening balance in the liquidation account by a fraction, the number of which is the amount of qualifying deposits held by such eligible account holder or supplemental eligible account holder on the July 31, 1998 or the September 30, 1999 qualifying date, respectively, and the denominator of which is the aggregate amount of all qualifying deposits on such dates.

     If, however, on the last day of any fiscal year of Port Financial Corp. commencing after July 31, 1998 or September 30, 1999, as the case may be, the deposit balance in any deposit account of an eligible account holder or supplemental eligible account holder is less than either (i) the amount of qualifying deposits of such account holder on July 31, 1998 or September 30, 1999, as the case may be, or (ii) the deposit balance in such deposit account at the close of business on the last day of any previous fiscal year of Port Financial Corp. commencing after the July 31, 1998 or the September 30, 1999, then such eligible account holder's or supplemental eligible account holder's account balance would be reduced in an amount equal to the reduction in such liquidation deposit balance, and such account balance will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the deposit balances of any eligible account holder or supplemental eligible account holder.

     Port Financial Corp. will not be required to set aside funds for the purpose of establishing the liquidation account, and the creation and maintenance of the account will not operate to restrict the use or application of any of the equity accounts of Port Financial Corp., except that Port Financial Corp. shall not declare or pay a cash dividend on, or repurchase any of, its capital stock if the effect of such a transaction would be to cause its equity to be reduced below the amount required for the liquidation account.

     Any assets remaining after the above liquidation rights of eligible account holders and supplemental eligible account holders are satisfied would be distributed to the stockholders of Port Financial Corp. who would be entitled to receive a pro rata share of Port Financial Corp.'s assets.

     Tax Aspects. Although the conversion may be effected in any manner approved by the Division that is consistent with the purposes of the plan of conversion and applicable law, regulations and policies, it is intended that the conversion will be effected by changing the charter of Cambridgeport Mutual Holding Company to that of a stock holding company under the name of Port Financial Corp. The Conversion is intended to be a reorganization under Code section 368(a)(1)(F). After the conversion, Port Financial Corp. will own 100% of the issued and outstanding stock of Cambridgeport Bank. There will be no change in the structure of Cambridgeport Bank, which will retain all of its historical tax attributes.

     Under the plan of conversion, consummation of the conversion is conditioned upon, among other things, the prior receipt by Cambridgeport Bank and Cambridgeport Mutual Holding Company of either a private letter ruling from the IRS and from the Massachusetts taxing authorities or an opinion of Thacher Proffitt & Wood as to the federal income tax consequences and from Arthur Andersen LLP as to the Massachusetts income tax consequences of the conversion to Cambridgeport Bank, Cambridgeport Mutual Holding Company, Port Financial Corp., eligible account holders and supplemental eligible account holders. In Revenue Procedure 99-3, 1999-1 I.R.B. 103, the IRS announced that it will not rule on whether a transaction qualifies as a reorganization under Code section 368(a)(1)(F), but that it will rule on significant sub-issues that must be resolved to determine whether the transaction qualifies under either of that Code section.

     Based in part upon representations of Cambridgeport Bank and Cambridgeport Mutual Holding Company, Thacher Proffitt & Wood has issued its opinion regarding certain federal income tax consequences of the conversion. With regard to the conversion, Thacher Proffitt & Wood has opined that:

     (1) the conversion will constitute a reorganization under Code section 368(a)(1)(F);

     (2) none of Cambridgeport Bank, Cambridgeport Mutual Holding Company or Port Financial Corp. will recognize gain or loss as a result of the conversion; and

     (3) eligible account holders and supplemental eligible account holders will not recognize gain or loss upon their receipt of nontransferable subscription rights to purchase shares of Port Financial Corp., provided the amount to be paid for such shares is equal to fair market value of such shares.

     Unlike private rulings of the IRS, an opinion of counsel is not binding on the IRS and the IRS could disagree with conclusions reached in the opinion. If there is a disagreement, we can not guarantee that the IRS would not prevail in a judicial or administrative proceeding.

     Arthur Andersen LLP has opined, subject to the limitations and qualifications in its opinion, that, for purposes of the Massachusetts corporate income tax, the conversion will not become a taxable transaction to Cambridgeport Bank, Cambridgeport Mutual Holding Company, Port Financial Corp., the stockholders of Port Financial Corp. or the depositors of Cambridgeport Bank.

     Accounting Consequences. The conversion will be accounted for in a manner similar to a pooling-of-interests under generally accepted accounting principles. Accordingly, the carrying value of our assets, liabilities, and capital will be unaffected by the conversion and will be reflected in the Port Financial Corp.'s and Cambridgeport Bank's consolidated financial statements based on their historical amounts.

How We Determined the Offering Range and the $10.00 Price Per Share

     The plan of conversion requires that the purchase price of the common stock must be based on the appraised pro forma market value of the common stock, as determined on the basis of an independent valuation. Cambridgeport Mutual Holding Company has retained RP Financial to make the independent valuation. RP Financial's fees for its services in making such appraisal are estimated to be $65,000. Neither Cambridgeport nor Cambridgeport Mutual Holding Company have had any prior business dealings with RP Financial. Port Financial Corp. will indemnify RP Financial and its employees and affiliates against losses (including any losses in connection with claims under the federal securities laws) arising out of its services as appraiser, except where RP Financial's liability results from its negligence or bad faith.

     An appraisal has been made by RP Financial in reliance upon the information contained in this prospectus, including the financial statements. RP Financial also considered the following factors, among others:

     . the present and projected operating results and financial condition of Cambridgeport Mutual Holding Company, and the economic and demographic conditions in Cambridgeport Bank's existing market area;

     .    historical, financial and other information relating to Cambridgeport
          Bank;

     . a comparative evaluation of the operating and financial statistics of Cambridgeport Mutual Holding Company with those of other similarly situated savings associations and savings institutions located in New England;

     . the impact of the conversion on Cambridgeport Mutual Holding Company's equity and earnings potential;

     .    dividends that may be paid by Port Financial Corp.; and

     . the trading market for securities of comparable institutions and general conditions in the market for such securities.

     On the basis of the foregoing, RP Financial has advised Cambridgeport Mutual Holding Company that, in its opinion, dated January 7, 2000, the estimated pro forma market value of the common stock of Port Financial Corp. ranged from a minimum of $68.0 million to a maximum of $92.0 million with a midpoint of $80.0 million (the estimated valuation range).

     The Board of Trustees of Cambridgeport Mutual Holding Company held a meeting to review and discuss the appraisal report prepared by RP Financial. Representatives of RP Financial participated in the meeting to explain the contents of the appraisal report. The Board of Trustees reviewed the methods that RP Financial used to determine the pro forma market

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

value of the common stock and the appropriateness of the assumptions that RP Financial used in determining this value. The Board of Trustees determined that the common stock will be sold at $10.00 per share, which is the price most commonly used in stock offerings involving converting savings institutions.

     The Board of Trustees has approved the independent appraisal of RP Financial, LC. which established an estimated valuation range of $68.0 million
to $92.0 million, with a midpoint of $80.0 million.   Port Financial Corp.
expects to issue between 6,800,000 and 9,200,000 shares of common stock. The estimated valuation range and the offering range may be amended with the approval of the Division and the Federal Reserve Board (if required), due to subsequent developments in the financial condition of Cambridgeport Mutual Holding Company or Cambridgeport Bank or market conditions generally.

--------------------------------------------------------------------------------
 The valuation prepared by RP Financial is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing such shares. RP Financial did not independently verify the financial statements and other information provided by Cambridgeport Mutual Holding Company, nor did RP Financial value independently the assets or liabilities of Cambridgeport Mutual Holding Company. The valuation considers Cambridgeport Mutual Holding Company as a going concern and should not be considered as an indication of the liquidation value of Cambridgeport Mutual Holding Company. Moreover, because such valuation is necessarily based upon estimates and projections, all of which are subject to change from time to time, no assurance can be given that persons purchasing such shares in the conversion will thereafter be able to sell such shares at prices at or above the purchase price.
--------------------------------------------------------------------------------

     The maximum of the estimated valuation range may be increased up to 15% and the number of shares of common stock to be issued in the conversion may be increased to 10,580,000 shares due to regulatory considerations, changes in the market and general financial and economic conditions without the resolicitation of subscribers. See "-- Limitations on Common Stock Purchases" as to the method of distribution and allocation of additional shares that may be issued in the event of an increase in the estimated valuation range.

     We may not sell any shares of common stock unless RP Financial confirms to Cambridgeport Bank, Port Financial Corp., the Division and the Federal Reserve Board that, to the best of its knowledge, nothing of a material nature has occurred which, taking into account all relevant factors, would cause RP Financial to conclude that the appraisal report is incompatible with its estimate of the pro forma market value of the common stock upon the conclusion of the offering.

     If RP Financial concludes that the pro forma market value of the common stock is either more than 15% above the maximum of the estimated valuation range or less than the minimum of the estimated valuation range, Cambridgeport Bank and Port Financial Corp., after consulting with the Division and the Federal Reserve Board, may:

     (1) terminate the plan of conversion and return all subscription funds promptly, paying interest at Cambridgeport Bank's passbook savings rate of interest and cancel all account withdrawal authorizations;

     (2)  establish a new estimated valuation range and either:

          (a)  hold new subscription and community offerings; or

          (b) provide subscribers the opportunity to change or cancel their orders (a "resolicitation"); or

     (3) take such other actions as permitted by the Division and the Federal Reserve Board in order to complete the conversion.

If a resolicitation is commenced, unless an affirmative response is received from a subscriber within a designated period of time, all funds will be promptly returned to the subscriber and account withdrawal authorizations canceled as described above.

     A copy of the appraisal report of RP Financial, including any amendments made to it, and the detailed memorandum of the appraiser setting forth the method and assumptions for such appraisal are available for inspection at the main office of Cambridgeport Bank.

Subscription Offering and Subscription Rights

     In accordance with the plan of conversion, rights to subscribe for the purchase of common stock have been granted to the following persons in the following order of priority:

     (1) Eligible accounts holders. Depositors with deposits in Cambridgeport Bank with balances aggregating $50 or more ("qualifying deposit") as of July 31, 1998.

     (2) Supplemental eligible account holders. Depositors with qualifying deposits in Cambridgeport Bank on September 30, 1999, other than those depositors who would otherwise qualify as eligible account holders and except for officers, directors, trustees, corporators and their associates; and

     (3) Tax-qualified employee stock benefit plans of Cambridgeport Bank, including the ESOP.

     (4) Employees, officers, directors, trustees and corporators of Cambridgeport Bank or Cambridgeport Mutual Holding Company at the time of the offering, who do not qualify in the preceding categories.

All subscriptions received will be subject to the availability of common stock after satisfaction of all subscriptions of all subscribers having prior rights in the subscription offering and to the

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


maximum and minimum purchase limitations set forth in the plan of conversion and as described below under "- Limitations on Common Stock Purchases."

     Priority 1: Eligible Account Holders. Each eligible account holder will receive, as first priority and without payment, non-transferable rights to subscribe for common stock in an amount of up to $250,000. See "--Limitations on Common Stock Purchases."

     If there are not sufficient shares available to satisfy all subscriptions by eligible account holders, shares first will be allocated so as to permit each subscribing eligible account holder to purchase a number of shares sufficient to make such eligible account holder's total allocation equal to the lesser of 100 shares or the number of shares subscribed for. Thereafter, unallocated shares will be allocated among the remaining eligible account holders whose subscriptions remain unfilled in the proportion that the amount of their respective qualifying deposit bears to the total amount of qualifying deposits of all eligible account holders whose subscriptions remain unfilled. However, no fractional shares shall be issued.

     To ensure a proper allocation of stock, each eligible account holder must list on his or her stock order form all deposit accounts in which such eligible account holder had an ownership interest at July 31, 1998. Failure to list an account or providing incorrect information could result in the loss of all or part of an allocation than if all accounts had been disclosed. The subscription rights of eligible account holders who are also directors, trustees, corporators or officers of Cambridgeport Bank or Cambridgeport Mutual Holding Company or their associates will be subordinated to the subscription rights of other eligible account holders to the extent attributable to increased deposits in the one-year period preceding July 31, 1998.

     Priority 2: Supplemental Eligible Account Holders. To the extent that there are shares remaining after satisfaction of the subscriptions by eligible account holders, each supplemental eligible account holder will receive, as a second priority and without payment, non-transferable rights to subscribe for common stock in an amount of up to $250,000. See "- Limitations on Common Stock Purchases."

     If there are not sufficient shares available to satisfy all subscriptions by supplemental eligible account holders, available shares first will be allocated among subscribing supplemental eligible account holders so as to permit each supplemental eligible account holder to purchase a number of shares sufficient to make such supplemental eligible account holder's total allocation equal to the lesser of 100 shares or the number of shares subscribed for. Thereafter, unallocated shares will be allocated among the remaining supplemental eligible account holders whose subscriptions remain unfilled in the proportion that the amount of their respective qualifying deposit bears to the total amount of qualifying deposits of all supplemental eligible account holders whose subscriptions remain unfilled. However, no fractional shares shall be issued.

     To ensure proper allocation of stock, each supplemental eligible account holder must list on his or her stock order form all deposit accounts in which such supplemental eligible account holder had an ownership interest at September 30, 1999. Failure to list an account or providing incorrect information could result in the loss of all or part of an allocation.

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


     Priority 3: The Tax-Qualified Employee Benefit Plans. On a third priority basis, the tax-qualified employee benefit plans, including the ESOP, will receive, as a third priority and without payment therefor, non-transferable subscription rights to purchase up to 8% of the common stock to be issued in the offering. As a tax-qualified employee benefit plan, the ESOP expects to purchase 8% of the shares to be issued in the offering, or 544,000 shares, based on the issuance of 6,800,000 shares at the minimum of the offering range or 828,000 shares based on the issuance of 9,200,000 at the maximum of the offering range. Subscriptions by the ESOP will not be aggregated with shares of common stock purchased directly by or which are otherwise attributable to any other participants in the subscription and community offerings, including subscriptions of any of Cambridgeport Bank's directors, officers or employees. In the event that the total number of shares offered is increased to more than 10,350,000 shares, the ESOP will have a first priority right to purchase any such shares up to an aggregate of 8% of the shares issued in the offering. It has not been determined whether the ESOP will subscribe for shares in the offering or purchase shares in private transactions or on the open market after completion of the offering.

     Priority 4: Employees, Officers, Directors, Trustees and Corporators of Cambridgeport Bank or Cambridgeport Mutual Holding Company. On a fourth priority basis, each employee, officer, director, trustee and corporator of Cambridgeport Bank or the Cambridgeport Mutual Holding Company at the time of the offering who is not eligible in the preceding priority categories shall receive non-transferable subscription rights to subscribe for common stock in an amount up to $250,000. See "-- Limitations on Common Stock Purchases."

     Expiration Date for the Subscription Offering. The subscription offering will expire at 10:00 a.m., Massachusetts time, on [ ], 2000, unless we extend this period for up to 45 days. We may further extend this period for additional 60 day periods with the approval of the Division and, if necessary, the Federal Reserve Board. Subscription rights which have not been exercised prior to the expiration date, as extended, will become void.

     If all shares have not been subscribed for by the expiration date, as extended, all funds delivered to Port Financial Corp. will be returned promptly with interest at our passbook savings rate and all withdrawal authorizations will be canceled. If an extension beyond [ ], 2000 is granted, Port Financial Corp. will notify subscribers of the extension of time and of their rights to change or cancel their orders. Each extension may not exceed 60 days, and all extensions, in the aggregate, may not last beyond [ ].

     Persons in Non-qualified States or Foreign Countries. We will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for stock pursuant to the plan of conversion reside. However, we are not required to offer stock in the subscription offering to any person who resides in a foreign country.

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

Direct Community Offering and Syndicated Community Offering

     Direct Community Offering. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, Port Financial Corp. may offer shares for sale pursuant to the plan of conversion in a direct community offering to the public with preference given to natural persons residing in the cities and towns of Cambridge, Arlington, Bedford, Belmont, Boston, Braintree, Brookline, Burlington, Canton, Dedham, Dover, Framingham, Lexington, Lincoln, Medford, Milton, Natick, Needham, Newton, Norwood, Quincy, Randolph, Sherbourne, Somerville, Stoneham, Walpole, Waltham, Watertown, Wayland, Wellesley, Weston, Westwood, Weymouth, Winchester and Woburn, and possibly to the general public. The term "residents" includes persons who occupy a dwelling within these cities and towns and establish an ongoing physical presence within it, together with an indication that such presence is not merely transitory in nature. To the extent the person is a corporation or other business entity, the principal place of business or headquarters shall be in these cities and towns. We may utilize depositor or loan records or such other evidence provided to it to make a determination as to whether a person is a resident. In all cases, the determination of resident status will be made by us in our sole discretion. Stock sold in the direct community offering will be offered and sold in a manner to achieve the widest distribution of the stock. No person may purchase more than $250,000 of common stock in the direct community offering. Allocation of shares if an oversubscription occurs will give preference to natural persons residing in the cities and towns listed above. Orders accepted will each be filled to a maximum percentage to be determined by us and not to exceed 2% of the total offering or the purchase limitations in the plan. Thereafter remaining shares will be allocated on an equal number of shares per order basis until all orders have been filled.

     The direct community offering, if any, may commence concurrently with or subsequent to the commencement of the subscription offering and shall terminate no later than 45 days after the expiration of the subscription offering unless extended by Port Financial Corp., with the approval of the Division and the Federal Reserve Board, if necessary. We may terminate the direct community offering or the syndicated community offering as soon as we have received orders for at least the minimum number of shares available for purchase in the offering.

     Syndicated Community Offering. If any stock remains unsold in the subscription and direct community offerings, we may use the services of broker-dealers to sell such shares on a best efforts basis in a syndicated community offering to be managed by Ryan, Beck & Co. No person may purchase more than $250,000 of common stock in the syndicated community offering.

     Ryan, Beck & Co. has not selected any particular broker-dealers to participate in a syndicated community offering. Neither Ryan, Beck & Co. nor any registered broker-dealer shall have any obligation to take or purchase any shares of the common stock in the syndicated community offering. However, Ryan, Beck & Co. has agreed to use its best efforts in the sale of shares in any syndicated community offering.

     The syndicated community offering, if any, may commence during the direct community offering or after the direct community offering is terminated. The syndicated community offering will terminate no more than 45 days following the expiration of the subscription offering unless extended by Port Financial Corp. with the approval of the Division and Federal Reserve Board. Such extensions may not be beyond [ ].

  ------------------------------------------------------------------------------
  The opportunity to subscribe for shares of common stock in the direct community offering or syndicated community offering is subject to our right, in our sole discretion, to accept or reject any order in whole or in part either at the time of receipt of an order or as soon as practicable following the expiration date. If we reject a subscription in part, the subscriber will not have the right to cancel the remainder of the subscription.
  ------------------------------------------------------------------------------

     If for any reason a syndicated community offering of unsubscribed shares cannot be effected or is not deemed advisable, we will seek to make other arrangements, subject to the approval of the Division and the FRB and to compliance with applicable state and federal securities laws.

Marketing Arrangements

     Ryan, Beck & Co. Inc. We have engaged Ryan, Beck & Co. as financial and marketing agent in connection with the offering of the common stock. Ryan, Beck & Co. has agreed to use its best efforts to assist us with the solicitation of subscriptions for shares of common stock in the offering.


     Ryan, Beck & Co. will receive fees for services provided in connection with the offering equal to $1,000,000. If there is a syndicated community offering, we will also pay Ryan, Beck & Co. a management fee equal to 1.0% of the aggregate purchase price of common stock sold in the syndicated community offering which fee, along with fees payable by us to any broker-dealers including Ryan, Beck & Co., for the shares they sell, will not exceed 6.0% of the aggregate purchase price of the common stock sold in the syndicated community offering. Ryan, Beck & Co. will also be reimbursed for its reasonable out-of-pocket expenses, including legal fees of up to $55,000.

     Directors, Officers and Employees. Directors and executive officers of Port Financial Corp. and Cambridgeport Bank may participate in the solicitation of offers to purchase common stock. Other employees of Cambridgeport Bank may participate in the offering in ministerial capacities or provide clerical work in effecting a sales transaction. Such other employees have been instructed not to solicit offers to purchase common stock or provide advice regarding the purchase of common stock. Port Financial Corp. will rely on Rule 3a4-1 under the Exchange Act, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit directors, officers and employees to participate in the sale of common stock. No director, officer or employee of Port Financial Corp. or Cambridgeport Bank will be compensated in connection with his or her participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in common stock.

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

Procedure for Purchasing Shares in Subscription and Direct Community Offerings

     Use of Order Forms. To purchase shares in the subscription offering and the direct community offering, an executed order form with the required payment for each share subscribed for, or with appropriate authorization for withdrawal from a subscriber's deposit accounts at Cambridgeport Bank (which must be given by completing the appropriate blanks on the stock order form), must be received by Cambridgeport Bank by 10:00 a.m., Massachusetts time, on the indicated expiration date unless extended. You may submit your order form by mail using the return envelope provided or by overnight courier to the indicated address, or by bringing your order forms to our stock information center in our main office. Stock order forms which are not received by such time or are executed defectively or are received without full payment (or correct withdrawal instructions) are not required to be accepted. In addition, we are not obligated to accept orders submitted on photocopied or facsimiled order forms. We have the power to waive or permit the correction of incomplete or improperly executed forms, but do not represent that we will do so. Once received, an executed order form may not be modified, amended or rescinded without our consent unless the conversion has not been completed within 45 days of the end of the subscription offering or we conduct a resolicitation of subscribers for some other reason. If resolicitation is commenced, subscribers will have an opportunity to change or cancel their orders. Unless an affirmative response is received from a subscriber within a designated timeframe, all funds will be promptly returned to the subscriber with interest at Cambridgeport Bank's passbook-savings rate and all account withdrawal authorizations will be canceled.

     In order to ensure that eligible account holders and supplemental eligible account holders are properly identified as to their stock purchase eligibility, depositors must list on the stock order form all deposit accounts as of the applicable eligibility record date giving all names on each account and the account numbers.

     To ensure that each purchaser receives a prospectus at least 48 hours prior to the expiration date for the offering, in accordance with Rule 15c2-8 of the Exchange Act, no prospectus will be mailed later than five days prior to such date or hand delivered any later than two days prior to such date. Execution of the stock order form will confirm receipt or delivery in accordance with Rule 15c2-8. Order forms will only be distributed when preceded or accompanied by a prospectus.

     Payment for Shares. Payment for subscriptions may be made by personal check, bank check, money order or by authorization of withdrawal from your current deposit accounts which do not have check-writing privileges maintained at Cambridgeport Bank. Interest will be paid on payments made by check, bank check or money order at our passbook savings rate of interest from the date payment is received until the completion or termination of the conversion. If payment is made by authorization of withdrawal from deposit accounts, the funds authorized to be withdrawn will remain in the account and continue to accrue interest at the contractual rates until completion or termination of the conversion, but a hold immediately will be placed on such funds, thereby making them unavailable to the depositor.

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

     Cambridgeport Bank will waive any applicable penalties for early withdrawal from certificates of deposit. If the remaining balance in a certificate account is reduced below the applicable minimum balance requirement at the time that the funds are transferred under the authorization, the certificate will be canceled at the time of the withdrawal, without penalty, and the remaining balance will be converted into a statement savings account and will earn interest at the passbook savings rate.

     The ESOP will not be required to pay for the shares subscribed for at the time it subscribes. Rather, the ESOP may pay for such shares of common stock subscribed for at the purchase price upon completion of the offering; provided, that there is in force from the time of its subscription until such time, a loan commitment acceptable to Port Financial Corp. from an unrelated financial institution or from Port Financial Corp. to lend to the ESOP the aggregate purchase price of the shares for which it subscribed. Port Financial Corp. intends to provide such a loan to the ESOP.

     Owners of self-directed IRAs may use the assets of such IRAs to purchase shares of common stock in the subscription and community offerings, provided that such IRAs are not maintained at Cambridgeport Bank. Persons with IRAs maintained at Cambridgeport Bank must have their accounts transferred to an unaffiliated institution or broker to purchase shares of common stock in the subscription and community offerings. In addition, the provisions of ERISA and IRS regulations require that officers, trustees and ten percent stockholders who use self-directed IRA funds to purchase shares of common stock in the subscription and community offerings make such purchases for the exclusive benefit of the IRAs. Assistance on how to transfer IRAs maintained at Cambridgeport Bank can be obtained from the Stock Information Center.
Depositors interested in using funds in an IRA to purchase common stock should contact the Stock Information Center as soon as possible.

     Certificates representing shares of common stock purchased will be mailed to purchasers to the addresses specified in properly completed order forms, as soon as practicable following completion of the offering. Any certificates returned as undeliverable will be disposed of in accordance with applicable law.

Stock Information Center

     If you have any questions regarding the offering or the conversion, please call the Stock Information Center at [ ], from 9:00 a.m. to 4:00 p.m., Massachusetts time, Monday through Friday.

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

Restrictions on Transfer of Subscription Rights and Shares of Common Stock

     Regulations prohibit any person with subscription rights from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the plan of conversion or the shares of common stock to be issued upon their exercise. Such rights may be exercised only by the person to whom they are granted and only for such person's account. Each person exercising such subscription rights will be required to certify that such person is purchasing shares solely for such person's own account and that such person has no agreement or understanding regarding the sale or transfer of such shares. The regulations also prohibit any person from offering or making an announcement of an offer or an intent to make an offer to purchase such subscription rights or shares of common stock prior to the completion of the conversion.

 ------------------------------------------------------------------------------
 We will pursue any and all legal and equitable remedies (including forfeiture) in the event we become aware of the transfer of subscription rights and will not honor orders known by us to involve the transfer of such rights.
 ------------------------------------------------------------------------------

Limitations on Common Stock Purchases

     The plan of conversion includes the following limitations on the number of shares of common stock which may be purchased during the conversion:

     (1)  No subscription for fewer than 25 shares will be accepted;

     (2)  No fractional shares will be allocated or issued;

     (3) Eligible account holders and supplemental eligible account holders, may subscribe for and purchase common stock in the subscription offering in an amount up to $250,000.

     (4) The tax-qualified employee benefit plans are permitted to purchase up to 8% of the shares of common stock issued in the offering and, as a tax-qualified employee benefit plan, the ESOP intends to purchase 8% of the shares of common stock issued in the offering;

     (5) The officers, directors, trustees and corporators of Cambridgeport Bank or Cambridgeport Mutual Holding Company and their associates in the aggregate, excluding purchases by the tax-qualified employee benefit plans, may purchase up to 30% of the shares of stock issued in the offering. Each employee, officer, director, trustee or corporator who does not qualify as an eligible account holder or supplemental eligible account holder will be subject to the same purchase limitations as eligible account holders and supplemental eligible account holders; and

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


     (6) Persons purchasing shares of common stock in the direct community offering or the syndicated community offering, may purchase common stock in an amount up to $250,000 subject to increase as described below.

     (7) Except for the tax-qualified employee benefit plans, the maximum amount of shares of common stock purchased in all categories of the offering by any person, together with associates of, and groups of person acting in concert with, such person, shall not exceed $1,000,000 subject to increase as described below.

     Subject to any required regulatory approval and the requirements of applicable laws and regulations, the $250,000 and $1,000,000 maximum amounts may be altered by Cambridgeport Mutual Holding Company, in its sole discretion and without further notice to or solicitation of subscribers or other prospective purchasers, to the following amounts: (i) increased to a maximum of 5% of the shares offered in the offering, exclusive of an increase in the total number of shares issued due to an increase in the offering range of up to 15% up to 460,000 shares, or (ii) decreased to not less than one-tenth of a percent (.10%) of the number of shares of stock offered in the conversion. If the purchase limitations are increased, subscribers for the maximum amount in the subscription offering will be given the opportunity to increase their subscriptions up to the then applicable limit. Requests to purchase additional shares of common stock under this provision will be determined by and in the sole discretion of the Board of Directors of Cambridgeport Bank and the Board of Trustees of Cambridgeport Mutual Holding Company and, if necessary, allocated on a pro rata basis giving priority in accordance with the priorities set forth in the plan of conversion and described in this prospectus.

     If we sell more than 9,200,000 shares, the additional shares will be allocated in accordance with the priorities and procedures described in "- Subscription Offering and Subscription Rights" and "-Direct Community Offering and Syndicated Community Offering."

     The term "associate" of a person is defined to mean:

     (1) any corporation or organization (other than Port Financial Corp., Cambridgeport Mutual Holding Company, Cambridgeport Bank or a majority-owned subsidiary of Cambridgeport Bank) of which such person is a director, officer or partner or is directly or indirectly, the beneficial owner of 10% or more of any class of equity securities;

     (2) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and

     (3) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is a director or officer of Port Financial Corp., Cambridgeport Mutual Holding Company, Cambridgeport Bank or any subsidiary of Cambridgeport Bank or Port Financial Corp. or any affiliate thereof; and

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

     (4) any person "acting in concert" with any of the persons or entities specified in clauses (1) through (3) above; provided, however, that any tax-qualified or non-tax-qualified employee plan will not be deemed to be an associate of any director, trustee or officer of Cambridgeport Bank, Cambridgeport Mutual Holding Company or Port Financial Corp., for purposes of aggregating total shares that may be acquired or held by directors, trustees and officers and their associates

     We have the sole discretion to determine whether prospective purchasers are "associates" or "acting in concert." Trustees, directors and officers are not treated as associates of each other solely by virtue of holding such positions.

     We have the right in our sole discretion to reject any order submitted by a person whose representations we believe to be false or who we otherwise believe, either alone or acting in concert with others, is violating or circumventing, or intends to violate or circumvent, the terms and conditions of the plan of conversion.

Restrictions on Purchase or Transfer of Shares After the Conversion

     All shares of common stock purchased in connection with the conversion by an officer, director, trustee or corporator of Cambridgeport Bank, Cambridgeport Mutual Holding Company or Port Financial Corp. will be subject to a restriction that the shares not be sold for a period of one year following the date of purchase, except in the event of the death or the Commissioner's declaration of incompetence of such officer, director, trustee or corporator. Each certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and instructions will be issued to the effect that the transfer agent for Port Financial Corp. is to disregard any such attempted transfer. The directors and executive officers of Port Financial Corp. and Cambridgeport Bank will also be subject to the federal insider trading rules and any other applicable requirements of the federal securities laws.

     Purchases of outstanding shares of common stock of Port Financial Corp. by directors, trustees, corporators or officers of Port Financial Corp. or Cambridgeport Bank (and any person who was a director, corporator or officer of Cambridgeport Bank; a trustee, corporator or officer of Cambridgeport Mutual Holding Company or a director or officer of Port Financial Corp. at any time after the date on which the Board of Directors of Cambridgeport Bank and the Board of Directors of Cambridgeport Mutual Holding Company adopted the plan of conversion), and their associates during the three-year period following conversion may be made only through a broker or dealer registered with the SEC, except with the prior written approval of the Division. This restriction does not apply, however, to negotiated transactions involving more than 1% of the outstanding common stock, or purchases of common stock made and held by any tax-qualified or non-tax-qualified employee plan of Cambridgeport Bank. In addition, for a period of three years following the conversion, no officer, director, trustee or corporator of Cambridgeport Bank, Cambridgeport Mutual Holding Company, Port Financial Corp. or any of their associates may, without prior written approval from the Commissioner, purchase capital stock of Port Financial Corp.

Interpretation, Amendment and Termination

     All interpretations of the plan of conversion by the Board of Trustees of Cambridgeport Mutual Holding Company will be final, subject to the authority of the Division and Federal Reserve Board. The plan of conversion provides that, if deemed necessary or desirable by the Board of Trustees of Cambridgeport Mutual Holding Company, the plan of conversion may be substantively amended by a majority vote of the Board of Trustees as a result of comments from regulatory authorities or otherwise, at any time prior to the date material is sent to the corporators for approval of the plan. Amendment of the plan of conversion thereafter requires a majority vote of the Board of Trustees and the approval of the Commissioner. The plan of conversion shall be terminated if the conversion is not completed within 24 months from the date on which the Board of Trustees of Cambridgeport Mutual Holding Company approves the plan. The plan of conversion may be terminated by a majority vote of the Board of Trustees of Cambridgeport Mutual Holding Company at any time prior to the date of the special meeting of corporators called to consider this plan, and thereafter by such a vote with the approval of the Commissioner.


              RESTRICTIONS ON ACQUISITION OF PORT FINANCIAL CORP.
                            AND CAMBRIDGEPORT BANK

General

     The plan of conversion provides for Cambridgeport Mutual Holding Company to convert from mutual form to Port Financial Corp., a stock holding company which will own 100% of the stock of Cambridgeport Bank. See "The Conversion and The Offering -- General." Provisions in Port Financial Corp.'s Articles of Organization and Bylaws and in its benefit plans and agreements entered into in connection with the conversion, together with provisions of the Massachusetts General Laws ("MGL") and governing regulatory restrictions, may have anti-takeover effects.

Port Financial Corp.'s Articles of Organization and Bylaws

     Port Financial Corp.'s Articles of Organization and Bylaws contain a number of provisions, relating to corporate governance and rights of stockholders, that might discourage future takeover attempts. As a result, stockholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of the Board of Directors or management of Port Financial Corp. more difficult.

 ------------------------------------------------------------------------------
 The following description is a summary of the provisions of the Articles of Organization and Bylaws. See "Where You Can Find Additional Information" as to how to review a copy of these documents.
 ------------------------------------------------------------------------------

     Directors. Certain provisions of Port Financial Corp.'s Articles of Organization and Bylaws will impede changes in control of the Board of Directors. Port Financial Corp.'s Articles of Organization provide that the Board of Directors will be divided into three classes, with directors in each class elected for three-year staggered terms except for the initial directors. Thus, it would take two annual elections to replace a majority of Port Financial Corp.'s Board. Port Financial Corp.'s Articles of Organization provide that the size of the Board of Directors may be increased or decreased only by a majority vote of the Board. The Articles of Organization also provide that any vacancy occurring in the Board of Directors, including a vacancy created by an increase in the number of directors, shall be filled for the remainder of the unexpired term by a majority vote of the directors then in office. Finally, the Articles of Organization and Bylaws impose notice and information requirements in connection with the nomination by stockholders of candidates for election to the Board of Directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders.

     The Articles of Organization provide that a director may only be removed for cause by the affirmative vote of either two-thirds of the authorized Board of Directors of Port Financial Corp., or 80% of the shares eligible to vote. In the absence of these provisions, the vote of the holders of a majority of the shares of Port Financial Corp. could remove the entire Board, with or without cause, and replace it with persons of such holders' choice.

     Restrictions on Call of Special Meetings. The Articles of Organization provide that a special meeting of stockholders may be called by a majority of the authorized Board of Directors of Port Financial Corp. or the affirmative vote of a majority of the disinterested directors then in office, or, upon written application, by stockholders holding at least 80% of the capital stock entitled to vote at the meeting.

     Votes of Stockholders. The Articles of Organization prohibit cumulative voting for the election of directors. No cumulative voting means that the directors, officers and employees of Cambridgeport Bank and the former trustees, officers and employees of Cambridgeport Mutual Holding Company may have the power to elect all directors of Port Financial Corp. to be elected at that meeting. This could prevent public stockholder representation on Port Financial Corp.'s Board of Directors. In addition, the Articles of Organization also provides that any action required or permitted to be taken by the stockholders of Port Financial Corp. may be taken only at an annual or special meeting and prohibits stockholder action by written consent in lieu of a meeting.

     Authorization of Preferred Stock. The Articles of Organization authorize one million shares of serial preferred stock, par value $0.01 per share. Port Financial Corp. is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the Board of Directors is authorized to fix the designations, and relative preferences, limitations, voting rights, if any, including without limitation, offering rights of such shares (which could be multiple or as a separate class). In the event of a proposed merger, tender offer or other attempt to gain control of Port Financial Corp. that the Board of Directors does not approve, it might be possible for the Board of Directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede that completion of the transaction. An effect of the possible issuance of preferred stock, therefore may be to deter a future attempt to gain control of Port Financial Corp. The Board of Directors has no present plan or understanding to issue any preferred stock.

     Stockholder Vote Required to Approve Business Combinations with Principal Stockholders. The Articles of Organization requires the approval of the holders of at least 80% of Port Financial Corp.'s outstanding shares of voting stock to approve certain "Business Combinations" and related transactions.

     The vote of at least 80% of the stockholders is required in connection with any transaction involving an Interested Stockholder except in cases where the proposed transaction has been approved in advance by a majority of those members of Port Financial Corp.'s Board of Directors who are unaffiliated with the Interested Stockholder and were directors prior to the time when the Interested Stockholder became an Interested Stockholder. However, if the proposed transaction meets conditions set forth in the Articles of Organization designed to afford the stockholders a fair price in consideration for their shares, approval of only two-thirds of the outstanding shares of voting stock would be sufficient.

     The term "Interested Stockholder" is defined to include, among others, any individual, corporation, partnership or other entity (other than Cambridgeport Bank, Port Financial Corp. or its subsidiary or any employee benefit plan maintained by Port Financial Corp. or its subsidiary) which owns beneficially or controls, directly or indirectly, more than 5% of the outstanding shares of voting stock of Port Financial Corp.

     A "Business Combination" means:

     (1) any merger or consolidation of Port Financial Corp. or any of its subsidiaries with or into any Interested Stockholder or its affiliate;

     (2) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition to or with any Interested Stockholder or its affiliate of 25% or more of the assets of Port Financial Corp. or combined assets of Port Financial Corp. and its subsidiary;

     (3) the issuance or transfer to any Interested Stockholder or its affiliate by Port Financial Corp. (or any subsidiary) of any securities of Port Financial Corp. in exchange for cash, securities or other property having an aggregate fair market value equaling or exceeding 25% of the combined fair market value of the outstanding common stock of Port Financial Corp. and its subsidiaries, except for any issuance or transfer pursuant to an employee benefit plan of Port Financial Corp. or any subsidiary;

     (4) the adoption of any plan for the liquidation or dissolution of Port Financial Corp. proposed by or on behalf of any Interested Stockholder or its affiliate; and

     (5) any reclassification of securities, recapitalization, merger or consolidation of Port Financial Corp. which has the effect of increasing the proportionate share of common stock or any class of equity or convertible securities of Port Financial Corp. owned directly or indirectly by an Interested Stockholder or its affiliate.

     Evaluation of Offers. The Articles of Organization further provides that the Board of Directors of Port Financial Corp. shall when evaluating any offer to Port Financial Corp. from another party to:

     . make a tender offer or exchange offer for any outstanding equity security of Port Financial Corp.;

     . merge or consolidate Port Financial Corp. with another corporation or entity; or

     . purchase or otherwise acquire all or substantially all of the properties and assets of Port Financial Corp.;

in connection with the exercise of its judgment in determining what is in the best interest of Port Financial Corp. and its stockholders, give due consideration to the extent permitted by law to all relevant factors, including, without limitation, Port Financial Corp.'s employees, suppliers, creditors and customers; the economy of the state, region and nation; community and societal considerations; and the long- and short-term interests of Port Financial Corp. and its stockholders, including the possibility that these interests will be best served by the continued independence of Port Financial Corp.

     By having these standards in the Articles of Organization of Port Financial Corp., the Board of Directors may be in a stronger position to oppose such a transaction if the Board concludes that the transaction would not be in the best interests of Port Financial Corp., even if the price offered is significantly greater than the then market price of any equity security of Port Financial Corp.

     Amendment to Articles of Organization and Bylaws. The Articles of Organization may be amended by the affirmative vote of 80% of the total votes eligible to be cast by stockholders, voting together as a single class; provided, however, that if at least two-thirds of the Directors recommend approval of the amendment, then such amendment shall require the affirmative vote of a majority of the total votes eligible to cast by stockholder, voting together as a single class.

     The Bylaws may be amended by the affirmative vote of two-thirds of the Board of Directors of Port Financial Corp. or the affirmative vote of at least 80% of the total votes eligible to be cast by stockholders, voting together as a single class. These provisions could have the effect of discouraging a tender offer or other takeover attempt where the ability to make fundamental changes through Bylaw amendments is an important element of the takeover strategy of the acquiror.

Anti-Takeover Effects of Port Financial Corp.'s Articles of Organization, Bylaws and Benefit Plans Adopted in the Conversion

     The provisions described above are intended to reduce Port Financial Corp.'s vulnerability to takeover attempts and other transactions which have not been negotiated with and approved by members of its Board of Directors. The provisions of the employment agreements, the management recognition plan and the stock option plan to be established may also discourage takeover attempts by increasing the costs to be incurred by Cambridgeport Bank and Port Financial Corp. in the event of a takeover. See "Management -- Employment Agreements," and "-- Benefits."

     Port Financial Corp.'s Board of Directors believes that the provisions of the Articles of Organization, Bylaws and benefit plans to be established are in the best interests of Port Financial Corp. and its stockholders. An unsolicited non-negotiated proposal can seriously disrupt the business and management of a corporation and cause it great expense. Accordingly, the Board of Directors believes it is in the best interests of Port Financial Corp. and its stockholders to encourage potential acquirors to negotiate directly with management and that these provisions will encourage such negotiations and discourage non-negotiated takeover attempts. It is also the Board of Directors' view that these provisions should not discourage persons from proposing a merger or other transaction at a price that reflects the true value of Port Financial Corp. and that otherwise is in the best interests of all stockholders.


Regulatory Restrictions

     Federal Change in Bank Control Act. Federal law provides that no person, acting directly or indirectly or through or in concert with one or more other persons, may acquire control of a bank unless the FDIC has been given 60 days prior written notice. For this purpose, the term "control" means the acquisition of the ownership, control or holding of the power to vote 25% or more of any class of a bank holding company's voting stock, and the term "company" includes an individual, corporation, partnership, and various other entities, acting individually or in concert. In addition, an acquiring person is presumed to acquire control if the person acquires the ownership, control or holding of the power to vote of 10% or more of any class of the holding company's voting stock if (a) Port Financial Corp.'s shares are registered under Section 12 of the Exchange Act or (b) no other person will own, control or hold the power to vote a greater percentage of that class of voting securities. The Federal Reserve Board is authorized by the change in bank control act and its own regulations to disapprove a proposed transaction on certain specified grounds. Accordingly, the prior approval of the Federal Reserve Bank would be required before any person could acquire 10% or more of the Common Stock of Port Financial Corp.

     Federal Bank Holding Company Act. Federal law provides that no company may acquire control of a bank holding company without the prior approval of the Federal Reserve. Any company that acquires control becomes a "bank holding company" subject to registration, examination and regulation by the Federal Reserve. Under federal regulations, the term "company" is defined to include banks, corporations, partnerships, associations, and certain trusts and other entities, and the term "control" is deemed to exist if a company has voting control of at least 25% of any class of a bank's voting stock, and may be found to exist if a company controls in any manner the election of a majority of the directors of the bank or has the power to exercise a controlling influence over the management or policies of the bank. In addition, a bank holding company must obtain Federal Reserve Board approval prior to acquiring voting control of more than 5% of any class of voting stock of a bank or another bank holding company. The foregoing restrictions do not apply to the acquisition of stock by one or more tax-qualified employee stock benefit plans, provided that the plan or plans do not have beneficial ownership in the aggregate of more than 25 percent of any class of our equity security.

     An acquisition of control of a bank that requires the prior approval of the Federal Reserve Board under the Bank Holding Company Act is not subject to the notice requirements of the Change in Bank Control Act. Accordingly, the prior approval of the Federal Reserve Board under the Bank Holding Company Act would be required (a) before any bank holding company could acquire 5% or more of the common stock of Port Financial Corp. and (b) before any other company could acquire 25% or more of the common stock of Port Financial Corp.

     The Federal Reserve may prohibit an acquisition of control if:

     (1)  it would result in a monopoly or substantially lessen competition;

     (2) the financial condition of the acquiring person might jeopardize the financial stability of the institution; or

     (3) the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or of the public to permit the acquisition of control by such person.

     Massachusetts Banking Law. Massachusetts banking law also prohibits any "company," defined to include banking institutions as well as corporations, from directly or indirectly controlling the voting power of 25% or more of the voting stock of two or more banking institutions without the prior approval of the Board of Bank Incorporation. Additionally, an out-of-state company which already directly or indirectly controls voting power of 25% or more of the voting stock of two or more banking institutions may not also acquire direct or indirect ownership or control of more than 5% of the voting stock of a Massachusetts banking institution without the prior approval of the Board of Bank Incorporation. Finally, for a period of three years following completion of a conversion to stock form, no person may directly or indirectly offer to acquire or acquire beneficial ownership of more than 10% of any class of equity security of a converting mutual holding company without prior written approval of the Board of Bank Incorporation.

                        DESCRIPTION OF CAPITAL STOCK OF
                             PORT FINANCIAL CORP.

General

     Port Financial Corp. is authorized to issue thirty million (30,000,000) shares of common stock having a par value of $.01 per share and five million (5,000,000) shares of preferred stock having a par value of $.01 per share. Port Financial Corp. currently expects to sell 9,200,000 shares of common stock (or 10,580,000 shares of common stock in the event of an increase of 15% in the Estimated Valuation Range) to purchasers of common stock in the offering. Port Financial Corp. will not issue any shares of preferred stock in the offering. Except as discussed above in "Restrictions on Acquisition of Port Financial Corp. and Cambridgeport Bank," each share of Port Financial Corp.'s common stock will have the same relative rights as, and will be identical in all respects with, every other share of common stock. Upon payment of the purchase price for the common stock in accordance with the plan of conversion, all such stock will be duly authorized, fully paid and non-assessable.

     The shares of common stock:

     .    are not deposit accounts and are subject to investment risk;

     . are not insured or guaranteed by the FDIC, or any other government agency; and

     .    are not guaranteed by Port Financial Corp. or Cambridgeport Bank.


Common Stock

     Dividends. Port Financial Corp. can pay dividends from net profits if, as and when declared by its Board of Directors. The payment of dividends by Port Financial Corp. is subject to limitations which are imposed by law. See "Our Policy Regarding Dividends" and "Regulation of Cambridgeport Bank and Port Financial Corp." The owners of common stock of Port Financial Corp. will be entitled to receive and share equally in such dividends as may be declared by the Board of Directors out of funds legally available therefor. If Port Financial Corp. issues preferred stock, the holders of the preferred stock may have a priority over the holders of the common stock with respect to dividends.

     Voting Rights. Upon the effective date of the conversion, the holders of common stock of Port Financial Corp. will possess exclusive voting rights in Port Financial Corp. They will elect Port Financial Corp.'s Board of Directors and act on such other matters as are required to be presented to them under law or Port Financial Corp.'s Articles of Organization or as are otherwise presented to them by the Board of Directors. Each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. Under some circumstances, shares in excess of 10% of Port Financial Corp.'s common stock may be considered "Excess Shares" and may therefore not be entitled to vote. See "Restrictions on Acquisition of Port Financial Corp. and Cambridgeport Bank." If Port Financial Corp. issues preferred stock, holders of the preferred stock may also possess voting rights. Certain matters, including the removal of directors, the approval of business combinations and amending the Articles of Organization or Bylaws, generally requires an 80% stockholder vote. See "Restrictions on Acquisition of Port Financial Corp. and Cambridgeport Bank."

     Liquidation. In the event of any liquidation, dissolution or winding up of Cambridgeport Bank, Port Financial Corp., as owner of Cambridgeport Bank's capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of Cambridgeport Bank (including all deposit accounts and accrued interest thereon) and after distribution of the balance in the special liquidation account to eligible account holders and the supplemental eligible account holders (see "The Conversion and The Offering -- Effects of the Conversion -- Liquidation Rights"), all assets of Cambridgeport Bank available for distribution. In the event of liquidation, dissolution or winding up of Port Financial Corp., the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of Port Financial Corp. available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of the liquidation or dissolution.

     Preemptive Rights; Redemption. Holders of the common stock of Port Financial Corp. will not be entitled to preemptive rights with respect to any shares which may be issued. The common stock is not subject to redemption.


Preferred Stock

     Port Financial Corp. will not issue any shares of its authorized preferred stock in the conversion. We may issue with such preferences and designations as the Board of Directors may from time to time determine. The Board of Directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.


                            LEGAL AND TAX OPINIONS

     Thacher Proffitt & Wood, Washington, D.C. will issue its opinion to us of the legality of the issuance of the common stock being offered and certain matters relating to the conversion and federal taxation. Certain matters relating to state taxation will be passed upon for us by Arthur Andersen LLP., Boston, Massachusetts. Certain legal matters will be passed upon for Ryan, Beck, Inc. by Nixon Peabody, LLP., Washington, D.C.

                                    EXPERTS

     The consolidated financial statements of Cambridgeport Mutual Holding Company as of December 31, 1998 and 1997 and for each of the years in the three-year period ended December 31, 1998, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included in this prospectus in reliance upon the authority of said Firm as experts in giving said reports.

     RP Financial has consented to the publication in this document of a summary of its letter to Cambridgeport Mutual Holding Company setting forth its opinion as to the estimated pro forma market value of Cambridgeport Bank after the conversion and its opinion setting forth the value of subscription rights and to the use of its name and statements with respect to it appearing in this document.


                           REGISTRATION REQUIREMENTS

     Our common stock is registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (the Exchange Act). We will be subject to the information, proxy solicitation, insider trading restrictions, tender offer rules, periodic reporting and other requirements of the SEC under the Exchange Act. We may not deregister the common stock under the Exchange Act for a period of at least three years following the conversion.


                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We are subject to the informational requirements of the Exchange Act and must file reports and other information with the SEC.

     We have filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933, as amended, with respect to the common stock offered in this document. As permitted by the rules and regulations of the SEC, this document does not contain all the information set forth in the registration statement. You may examine this information without charge at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain copies of this material from the SEC at prescribed rates. You may obtain information on the operations of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web-site that contains reports, proxy and information statements and other information regarding registrants, including Port Financial Corp., that file electronically with the SEC. The address for this web site is "http://www.sec.gov."

     This document contains a description of the material features of certain exhibits to the Form S-1. The statements as to the contents of such exhibits, however, are, of necessity, brief descriptions and are not necessarily complete; each such statement is qualified by reference to such contract or document.

     A copy of Port Financial Corp.'s Articles of Organization and Bylaws, as well as a copy of the Amended Charter and Amended Bylaws of Cambridgeport Bank, are available for review at any of our offices. A copy of the plan of conversion is available from offices of Cambridgeport Bank without charge. You may also call the stock information center Monday through Friday, 9 a.m. to 4 p.m. to request of a copy of the plan. A copy of the appraisal report of RP Financial, including any amendments made to it, and the detailed memorandum of the appraiser setting forth the method and assumptions for such appraisal are available for inspection at the main office of Cambridgeport Bank.

     Cambridgeport Mutual Holding Company has filed an application for the establishment of a stock holding company and associated stock issuance with the Division of Banks of the Commonwealth of Massachusetts. Port Financial Corp. has filed an application with the Federal Reserve Bank of Boston to become a bank holding company. This prospectus omits some information contained in those applications.

                     CAMBRIDGEPORT MUTUAL HOLDING COMPANY

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                          Page

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS                                   F-2

CONSOLIDATED BALANCE SHEETS AS OF SEPTEMBER 30, 1999 (UNAUDITED) AND
DECEMBER 31, 1998 AND 1997                                                 F-3

CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE NINE MONTHS ENDED
SEPTEMBER 30, 1999 AND 1998 (UNAUDITED) AND FOR THE YEARS ENDED
DECEMBER 31, 1998, 1997 AND 1996                                            32

CONSOLIDATED STATEMENTS OF CHANGES IN RETAINED EARNINGS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 (UNAUDITED) AND THE
YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996                               F-4

CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE NINE MONTHS ENDED
SEPTEMBER 30, 1999 AND 1998 (UNAUDITED) AND THE YEARS ENDED
DECEMBER 31, 1998, 1997 AND 1996                                           F-5

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                                 F-7


All schedules are omitted because they are not required or applicable, or the required information is shown in the financial statements or notes thereto.

                    Report of Independent Public Accountants


To the Audit Committee of
Cambridgeport Mutual Holding Company:

We have audited the accompanying consolidated balance sheets of Cambridgeport Mutual Holding Company and subsidiary (collectively, the Bank) as of December 31, 1998 and 1997, and the related consolidated statements of operations, changes in retained earnings and cash flows for each of the three years in the period ended December 31, 1998. These consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cambridgeport Mutual Holding Company and subsidiary as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.


                                           /s/ Arthur Andersen LLP



Boston, Massachusetts
March 2, 1999 (except with respect to
 matters discussed in Note 16, as to
 which the date is November 15, 1999)

                      CAMBRIDGEPORT MUTUAL HOLDING COMPANY

                          Consolidated Balance Sheets

                                 (In thousands)



                                                                   September 30,                 December 31,
                                                                 ------------------  ------------------------------------
                                                                        1999               1998               1997
                                                                 ------------------  -----------------  -----------------
                                                                    (Unaudited)
 ASSETS

CASH AND DUE FROM BANKS                                                   $ 13,731            $  6,988           $  6,968

OTHER CASH EQUIVALENTS                                                       6,542               3,059              2,226
                                                                          --------            --------           --------

     Total cash and cash equivalents                                        20,273              10,047              9,194

Certificates of Deposit                                                      5,062               5,900             12,101

Investment Securities Available-for-Sale, at
 fair value (Note 2)                                                       133,900             144,829            159,621

Loans Held-for-Sale                                                            386               3,842              1,829

Loans, net (Notes 1 and 3)                                                 537,515             492,548            417,358

Federal Home Loan Bank Stock, at cost (Note 7)                               4,452               3,879              3,062

Savings Bank Life Insurance Stock, at cost                                   1,934               1,934              1,934

Banking Premises and Equipment, net (Note 4)                                 8,079               5,616              5,786

Accrued Interest Receivable                                                  4,711               4,032              4,474

Other Assets (Notes 5, 8 and 11)                                             5,501               5,460              4,009
                                                                          --------            --------           --------

     Total assets                                                         $721,813            $678,087           $619,368
                                                                          ========            ========           ========

                LIABILITIES AND RETAINED EARNINGS

Deposits (Note 6)                                                         $592,864           $565,418           $517,798

Federal Home Loan Bank Advances (Note 7)                                    41,431             27,066             21,604

Mortgagors' Escrow Payments                                                  3,273              2,657              2,559

Accrued Expenses and Other Liabilities (Notes 8 and 11)                      5,667              6,858              6,335
                                                                          --------           --------           --------

     Total liabilities                                                     643,235            601,999            548,296
                                                                          --------           --------           --------

Commitments and Contingencies (Notes 8, 9 and 12)

Retained Earnings (Note 10)                                                 76,054             72,447             68,259

Accumulated Other Comprehensive Income                                       2,524              3,641              2,813
                                                                          --------           --------           --------

     Total retained earnings                                                78,578             76,088             71,072
                                                                          --------           --------           --------

     Total liabilities and retained earnings                              $721,813           $678,087           $619,368
                                                                          ========           ========           ========


  The accompanying notes are an integral part of these consolidated financial statements.

                      CAMBRIDGEPORT MUTUAL HOLDING COMPANY

                     Consolidated Statements of Operations

                                 (In thousands)

                                                       Nine Months Ended
                                                         September 30,          Years Ended December 31,
                                                   ----------------------  ----------------------------------
                                                      1999        1998        1998        1997        1996
                                                   ----------  ----------  ----------  ----------  ----------
                                                         (Unaudited)
INTEREST AND DIVIDEND INCOME:

 Interest on loans                                    $29,886     $27,671     $37,374     $30,304     $23,630
 Interest and dividends on investment securities        6,323       7,691      10,023      12,282      10,450
 Interest on other cash equivalents                       593         564         787         574       2,744
 Interest on certificates of deposit                      295         366         472         801         917
                                                      -------     -------     -------     -------     -------

     Total interest and dividend income                37,097      36,292      48,656      43,961      37,741
                                                      -------     -------     -------     -------     -------

INTEREST EXPENSE:
 Interest on deposits                                  17,361      18,197      24,318      22,732      20,184
 Interest on borrowed funds                             1,583       1,161       1,562         822         854
                                                      -------     -------     -------     -------     -------

     Total interest expense                            18,944      19,358      25,880      23,554      21,038
                                                      -------     -------     -------     -------     -------

     Net interest income                               18,153      16,934      22,776      20,407      16,703

PROVISION FOR POSSIBLE LOAN LOSSES (NOTE 3)               562       1,183       1,760         600         450
                                                      -------     -------     -------     -------     -------

     Net interest income after provision for           17,591      15,751      21,016      19,807      16,253
      possible loan losses                            -------     -------     -------     -------     -------

NONINTEREST INCOME:
 Customer service fees                                    622         495         726         623         621
 Gain on sales of investment securities, net                -          60          61         727         575
  (Note 2)
 Gain on sales of loans, net                              539         849       1,143         312         357
 Loan servicing fee income                                309         518         656         995       1,173
 Increase in cash surrender value                          63         493         657         200           -
 Other income                                             598         236         328         319         494
                                                      -------     -------     -------     -------     -------

     Total noninterest income                           2,131       2,651       3,571       3,176       3,220
                                                      -------     -------     -------     -------     -------

NONINTEREST EXPENSES:
 Salaries and employee benefits (Note 11)               7,076       7,140       9,489       9,111       7,589
 Occupancy and equipment expenses (Note 4 and           2,526       2,615       3,507       3,590       3,215
  Note 9)
 Curtailment loss on nonqualified pension                 578           -           -           -           -
 plan (Note 11)
 Data processing service fees                           1,072         971       1,279       1,198         689
 Advertising                                              890         735         903         843         914
 Other noninterest expenses                             2,147       2,170       2,864       2,896       3,792
                                                      -------     -------     -------     -------     -------

     Total noninterest expenses                        14,289      13,631      18,042      17,638      16,199
                                                      -------     -------     -------     -------     -------

     Income before provision for income taxes           5,433       4,771       6,545       5,345       3,274

PROVISION FOR INCOME TAXES (NOTE 8)                     1,826       1,707       2,357       1,679         787
                                                      -------     -------     -------     -------     -------

     Net income                                       $ 3,607     $ 3,064     $ 4,188     $ 3,666     $ 2,487
                                                      =======     =======     =======     =======     =======

  The accompanying notes are an integral part of these consolidated financial statements.

                     CAMBRIDGEPORT MUTUAL HOLDING COMPANY

            Consolidated Statements of Changes in Retained Earnings
         for the Nine Months Ended September 30, 1999 (Unaudited) and
             for the Years Ended December 31, 1998, 1997 and 1996

                                (In thousands)


                                                                                        Accumulated Other
                                                     Comprehensive     Retained           Comprehensive        Total Retained
                                                        Income         Earnings               Income              Earnings
BALANCE, DECEMBER 31, 1995                                              $62,106                   $ 2,446             $64,552

 Net income                                               $ 2,487         2,487                         -               2,487

 Unrealized securities gains, net of $75 tax
  expense                                                     243

 Less--Reclassification of securities gains
  included in net income, net of $138 tax
  expense                                                     437
                                                          -------       -------                   -------             -------
     Total other comprehensive income                        (194)            -                      (194)               (194)
                                                          -------       -------                   -------             -------

     Total comprehensive income                           $ 2,293
                                                          =======

BALANCE, DECEMBER 31, 1996                                               64,593                     2,252              66,845

 Net income                                               $ 3,666         3,666                         -               3,666

 Unrealized securities gains, net of $508 tax
  expense                                                   1,060

 Less--Reclassification of securities gains
  included in net income, net of $228 tax
  expense                                                     499
                                                          -------

     Total other comprehensive income                         561             -                       561                 561
                                                          -------       -------                   -------             -------

     Total comprehensive income                           $ 4,227
                                                          =======

BALANCE, DECEMBER 31, 1997                                               68,259                     2,813              71,072

 Net income                                               $ 4,188         4,188                         -               4,188

 Unrealized securities gains, net of $458 tax
  expense                                                     867

 Less--Reclassification of securities gains
  included in net income, net of $22 tax expense               39
                                                          -------

     Total other comprehensive income                         828             -                       828                 828
                                                          -------       -------                   -------             -------

     Total comprehensive income                           $ 5,016
                                                          =======

BALANCE, DECEMBER 31, 1998                                               72,447                     3,641              76,088

 Net income                                               $ 3,607         3,607                         -               3,607

 Unrealized securities losses, net of $681 tax
  benefit                                                  (1,117)
                                                          -------

     Total other comprehensive income                      (1,117)            -                    (1,117)             (1,117)
                                                          -------       -------                   -------             -------

     Total comprehensive income                           $ 2,490
                                                          =======

BALANCE, SEPTEMBER 30, 1999 (UNAUDITED)                                 $76,054                   $ 2,524             $78,578
                                                                        =======                   =======             =======


  The accompanying notes are an integral part of these consolidated financial statements.

                      CAMBRIDGEPORT MUTUAL HOLDING COMPANY

                     Consolidated Statements of Cash Flows

                                 (In thousands)

                                             Nine Months Ended
                                               September 30,           Years Ended December 31
                                            --------------------  ---------------------------------
                                              1999       1998       1998        1997        1996
                                            ---------  ---------  ---------  ----------  ----------
                                                (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income                                 $  3,607   $  3,064   $  4,188   $   3,666   $   2,487
 Adjustments to reconcile net income to
  net cash provided by operating
  activities-
  Provision for possible loan losses             562      1,183      1,760         600         450
  Depreciation and amortization                  947      1,002      1,353       1,285       1,150
  Net gain from sales of investment
   securities                                      -        (60)       (61)       (727)       (575)
  Amortization of premiums on investment
   securities, net                               115        246        353         800       1,302
  Gain on loan sales, net                       (539)      (849)    (1,143)       (312)       (357)
  Gain on sales of other real estate
   owned, net                                      -          -          -         (25)        (31)
  Increase in cash surrender value               (63)      (493)      (657)       (200)          -
  Proceeds from sale of loans                 40,467     66,654     88,175      27,999      22,221
  Loans originated for sale                  (36,472)   (67,790)   (90,629)    (27,454)    (26,822)
  (Increase) decrease in other assets            196         54       (523)        387        (496)
  (Increase) decrease in accrued interest
   receivable                                   (679)      (147)       442         452      (1,386)
  (Decrease) increase in deferred loan
   fees                                          (86)       164        152         (54)        (90)
  (Decrease) increase in accrued expenses
   and other liabilities                      (1,191)      (220)       523       1,782      (2,533)
  Provision for prepaid taxes                   (174)      (121)      (907)       (328)        (27)
                                            --------   --------   --------   ---------   ---------

      Net cash provided by (used in)
       operating activities                    6,690      2,687      3,026       7,871      (4,707)
                                            --------   --------   --------   ---------   ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Proceeds from sales, maturities and
  principal repayment of securities
  available-for-sale                          37,418     67,760     85,825     159,472     224,960
 Purchase of securities available-for-sale   (28,402)   (54,300)   (68,484)   (107,948)   (275,772)
 Proceeds from maturities of certificates
  of deposit                                   1,106      6,603      6,603       4,282           -
 Purchase of certificates of deposit            (268)      (304)      (402)     (1,499)     (3,461)
 Net decrease in short-term investments            -          -          -       2,000      34,901
 Purchase of FHLB stock                         (573)      (817)      (817)          -        (750)
 Proceeds from sales of other real estate
  owned                                            -          -          -         119         242
 Purchase of premises and equipment           (3,410)      (880)    (1,252)     (1,129)     (1,810)
 Loan originations, net                      (44,875)   (55,525)   (76,836)   (113,699)    (28,866)
 Recoveries of loans previously
  charged-off                                    113          7         10          54           4
 Decrease in due from brokers                      -          -          -           -         165
                                            --------   --------   --------   ---------   ---------

      Net cash used in investing
       activities                            (38,891)   (37,456)   (55,353)    (58,348)    (50,387)
                                            --------   --------   --------   ---------   ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Increase (decrease) in certificates of
  deposit                                     14,775     13,277     (3,695)      1,504      57,723
 Increase in demand deposits, NOW
  accounts and savings accounts               12,671     45,592     51,315      16,150      20,238
 Increase (decrease) in mortgagors'
  escrow payments                                616        616         98           5        (462)
 Additions to borrowings                      14,365      3,220      5,462      20,884           -
 Repayment of borrowings                           -          -          -           -     (11,000)
                                            --------   --------   --------   ---------   ---------

      Net cash provided by financing
       activities                             42,427     62,705     53,180      38,543      66,499
                                            --------   --------   --------   ---------   ---------

NET INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS (NOTE 1)                         10,226     27,936        853     (11,934)     11,405

CASH AND CASH EQUIVALENTS, BEGINNING OF
 YEAR                                         10,047      9,194      9,194      21,128       9,723
                                            --------   --------   --------   ---------   ---------
CASH AND CASH EQUIVALENTS, END OF PERIOD    $ 20,273   $ 37,130   $ 10,047   $   9,194   $  21,128
                                            ========   ========   ========   =========   =========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW
 INFORMATION:
 Cash paid for interest                     $ 18,873   $ 19,306   $ 25,890   $  23,569   $  20,879
                                            ========   ========   ========   =========   =========
 Cash paid for income taxes                 $  2,117      1,563   $  2,143   $   1,739   $     721
                                            ========   ========   ========   =========   =========

SUPPLEMENTAL NONCASH INVESTING ACTIVITIES:
 Loans securitized into mortgage-backed
  investments                               $      -   $  1,584   $  1,584   $     696   $   5,295
                                            ========   ========   ========   =========   =========
 Property acquired in settlement of loans   $      -          -   $      -   $       -   $     200
                                            ========   ========   ========   =========   =========


  The accompanying notes are an integral part of these consolidated financial statements.

                      CAMBRIDGEPORT MUTUAL HOLDING COMPANY

                   Notes to Consolidated Financial Statements
                  September 30, 1999 and 1998 (Unaudited) and
                        December 31, 1998, 1997 and 1996



(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Basis of Presentation

   Cambridgeport Savings Bank was reorganized into a mutual bank holding company operating under the name Cambridgeport Mutual Holding Company (the Company) on August 23, 1994 under the provisions of Massachusetts General Law. A new Massachusetts savings bank in stock form, known as Cambridgeport Bank, was chartered as a wholly owned subsidiary of the Company. All deposits of the Bank are insured by the Federal Deposit Insurance Corporation (FDIC) and the Depositors Insurance Fund (DIF). The reorganization had no effect on previously reported consolidated results of operations.

   The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Cambridgeport Bank (collectively, the Bank). Cambridgeport Bank has two wholly owned subsidiaries, Temple Investment Corporation and Port Corporation. Temple Investment Corporation engages in the investment of securities and Port Corporation is currently inactive. All significant intercompany balances and transactions have been eliminated in the accompanying consolidated financial statements.

   Certain reclassifications have been made to the 1997 and 1996 consolidated financial statements to conform with the 1998 presentation. Such reclassifications have no effect on previously reported consolidated net income.

   In the opinion of management, the unaudited consolidated financial statements presented herein reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation. Interim results are not necessarily indicative of the results to be expected for the entire year.

   Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the financial statements and the reported amounts of income and expenses during the reporting periods. Actual results could differ from those estimates.

   Statements of Cash Flows

   For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash and due from banks, federal funds sold and overnight deposits with maturities of one day and investments in the highly liquid Bank Investment fund.

                      CAMBRIDGEPORT MUTUAL HOLDING COMPANY

                   Notes to Consolidated Financial Statements
                  September 30, 1999 and 1998 (Unaudited) and
                        December 31, 1998, 1997 and 1996

                                  (Continued)


   Investment Securities

   Debt securities that the Bank has the positive intent and ability to hold to maturity are classified as held-to-maturity and are reported at cost, adjusted for amortization of premiums and accretion of discounts, using the effective-yield method. Debt and equity securities that are bought and held principally for the purpose of selling in the near term are classified as trading and reported at fair value, with unrealized gains and losses included in earnings. The Bank has no securities classified as trading or held-to-maturity. Debt and equity securities not classified as either held-to-maturity or trading are classified as available-for-sale and reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of other comprehensive income, which is included in retained earnings, net of the related taxes. The Bank classifies its securities based on the Bank's intention at the time of purchase.

   Unrealized losses that are determined to be other than temporary declines in value are charged to operations. When securities are sold, the adjusted cost of the specific security sold is used to compute gains or losses on the sale.

   Loans Held-for-Sale

   Loans held-for-sale are carried at the lower of the recorded loan balance or market value based on prevailing market conditions and commitments from institutional investors to purchase such loans. The amount by which cost exceeds market value is reflected in a valuation allowance, with subsequent increases or decreases in market value charged or credited to the valuation allowance and reflected in operations in the period in which they occur. There were no adjustments required for unrealized losses at September 30, 1999, December 31, 1998 and 1997.

   Loans, Deferred Fees and the Allowance for Possible Loan Losses

   Loans are stated at the amount of unpaid principal, reduced by amounts due to borrowers on unadvanced loans, net deferred loan fees and the allowance for possible loan losses.

   It is the policy of the Bank to discontinue the accrual of interest on loans when, in the judgment of management, the ultimate collectibility of principal or interest becomes doubtful. It is generally the policy of the Bank to discontinue the accrual of interest on loans delinquent in excess of 90 days. When a loan is placed on nonaccrual status, all interest previously accrued is reversed against current-period interest income. Interest received on nonaccrual loans is either applied against principal or reported as income on the cash basis based on management's judgment as to the collectibility of principal.

   Deferred loan origination fees and certain deferred loan origination costs are amortized over the contractual life of the related loan using the interest method or taken into income at the time the loans

                      CAMBRIDGEPORT MUTUAL HOLDING COMPANY

                   Notes to Consolidated Financial Statements
                  September 30, 1999 and 1998 (Unaudited) and
                        December 31, 1998, 1997 and 1996

                                  (Continued)



   are sold. At September 30, 1999, December 31, 1998 and 1997, the Bank had net deferred loan fees of approximately $360,000, $446,000 and $294,000, respectively.

   The allowance for possible loan losses is maintained at a level considered adequate to provide for potential loan losses. The allowance is increased by provisions charged to operations, and realized losses, net of recoveries, are charged directly to the allowance. The provision and the level of the allowance are based on management's periodic review of the composition of the loan portfolio in light of historical experience and prevailing economic conditions. The allowance is an estimate, and ultimate losses may vary from current estimates. As adjustments become necessary, they are reported in the results of operations in the period in which they become known.

   Loans are considered impaired when it is probable that the Bank will not be able to collect principal, interest and fees according to the contractual terms of the loan agreement. Management considers the paying status, net worth and earnings potential of a borrower, and the value and cash flow to the collateral as factors to determine whether a loan will be paid in accordance with its contractual terms. The amount judged to be impaired is the difference between the present value of the expected cash flows using as a discount rate the original contractual effective interest rate and the recorded investment of the loan. If foreclosure on a collateralized loan is probable, impairment is measured based on the fair value of the collateral compared to the carrying value. If appropriate, a valuation reserve is established to recognize the difference between the carrying value and the fair value. Impaired loans are charged off when management believes that the collectibility of the loan's principal is doubtful. The Bank considers nonaccrual loans, except for smaller balance homogenous residential and consumer loans, to be impaired. All impaired loans are classified as nonaccrual.

   Loan Servicing

   The Bank recognizes a servicing asset or a servicing liability upon the purchase or origination of mortgages loans and the sale or securitization of those loans with servicing retained, unless it securitizes the loans, retains all of the securities and classifies them as debt securities held-to-maturity. The amount capitalized is based on the allocation of the total cost of the mortgage loans to the mortgage servicing rights and the loans without the mortgage servicing rights based on their relative fair values. The cost of mortgage servicing rights is amortized in proportion to, and over the period of, estimated net servicing revenues. Impairment of mortgage servicing rights is assessed based on the fair value of those rights. Fair values are estimated using discounted cash flows based on a current market interest rate. For purposes of measuring impairment, the rights are stratified based on predominant risk characteristics including loan type, maturity date and interest rate. The amount of impairment recognized is the amount by which the capitalized mortgage servicing rights for a stratum exceed their fair value.

                      CAMBRIDGEPORT MUTUAL HOLDING COMPANY

                   Notes to Consolidated Financial Statements
                  September 30, 1999 and 1998 (Unaudited) and
                        December 31, 1998, 1997 and 1996

                                  (Continued)


   Banking Premises and Equipment

   Land is stated at cost. Banking premises, leasehold improvements and furniture, fixtures and equipment are stated at cost, less accumulated depreciation and amortization. Construction-in-Progress represents expenditures at cost and capitalized interest which is calculated using the average construction costs for the period and the Bank's average borrowing rate. Depreciation and amortization are primarily computed by use of the straight-line method over the estimated useful lives of the respective assets or the terms of the respective leases, if shorter. The cost of maintenance and repairs is charged to expense as incurred; major expenditures for betterments are capitalized and depreciated.

   Income Taxes

   Deferred tax assets and liabilities are computed based on the difference between the financial statement and income tax bases of assets and liabilities using currently enacted tax rates. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

   Recent Accounting Developments

   Effective January 1, 1998, the Bank adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 130, Reporting Comprehensive Income. SFAS No. 130 establishes standards for reporting and presentation of comprehensive income and its components in a full set of financial statements. Under SFAS No. 130, comprehensive income is divided into net income and other comprehensive income. Other comprehensive income includes items previously recorded directly to equity, such as unrealized gains and losses on securities available for sale, minimum pension liability adjustments and foreign currency items.

   Comprehensive income is presented in the statements of changes in retained earnings. SFAS No. 130 requires only additional disclosures and does not affect the Bank's financial position or results of operations. Prior year financial statements have been reclassified to conform to the requirements of SFAS No. 130.

   Effective January 1, 1998, the Bank adopted the provisions of SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information. Public entities are required to report financial and descriptive information about their reportable operating segments. An operating segment is a component of an entity for which financial information is developed and evaluated by the entity's chief operating decision maker to assess performance and to make decisions about resource allocation. Disclosures about operating segments should generally be based on the information used internally.

                      CAMBRIDGEPORT MUTUAL HOLDING COMPANY

                   Notes to Consolidated Financial Statements
                  September 30, 1999 and 1998 (Unaudited) and
                        December 31, 1998, 1997 and 1996

                                  (Continued)



   Effective January 1, 1998, the Bank adopted the provisions of SFAS No. 132, Employers' Disclosure About Pensions and Other Postretirement Benefits. SFAS No. 132 revises disclosures only and does not affect the Bank's financial position or results of operations. Prior year financial statement disclosures have been revised to conform to the requirement of SFAS No. 132.

   In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. This statement establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded on the balance sheet as either an asset or liability measured at its fair value. The statement requires that changes in the derivative's fair value be recognized currently in income unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the statement of income and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. SFAS No. 133, as amended by SFAS No. 137, Deferral of the Effective Date of FASB Statement No. 133, is effective for fiscal years beginning after June 15, 2000. The Bank does not expect that the adoption of this statement will have a material impact on its financial position or results of operations.

   In October 1998, the FASB issued SFAS No. 134, Accounting for Mortgage-Backed Securities Retained After the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise. This statement requires that after the securitization of mortgage loans held for sale, an entity engaged in mortgage banking activities classify the resulting mortgage-backed securities or other retained interests based on its ability and intent to sell or hold those investments. The Bank's adoption of this statement on January 1, 1999 did not have a material impact on the Bank's financial position or results of operations.

   In March 1998, the American Institute of Certified Public Accountants (AICPA) issued Statement of Position (SOP) 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. SOP 98-1 requires that computer software costs associated with internal-use software be expensed as incurred until certain capitalization criteria are met. The Bank's adoption of SOP 98-1 on January 1, 1999 did not have a material impact on its financial position or results of operations.

   In April 1998, the AICPA issued SOP 98-5, Reporting on the Costs of Start-up Activities. SOP 98-5 requires all costs associated with pre-opening, pre-operating and organization activities to be expensed as incurred. The Bank's adoption of SOP 98-5 on January 1, 1999, did not have a material impact on its financial position or results of operations.

                      CAMBRIDGEPORT MUTUAL HOLDING COMPANY

                   Notes to Consolidated Financial Statements
                  September 30, 1999 and 1998 (Unaudited) and
                        December 31, 1998, 1997 and 1996

                                  (Continued)


(2)  INVESTMENT SECURITIES

   The amortized cost and fair value of securities classified as available-for-sale at September 30, 1999 and December 31, 1998 and 1997 are as follows (in thousands):

                                                                  September 30, 1999
                                                 Amortized         Gross Unrealized
                                                    Cost         Gains         Losses       Fair Value
                                                ------------  ------------  -------------  ------------
                                                                             (Unaudited)

      U.S. Treasury and agency obligations          $ 59,944  $          -       $(1,126)      $ 58,818
      Other bonds and notes                           31,918            67           (93)        31,892
      Mortgage-backed securities                      36,976            72          (249)        36,799
                                                    --------        ------       -------       --------

               Total debt securities                 128,838           139        (1,468)       127,509

      Marketable equity securities and mutual          1,260         5,131             -          6,391
      funds                                         --------        ------       -------       --------

        Total securities available-for-sale         $130,098        $5,270       $(1,468)      $133,900
                                                    ========        ======       =======       ========
                                                                   December 31, 1998
                                                 Amortized         Gross Unrealized
                                                    Cost         Gains         Losses       Fair Value
                                                ------------  ------------  -------------  ------------

      U.S. Treasury and agency obligations          $ 55,516        $  398         $(180)      $ 55,734
      Other bonds and notes                           34,156           277           (14)        34,419
      Mortgage-backed securities                      48,295           517          (100)        48,712
                                                    --------        ------         -----       --------

               Total debt securities                 137,967         1,192          (294)       138,865

      Marketable equity securities and mutual          1,262         4,702             -          5,964
      funds                                         --------        ------         -----       --------

        Total securities available-for-sale         $139,229        $5,894         $(294)      $144,829
                                                    ========        ======         =====       ========


                                                                  December 31, 1997
                                                 Amortized         Gross Unrealized
                                                    Cost         Gains         Losses       Fair Value
                                                ------------  ------------  -------------  ------------
      U.S. Treasury and agency obligations          $ 55,064        $  215         $  (9)      $ 55,270
      Other bonds and notes                           43,037           201           (20)        43,218
      Mortgage-backed securities                      54,115           404          (176)        54,343
                                                    --------        ------         -----       --------

               Total debt securities                 152,216           820          (205)       152,831

      Marketable equity securities and mutual          3,069         3,721             -          6,790
      funds                                         --------        ------         -----       --------

        Total securities available-for-sale         $155,285        $4,541         $(205)      $159,621
                                                    ========        ======         =====       ========

                      CAMBRIDGEPORT MUTUAL HOLDING COMPANY

                   Notes to Consolidated Financial Statements
                  September 30, 1999 and 1998 (Unaudited) and
                        December 31, 1998, 1997 and 1996

                                  (Continued)


   A schedule of the maturity distribution of debt securities available-for-sale at December 31, 1998 is as follows (dollars in thousands):

                                    Amortized     Percent of
                                      Cost           Total         Fair Value
                                    ---------     ----------     --------------
      One year or less              $ 14,006          10.2%          $ 14,058
      Over 1 year to 5 years          82,181          59.6             82,573
      Over 5 years to 10 years        10,801           7.8             11,029
      Over 10 years                   30,979          22.4             31,205
                                    --------         -----           --------

      Total                         $137,967           100%          $138,865
                                    ========         =====           ========

   Actual maturities of mortgage-backed securities may differ from contractual maturities presented because borrowers have the right to prepay obligations without incurring prepayment penalties.

   Proceeds from the sales and maturities of investment securities and related gross gains and gross losses for the nine months ended September 30, 1999 and 1998 and for years ended December 31, 1998, 1997 and 1996 were as follows (in thousands):

                                         Nine Months Ended
                                           September 30,                      Years Ended December 31,
                                   ------------------------------  ----------------------------------------------
                                        1999            1998            1998            1997            1996
                                   --------------  --------------  --------------  --------------  --------------
                                            (Unaudited)
               Proceeds from       $            -          $9,280          $9,280         $61,786        $205,860
               sales

               Gross gains                      -              95              95             762             783

               Gross losses                     -              35              34              35             208

(3)    LOANS

   The Bank's lending activities are conducted principally in Massachusetts. The Bank grants single-family and multifamily residential loans, commercial real estate loans, commercial loans and a variety of consumer loans. In addition, the Bank grants loans for the construction of residential homes, multifamily properties and commercial real estate properties. Most loans granted by the Bank are collateralized by real estate. The ability and willingness of the single-family residential and consumer borrowers to honor their repayment commitments is generally dependent on the level of overall economic activity within the borrowers' geographic areas and real estate values. The ability and willingness of the commercial real estate, commercial and construction loan borrowers to honor their repayment commitments is generally dependent on the health of the real estate economic sector in the borrowers' geographic areas and the general economy.

                      CAMBRIDGEPORT MUTUAL HOLDING COMPANY

                   Notes to Consolidated Financial Statements
                  September 30, 1999 and 1998 (Unaudited) and
                        December 31, 1998, 1997 and 1996

                                  (Continued)


   The Bank's loan portfolio consisted of the following (in thousands):


                                                                           December 31,
                                               September 30,    ------------------------------
                                                   1999             1998            1997
                                              --------------   --------------  --------------
                                             (Unaudited)
      Real estate loans-
          Residential                              $276,865         $243,363        $206,574
          Home equity lines of credit                59,471           56,502          60,875
          Commercial                                199,689          188,541         143,719
          Construction                                  991            2,741           1,940
                                                   --------         --------        --------
                   Total real estate loans          537,016          491,147         413,108

          Commercial                                  1,203              724             581

          Consumer                                    6,593            7,310           8,576
                                                   --------         --------        --------
                   Total loans                      544,812          499,181         422,265

      Less-
          Allowance for possible loan losses          7,297            6,633           4,907
                                                   --------         --------        --------
                   Total loans, net                $537,515         $492,548        $417,358
                                                   ========         ========        ========

   An analysis of the allowance for possible loan losses is as follows (in thousands):

                                                   Nine Months Ended
                                                     September 30,                  Years Ended December 31,
                                            ----------------------------  -------------------------------------------
                                                1999           1998           1998           1997           1996
                                            -------------  -------------  -------------  -------------  -------------
                                                    (Unaudited)

         Balance, beginning of year               $6,633         $4,907         $4,907         $4,269         $4,074
                                                  ------         ------         ------         ------         ------

           Provision for possible loan               562          1,183          1,760            600            450
           losses                                 ------         ------         ------         ------         ------

           Charge-offs-
             Real estate                               -              -              -              -           (229)
             Consumer                                (11)           (36)           (44)           (16)           (30)
                                                  ------         ------         ------         ------         ------

                                                     (11)           (36)           (44)           (16)          (259)
                                                  ------         ------         ------         ------         ------

           Recoveries-
             Real estate                             111              5              5             54              -
             Consumer                                  2              2              5              -              4
                                                  ------         ------         ------         ------         ------

                                                     113              7             10             54              4
                                                  ------         ------         ------         ------         ------

               Net (charge-offs)
               recoveries                            102            (29)           (34)            38           (255)
                                                  ------         ------         ------         ------         ------

         Balance, end of period                   $7,297         $6,061         $6,633         $4,907         $4,269
                                                  ======         ======         ======         ======         ======

                      CAMBRIDGEPORT MUTUAL HOLDING COMPANY

                   Notes to Consolidated Financial Statements
                  September 30, 1999 and 1998 (Unaudited) and
                        December 31, 1998, 1997 and 1996

                                  (Continued)

                      CAMBRIDGEPORT MUTUAL HOLDING COMPANY

                   Notes to Consolidated Financial Statements
                  September 30, 1999 and 1998 (Unaudited) and
                        December 31, 1998, 1997 and 1996

                                  (Continued)


   Nonaccrual loans consisted of the following (in thousands):

                                            September 30,             December 31,
                                            ----------------  ----------------------------
                                                  1999             1998           1997
                                            ----------------  --------------  ------------
                                              (Unaudited)

         Residential real estate                        $32            $ 289         $ 201
         Home equity lines of credit                      -                -            14
                                                        ---            -----         -----

                                                        $32            $ 289         $ 215
                                                        ===            =====         =====

   If these loans had been paying in accordance with their original contractual terms, approximately $8,000, $17,000 and $17,000 of additional interest income would have been recorded in 1998, 1997 and 1996, respectively. There are no commitments to extend additional credit on these loans.

   During 1998 and 1997, the average recorded investment in impaired loans was $252,000 and $201,000, respectively, and no income was recognized related to the impaired loans. At December 31, 1998 and 1997, the Bank classified approximately $289,000 and $215,000 loans, respectively, as impaired. These impaired loans did not, in the opinion of the Bank's management, require a related valuation reserve.

   In the ordinary course of business, the Bank has granted loans to trustees and officers at substantially the same terms and conditions as those prevailing at the time of origination for comparable transactions with other borrowers. In the opinion of management, these loans do not involve more than normal risk of collectibility. The aggregate amount of these loans was approximately $818,000 and $268,000 at December 31, 1998 and 1997, respectively. None of these loans were on nonaccrual status in 1998 and 1997.

                      CAMBRIDGEPORT MUTUAL HOLDING COMPANY

                   Notes to Consolidated Financial Statements
                  September 30, 1999 and 1998 (Unaudited) and
                        December 31, 1998, 1997 and 1996

                                  (Continued)


(4)  BANKING PREMISES AND EQUIPMENT

   A summary of the cost and accumulated depreciation and amortization of banking premises and equipment and their estimated useful lives is as follows (in thousands):

                                               September 30,             December 31,
                                               -------------    ------------------------------    Estimated
                                                    1999             1998            1997        Useful Life
                                               -------------    --------------  --------------   -----------
                                                (Unaudited)
      Land                                         $   47           $   47          $   47
      Banking premises and leasehold
       improvements                                 5,808            5,783           5,664       30 years or lease term
      Furniture, fixtures and equipment             3,895            3,661           3,544        3-10 years
      Construction-in-Progress                      3,151                -               -
                                                  -------           ------          ------
                                                   12,901            9,491           9,255

      Less--Accumulated depreciation and
       amortization                                 4,822            3,875           3,469
                                                  -------           ------          ------
                                                  $ 8,079           $5,616          $5,786
                                                  =======           ======          ======

   Depreciation and amortization expense of banking premises and equipment for the nine months ended September 30, 1999 and 1998 amounted to approximately $947,000 and $1,002,000, respectively, and for the years ended December 31, 1998, 1997 and 1996 amounted to approximately $1,353,000, $1,285,000 and
   $1,150,000, respectively, and is included in occupancy and equipment expenses in the accompanying consolidated statements of operations.

   For the nine months ended September 30, 1999, the Bank capitalized approximately $44,000 in interest expense associated with the construction costs.

(5)  LOAN SERVICING

   Loans serviced for other investors amounted to approximately $228,778,000 and $293,717,000 at December 31, 1998 and 1997, respectively. There were no formal recourse provisions related to these loans.

   During 1998, 1997 and 1996, mortgage servicing rights of approximately $115,000, $79,000 and $152,000, respectively, were capitalized. Amortization of mortgage servicing rights for the years ended December 31, 1998, 1997 and 1996 were approximately $203,000, $91,000 and $73,000, respectively. No adjustment was required in 1998, 1997 and 1996 to write down the assets to fair value.

                      CAMBRIDGEPORT MUTUAL HOLDING COMPANY

                   Notes to Consolidated Financial Statements
                  September 30, 1999 and 1998 (Unaudited) and
                        December 31, 1998, 1997 and 1996

                                  (Continued)


(6)   DEPOSITS

      A summary of deposit balances, by type, is as follows (in thousands):

                                                                          December 31,
                                                September 30,    ------------------------------
                                                    1999              1998            1997
                                               ---------------   --------------  --------------
                                                 (Unaudited)

      Regular savings accounts                        $ 54,006         $ 53,560        $ 54,281
      NOW accounts                                      42,977           41,546          35,061
      Demand deposit accounts                           29,021           28,085          21,041
      Money market accounts                            142,077          132,219          93,712
                                               ---------------   --------------  --------------

           Total noncertificate accounts               268,081          255,410         204,095
                                               ---------------   --------------  --------------

      Term certificates-
       Term certificates less than $100,000            264,947          256,097         264,764
       Term certificates of $100,000 and over           59,836           53,911          48,939
                                               ---------------   --------------  --------------

          Total term certificate accounts              324,783          310,008         313,703
                                               ---------------   --------------  --------------

                  Total deposits                      $592,864         $565,418        $517,798
                                               ===============   ==============  ==============

   A schedule of the maturity distribution of term certificates with weighted average interest rates is as follows (dollars in thousands):

                                                                                 December 31,
                                  September 30, 1999                  1998                         1997
                              ---------------------------  ---------------------------  ---------------------------
                                              Weighted                     Weighted                     Weighted
                                               Average                      Average                      Average
                                 Amount     Interest Rate     Amount     Interest Rate     Amount     Interest Rate
                              ------------  -------------  ------------  -------------  ------------  -------------
                                     (Unaudited)

          Within 1 year           $218,530          4.79%      $252,594          5.33%      $203,196          5.58%
          Over 1 to 2 years         94,519          5.20%        46,621          5.41%        89,333          5.93%
          Over 2 to 3 years          9,165          5.37%         7,994          5.54%        15,793          5.95%
          Over 3 to 5 years          2,569          5.20%         2,799          5.38%         5,381          5.84%
                              ------------  -------------  ------------  -------------  ------------  -------------

                                  $324,783          4.92%      $310,008          5.35%      $313,703          5.70%
                              ============  =============  ============  =============  ============  =============

                     CAMBRIDGEPORT MUTUAL HOLDING COMPANY

                  Notes to Consolidated Financial Statements
                  September 30, 1999 and 1998 (Unaudited) and
                       December 31, 1998, 1997 and 1996

                                  (Continued)

(7)  FEDERAL HOME LOAN BANK ADVANCES

     Federal Home Loan Bank (FHLB) advances are collateralized by a blanket-type pledge agreement on the Bank's FHLB stock, certain qualified investment securities, deposits at the FHLB and first mortgages on residential property. As a member of the FHLB, the Bank is required to invest in stock of the FHLB at an amount equal to 1% of its outstanding first mortgage residential loans, .3% of total assets or 5% of its outstanding advances from the FHLB, whichever is higher. As and when such stock is redeemed, the Bank will receive from the FHLB an amount equal to the par value of the stock. The Bank also has access to a preapproved daily line of credit of $11,003,000. Under this line of credit, the bank advanced $5,849,000 (6% per annum) at September 30, 1999, $2,423,000 (5.4% per annum) at December 31, 1998 and $1,224,000 (7.05% per annum) at December 31, 1997.

     A schedule of the maturity distribution of FHLB advances with weighted average interest rates is as follows (dollars in thousands):

                                                                                 December 31,
                                  September 30, 1999                  1998                         1997
                              ---------------------------  ---------------------------  ---------------------------
                                              Weighted                     Weighted                     Weighted
                                               Average                      Average                      Average
                                 Amount     Interest Rate     Amount     Interest Rate     Amount     Interest Rate
                              ------------  -------------  ------------  -------------  ------------  -------------
                                     (Unaudited)

          Within 1 year            $22,249          5.85%       $ 2,423          5.40%       $16,224          5.86%
          Over 1 to 5 years              -             -          6,400          5.75%             -             -
          Over 5 to 10 years         4,740          6.79%        18,243          6.23%         5,380          6.80%
          10 years and over         14,442          6.19%             -             -              -             -
                                   -------          ----        -------          ----        -------          ----

                                   $41,431          6.08%       $27,066          6.04%       $21,604          6.10%
                                   =======          ====        =======          ====        =======          ====

     The Bank may be subject to a substantial penalty upon prepayment of FHLB advances.

                     CAMBRIDGEPORT MUTUAL HOLDING COMPANY

                  Notes to Consolidated Financial Statements
                  September 30, 1999 and 1998 (Unaudited) and
                       December 31, 1998, 1997 and 1996

                                  (Continued)

(8)  INCOME TAXES

     The components of the provision for income taxes for the years ended December 31 are as follows (in thousands):

                                            1998     1997     1996
                                           ------   ------   ------
        Current-
          Federal                          $2,843   $1,723    $ 779
          State                               421      284       35
                                           ------   ------    -----
             Total current                  3,264    2,007      814
                                           ------   ------    -----
        Prepaid-
          Federal                            (679)    (252)     (27)
          State                              (228)     (76)       -
                                           ------   ------    -----
            Total prepaid                    (907)    (328)     (27)
                                           ------   ------    -----
            Total                          $2,357   $1,679    $ 787
                                           ======   ======    =====

     The difference between the income tax rate computed by applying the statutory federal income tax rate of 34% to income before income taxes and the actual effective income tax rate is summarized as follows:

                                             1998     1997     1996
                                            ------   ------   ------
      Statutory rate                         34.0%     34.0%    34.0%
      Increase (decrease) resulting from-
        State taxes, net of federal benefit   2.7       2.5      0.7
        Dividends-received deduction         (1.0)     (1.3)    (9.5)
        Tax credits                          (1.6)     (1.9)       -
        Other, net                            1.9      (1.9)    (1.2)
                                             ----      ----     ----
                                             36.0%     31.4%    24.0%
                                             ====      ====     ====

     The Bank does not separately determine its current and deferred tax provision on an interim basis. The primary items giving rise to the temporary differences included in the Bank's net deferred tax asset between year ends are the allowance for possible loan losses, certain unfunded employee benefit accruals, unrealized gains and losses on available-for-sale securities, deferred loan origination fees and depreciation. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax asset will not be realized. The Bank's provision for income taxes for nine months ended September 30, 1999 and 1998 and the related effective tax rates were $1,826,000 (33.6%) and $1,707,000 (35.8%), respectively.

                     CAMBRIDGEPORT MUTUAL HOLDING COMPANY

                  Notes to Consolidated Financial Statements
                  September 30, 1999 and 1998 (Unaudited) and
                       December 31, 1998, 1997 and 1996

                                  (Continued)

   At December 31, the Bank's net deferred tax asset consisted of the following components (in thousands):

                                                1998     1997
                                               ------   ------
      Deferred Tax Assets:
        Allowance for possible loan losses     $2,733   $2,035
        Supplemental Pension                      698      575
        Pension                                   660      680
        Depreciation                              395       60
        Other                                     357      480
                                               ------   ------
                                                4,843    3,830
                                               ------   ------

      Deferred Tax Liabilities:
        Net unrealized gain on securities
         available for sale                     1,959    1,521
        Limited partnership                     2,058    1,925
        Other                                      76      103
                                               ------   ------
                                                4,093    3,549
                                               ------   ------
          Net deferred tax assets              $  750   $  281
                                               ======   ======

   In August 1996, Congress passed the Small Business Job Protection Act of 1996. Included in this bill was the repeal of Internal Revenue Code Section 593, which allowed thrift institutions special provisions in calculating bad debt deductions for income tax purposes. Thrift institutions are viewed as commercial banks for income tax purposes. The repeal is effective for tax years beginning after December 31, 1995.

   One effect of this legislative change is to suspend the Bank's bad debt reserve for income tax purposes as of its base year (December 31, 1987). Any bad debt reserve in excess of the base year amount is subject to recapture over a six-year time period. The suspended (i.e., base year) amount is subject to recapture upon the occurrence of certain events, such as a complete or partial redemption of the Bank's stock or if the Bank ceases to qualify as a bank for income tax purposes.

   At December 31, 1998, the Bank's retained earnings includes approximately $4,420,000 of bad debt reserves, representing the base year amount, for which income taxes have not been provided. Since the Bank does not intend to use the suspended bad debt reserve for purposes other than to absorb the losses for which it was established, deferred taxes in the amount of $1,800,000 have not been recorded with respect to such reserve.

                     CAMBRIDGEPORT MUTUAL HOLDING COMPANY

                  Notes to Consolidated Financial Statements
                  September 30, 1999 and 1998 (Unaudited) and
                       December 31, 1998, 1997 and 1996

                                  (Continued)

(9)  COMMITMENTS AND CONTINGENCIES

     In the normal course of business, there are outstanding commitments and contingencies that are not reflected in the consolidated financial statements. On December 30, 1998, the Bank entered into a Master Commitment to deliver or sell $5,000,000 in residential mortgage loans to a federal agency on or before December 31, 1999. At September 30, 1999, the unfulfilled portion that remained to be delivered under this commitment was approximately $1,029,000.

     The Bank acquired a portion of its furniture, fixtures and equipment under various capital leases that expire through 2002. As of December 31, 1998, capital lease obligations amounted to approximately $228,000 and are included in accrued expenses and other liabilities.

     The Bank operates branch offices and certain other operations under leases that are classified as operating leases. The leases contain renewal options that guarantee the Bank the right to extend the leases for additional periods and also provide that the Bank shall pay, as additional rent, a proportionate share of any increase in real estate taxes. At December 31, 1998, future minimum lease payments are as follows:

             Years ending December 31,
                    1999                        $1,000,000
                    2000                           949,000
                    2001                           834,000
                    2002                           601,000
                    2003                           554,000
                    Thereafter                   2,347,000
                                                ----------

           Total minimum lease payments         $6,285,000
                                                ==========

     The operating leases contain renewal options for periods ranging from one to 15 years, the cost of which is not included above. Rental expense amounted to approximately $1,061,000, $964,000 and $879,000 for the years ended December 31, 1998, 1997 and 1996, respectively, and is included in occupancy and equipment expenses in the accompanying consolidated statements of operations.

     Aggregate reserves (in the form of deposits with the Federal Reserve Bank and vault cash) of $2,564,000 and $2,976,000 were maintained to satisfy regulatory requirements at December 31, 1998 and 1997, respectively.

     In the ordinary course of business, the Bank is involved in litigation. Based on its review of current litigation and discussion with legal counsel, management does not expect that the resolution of such matters will have a material adverse effect upon the Bank's consolidated financial condition or results of operations.

                      CAMBRIDGEPORT MUTUAL HOLDING COMPANY

                   Notes to Consolidated Financial Statements
                  September 30, 1999 and 1998 (Unaudited) and
                        December 31, 1998, 1997 and 1996

                                  (Continued)


(10)  REGULATORY MATTERS

   The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance-sheet items, as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

   Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 1998, that the Company and the Bank met all capital adequacy requirements to which they are subject.

   As of December 31, 1998, the most recent notification from the Federal Reserve Bank of Boston relating to the Holding Company classified the Holding Company's capital as satisfactory, and the most recent notification from the FDIC relating to the Bank categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, an insured depository institution must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

                     CAMBRIDGEPORT MUTUAL HOLDING COMPANY

                  Notes to Consolidated Financial Statements
                 September 30, 1999 and 1998 (Unaudited) and
                       December 31, 1998, 1997 and 1996

                                  (Continued)

     The Company's and the Bank's actual capital amounts and ratios as of December 31, 1998 are also presented in the table.

                                                                                               To Be Well-Capitalized
                                                               For Capital Adequacy            Under Prompt Corrective
                                    Actual                           Purposes                     Action Provisions
                           ------------------------ ---------------------------------------  -------------------------
                             Amount        Ratio           Amount               Ratio           Amount        Ratio
                           -----------  ----------- --------------------  -----------------  ------------  -----------
                                                            (Dollars in Thousands)
As of December 31, 1998:
Company (consolidated)-
   Total capital (to                                greater than          greater than
     risk-weighted assets)     $79,389      20.54%  or equal to  $30,752  or equal to  8.0%      N/A               N/A
   Tier 1 capital (to                               greater than          greater than
     risk-weighted assets)     $72,420      18.74%  or equal to  $15,376  or equal to  4.0%      N/A               N/A
   Tier 1 capital (to                               greater than          greater than
     average assets)           $72,420      10.66%  or equal to  $27,183  or equal to  4.0%      N/A               N/A
Bank-
   Total capital (to                                greater than          greater than       greater than         greater than
     risk-weighted assets)     $53,059      14.13%  or equal to  $30,039  or equal to  8.0%  or equal to $37,547  or equal to 10.0%
   Tier 1 capital (to                               greater than          greater than       greater than         greater than
     risk-weighted assets)     $48,350      12.88%  or equal to  $15,020  or equal to  4.0%  or equal to $22,530  or equal to  6.0%
   Tier 1 capital (to                               greater than          greater than       greater than         greater than
     average assets)           $48,350       7.37%  or equal to  $26,234  or equal to  4.0%  or equal to $32,793  or equal to  5.0%

                      CAMBRIDGEPORT MUTUAL HOLDING COMPANY

                   Notes to Consolidated Financial Statements
                  September 30, 1999 and 1998 (Unaudited) and
                        December 31, 1998, 1997 and 1996

                                  (Continued)



                                                                         For Capital Adequacy
                                          Actual                                Purposes
                                 ------------------------               --------------------------------------
                                   Amount        Ratio                     Amount                     Ratio
                                 -----------  -----------               ------------               -----------
                                                            (Dollars in Thousands)

      As of December 31, 1997:
      Company (consolidated)-
          Total capital (to                                     Less than or                Less than or
        risk-weighted assets)        $72,695       20.51%           Equal to $28,361            Equal to  8.0%
         Tier 1 capital (to                                     Less than or                Less than or
        risk-weighted assets)        $68,222       19.24%           Equal to $14,180            Equal to  4.0%
         Tier 1 capital (to                                     Less than or                Less than or
           average assets)           $68,222       11.04%           Equal to $18,541            Equal to  3.0%
      Bank-
          Total capital (to                                     Less than or                Less than or
        risk-weighted assets)        $49,496       14.32%           Equal to $27,644            Equal to  8.0%
         Tier 1 capital (to                                     Less than or                Less than or
        risk-weighted assets)        $45,169       13.07%           Equal to $13,822            Equal to  4.0%
         Tier 1 capital (to                                     Less than or                Less than or
           average assets)           $45,169        7.62%           Equal to $17,781            Equal to  3.0%



                                  To Be Well-Capitalized
                                       Under Prompt
                                    Corrective Action
                                        Provisions
                                 -------------------------
                                    Amount        Ratio
                                 ------------  -----------
(Dollars in Thousands)

      As of December 31, 1997:
      Company (consolidated)-
          Total capital (to
        risk-weighted assets)                          N/A                        N/A
         Tier 1 capital (to
        risk-weighted assets)                          N/A                        N/A
         Tier 1 capital (to
           average assets)                             N/A                        N/A
      Bank-
          Total capital (to           Less than or                 Less than or
        risk-weighted assets)             Equal to $34,555             Equal to 10.0%
         Tier 1 capital (to           Less than or                 Less than or
        risk-weighted assets)             Equal to $20,733             Equal to  6.0%
         Tier 1 capital (to           Less than or                 Less than or
           average assets)                Equal to $29,635             Equal to  5.0%


(11)    EMPLOYEE BENEFITS

   The Bank provides pension benefits for eligible employees through the Savings Banks Employees' Retirement Association's (SBERA) Pension Plan (the Plan). Each employee reaching the age of 21 and having completed one year of service becomes a participant. All participants are fully vested after three years of service.

                     CAMBRIDGEPORT MUTUAL HOLDING COMPANY

                  Notes to Consolidated Financial Statements
                  September 30, 1999 and 1998 (Unaudited) and
                       December 31, 1998, 1997 and 1996

                                  (Continued)

   According to the Plan's actuary and in accordance with SFAS No. 132, Employers' Disclosures About Pensions and Other Postretirement Benefits, the following summary sets forth the Plan's funded status and amounts included in the Bank's consolidated balance sheets as of October 31, 1998 and 1997 (latest available data):

                                          1998              1997
                                    ----------------  ----------------
                                              (In thousands)

Benefit obligation at beginning
 of year                                    $ 3,851           $ 3,586
Service cost                                    366               318
Interest cost                                   279               269
Actuarial gain                                  (35)               (5)
Benefits paid                                  (169)             (317)
                                            -------           -------
Benefit obligation at end of year           $ 4,292           $ 3,851
                                            =======           =======

Fair value of assets at beginning
 of year                                    $ 3,781           $ 3,341
Actual return on plan assets                    309               585
Contributions by employer                       311               172
Benefits paid                                  (169)             (317)
                                            -------           -------
Fair value of assets at end of
 year                                       $ 4,232           $ 3,781
                                            =======           =======

Fair value of assets at end of
 year                                       $ 4,232           $ 3,781
Benefit obligation at end of year             4,292             3,851
                                            -------           -------
Funded status                                   (60)              (70)
Unrecognized net gain                        (1,253)           (1,257)
Unrecognized net asset                         (266)             (288)
                                            -------           -------
Net accrued benefit cost                    $(1,579)          $(1,615)
                                            =======           =======

   The accumulated benefit obligation (substantially all vested) at October 31, 1998 and 1997 amounts to approximately $2,678,000 and $2,446,000, respectively, which was less than the fair value of plan assets at that date. Plan assets are primarily invested in fixed-income and equity securities.

   Actuarial assumptions used in determining plan obligations and net pension expense are as follows:

                                                  1998             1997             1996
                                             ---------------  ---------------  ---------------

Discount rate used to calculate projected
benefit obligation                                      7.3%             7.5%             7.5%
Expected long-term rate of return on plan
assets                                                  8.0              8.0              8.0%
Annual salary increase                                  5.0              5.0              5.0

                      CAMBRIDGEPORT MUTUAL HOLDING COMPANY

                   Notes to Consolidated Financial Statements
                  September 30, 1999 and 1998 (Unaudited) and
                        December 31, 1998, 1997 and 1996

                                  (Continued)

   The net pension cost for years ended 1998, 1997 and 1996 included the following components (in thousands):

                                                  1998             1997             1996
                                             ---------------  ---------------  ---------------
Service cost benefit earned during the
  period                                              $ 366            $ 318            $ 315
Interest cost on projected benefit
  obligation                                            279              269              263
Expected return on plan assets                         (302)            (267)            (237)
Amortization of transition asset                        (22)             (22)             (22)
Amortization of net gain                                (47)             (36)              (9)
                                                      -----            -----            -----

             Net pension cost                         $ 274            $ 262            $ 310
                                                      =====            =====            =====

   Effective December 1, 1987, the Bank adopted a nonqualified supplemental pension plan (the Nonqualified Plan). Certain officers as of December 1, 1987 were eligible for enrollment. In addition, certain officers elected after December 1, 1987 are eligible for enrollment after five years of service. The present value of the future payments is presently accrued over the estimated remaining terms of employment. The Nonqualified Plan is being funded through a life insurance program, with policy benefits accruing to the Bank. The cash surrender value of the policies is approximately $3,709,000 at September 30, 1999 and $3,646,000 and $2,277,000 at December 31, 1998 and
   1997, respectively, and is included in other assets in the accompanying consolidated balance sheets. The accrued liability associated with this Nonqualified Plan is approximately $1,508,000 and $1,369,000 at December 31, 1998 and 1997, respectively, and is included in other liabilities in the accompanying consolidated balance sheets. Net expense for these supplemental retirement benefits for the years ended December 31, 1998, 1997 and 1996 was approximately $126,000, $455,000 and $235,000, respectively, and is included in salaries and employee benefits in the accompanying consolidated statements of operations.

   Effective May 4, 1999, the Bank terminated the Nonqualified Plan and paid out the majority of participants. Included in noninterest expense for the nine months ended September 30, 1999 is a $578,000 curtailment loss associated with this Nonqualified Plan termination. Effective May 4, 1999, the Bank adopted a 1999 Nonqualified Pension Plan (the 1999 Nonqualified Plan) for certain executive officers. The accrued liability associated with this 1999 Nonqualified Plan is approximately $1,624,000 at September 30, 1999 and the net expense associated with the 1999 Nonqualified Plan for the nine months ended September 30, 1999 was approximately $76,000 and is included in salaries and employee benefits in the accompanying consolidated statements of operations.

   The Bank offers an SBERA 401(k) Plan (the 401(k) Plan) for employees. Each employee reaching the age of 21 and having completed one year of service with the Bank becomes a participant. Participants are 100% vested in their accounts. Participating employees are able to contribute up to 15% of their salary, and the Bank matches 50% of a participant's deferral contribution of the first 3% of the deferral amount subject to the maximum allowable under federal regulations. The Bank's matching contribution expense was approximately $77,000 and $50,000 for the years ended December 31, 1998

                     CAMBRIDGEPORT MUTUAL HOLDING COMPANY

                  Notes to Consolidated Financial Statements
                  September 30, 1999 and 1998 (Unaudited) and
                       December 31, 1998, 1997 and 1996

                                  (Continued)

   and 1997, respectively, and is included in salaries and employee benefits in the accompanying consolidated statements of operations. The Bank did not make any matching contributions in 1996.

(12) FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND CONCENTRATION OF CREDIT RISK

   The Bank is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce interest rate risk. These financial instruments primarily include commitments to extend credit.

   These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the accompanying consolidated balance sheets.

   The contract amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments. The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments as it does for on-balance-sheet financial instruments.

   Off-balance-sheet financial instruments whose contract amounts present credit risk include the following (in thousands):

                                                                             December 31,
                                                   September 30,    ------------------------------
                                                        1999             1998            1997
                                                  ---------------   --------------  --------------
                                                    (Unaudited)
      Commitments to originate loans-
        Variable                                         $ 35,760         $ 32,366        $ 22,422
        Fixed                                               5,968            9,198           3,840
      Unadvanced home equity lines of credit              119,492          106,393         121,832
      Unadvanced lines of credit                           11,995            5,988          10,706

   Commitments to originate loans and unadvanced lines of credit are agreements to lend to a customer provided there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the borrower. The collateral supporting these commitments varies and may include real property, accounts receivable or inventory. The bank originates primarily residential and commercial real estate loans and, to a lesser extent, installment loans to customers primarily located in eastern Massachusetts.

                      CAMBRIDGEPORT MUTUAL HOLDING COMPANY

                   Notes to Consolidated Financial Statements
                  September 30, 1999 and 1998 (Unaudited) and
                        December 31, 1998, 1997 and 1996

                                  (Continued)

(13) FAIR VALUES OF FINANCIAL INSTRUMENTS

   The reported fair values of financial instruments are based on a variety of valuation techniques. In some cases, fair values represent quoted market prices for identical or comparable instruments. In other cases, fair values have been estimated based on assumptions concerning the amount and timing of estimated future cash flows, assumed discount rates reflecting varying degrees of risk and future expected-loss assumptions.

   Fair value estimates are made at a specific point in time based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Bank's entire holdings of a particular financial instrument. Because a market may not readily exist for a significant portion of the Bank's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors.

   These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect these estimates.

   Fair value estimates are based on existing on- and off-balance-sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. In addition, the tax implications of unrealized gains and losses can also have a significant effect on the fair value of the financial instruments that could have been realized as of December 31, 1998 and 1997 or that will be realized in the future.

   The following methods and assumptions were used by the Bank in estimating fair values of the Bank's financial instruments.

   Cash and Cash Equivalents

   The balance sheet carrying amounts for cash and cash equivalents approximate fair value due to the short maturities of those instruments.

   Certificates of Deposit and Investment Securities

   Fair value for investment securities and certificates of deposit are based on published market prices, if available. If published market prices are not available, fair values are based on quotations received from securities dealers for comparable securities.

                      CAMBRIDGEPORT MUTUAL HOLDING COMPANY

                   Notes to Consolidated Financial Statements
                  September 30, 1999 and 1998 (Unaudited) and
                        December 31, 1998, 1997 and 1996

                                  (Continued)

   Loans Held-for-Sale

   For loans held-for-sale, fair value is based on prevailing market conditions and commitments from institutional investors to purchase such loans.

   Loans

   The fair values of loans are estimated for loan portfolios of similar characteristics. Loans are segregated by type, by fixed- and adjustable-rate interest terms, and by performing and nonperforming status.

   For variable-rate loans tied to the Bank's prime rate, which reprice frequently and entail no significant change in credit risk, fair values are based on the carrying values. The estimated fair values of all other loans are estimated based on discounted cash flow analyses using interest rates currently offered for loans with similar terms to borrowers of similar credit quality. The carrying amount of accrued interest approximates its fair value.

   FHLB and Savings Bank Life Insurance Stock

   The carrying amount reported in the accompanying consolidated balance sheets approximates fair value. If redeemed, the Company will receive an amount equal to the par value of the stock.

   Mortgage Servicing Rights

   The fair value is estimated by discounting the future cash flows through the estimated maturity of the underlying mortgage loans.

   Deposit Liabilities

   The fair value of deposits does not include the value of the Bank's long-term relationships with its depositors, nor do they reflect the value associated with possessing this relatively inexpensive source of funds, which may be available for a considerable length of time. The fair value of noncertificate deposits is equal to the amount payable on demand at the reporting date. The fair values of certificates of deposit are estimated by discounting the contractual future cash flows at rates currently offered for certificates of deposit with similar remaining maturities. No consideration has been given to determine the deposit premium associated with a core deposit intangible.

   Borrowings

   The fair value of the Bank's borrowings are estimated using discounted cash flow analyses based on the Bank's current incremental borrowing rates for similar types of borrowing arrangements.

                     CAMBRIDGEPORT MUTUAL HOLDING COMPANY

                  Notes to Consolidated Financial Statements
                  September 30, 1999 and 1998 (Unaudited) and
                       December 31, 1998, 1997 and 1996

                                  (Continued)

   Off-Balance-Sheet Instruments

   The fair values of commitments are estimated using the fees charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. The Bank's commitments for unused lines of credit are at floating rates, which approximate current market rates. The fair value of the commitments to extend credit and for unused lines of credit at December 31, 1998 and 1997 were deemed immaterial to the SFAS No. 107 disclosure and have been excluded.

   Certain assets are excluded from disclosure requirements, including banking premises and equipment, the intangible value of the Bank's portfolio of loans serviced for others and the intangible value inherent in the Bank's deposit relationships among others. Accordingly, the aggregate fair value amounts presented below do not represent the underlying value of the Bank.

   The estimated fair values of the Bank's financial instruments at December 31, 1998 and 1997 are as follows:

                                                1998                        1997
                                      ------------------------    ------------------------
                                       Carrying     Estimated       Carrying    Estimated
                                        Value       Fair Value        Value     Fair Value
                                                         (In thousands)
Financial assets-
  Cash and cash equivalents             $ 10,047      $ 10,047      $  9,194      $  9,194
  Certificates of deposit                  5,900         6,054        12,101        12,246
  Investment securities                  144,829       144,829       159,621       159,621
  Loans held-for-sale                      3,842         3,842         1,829         1,864
  Loans, net                             492,548       502,029       417,358       424,212
  Federal Home Loan Bank stock             3,879         3,879         3,062         3,062
  Savings Bank Life Insurance stock        1,934         1,934         1,934         1,934
  Mortgage servicing rights                  284           284           372           372

Financial liabilities-
  Noncertificate deposits                255,410       255,410       204,095       204,095
  Certificate deposits                   310,008       310,584       313,703       314,155
  FHLB Advances                           27,066        27,567        21,604        21,763

                     CAMBRIDGEPORT MUTUAL HOLDING COMPANY

                  Notes to Consolidated Financial Statements
                  September 30, 1999 and 1998 (Unaudited) and
                       December 31, 1998, 1997 and 1996

                                  (Continued)

(14) CONDENSED PARENT COMPANY FINANCIAL STATEMENTS

     The Balance Sheets of the Company are as follows (in thousands):

                                                                              December 31,
                                                  September 30,     --------------------------------
                                                      1999                1998             1997
                                               ------------------   ---------------  ---------------
                                                  (Unaudited)
ASSETS:
 Cash and due from banks                                  $ 5,285           $ 2,626          $ 1,486
 Investment securities available-for-sale,                 24,041            25,955           24,978
  at fair value
 Investment in subsidiary                                  50,499            48,867           45,590
 Other assets                                                 481               320              324
                                                          -------           -------          -------

   Total assets                                           $80,306           $77,768          $72,378
                                                          =======           =======          =======

LIABILITIES AND RETAINED EARNINGS:
 Accrued expenses and other liabilities                   $ 1,728           $ 1,680          $ 1,306
 Retained earnings                                         78,578            76,088           71,072
                                                          -------           -------          -------

   Total liabilities and retained earnings                $80,306           $77,768          $72,378
                                                          =======           =======          =======


                     CAMBRIDGEPORT MUTUAL HOLDING COMPANY

                  Notes to Consolidated Financial Statements
                  September 30, 1999 and 1998 (Unaudited) and
                       December 31, 1998, 1997 and 1996

                                  (Continued)

   The Statements of Operations of the Company are as follows (in thousands):

                                               Nine Months Ended
                                                 September 30,    Years Ended December 31,
                                               -----------------  -------------------------
                                                 1999     1998     1998     1997     1996
                                               --------  -------  -------  -------  -------
                                                  (Unaudited)
INTEREST AND DIVIDEND INCOME:
 Interest and dividends on investment
  securities                                     $1,166   $1,166   $1,557   $1,445   $1,205
                                                 ------   ------   ------   ------   ------
NONINTEREST INCOME:
 Net gain on sales of investment securities           -        -        -        -        7
                                                 ------   ------   ------   ------   ------
NONINTEREST EXPENSE:
 Other operating expenses                            34       34       46       57       74
                                                 ------   ------   ------   ------   ------

   Total noninterest expense                         34       34       46       57       74
                                                 ------   ------   ------   ------   ------

 Income before provision for income taxes
  and equity in undistributed net income of
  subsidiary                                      1,132    1,132    1,511    1,388    1,138
                                                 ------   ------   ------   ------   ------
PROVISION FOR INCOME TAXES                          368      370      495      451      348
                                                 ------   ------   ------   ------   ------

 Income before equity in undistributed net
  income of subsidiary                              764      762    1,016      937      790

EQUITY IN UNDISTRIBUTED NET INCOME OF
 SUBSIDIARY                                       2,843    2,302    3,172    2,729    1,697
                                                 ------   ------   ------   ------   ------

   Net income                                    $3,607   $3,064   $4,188   $3,666   $2,487
                                                 ======   ======   ======   ======   ======

                      CAMBRIDGEPORT MUTUAL HOLDING COMPANY

                   Notes to Consolidated Financial Statements
                  September 30, 1999 and 1998 (Unaudited) and
                        December 31, 1998, 1997 and 1996

                                  (Continued)

   The Statements of Cash Flows of the Company are as follows (in thousands):


                                                Nine Months Ended
                                                  September 30,        Years Ended December 31,
                                               -------------------  ------------------------------
                                                 1999       1998      1998      1997       1996
                                               ---------  --------  --------  ---------  ---------
                                                  (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income                                     $ 3,607   $ 3,064   $ 4,188   $  3,666   $  2,487

ADJUSTMENTS TO RECONCILE NET INCOME TO NET
 CASH PROVIDED BY OPERATING ACTIVITIES:
 Net gain from sales of investment securities         -         -         -          -         (7)
 Net amortization of premiums on investment          17         9        12         23        101
  securities
 Equity in undistributed earnings of             (2,843)   (2,302)   (3,172)    (2,729)    (1,697)
  subsidiary
 Net increase (decrease) on other liabilities         2        76        (3)        11       (397)
 Net (decrease) increase in other assets           (161)      (91)        4         59       (190)
                                                -------   -------   -------   --------   --------

   Net cash provided by operating activities        622       756     1,029      1,030        297
                                                -------   -------   -------   --------   --------

CASH FLOWS FROM INVESTING ACTIVITIES:
 Proceeds from sales, maturities and              6,000     6,500     8,500     28,168     50,176
  principal repayments of securities
  available-for-sale
 Purchase of securities available-for-sale       (3,963)   (6,389)   (8,389)   (28,389)   (51,105)
                                                -------   -------   -------   --------   --------

   Net cash provided by (used in) investing       2,037       111       111       (221)      (929)
    activities                                  -------   -------   -------   --------   --------

NET INCREASE (DECREASE) IN CASH AND CASH          2,659       867     1,140        809       (632)
 EQUIVALENTS

CASH AND CASH EQUIVALENTS,                        2,626     1,486     1,486        677      1,309
BEGINNING OF YEAR                               -------   -------   -------   --------   --------


CASH AND CASH EQUIVALENTS,                      $ 5,285   $ 2,353   $ 2,626   $  1,486   $    677
END OF PERIOD                                   =======   =======   =======   ========   ========


(15)    BUSINESS SEGMENTS

   SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information, establishes standards for reporting segments of a business enterprise. Operating segments are components of an enterprise which are evaluated regularly by the chief operating decision maker in deciding how to

                      CAMBRIDGEPORT MUTUAL HOLDING COMPANY

                   Notes to Consolidated Financial Statements
                  September 30, 1999 and 1998 (Unaudited) and
                        December 31, 1998, 1997 and 1996

                                  (Continued)

   allocate resources and in assessing performance. The Company's chief operating decision maker is the President and Chief Executive Officer. The adoption of SFAS No. 131 did not have a material effect on the Company's primary financial statements, but did result in the disclosure of segment information contained herein. The Company has identified its reportable operating business segment as community banking based on products and services provided to the customer. The Company's community banking business segments consist of commercial banking and retail banking. The community banking business segment derives its revenues from a wide range of banking services, including lending activities, acceptance of demand, saving and time deposits, mortgage lending and sales, as well as servicing income from investors. Non-reportable operating segments of the Company's operations which do not have similar characteristics to the community banking operations and do not meet the quantitative thresholds requiring disclosure are included in the Other category in the disclosure of business segments below. These non-reportable segments include Parent Company financial information. Consolidation adjustments are included in the consolidation adjustments category. The consolidated adjustments reflect certain eliminations of cash and Parent Company investments in subsidiaries.

   The accounting policies used in the disclosure of business segments are the same as those described in the summary of significant accounting policies.

                                           Community          Other         Consolidation      Consolidated
                                            Banking                          Adjustments
                                                           (Dollars in Thousands)
December 31, 1998:
-----------------
Investment securities                      $118,874          $25,955  $               -          $144,829
 available-for-sale, at fair value
Loans, net                                  492,548                -                  -           492,548
Total assets                                650,658           77,768            (50,339)          678,087
Total deposits                              568,075                -                  -           568,075
Total liabilities                           601,792            1,680             (1,473)          601,999
Total retained earnings                      48,866           76,088            (48,866)           76,088
Total interest and dividend income           47,099            1,557                  -            48,656
Total interest expense                       25,880                -                  -            25,880
Net interest income                          21,219            1,557                  -            22,776
Provision for possible loan losses            1,760                -                  -             1,760
Total noninterest income                      3,571                -                  -             3,571
Total noninterest expense                    17,996               46                  -            18,042
Net income                                    3,172            1,016                  -             4,188

                      CAMBRIDGEPORT MUTUAL HOLDING COMPANY

                   Notes to Consolidated Financial Statements
                  September 30, 1999 and 1998 (Unaudited) and
                        December 31, 1998, 1997 and 1996

                                  (Continued)

                                          Community          Other         Consolidation      Consolidated
                                           Banking                          Adjustments
                                                           (Dollars in Thousands)
December 31, 1997:
-----------------
Investment securities                      $134,643          $24,978           $      -          $159,621
 available-for-sale, at fair value
Loans, net                                  417,358                -                  -           417,358
Total assets                                593,800           72,378            (46,810)          619,368
Total deposits                              520,357                -                  -           520,357
Total liabilities                           548,210            1,306             (1,220)          548,296
Total retained earnings                      45,590           71,072            (45,590)           71,072
Total interest and dividend income           42,516            1,445                  -            43,961
Total interest expense                       23,554                -                  -            23,554
Net interest income                          18,962            1,445                  -            20,407
Provision for possible loan losses              600                -                  -               600
Total noninterest income                      3,176                -                  -             3,176
Total noninterest expense                    17,581               57                  -            17,638
Net income                                    2,729              937                  -             3,666

(16)    SUBSEQUENT EVENT (UNAUDITED)

   In February 1999, the Bank entered into an agreement with a developer for the construction of a new administrative center. The Bank expects to incur approximately $16 million in the construction of the building and the purchase of land. Temple Realty LLC was established in February 1999 as a wholly owned subsidiary of the Bank for the purpose of holding the new administrative center. At the completion of the project, which is estimated to be in 2000, certain administrative and operating departments are expected to be located in this building. The Bank expects to occupy 60% of the new building and lease out the remaining portion. The current building serving as the main office will continue to include administrative offices and a retail branch with the remaining space subleased to other tenants. Based on the current estimate of fair value for the existing corporate headquarters and the benefits associated with continued utilization by the Bank and other tenants, no impairment write-down of the carrying amount of the building is anticipated.

                      CAMBRIDGEPORT MUTUAL HOLDING COMPANY

                   Notes to Consolidated Financial Statements
                  September 30, 1999 and 1998 (Unaudited) and
                        December 31, 1998, 1997 and 1996

                                  (Continued)

   Stock Conversion

   On October 19, 1999, the Board of Trustees of the Company adopted a Plan of Conversion (the Conversion) pursuant to which the Company will convert to a stock form of ownership and offer for sale 100% of its common stock in a subscription offering initially to bank depositors, employee benefit plans of the Company and certain other eligible subscribers. Any shares of stock not sold in the subscription offering are expected to be sold to the public by underwriters.

   As part of the Conversion, the Bank will establish a liquidation account in an amount equal to the net worth of the Bank as of the date of the latest consolidated balance sheet appearing in the final prospectus. The liquidation account will be maintained for the benefit of eligible account holders and supplemental eligible account holders who maintain their accounts at the Bank after the Conversion. The liquidation account will be reduced annually to the extent that such account holders have reduced their qualifying deposits as of each anniversary date. Subsequent increases will not restore an account holder's interest in the liquidation account. In the event of a complete liquidation, each eligible account holder will be entitled to receive balances for accounts then held.

   Subsequent to the Conversion, the Company may not declare or pay dividends on and may not repurchase any of its common stock if the effect thereof would cause its capital to be reduced below applicable regulatory capital maintenance requirements or if such declaration, payment or repurchase would otherwise violate regulatory requirements.

You should rely only on the information contained in this document or that to which we have referred you. We have not authorized anyone to provide you with information that is different. This document does not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation would be unlawful. The affairs of Cambridgeport Bank or Port Financial Corp. may change after the date of this prospectus. Delivery of this document and the sales of shares made hereunder does not mean otherwise.



                             Port Financial Corp.

            (Proposed Stock Holding Company for Cambridgeport Bank)



                    Up to 10,580,000 Shares of Common Stock


                                    ______


                                  Prospectus

                                    ______



                               Ryan, Beck & Co.



                                 [     ], 2000


Until the later of _____, 2000 or 25 days after commencement of the offering, all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.(1)

Massachusetts Commissioner of Banks registration fee(2).............       5,000
SEC registration fee(2).............................................      33,100
NASD filing fee(2)..................................................      12,403
NASDAQ National Market Listing Fee(2)...............................      76,625
Printing, postage and mailing.......................................     500,000
Legal fees and expenses.............................................     300,000
Accounting fees and expenses........................................     175,000
Appraiser's fees and expenses (including business plan).............      65,000
Marketing fees, selling commissions, and
 underwriter's expenses (including counsel fees)....................   1,055,000
Conversion agent fees and expenses..................................       5,000
Certificate printing................................................      10,000
Blue Sky fees and expenses (including fees of counsel)..............       5,000
Miscellaneous.......................................................      25,872
TOTAL...............................................................   2,268,000

---------------
 (1) All expenses are estimated except where otherwise indicated.

 (2) Based upon the issuance of 10,580,000 shares at $10.00 per share.


Item 14.  Indemnification of Directors and Officers.

     Section 67 of the Massachusetts Business Corporation Law ("MBCL") sets forth certain circumstances under which directors, officers, employees and agents may be indemnified against liability which they may incur in their capacity as such. Section 67 of the MBCL provides as follows:

     "Indemnification of Directors, Officers, Employees, etc."--Indemnification of directors, officers, employees and other agents of a corporation and persons who serve at its request as directors, officers, employees or other agents of another organization or who serve at its request in any capacity with respect to any employee benefit plan, may be provided by it to whatever extent shall be specified in or authorized by (i) the articles of organization or (ii) a by-law adopted by the stockholders or (iii) a vote adopted by the holders of a majority of the shares of stock entitled to vote on the election of directors. Except as the articles of organization or by-laws otherwise require, indemnification of any persons referred to in the preceding sentence who are not directors of the corporation may be provided by it to the extent authorized by the directors. Such indemnification may include payment by the corporation of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding, upon receipt of an undertaking by the person indemnified to repay such payment if he shall be adjudicated to be not entitled to indemnification under this section which undertaking may be accepted without reference to the financial ability of such person to make repayment. Any such indemnification may be provided although the person to be indemnified is no longer an officer, director, employee or agent of the corporation or of such other organization or no longer serves with respect to any such employee benefit plan.

     No indemnification shall be provided for any person with respect to any matter as to which he shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his action was in the best interest of the corporation or to the extent that such matter relates to service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan.

     The absence of any express provision for indemnification shall not limit any right of indemnification existing independently of this section. A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or other agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or other agent of another organization or with respect to any employee benefit plan against any liability incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability.

     The Company's Articles of Organization provide for the indemnification of directors, officers, employees and other agents of the Company. Under Article VI "Other Lawful Provisions," Section 6.7 entitled "Indemnification" states the following policies and procedures of the Company on indemnification:

     The Company will indemnify and hold harmless, to the fullest extent authorized by the Massachusetts Business Corporation Law, anyone involved or threatened to be made a party in an action, suit or proceeding by reason of his or her service for the Company or at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan; against all expense, liability and loss, including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement, reasonably incurred or suffered by him or her in connection with such action, suit or proceeding; provided, however that such action, suit or proceeding was authorized by the Board of Directors of the Company (except for proceedings to enforce rights to indemnification).

     The right to indemnification includes the advancement of expenses incurred in defending any such action, suit or proceeding, for any director or officer at the level of Vice President or above, and in the discretion of the Board of Directors for any other officer or employee.

     The Company may, to the extent authorized by the Board of Directors, grant rights to indemnification and the advancement of expenses to any employee of agent of the Company; the Company may also enter into specific agreements, commitments or arrangements for indemnification on any terms not prohibited by law which it deems to be appropriate.

     The rights to indemnification and to the advancement of expenses shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Company's Articles, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

Item 15.  Recent Sales of Unregistered Securities.

          Not Applicable.


Item 16.  Exhibits and Financial Statement Schedules.

     The exhibits and financial statement schedules filed as a part of this Registration Statement are as follows:

     (a) List of Exhibits.  (Filed herewith unless otherwise noted)

      1.1 Engagement Letter dated May 19, 1999, between Cambridgeport Bank and Ryan, Beck & Co., Inc.*
      1.2 Form of Agency Agreement, between Cambridgeport Bank and Ryan, Beck & Co., Inc.*

      2.1 Plan of Conversion and Stock Issuance Plan of Cambridgeport Mutual Holding Company*

      3.1 Articles of Organization of Port Financial Corp.*
      3.2 Bylaws of Port Financial Corp.*
      3.3 Amended and Restated Charter of Cambridgeport Bank*
      3.4 Amended and Restated Bylaws of Cambridgeport Bank*
      4.1 Articles of Organization of Port Financial Corp. (See Exhibit 3.1)
      4.2 Bylaws of Port Financial Corp. (See Exhibit 3.2)
      4.3 Form of Stock Certificate of Port Financial Corp.*
      5.1 Form of Opinion of Thacher Proffitt & Wood regarding legality of securities to be registered
      8.1 Form of Opinion of Thacher Proffitt & Wood regarding federal tax matters

      8.2 Form of Opinion of Arthur Andersen LLP regarding state and local tax matters*
      8.3 Letter from RP Financial, LC. regarding subscription rights*
     10.1 Form of Employee Stock Ownership Plan of Port Financial Corp.*
     10.2 Form of ESOP Restoration Plan of Port Financial Corp.*
     10.3 Form of Employment Agreement, between James Keegan and Port Financial Corp.*
     10.4 Form of Employment Agreement, between Jane Lundquist and Port Financial Corp.*
     10.5 Form of Trust Agreement under the Cambridgeport Bank Nonqualified Pension Plans and Supplemental Executive Retirement Plan*
     10.6 Form of 1999 Nonqualified Pension Plan of Cambridgeport Bank and Amendment thereto*
     10.7 Form of Directors' Emeritus Consultation Plan of Port Financial
          Corp.*
     10.8 Form of Officers' Deferred Compensation Plan of Cambridgeport Bank*

     10.9 Long-Term Incentive Plan of Port Financial Corp.*
     21.1 Subsidiaries of the Registrant*
     23.1 Consent of Thacher Proffitt & Wood (included in Exhibits 5.1 and 8.1 to this Registration Statement)
     23.2 Consent of Arthur Andersen LLP
     23.3 Consent of RP Financial, LC.
     24.1 Powers of Attorney*
     27.1 Financial Data Schedule (only filed in electronic format)
     99.1 Appraisal Report of RP Financial, LC. (filed in paper format only)*

     99.2 Updated Appraisal Report of RP Financial, LC. (filed in paper format only)*

     99.3 Form of marketing materials to be used in connection with the offering*
-------------------------
     *Previously filed.


     (b) Financial Statement Schedules.

     All schedules have been omitted as not applicable or not required under the rules of Regulation S-X.

Item 17.  Undertakings.

     The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

              (i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

     The undersigned Registrant hereby undertakes to furnish stock certificates to or in accordance with the instructions of the respective purchasers of the Common Stock, so as to make delivery to each purchaser promptly following the closing under the Plan of Conversion.

     Insofar as indemnification by the Registrant for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts on February 4, 2000.

                                      Port Financial Corp.

                                      /s/ James B. Keegan
                                     --------------------------------------
                                     By: James B. Keegan
                                     President and Chief Executive Officer




     Pursuant to the requirements of the Securities Act of 1933, as amended, and any rules and regulations promulgated thereunder, this Registration Statement, has been signed by the following persons in the capacities and on the dates indicated.

             Name                           Title                     Date
------------------------------  ------------------------------  -----------------
            *                     President, Chief Executive    February 4, 2000
------------------------------    Officer and Director
James B. Keegan

            *                     Chief Accounting Officer,     February 4, 2000
------------------------------    Vice President and
Charles Jeffrey                   Treasurer

            *                    Director and Clerk             February 4, 2000
------------------------------
Paul R. Corcoran, Jr.

           *                      Director                      February 4, 2000
------------------------------
Daniel C. Crane, Esq.

           *                      Director                      February 4, 2000
------------------------------
Samuel C. Fleming

           *                      Director                      February 4, 2000
------------------------------
William Goldberg, Esq.

             *                  Director                        February 4, 2000
------------------------------
Robert D. Happ

             *                  Executive Vice President and    February 4, 2000
------------------------------  Director
Jane L. Lundquist

             *                  Director                        February 4, 2000
------------------------------
Joseph F. O'Connor

             *                  Director                        February 4, 2000
------------------------------
Rudolph R. Russo



* /s/ James B. Keegan as attorney-in-fact by power of attorney dated November 16, 1999, as filed on November 23, 1999.